AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 2000.
                                                       REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                 TALK.COM INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4812                           23-2827736
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                 NUMBER)

                               ----------------
                     12020 SUNRISE VALLEY DRIVE, SUITE 250
                            RESTON, VIRGINIA 20191
                                (703) 391-7500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             ALOYSIUS T. LAWN, IV
                          GENERAL COUNSEL AND SECRETARY
                                 TALK.COM INC.
                                 6805 ROUTE 202
                         NEW HOPE, PENNSYLVANIA 18938
                                 (215) 862-1500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                       COPIES OF ALL COMMUNICATIONS TO:

       PHILIP A. HABER, ESQ.                          MICHAEL S. MULLMAN, ESQ.
     KELLEY DRYE & WARREN LLP                    BLANK ROME TENZER GREENBLATT LLP
          101 PARK AVENUE                              405 LEXINGTON AVENUE
     NEW YORK, NEW YORK 10178                        NEW YORK, NEW YORK 10174
          (212) 808-7800                                  (212) 885-5000

                               ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER
CONDITIONS UNDER THE MERGER AGREEMENT (DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS HEREIN) ARE SATISFIED OR WAIVED.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
       OF SECURITIES TO BE REGISTERED              REGISTERED            PER UNIT              PRICE         REGISTRATION FEES
-------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share (1)   14,285,700 shares(2)     Not applicable   $2,112,000(3)        $ 557.57(4)
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes the associated rights to purchase one three-hundredth of a share of Series A Junior Participating Preferred Stock, which initially are attached to and trade with the common stock of the registrant. No separate consideration will be received for the rights.
(2) The maximum number of shares of the registrant's common stock issuable in connection with the merger in exchange for shares of the acquired company's common stock, based on (i) the number of shares of the acquired company's common stock outstanding on June 30, 2000, including shares issuable pursuant to certain exercisable options and warrants (25,000,000 shares) and (ii) the exchange ratio to be applied in the merger (0.571428 shares of registrant's common stock for each share of the acquired company's common stock).
(3)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(f)(2) under the Securities Act, based on the book value as of April 30, 2000 of the common stock to be acquired by the registrant in the merger, for which there is no market.
(4) A fee of $900.00 was previously paid in connection with the initial filing of the joint proxy statement/prospectus included in this Registration Statement. Therefore, pursuant to Rule 457(b) under the Securities Act, no additional amount is being paid herewith.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               [GRAPHIC OMITTED]


                        JOINT PROXY STATEMENT/PROSPECTUS


                               [GRAPHIC OMITTED]


               YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT!


To the Stockholders of Talk.com Inc. and Access One Communications Corp.:

     Talk.com and Access One have agreed to combine in a merger. We believe this merger will create a stronger competitor in the rapidly changing telecommunications industry. Accordingly, we believe that this merger will benefit the stockholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

     In the merger, Access One stockholders will receive 0.571428 Talk.com shares for every Access One share, and Access One will become a wholly owned subsidiary of Talk.com. Talk.com will issue approximately 12.2 million shares of its common stock, and options and warrants to purchase approximately 2.1 million additional shares of its common stock, to holders of Access One stock, stock options and warrants. After completion of the merger, these new Talk.com shares, options and warrants will represent approximately 18.3% of the shares of Talk.com common stock that will then be outstanding. Talk.com stockholders will continue to own their existing shares.

     Talk.com common stock is listed on the Nasdaq National Market under the symbol "TALK."

     Information about the merger and the other items to be voted on at your company's meeting is contained in this joint proxy statement/prospectus and in the merger agreement attached as Annex A. WE URGE YOU TO READ THIS MATERIAL, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16.

     The boards of directors of both Talk.com and Access One believe the merger is advisable, fair and in the best interests of their respective stockholders, have unanimously approved the merger and recommend that their respective stockholders vote FOR the merger proposal as described in the attached materials. We cannot complete the merger unless the stockholders of both companies approve the respective proposals relating to the merger.

     Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at your company's stockholder meeting. You may cast your vote by proxy or in person at your company's stockholder meeting. To grant your proxy to vote your shares, complete and return the enclosed proxy card. If you complete the enclosed proxy card without indicating how you want to vote, then your proxy will be counted as a vote in favor of the merger.


Very truly yours,



Gabriel Battista                        Elizabeth Stallings
Chief Executive Officer                 President
Talk.com Inc.                           Access One Communications Corp.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SHARES OF TALK.COM COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated July 7, 2000, and is first being mailed to stockholders on or about July 10, 2000.

                                 TALK.COM INC.
                           12020 SUNRISE VALLEY DRIVE
                            RESTON, VIRGINIA 20191

                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 9, 2000

                               ----------------
To the stockholders of Talk.com Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Talk.com Inc. will be held on Wednesday, August 9, 2000 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of Talk.com common stock under an Agreement and Plan of Merger, dated as of March 24, 2000, as amended, among Talk.com, Aladdin Acquisition Corp., a wholly owned subsidiary of Talk.com that was created to complete the merger, and Access One Communications Corp., and to approve all other transactions described in the merger agreement;

     2. To consider and vote upon a proposal to elect two directors for terms of three years, or until their successors have been elected and qualified;

     3. To consider and vote upon a proposal to ratify and approve the 2000 Long-Term Incentive Plan;

     4. To consider and vote upon a proposal to ratify and approve the appointment of BDO Seidman LLP as the independent certified public accountants for Talk.com; and

     5. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

     The board of directors of Talk.com has fixed the close of business on June 30, 2000 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

     A list of Talk.com stockholders entitled to vote at the annual meeting will be available for inspection during regular business hours at Talk.com's office at 12020 Sunrise Valley Drive, Reston, Virginia 20191, for a period of ten days prior to the annual meeting.

     Under Delaware law, holders of Talk.com common stock will not have appraisal rights in connection with the merger.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF TALK.COM UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS DESCRIBED ABOVE.

                                        By order of the Board of Directors,



                                        Aloysius T. Lawn, IV
                                        Secretary

Reston, Virginia
July 7, 2000

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                        ACCESS ONE COMMUNICATIONS CORP.
                               3427 NW 55TH STREET
                        FORT LAUDERDALE, FLORIDA 33309

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 9, 2000

                               ----------------

To the stockholders of Access One Communications Corp.:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Access One Communications Corp. will be held on Wednesday, August 9, 2000 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, at 11:30 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 24, 2000, as amended, among Access One, Talk.com Inc. and Aladdin Acquisition Corp. Under the merger agreement, each outstanding share of Access One common stock will be converted into 0.571428 shares of Talk.com common stock, and Access One will become a wholly owned subsidiary of Talk.com; and

     2. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

     The board of directors of Access One has fixed the close of business on June 30, 2000 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

     Approval of the merger agreement requires the affirmative vote of a majority of the votes cast on this proposal at the meeting by holders of Access One common stock. As of the record date, there were 19,242,102 shares of Access One common stock outstanding. Each of those shares is entitled to one vote in person or by proxy with respect to each matter to be voted on by holders of Access One common stock at the special meeting. The holders of approximately 67.7% of the outstanding shares of common stock of Access One have agreed to vote in favor of the merger, and therefore approval of the merger agreement is assured.

     Under New Jersey law, holders of Access One common stock will not have appraisal rights in connection with the merger.

     AFTER  CAREFUL  CONSIDERATION,   THE  BOARD  OF  DIRECTORS  OF  ACCESS  ONE
UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                        By order of the Board of Directors,



                                        Wesly Minella,
                                        Secretary


Fort Lauderdale, Florida
July 7, 2000

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED OR GRANTED YOUR PROXY.

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                             -----
I. THE MERGER ............................................................................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER ...................................................     1
SUMMARY ..................................................................................     4
   The Companies .........................................................................     4
   The Merger ............................................................................     5
   Recommendations of the Talk.com Board and the Access One Board on the Merger ..........     5
   Opinion of Financial Advisor ..........................................................     5
   Interests of Officers and Directors of Access One in the Merger .......................     5
   Conversion of Access One Stock Options and Warrants ...................................     6
   Ownership of Talk.com After the Merger ................................................     6
   Conditions to the Completion of the Merger ............................................     6
   Regulatory Approvals ..................................................................     7
   Termination of the Merger Agreement ...................................................     7
   Termination Fee .......................................................................     8
   Voting Agreement ......................................................................     8
   Indemnification and Escrow Agreements .................................................     8
   Services Agreement ....................................................................     9
   Material Federal Income Tax Consequences of the Merger ................................     9
   Listing of Talk.com Common Stock ......................................................     9
   Stockholder Votes Required ............................................................     9
   Ownership of Shares by Directors and Officers .........................................     9
   Appraisal Rights ......................................................................    10
   Accounting Treatment of the Merger ....................................................    10
   Other Talk.com Annual Meeting Proposals ...............................................    10
   Comparative Per Share Market Price Information ........................................    10
   Cash Dividend Policies ................................................................    11
   Comparative Per Share Information .....................................................    12
   Selected Historical Consolidated Financial Data .......................................    13
   Unaudited Pro Forma Condensed Consolidated Selected Financial Data ....................    14
RISK FACTORS .............................................................................    16
THE TALK.COM ANNUAL MEETING ..............................................................    29
THE ACCESS ONE SPECIAL MEETING ...........................................................    32
THE MERGER ...............................................................................    34
   Background of the Merger ..............................................................    34
   Talk.com's Reasons for the Merger; Recommendation of Talk.com's Board of Directors ....    36
   Access One's Reasons for the Merger; Recommendation of Access One's Board of Directors.    39
   Opinion of Financial Advisor to Talk.com ..............................................    41
   Material Federal Income Tax Consequences of the Merger ................................    48
   Regulatory Review Relating to the Merger ..............................................    50
   Appraisal Rights ......................................................................    51
   Resale of Talk.com Common Stock .......................................................    51
   Accounting Treatment ..................................................................    51
   Interests of Access One Officers and Directors in the Merger ..........................    52
   Indemnification; Directors' and Officers' Insurance ...................................    52
THE MERGER AGREEMENT AND RELATED AGREEMENTS ..............................................    53
   The Merger ............................................................................    53
   Timing of Closing .....................................................................    53
   Conversion of Access One Common Stock .................................................    53
   Conversion of Access One Stock Options and Warrants ...................................    53
   Exchange Agent ........................................................................    54
   Representations and Warranties ........................................................    54

                                                                                             PAGE
                                                                                             ----
   Covenants .............................................................................    55
   Conditions to the Completion of the Merger ............................................    57
   Termination of the Merger Agreement ...................................................    58
   Amendments and Waivers ................................................................    59
   Voting Agreement ......................................................................    59
   Indemnification and Escrow Agreements .................................................    59
   Services Agreement ....................................................................    60
DIRECTORS AND EXECUTIVE OFFICERS OF TALK.COM AFTER THE MERGER ............................    60
II. FINANCIAL INFORMATION ................................................................    62
   Talk.com Unaudited Pro Forma Consolidated Financial Information .......................    62
   Talk.com Business .....................................................................    67
   Access One Selected Consolidated Financial Data .......................................    69
   Access One Management's Discussion and Analysis of Financial Condition and Results of
    Operations ...........................................................................    70
   Access One Business ...................................................................    74
   Access One Management .................................................................    88
   Executive Compensation ................................................................    89
   Access One Principal Stockholders .....................................................    89
III. CERTAIN LEGAL INFORMATION ...........................................................    90
   Comparison of Access One and Talk.com Stockholder Rights ..............................    90
   Summary of Material Differences Between Current Rights of Access One and Talk.com
    Stockholders and the Rights Access One Stockholders Will Have As Talk.com
    Stockholders Following the Merger ....................................................    91
   Description of Talk.com Capital Stock .................................................    92
   Description of Access One Capital Stock ...............................................    94
   Legal Matters .........................................................................    95
   Experts ...............................................................................    95
IV. OTHER TALK.COM ANNUAL MEETING PROPOSALS ..............................................    96
   Proposal 2 -- Election of Directors ...................................................    96
   Executive Compensation ................................................................    98
   Performance Graph .....................................................................   103
   Proposal 3 -- Approval of the 2000 Long Term Incentive Plan ...........................   103
   Proposal 4 -- Ratification of Independent Certified Public Accountants ................   107
   Principal Stockholders of Talk.com ....................................................   108
V. ADDITIONAL INFORMATION FOR STOCKHOLDERS ...............................................   110
   Stockholder Proposals for 2001 Annual Meeting of Talk.com Stockholders ................   110
   Where You Can Find More Information ...................................................   110
INDEX TO ACCESS ONE FINANCIAL STATEMENTS .................................................   F-1
INDEX TO OMNICALL FINANCIAL STATEMENTS ...................................................   F-23
ANNEXES
Agreement and Plan of Merger, dated as of March 24, 2000, by and among Talk.com Inc.,
 Aladdin Acquisition Corp. and Access One Communications Corp., and Amendment to
 Agreement and Plan of Merger, dated as of June 29, 2000 .................................   Annex A
Voting Agreement, dated as of March 24, 2000, by and among Talk.com Inc., Aladdin
Acquisition  Corp., Access One Communications Corp. and the other signatories identified
on the signature  pages thereto ..........................................................   Annex B
Indemnification Agreement, dated March 24, 2000, by and among Talk.com Inc. and Access One
 Communications Corp. ....................................................................   Annex C
Form of Escrow Agreement by and among Talk.com Inc., Aladdin Acquisition Corp., Access One
 Communications Corp., Kenneth G. Baritz and the Escrow Agent ............................   Annex D
Fairness Opinion of Bear, Stearns & Co. Inc. .............................................   Annex E

                                 I. THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

       Q:     WHY ARE TALK.COM AND ACCESS ONE PROPOSING TO MERGE?

       A: The boards of Talk.com and Access One believe that combining the businesses of both companies will result in a stronger and more competitive company capable of achieving greater financial strength, operational efficiencies, earnings power and growth potential than either company would have on its own. The merger will add Access One's resources and expertise in providing local telecommunications services to Talk.com's resources and expertise in providing long distance services. The combination will further Talk.com's recently announced strategy of offering bundled local and long distance telecommunications services to new and existing customers. The merger will allow Access One's stockholders to obtain liquidity with respect to their stock and to participate in the growth of a leading provider of telecommunications services through an e-commerce platform.

       Q:     DO  THE  COMPANIES   RECOMMEND  VOTING  IN  FAVOR  OF  THE  MERGER
              AGREEMENT?

       A: Yes. The board of directors of Talk.com unanimously approved the merger and recommends that its stockholders vote in favor of the issuance of additional shares under the merger agreement. The board of directors of Access One unanimously approved the merger and recommends that its stockholders vote in favor of the merger agreement.

       Q:     WHAT WILL STOCKHOLDERS RECEIVE WHEN THE MERGER IS COMPLETED?

       A: If you own Access One common stock, you will receive 0.571428 shares of Talk.com common stock for each share of Access One common stock. Only whole shares of Talk.com common stock will be issued. Holders of Access One common stock will receive cash instead of any fractional interest in a share of Talk.com common stock. If you own Talk.com common stock, your shares will remain outstanding after the merger.

       Q:     WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

       A: The name of the combined company will be Talk.com Inc. Access One will become a wholly owned subsidiary of Talk.com as a result of the merger.

       Q:     WHO WILL MANAGE THE COMBINED COMPANY?

       A: Gabriel Battista, currently Chairman and Chief Executive Officer of Talk.com, will be the Chairman and Chief Executive Officer of the combined company. Kenneth G. Baritz, who prior to the date of the merger agreement was Chairman and Chief Executive Officer of Access One, has joined Talk.com as President and will be the President of the combined company. He is also required as a condition to the merger to be elected a director of Talk.com. Kevin Griffo, who prior to the date of the merger agreement was President and Chief Operating Officer of Access One, has joined Talk.com as Executive Vice President - Local Services and will hold that position in the combined company. All other current executive officers of Talk.com will continue to serve in the same capacities as executive officers of the combined company.

       Q:     WHEN WILL THE MERGER BE COMPLETED?

       A: Talk.com and Access One are working to complete the merger during the third quarter of this year, subject to stockholder and regulatory approvals.

       Q:     WHAT  ARE  THE TAX  CONSEQUENCES  OF THE  MERGER  FOR  ACCESS  ONE
              STOCKHOLDERS?

       A: Access One stockholders who exchange their shares of Access One common stock for shares of Talk.com common stock in the merger will not recognize any gain or loss on the exchange for

              United States federal income tax purposes, except to the extent that they receive any cash in lieu of fractional shares of Talk.com common stock. The merger will not have any tax consequences for Talk.com stockholders. YOU SHOULD CONSULT YOUR
              OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.


       Q:     WHEN  AND  WHERE  ARE THE  TALK.COM  AND  ACCESS  ONE  STOCKHOLDER
              MEETINGS?


       A: The Talk.com annual meeting will be held at 10:00 a.m. local time, on Wednesday, August 9, 2000 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.

              The Access One special meeting will be held at 11:30 a.m. local time, on Wednesday, August 9, 2000 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.


       Q:     WHO CAN VOTE?


       A: All record holders of Talk.com common stock at the close of business on June 30, 2000 can vote at the Talk.com annual meeting.

              All record holders of Access One common stock at the close of business on June 30, 2000 can vote at the Access One special meeting.


       Q:     HOW DO I VOTE?


       A: You may cast your vote by mail, by proxy, or in person at the meeting. To cast your vote by mail, complete, date, sign and mail the enclosed proxy card in the enclosed, postage pre-paid envelope. Votes cast by mail must be received prior to the vote at the meeting in order to be counted.

              When you cast your vote using the proxy card, you also appoint members of your company's management as your representatives, or proxies, at the meeting. They will vote your shares at the meeting in accordance with your instructions on the proxy card.

              You may also vote in person at the meeting. If you hold your shares in street name, then you must contact your broker or other nominee and request a legal proxy to vote in person at the meeting.

       Q: WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR OR AGAINST A PARTICULAR PROPOSAL?

       A: If you submit a proxy without specifying the manner in which you would like your shares to be voted on a particular proposal, your shares will be voted FOR that proposal.

       Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

       A: If you do not provide your broker with instructions on how to vote your "street name" shares on a particular proposal, your broker may not be permitted to vote them on that proposal. Therefore, you should be sure to provide your broker with specific instructions on how to vote your shares on each proposal presented.

       Q:     WHAT IF I VOTE AND THEN CHANGE MY MIND?

       A: You can revoke your proxy by writing to your company, by submitting a new proxy with a later date by mail or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

       Q:     WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

       A: It means you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all the proxy cards that you receive in order to ensure that all of your shares are voted.

       Q:     SHOULD STOCK CERTIFICATES BE SENT IN WITH THE ENCLOSED PROXY CARD?

       A: No. If the merger is completed, Access One stockholders will be sent instructions for exchanging their Access One stock certificates for Talk.com stock certificates. Do not send in your certificates until you receive the instructions.

       Q:     WHO CAN HELP ANSWER OTHER QUESTIONS?

       A: If you have additional questions about the merger, you should contact:

TALK.COM STOCKHOLDERS:

Ms. Ruth Abeshaus
Director of Investor and Public Relations
Talk.com Inc.
6805 Route 202
New Hope, Pennsylvania 18938
Telephone: (215) 862-1500

ACCESS ONE STOCKHOLDERS:

Ms. Elizabeth Stallings
President and Treasurer
Access One Communications Corp.
12001 Science Drive, Suite 130
Orlando, Florida 32826
Telephone: (407) 313-1300

                                     SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document carefully as well as the documents to which we refer you. See "Where You Can Find More Information" on page 110. We have indicated page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

           Talk.com Inc.
           12020 Sunrise Valley Drive
           Reston, Virginia 20191
           (703) 391-7500
           http://www.talk.com

     Talk.com Inc., a Delaware corporation, through its subsidiaries provides telecommunications services to residential and business customers throughout the United States, primarily to residential consumers through its e-commerce platform. The e-commerce platform is built around Talk.com's advanced online and web-enabled customer care, billing and information systems.

     Talk.com's telecommunications service offerings include long distance outbound service, inbound toll-free service and dedicated private line services for data. Talk.com announced late last year that, in light of recent regulatory developments, it was planning a strategic initiative to expand its product mix by offering local telecommunications service bundled with its long distance service. The proposed merger with Access One Communications Corp. provides a significant opportunity to implement this new strategy. Talk.com has already commenced offering local service in the southeastern United States and in New York State. Talk.com believes that it has an opportunity to capture additional market share and accelerate future growth through its offerings of local and bundled local and long distance telecommunications services.

     Talk.com markets its telecommunications services primarily through marketing agreements with various partners and on the Internet through its web site. In connection with its rollout of local services, Talk.com anticipates that its marketing and promotional expenditures will continue to increase on an absolute basis and as a percentage of revenue during the remainder of the current year. In addition, Talk.com expects to continue to expend significant marketing dollars under its agreement with America Online, Inc., which gives Talk.com the exclusive right, at least until June 2001, to market long distance telecommunications services through AOL's online service. Talk.com also intends to seek new marketing partnerships and to utilize new marketing channels to extend its local and long distance services and other product offerings into new and expanded markets.

           Access One Communications Corp.
           3427 NW 55th Street
           Fort Lauderdale, Florida 33309
           (954) 714-0000/(888) 988-6988
           http://www.accessone.cc

     Access One Communications Corp., a New Jersey corporation, is a competitive local exchange carrier that offers a bundled package of telecommunications products, including local and long distance telephone, voicemail, teleconferencing, Internet access and other enhanced and value-added services. Access One focuses its principal marketing efforts on small and medium-sized businesses having fewer than 10 local access lines in any one location and has recently commenced marketing its services to residential customers. Access One's strategy is to expand its customer base by being more flexible, innovative and responsive to the needs of its target customers than the regional Bell operating companies and the first-tier interexchange carriers, which have historically concentrated their sales and marketing efforts on residential and large business customers. Access One attempts to differentiate itself by providing an integrated, customized package of telecommunications services on a single bill and responsive customer service.

     Access One and its subsidiaries currently sell local telecommunications services in Florida, Kentucky, Alabama, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee, through BellSouth Telecommunications, Inc. and Sprint-Florida Incorporated, incumbent local exchange carriers, and long distance services through Frontier Communications of the West, Inc. Access One also has agreements with Premiere Communications, Inc. and Premiere Technologies Company to provide enhanced services, such as voice mail and calling card products.

     Both Talk.com and Access One maintain web sites, the addresses of which are shown above. The information contained on those web sites is not part of this joint proxy statement/prospectus, and should not be relied on in connection with the matters presented here.

THE MERGER (SEE PAGE 34)

     The merger agreement provides that Aladdin Acquisition Corp., a newly formed, wholly owned subsidiary of Talk.com, will merge with and into Access One. As a result of the merger, Access One will become a wholly owned subsidiary of Talk.com. Talk.com will issue 0.571428 shares of Talk.com common stock for every share of Access One common stock. It will also issue new Talk.com stock options and warrants in place of existing Access One stock options and warrants, based on the same ratio.

     The full text of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement is the principal legal document that governs the terms of the merger and we encourage you to read it along with this document.

RECOMMENDATIONS OF THE TALK.COM BOARD AND THE ACCESS ONE BOARD ON THE MERGER (SEE PAGES 36-41)

     The Talk.com board believes that the merger is advisable, fair to and in the best interests of Talk.com stockholders and recommends that Talk.com stockholders vote FOR approval of the issuance of additional stock under the merger agreement.

     The Access One board believes that the merger is advisable, fair to and in the best interests of Access One stockholders and recommends that Access One stockholders vote FOR approval of the merger agreement.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 41)

     Bear, Stearns & Co. Inc. is acting as Talk.com's financial advisor in connection with the merger. It has delivered to the Talk.com board of directors a written opinion that, as of March 24, 2000, the exchange ratio of 0.571428 Talk.com shares for each Access One share was fair, from a financial point of view, to the stockholders of Talk.com. The full text of the written opinion of Bear Stearns is attached as Annex E. The fairness opinion describes important exceptions, assumptions and limitations and should be read carefully and in its entirety. BEAR STEARNS' OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF TALK.COM AND DOES NOT RECOMMEND HOW TALK.COM STOCKHOLDERS SHOULD VOTE ON THE ISSUANCE OF ADDITIONAL SHARES UNDER THE MERGER.

INTERESTS OF OFFICERS AND DIRECTORS OF ACCESS ONE IN THE MERGER (SEE PAGE 52)

     When you consider the recommendation of the Access One board that you vote in favor of the merger, you should be aware that a number of its officers and directors have interests in the merger that are in addition to the interests of Talk.com's and Access One's stockholders. Two of Access One's executive officers have entered into employment agreements with Talk.com under which they have become executive officers of Talk.com and have received options to purchase Talk.com common stock and other benefits. One of those executive officers is also required to be elected as a director of Talk.com as a condition to completion of the merger.

     The vesting schedule of all options issued to officers and directors of Access One under Access One's stock option plans will accelerate upon the consummation of the merger. These options will become fully vested on consummation of the merger. Holders of these options will receive in the merger equivalent options to purchase Talk.com common stock, which will be immediately exercisable. However, these holders will not be permitted to sell Talk.com common stock obtained upon exercise of those options until one year after the merger or, if earlier, the respective dates on which their original Access One options would have vested. In addition, a promissory note in favor of a director of Access One in the original principal amount of $3 million, made by OmniCall, Inc., a wholly owned subsidiary of Access One, will become immediately due and payable upon the consummation of the merger, and will be repaid in full by Talk.com.

CONVERSION OF ACCESS ONE STOCK OPTIONS AND WARRANTS (SEE PAGE 53)

     Outstanding options and warrants to purchase Access One common stock, other than the warrants held by MCG Finance Corporation, will automatically be converted into equivalent options and warrants to purchase Talk.com common stock, based on the share exchange ratio in the merger of 0.571428 shares of Talk.com common stock for each share of Access One common stock. MCG has separately agreed to exchange its warrants in the merger, on the basis of the same exchange ratio, for approximately 1.2 million shares of Talk.com common stock. MCG will therefore be treated as though it had exercised its warrants immediately before the merger. Under a consulting agreement with Talk.com, MCG will also receive a warrant to purchase 300,000 shares of Talk.com common stock.

OWNERSHIP OF TALK.COM AFTER THE MERGER

     In the merger, Talk.com will issue approximately 12.2 million shares of its common stock, based on the number of shares of Access One common stock outstanding on June 30, 2000, to Access One stockholders and to MCG Finance Corporation, a holder of Access One warrants. In addition, Talk.com will issue options and warrants to purchase approximately 2.1 million additional shares of its common stock in replacement of outstanding Access One stock options and other Access One warrants, and will grant a warrant to purchase 300,000 shares of Talk.com common stock to MCG under a consulting agreement. The new shares of Talk.com common stock, including shares issuable under the new options and warrants, represent approximately 22.2% of the currently outstanding Talk.com common stock, and will represent approximately 18.3% of the Talk.com common stock that will be outstanding after the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 57)

     Talk.com and Access One will not complete the merger unless a number of conditions are satisfied or waived by them. These conditions include:

       o      approvals by the Talk.com and Access One stockholders;
       o expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which has already occurred before the date of this joint proxy statement/prospectus;
       o      receipt of other necessary approvals from regulatory authorities;
       o      absence of any law or court order prohibiting the merger;

       o absence of an imposition by any regulatory authority of any order or other provision that would effectively limit Talk.com's ownership, control or operation of Access One and its business after the merger; and
       o receipt by Access One of an opinion of counsel that the merger will qualify as a tax-free reorganization.

REGULATORY APPROVALS (SEE PAGE 50)

     Completion of the merger will not occur until after receipt of all necessary regulatory approvals and consents. The FCC and several state public utility commissions have jurisdiction to review and/or approve the merger. As of the date of this joint proxy statement/prospectus, the FCC and a majority of the states from which Access One derives substantial local intrastate revenues have completed their review or approval, as applicable, of the merger.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Talk.com and Access One filed information with the Department of Justice and the Federal Trade Commission. On April 18, 2000, the Federal Trade Commission granted early termination of the waiting period under the act. However, both regulatory agencies retain the authority to challenge the merger on antitrust grounds before or after the merger is completed.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58)

     The merger agreement may be terminated by mutual written consent of Talk.com and Access One. The merger agreement may also be terminated by either Talk.com or Access One if:

   o the merger has not become effective by March 23, 2001, and the failure to complete the merger by that date is not due to the action or failure to act of the party seeking to terminate;
   o a closing condition of the terminating party is not satisfied due to a breach of any representation, warranty or covenant of the other party and the breach is not cured within 30 days after notice is delivered by the terminating party, except neither party may terminate the merger on this basis if it is in material breach of any of its own representations, warranties or covenants in the merger agreement;
   o the Talk.com stockholders or the Access One stockholders fail to give the necessary approval of the merger or related transactions; or

     The merger agreement may also be terminated by Talk.com if:

   o the Access One board enters into an agreement with respect to an alternative acquisition proposal;
   o the Access One board withdraws its recommendation to the Access One stockholders in favor of the approval of the merger;
   o the Access One board, after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Talk.com requests that a public confirmation be made; or
   o Access One or its representatives, except as explicitly permitted in the merger agreement, solicit, negotiate or enter into an alternative acquisition proposal.

     The board of directors of Access One may withdraw its recommendation in favor of the merger in response to a superior acquisition proposal if the board determines in good faith that the failure to withdraw the recommendation would violate the board's fiduciary duty to its stockholders. The Access One special meeting will be held even if Access One receives a superior acquisition proposal from a third party and the board will still submit the merger agreement to a vote of Access One's stockholders for approval. As of the date of this joint proxy statement/prospectus, no such proposal has been received.

TERMINATION FEE (SEE PAGE 58)

     Access One has agreed to pay Talk.com a termination fee of $6 million in cash if:

   o Talk.com terminates the merger agreement because Access One has committed a material breach of any of its representations, warranties or covenants in the merger agreement and the breach is not cured within 30 days after notice is delivered by Talk.com;
   o Talk.com terminates the merger agreement because the Access One board: enters into an agreement with respect to an alternative acquisition proposal; withdraws its recommendation in favor of the merger; or after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Talk.com requests that a public confirmation be made; or
   o Talk.com terminates the merger agreement because Access One or its representatives solicit, negotiate or enter into an alternative acquisition proposal that is inconsistent with the merger agreement.

     Talk.com has agreed to pay Access One a termination fee of $6 million in cash if Access One terminates the merger agreement because Talk.com has committed a material breach of any of its representations, warranties or covenants in the merger agreement and the breach is not cured within 30 days after notice is delivered by Access One.

VOTING AGREEMENT (SEE PAGE 59)

     Talk.com and Access One entered into a voting agreement with the holders of approximately 13.0 million shares of Access One common stock, or approximately 67.7% of the outstanding Access One common stock. Under the voting agreement, these holders agreed to vote any shares of Access One common stock they own in favor of the merger and related transactions and against any proposal made in opposition to consummation of the merger. These holders also granted an irrevocable proxy to Talk.com and designated individuals to vote their shares in such manner. The full text of the voting agreement is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read it along with this document.

INDEMNIFICATION AND ESCROW AGREEMENTS (SEE PAGE 59)

     Under the indemnification agreement, Access One, prior to the merger, and its stockholders, for a period of one year after the merger, have agreed to indemnify Talk.com against losses in excess of $1 million resulting from any breach of the representations, warranties, covenants and agreements of Access One contained in the merger agreement. At the time of the merger, Talk.com and Access One will enter into an escrow agreement under which 10% of the stock of Talk.com issued to stockholders of Access One in the merger will be deposited in escrow in order to secure the obligations of Access One and its stockholders that may arise under these indemnification provisions. Talk.com's right to indemnification is limited to amounts that can be satisfied from the proceeds of shares of Talk.com common stock held in escrow. The escrow agent is required to distribute all remaining escrowed shares to the former Access One stockholders one year after the merger, except for any shares withheld to cover pending claims for indemnification.

     Talk.com has agreed in the indemnification agreement to indemnify Access One's stockholders for a period of one year after the merger against any losses resulting from a breach of Talk.com's representations, warranties, covenants and agreements contained in the merger agreement.

     The full text of the indemnification agreement and the full text of the form of the escrow agreement are attached as Annexes C and D to this joint proxy statement/prospectus. We encourage you to read them along with this document.

SERVICES AGREEMENT (SEE PAGE 60)

     Access One has entered into a services agreement with Talk.com Holding Corp., Inc., a subsidiary of Talk.com, for an initial term of five years. Under the agreement, Access One will provide telephone exchange services, exchange access services, and administrative support services to Talk.com for resale to its customers. Access One will have a right to terminate the services agreement if the merger is not completed by March 23, 2001, other than by reason of action or inaction on the part of Access One. If such termination occurs, Talk.com will have the right to continue to use the services provided under the agreement for a transition period of up to 180 days. In addition, if the merger is not completed by that date for reasons that are attributable to action or inaction on the part of Access One, then Access One has agreed to provide the services required by the services agreement, for the balance of the initial contract term, at rates equal to the direct incremental cost to it of obtaining and providing those services.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 48)

     An Access One stockholder's receipt of Talk.com common stock in the merger generally will be tax-free for United States federal income tax purposes. This tax treatment may not apply to all Access One stockholders. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

LISTING OF TALK.COM COMMON STOCK

     The shares of Talk.com common stock to be issued in the merger will be listed on the Nasdaq National Market under the ticker symbol "TALK."

STOCKHOLDER VOTES REQUIRED

     Approval of the issuance of additional Talk.com common stock under the merger agreement requires the affirmative vote of a majority of the votes cast on that proposal at the Talk.com annual meeting.

     Approval of the merger agreement by the Access One stockholders requires the affirmative vote of a majority of the votes cast on that proposal at the Access One special meeting. Under the voting agreement, the holders of approximately 67.7% of the outstanding common stock of Access One have agreed to vote in favor of the merger agreement.

OWNERSHIP OF SHARES BY DIRECTORS AND OFFICERS

     As of April 26, 2000, Talk.com directors and executive officers beneficially owned approximately 1,767,000 shares of Talk.com common stock, including shares issuable under outstanding stock options, representing approximately 2.5% of the outstanding shares. Each of Talk.com's directors and executive officers intends to vote at the Talk.com annual meeting in favor of approval of the issuance of additional shares of Talk.com common stock under the merger agreement.

     As of May 15, 2000, Access One's directors and executive officers beneficially owned 8,228,139 shares of Access One common stock, including shares issuable under outstanding options and warrants, representing approximately 39.1% of the outstanding shares of Access One common stock. Each of Access One's directors and executive officers who owns any Access One stock intends to vote at the Access One special meeting to approve the merger agreement and the merger.

APPRAISAL RIGHTS

     Under Delaware law, the holders of Talk.com common stock will not have appraisal rights in connection with the merger.

     Under New Jersey law, holders of Access One common stock will not have appraisal rights in connection with the merger.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 51)

     The merger, for accounting and financial reporting purposes, will be accounted for using the purchase method of accounting. The purchase method of accounting allows the companies to be treated as if the combination occurred on the closing date. When the merger is complete, Talk.com will include the fair value of the assets and liabilities of Access One in Talk.com's consolidated balance sheet and will include income of Access One after the closing date in Talk.com's consolidated statement of income.

OTHER TALK.COM ANNUAL MEETING PROPOSALS (SEE PAGES 29-31 AND 96-109)

     At the Talk.com annual meeting, in addition to approval of the issuance of Talk.com common stock under the merger agreement, Talk.com is asking you to:

     o elect two directors to the Talk.com board of directors;

     o approve the Talk.com 2000 Long-Term Incentive Plan;

     o approve the appointment of Talk.com's independent accountants; and

     o conduct other business if properly presented.

     The election of Mr. Baritz as a director of Talk.com is a condition to the merger. If Mr. Baritz is not elected a director, the merger will not be completed. In addition, completion of the merger is a condition to Mr. Baritz becoming a director of Talk.com. If for any reason the merger is not completed, Mr. Baritz will not serve as a director of Talk.com.

     The Talk.com board of directors recommends that you vote FOR the election of directors, FOR approval of the 2000 Long-Term Incentive Plan, and FOR approval of the appointment of Talk.com's independent accountants.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Talk.com common stock is quoted on the Nasdaq National Market under the symbol "TALK." Access One is a privately held company, and its common stock is not traded or quoted in any public market.

     The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing sale prices of shares of Talk.com common stock on the Nasdaq National Market:


                                           TALK.COM COMMON STOCK
                                          ------------------------
                                             HIGH          LOW
                                          ----------   -----------
1998
  First Quarter ......................    $     30      $  19 1/4
  Second Quarter .....................    $ 24 5/16     $ 13 9/16
  Third Quarter ......................    $  19 3/8     $  9 1/16
  Fourth Quarter .....................    $  19 3/8     $ 4 23/32
1999
  First Quarter ......................    $  19 5/8     $  8 1/16
  Second Quarter .....................    $  14 1/4     $   9 7/8
  Third Quarter ......................    $12 29/32     $ 8 11/16
  Fourth Quarter .....................    $18 15/16     $  11 1/8
2000
  First Quarter ......................    $  20 1/8     $13 11/16
  Second Quarter .....................    $ 15 7/16     $ 5 23/32


     On July 6, 2000, the most recent practicable date before the date of this joint proxy statement/prospectus, Talk.com common stock closed at $6 1/16.

     The following table presents:

   o the last reported sale price of one share of Talk.com common stock, as reported on the Nasdaq National Market, on March 24, 2000, the last full trading day prior to the public announcement of the proposed merger, and on July 6, 2000, the last day for which that information could be calculated prior to the date of this document, and

   o the market value of one share of Access One common stock on an equivalent per share basis as if the merger had been completed on March 24, 2000, the last full trading day prior to the public announcement of the proposed merger, and on July 6, 2000, the last day for which that information could be calculated prior to the date of this document. The equivalent price per share data for Access One common stock has been determined by multiplying the last reported sale price of one share of Talk.com common stock on each of these dates by the exchange ratio in the merger.

                                CLOSING PRICE OF     EQUIVALENT PRICE PER SHARE OF
DATE                         TALK.COM COMMON STOCK      ACCESS ONE COMMON STOCK
--------------------------- ----------------------- ------------------------------
   March 24, 2000 .........        $ 14.5625                    $ 8.32
   July 6, 2000 ...........        $  6.0625                    $ 3.46


     You are urged to obtain current market quotations for Talk.com common stock before making a decision with respect to the merger.

CASH DIVIDEND POLICIES

     Talk.com has never declared or paid any cash dividends on its capital stock. Talk.com currently intends to retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Access One has not declared or paid any cash dividends on its capital stock.

COMPARATIVE PER SHARE INFORMATION

     The following tables present unaudited historical and pro forma per share data that reflect the completion of the merger based upon the historical and pro forma financial statements of Talk.com and Access One included elsewhere in this joint proxy statement/prospectus or incorporated by reference. You should read the data presented below together with the historical financial statements, including applicable notes, and the unaudited pro forma condensed consolidated financial data.

     The average number of common shares outstanding used in calculating pro forma net income per common share from continuing operations is calculated assuming that the estimated number of shares of Talk.com common stock to be issued in the merger were outstanding from the beginning of the periods presented.
Access One pro forma equivalent amounts are calculated by multiplying the respective Talk.com pro forma consolidated per share amounts by the exchange ratio of 0.571428.


                                                 AS OF AND FOR THE             AS OF AND FOR THE
                                                 THREE MONTHS ENDED               YEAR ENDED
                 TALK.COM                          MARCH 31, 2000              DECEMBER 31, 1999
-----------------------------------------   ----------------------------   -------------------------
                                             HISTORICAL      PRO FORMA      HISTORICAL     PRO FORMA
                                            ------------   -------------   ------------   ----------
Income from continuing operations per
  common share -- Basic .................      $ 0.20         $ 0.07          $ 0.94        $ 0.30
Income from continuing operations per
  common share -- Diluted ...............      $ 0.20         $ 0.06          $ 0.90        $ 0.28
Cash dividends per common share .........         N/A            N/A             N/A           N/A
Book value per common share .............      $ 0.91         $ 3.13          $ 0.62

                                                AS OF AND FOR THE             AS OF AND FOR THE
                                                THREE MONTHS ENDED                YEAR ENDED
               ACCESS ONE                        JANUARY 31, 2000              OCTOBER 31, 1999
----------------------------------------   ----------------------------   --------------------------
                                                            PRO FORMA                     PRO FORMA
                                            HISTORICAL      EQUIVALENT     HISTORICAL     EQUIVALENT
                                           ------------   -------------   ------------   -----------
Income (loss) from continuing operations
  per common share -- Basic ............     ($  0.14)        $ 0.04        ($  0.39)       $  0.17
Income (loss) from continuing operations
  per common share -- Diluted ..........     ($  0.14)        $ 0.03        ($  0.39)          0.16
Cash dividend per common share .........         N/A            N/A             N/A            N/A
Book value per common share ............      $  0.16         $ 1.79        ($  0.42)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The Talk.com information is derived from the audited financial statements of Talk.com as of and for the fiscal years ended December 31, 1995 through 1999, and from the unaudited financial statements of Talk.com as of and for the three months ended March 31, 1999 and 2000. The information presented here is only a summary and should be read in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Talk.com and other information that has been filed with the SEC and is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" to learn where you can obtain copies of this other information.

     The Access One information is derived from the audited financial statements of Access One as of and for the fiscal years ended October 31, 1997, 1998 and 1999, and the unaudited financial statements of Access One as of and for the six months ended April 30, 1999 and 2000. The information presented here is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

Talk.com Selected Historical Consolidated Financial Data

                                   AS OF AND FOR THE THREE
                                   MONTHS ENDED MARCH 31,                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------- ---------------------------------------------------------------------
                                      2000          1999          1999          1998          1997          1996          1995
                                 ------------- ------------- ------------- ------------- ------------- ------------- -------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
TALK.COM CONDENSED
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
 Sales .........................   $ 156,059    $  110,572     $ 516,548    $  448,600     $ 304,768     $ 232,424     $ 180,102
 Operating income (loss) .......      13,683        12,355        59,555      (256,873)      (85,051)       21,788        17,701
 Income (loss) before
   extraordinary gain (1) ......      13,380        12,334        57,699      (308,436)      (20,945)       20,168        10,819
 Net income (loss) (1) .........   $  13,380    $   31,331     $  78,929    $ (221,326)    $ (20,945)    $  20,168     $  10,819
 Income (loss) before
   extraordinary gain per
   share -- Basic (1) ..........   $    0.20    $     0.21     $    0.94    $    (5.20)    $   (0.33)    $    0.38     $    0.34
 Net income (loss) per share
   -- Basic (1) ................   $    0.20    $     0.53     $    1.29    $    (3.73)    $   (0.33)    $    0.38     $    0.34
 Income (loss) before
   extraordinary gain per
   share -- Diluted (1) ........   $    0.20    $     0.20     $    0.90    $    (5.20)    $   (0.33)    $    0.35     $    0.32
 Net income (loss) per share
   --Diluted (1) ...............   $    0.20    $     0.50     $    1.23    $    (3.73)    $   (0.33)    $    0.35     $    0.32
TALK.COM CONDENSED
CONSOLIDATED BALANCE SHEET
DATA:
 Total assets ..................   $ 232,036    $  148,501     $ 215,008    $  272,560     $ 814,891     $ 257,008     $  71,388
 Convertible debt ..............      84,950        94,285        84,985       242,387       500,000            --            --
 Total stockholders' equity
   (deficit) ...................      59,780       (68,867)       40,103      (136,785)      222,828       230,720        41,314


----------------------
(1) For the period ended September 19, 1995, Talk.com Holding Corp., the predecessor corporation to Talk.com, elected to report as an S corporation for federal and state income tax purposes. Accordingly, the predecessor's stockholders included their respective shares of Talk.com's taxable income in their individual income tax returns. The pro forma income taxes reflect the taxes that would have been accrued if Talk.com had elected to report as a C corporation.

Access One Selected Historical Consolidated Financial Data

                                                     AS OF AND FOR THE SIX                 AS OF AND FOR THE
                                                     MONTHS ENDED APRIL 30,              YEAR ENDED OCTOBER 31,
                                                   --------------------------   ----------------------------------------
                                                       2000           1999          1999           1998          1997
                                                   ------------   -----------   ------------   -----------   -----------
                                                                              (IN THOUSANDS)
ACCESS ONE CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS DATA:
  Sales ........................................     $ 18,688      $  5,376       $ 15,413      $  5,811       $   479
  Operating loss ...............................       (2,690)       (1,776)        (3,613)       (3,387)         (142)
  Net loss .....................................     $ (3,282)     $ (2,297)      $ (4,994)     $ (4,761)      $  (158)
  Net loss per share -- Basic and Diluted.......     $  (0.18)     $  (0.17)      $  (0.39)     $  (0.41)      $ (0.05)
ACCESS ONE CONDENSED CONSOLIDATEDBALANCE SHEET DATA:
  Total assets .................................     $ 26,657                     $  6,287      $  3,885       $ 4,110
  Long-term debt (1) ...........................       16,691                        6,837           181           410
  Total stockholders' equity (deficit) (2) .....        2,112                       (5,356)         (496)        2,097

----------------------
(1) See Notes to the Consolidated Financial Statements of Access One incorporated elsewhere in this document for an explanation of borrowings under the MCG credit facility and a discussion of the other long-term borrowings.

(2)  See  Notes  to  the  Consolidated   Financial   Statements  of  Access  One
  incorporated elsewhere in this document.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED SELECTED FINANCIAL DATA

     The following unaudited pro forma condensed selected financial data are derived from the unaudited pro forma consolidated balance sheet as of March 31, 2000 and the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999, presented elsewhere in this joint proxy statement/prospectus.

     The unaudited pro forma consolidated balance sheet as of March 31, 2000 was prepared by combining the balance sheet at March 31, 2000 for Talk.com with the balance sheet of January 31, 2000 for Access One, giving effect to the merger as though it had been completed on March 31, 2000 and utilizing the shares of Access One common stock outstanding as of January 31, 2000.

     The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000 was prepared by combining the consolidated statements of operations for the three months ended March 31, 2000 and January 31, 2000 for Talk.com and Access One, respectively, and the period November 1 through November 29, 1999 for OmniCall, Inc. OmniCall was acquired by Access One on November 29, 1999 by issuing 6,439,776 shares of Access One's common stock, accounting for it under the purchase method of accounting, with its operations included in the Access One consolidated financial statements from November 30, 1999. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 was prepared by combining the consolidated statements of operations: (1) for the year ended December 31, 1999 for Talk.com, (2) for the year ended October 31, 1999 for Access One and (3) for the periods January 1, 1999 to November 29, 1999 and November 30, 1999 to December 31, 1999 (for which OmniCall adopted a new basis of accounting arising from its acquisition by Access One) for OmniCall, giving effect to the mergers as though they had occurred on January 1, 1999.

     The pro forma consolidated financial statements do not purport to represent what the results of operations or financial position of Talk.com would actually have been if the mergers and related transactions had, in fact, occurred on the dates indicated above, nor do they purport to project the results of operations or financial position of Talk.com for any future period or as of any date, respectively.

                                                                                                                 PRO FORMA
                                      TALK.COM      ACCESS ONE                                                  CONSOLIDATED
                                    FOR THE YEAR   FOR THE YEAR     OMNICALL        OMNICALL                    FOR THE YEAR
                                        ENDED          ENDED      JANUARY 1 TO   NOVEMBER 30 TO                    ENDED
                                    DECEMBER 31,    OCTOBER 31,   NOVEMBER 29,    DECEMBER 31,     PRO FORMA    DECEMBER 31,
                                        1999           1999           1999           1999(1)      ADJUSTMENTS       1999
                                   -------------- -------------- -------------- ---------------- ------------- -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
TALK.COM CONDENSED PRO
FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
DATA:
 Sales ...........................   $ 516,548       $ 15,413       $ 12,745         $1,416        $      --     $ 546,122
 Operating income (loss) .........      59,555         (3,613)        (8,209)          (428)         (21,963)       25,342
 Income (loss) before
  extraordinary item .............      57,699         (4,994)        (8,458)        $ (479)         (21,963)       21,805
 Income (loss) before
  extraordinary item per
  share -- Basic .................   $    0.94       $  (0.39)                                                   $    0.30
 Income (loss) before
  extraordinary item per
  share -- Diluted ...............   $    0.90       $  (0.39)                                                   $    0.28

----------------------
(1) Reflects operations from November 30, 1999 to December 31, 1999, for which period OmniCall adopted a new basis of accounting arising from its acquisition by Access One.

                                                                                                             PRO FORMA
                                                TALK.COM       ACCESS ONE                                  CONSOLIDATED
                                             AS OF AND FOR   AS OF AND FOR                                 AS OF AND FOR
                                               THE THREE       THE THREE        OMNICALL                     THE THREE
                                              MONTHS ENDED    MONTHS ENDED   NOVEMBER 1 TO                 MONTHS ENDED
                                               MARCH 31,      JANUARY 31,     NOVEMBER 29,    PRO FORMA      MARCH 31,
                                                  2000            2000          1999(1)      ADJUSTMENTS       2000
                                            --------------- --------------- --------------- ------------- --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
TALK.COM CONDENSED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
 Sales ....................................    $ 156,059       $  8,463         $1,446        $      --     $ 165,968
 Operating income (loss) ..................       13,683         (2,420)          (633)          (5,252)        5,378
 Net income (loss) ........................       13,380         (2,320)          (687)          (5,252)        5,121
 Net income (loss) per share
   -- Basic ...............................    $    0.20       $  (0.13)                                    $    0.07
 Net income (loss) per share
   -- Diluted .............................    $    0.20       $  (0.13)                                    $    0.06
TALK.COM CONDENSED PRO FORMA
CONSOLIDATED BALANCE SHEET DATA:
 Total assets .............................    $ 232,036       $ 25,278                       $ 184,421     $ 441,735
 Long-term debt ...........................       84,950         14,262                         (14,262)       84,950
 Total stockholders' equity (deficit) .....       59,780          3,031                         196,950       259,761


----------------------
(1) To reflect OmniCall's results of operations for the period from November 1 through November 29, 1999, during which Access One did not own OmniCall.

                                  RISK FACTORS

     You should carefully consider the following risks, which are not listed in order of priority, in addition to those factors discussed in the documents which Talk.com has filed with the SEC which we have incorporated into this document, and the other information contained in this joint proxy statement/prospectus, before voting on the merger proposals.

THE MARKET VALUE OF THE TALK.COM SHARES RECEIVED IN THE MERGER WILL FLUCTUATE.

     The  share  exchange  ratio in the  merger is fixed.  This  means  that the exchange ratio will not be adjusted to reflect changes in the market value of Talk.com common stock. The market value of Talk.com common stock at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the dates on which Talk.com and Access One stockholders vote on the merger. For example, during the approximately 12 month period beginning on July 1, 1999 and ending on July 6, 2000, the most recent practical date prior to the mailing of this joint proxy statement/prospectus, the closing prices of Talk.com common stock on the Nasdaq National Market ranged from a low of $5 23/32 to a high of $20 1/8 and ended that period at $6 1/16. See "Summary -- Comparative Per Share Market Price Information" for more detailed share price information.

     These variations may result from a number of factors, including:

     o market perception of the synergies expected to be achieved by the merger,

     o    changes in the business, operations or prospects of Talk.com or Access
          One,

     o    changes in price competition for local and long distance services,

     o    levels of attrition in the number of customers,

     o developments with respect to the combined company's new local services and bundled local and long distance services initiative,

     o    changes in government policy, regulation and enforcement,

     o    developments in the combined company's relationship with AOL,

     o developments with respect to the marketing of local and long distance services under the combined company's agreements with its various marketing partners,

     o    the  operating  and  stock  price   performance  of  other  comparable
          companies,

     o market assessments of the likelihood that the merger will be completed and the timing of the merger, and

     o    general market and economic conditions.

     In particular, the stock prices for many companies in the telecommunications sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Talk.com has been, and is likely to continue to be, subject to such fluctuations. Past stock performance is not an indication of future market performance.

     The merger may not be completed as currently contemplated by Talk.com and Access One immediately following the Talk.com and Access One stockholder meetings. Regulatory or other factors could lead to delays in completing the merger. At the time of their respective stockholder meetings, Talk.com and Access One stockholders will not know the exact value of the Talk.com common stock that will be issued in connection with the merger.

     Talk.com and Access One urge you to obtain current market quotations of Talk.com common stock. Neither Talk.com nor Access One can assure you as to the market price of Talk.com common stock at any time.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

     The merger involves the integration of two companies that have previously operated independently. If Talk.com is unable to successfully integrate Access One into Talk.com's operations, Talk.com may not be able to realize expected operating and cost efficiencies, revenue growth and technological development. The integration of Talk.com and Access One is subject to a number of risks, including risks that:

     o The integration could divert management's attention from the daily operations of the combined company;

     o The integration of Talk.com and Access One's management, computer systems, operating systems, services and product lines may take longer or cost more than expected, including integrating Access One's billing and data systems into Talk.com's billing, data and e-commerce systems;

     o Talk.com may lose some of its existing marketing partners or key employees; and

     o Talk.com may be unable to retain Access One's customers, strategic partners or key employees.

     Neither Talk.com nor Access One can assure you that there will be no delays or difficulties in the transition process.

FAILURE TO COMPLETE THE MERGER COULD HURT TALK.COM'S STOCK PRICE AND FUTURE OPERATIONS.

     If the merger is not completed for any reason, Talk.com and Access One may be subject to a number of material risks, including the following:

     o Talk.com and Access One may be required to pay the other a termination fee,

     o Talk.com and Access One would not receive the benefits arising from the merger,

     o the services agreement may be terminated if the merger is not completed within one year of the date of the merger agreement, and

     o the price of Talk.com common stock may decline to the extent that the current market price of Talk.com common stock reflects a market assumption that the merger will be completed.

THE   COMBINED   COMPANY  WILL  INCUR  SIGNIFICANT  MERGER-RELATED  CHARGES  AND
INTEGRATION COSTS.

     The combined company will incur merger-related costs such as financial advisory, legal and accounting fees and financial printing and other related charges.

     Additional unanticipated costs may be incurred in the integration of Talk.com and Access One.

OFFICERS AND DIRECTORS OF ACCESS ONE MAY HAVE POTENTIAL CONFLICTS OF INTEREST.

     Certain directors and officers of Access One have interests in the merger that are in addition to the interests of Access One stockholders. Kenneth G. Baritz has resigned his posts as Chairman and Chief Executive Officer of Access One to become President of Talk.com. It is also a condition to the merger that Mr. Baritz be elected a member of the Talk.com board of directors, and he has accordingly been nominated for election at the annual meeting. However, he will not become a director if the merger is not completed. Kevin Griffo resigned as President and Chief Operating Officer of Access One to become Executive Vice
President -- Local Services, of Talk.com. Each of Messrs. Baritz and Griffo entered into an employment agreement with Talk.com and was granted an option to purchase 1,300,000 shares of Talk.com common stock at an exercise price of $13.69, the market price of Talk.com common stock at the close of business on the date preceding the date of grant. The merger will also result in immediate acceleration of the vesting schedule of all options held by officers and directors of Access One and in the acceleration and repayment of debt owed by Access One to one of its directors. After completion of the merger, Mr. Baritz, who will then be the

President and a director of Talk.com, will serve under the escrow agreement as the representative of the former stockholders of Access One with respect to any claims by Talk.com of a breach by Access One of its representations and warranties under the merger agreement. It is the intention of the parties that if the merger is not completed for any reason, then the employment agreements of Messrs. Baritz and Griffo with Talk.com will be terminated and they will return to their former positions at Access One.

ACCESS ONE STOCKHOLDERS COULD LOSE A PORTION OF THE TALK.COM STOCK TO BE DISTRIBUTED TO THEM.

     Under the merger agreement, 10% of all shares of Talk.com stock to be issued in the merger must be placed in an escrow at the closing of the merger instead of being distributed to the stockholders of Access One. Under a separate indemnification agreement, Talk.com is entitled to be indemnified against breaches of the representations, warranties, agreements and covenants of Access One contained in the merger agreement, to the extent that Talk.com's losses suffered or sustained within one year of the closing of the merger exceed $1 million and written notice of such losses is delivered prior to the first anniversary of the closing of the merger. Access One and the stockholders of Access One are not liable for such losses to the extent that they cannot be satisfied from the proceeds of Talk.com stock held in escrow. If Talk.com is found to have valid claims for indemnification exceeding $1 million, it will be entitled to recover under the indemnity agreement only by return of some or all of the shares of Talk.com held in the escrow. Under the terms of these agreements, Kenneth G. Baritz, the former Chief Executive Officer of Access One, will be authorized to defend and to settle any claims asserted by Talk.com, on behalf of all of the former stockholders of Access One. As a result, the former Access One stockholders could lose all or a portion of the Talk.com stock to be placed into escrow. See "The Merger Agreement -- Indemnification and Escrow Agreements."

STOCKHOLDERS OF ACCESS ONE MAY BE PREVENTED FROM SELLING THEIR TALK.COM STOCK RECEIVED IN THE MERGER FOR A PERIOD FOLLOWING THE MERGER.

     Although all Talk.com stock received in the merger will be listed for trading on Nasdaq, under the merger agreement, the stockholders of Access One may not sell any of the Talk.com stock received in the merger until the earlier of 90 days after completion of the merger or October 31, 2000. As a result of this provision, stockholders of Access One may be prevented from selling their Talk.com stock during that period, and could lose an opportunity to obtain a favorable market price for that stock. See "The Merger Agreement -- Covenants -- Restriction on Resale of Securities Received in the Merger."

THE MERGER IS EXPECTED TO CAUSE DILUTION TO HISTORICAL TALK.COM EARNINGS.

     The merger and the transactions contemplated by the merger agreement are expected to have a dilutive effect on historical earnings per share of Talk.com due to the additional Talk.com shares that will be issued in the merger. On a historical basis for Talk.com, diluted earnings before extraordinary gain per share were $0.90 for the year ended December 31, 1999, as compared to $0.28 on a pro forma basis for the combined company. The pro forma figure does not include costs associated with or benefits anticipated from the merger, such as synergies and related cost savings, transaction costs, merger-related costs, integration costs or restructuring charges. See "Financial Information -- Talk.com Unaudited Pro Forma Consolidated Financial Information" for additional pro forma financial information for the combined company after the merger.

FUTURE SALES OF TALK.COM'S COMMON STOCK BY STOCKHOLDERS COULD ADVERSELY AFFECT TALK.COM'S STOCK PRICE.

     An aggregate of approximately 12.2 million shares of Talk.com common stock will be issued in connection with the merger. These shares, other than those owned by affiliates of Talk.com and Access One, will be freely tradeable in the market upon the earlier of (a) 90 days following the effective time of the merger or (b) October 31, 2000. In addition, Talk.com will issue approximately

2.1 million options and warrants to acquire Talk.com common stock in exchange for options, warrants or other rights to acquire Access One common stock. Sales of a substantial number of shares of Talk.com common stock issued in the merger could adversely affect the market price of Talk.com common stock.

     Future sales of substantial amounts of Talk.com's common stock could adversely affect the market price of its common stock. As of April 26, 2000, AOL beneficially owned 6,843,356 shares of Talk.com's common stock, including 2,721,984 shares that it can acquire by exercise of Talk.com warrants that it holds. Talk.com's agreements with AOL permit AOL to sell these shares, if they elect to do so, at any time. Mr. Paul Rosenberg last reported that he beneficially owned 5,759,985 shares of Talk.com common stock. Other large stockholders and the numbers of Talk.com common stock of which they last reported ownership include Massachusetts Financial Services Company -- 7,160,400 shares, Legg Mason, Inc. -- 5,997,900 shares, and Geocapital, LLC -- 3,743,825 shares. A decision by any of these persons to sell all or a significant percentage of their shares could adversely affect the market price of Talk.com common stock.

     As of April 26, 2000, Talk.com's officers and directors beneficially owned 1,756,957 shares. In addition, as of such date, there were 3,850,100 shares reserved for issuance upon the conversion of Talk.com outstanding 4- 1/2% Convertible Subordinated Notes due 2002 and Talk.com 5% Convertible Subordinated Notes due 2004. Sales of substantial amounts of Talk.com common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of Talk.com common stock.

THE MERGER MAY NOT BE TREATED AS A TAX FREE REORGANIZATION.

     The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and generally tax free to the stockholders of Access One. It is a condition to the obligation of Access One to consummate the merger that it receives an opinion from its counsel that the merger will be treated as a tax-free reorganization. In rendering its opinion, counsel to Access One will rely upon certain representations of Access One and Talk.com, made as of the closing date of the merger. If such representations are untrue, incorrect or incomplete, the merger may not be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the receipt in the merger by Access One stockholders of Talk.com common stock may be taxable.

ACCESS ONE HAS EXPERIENCED SIGNIFICANT OPERATING LOSSES, WHICH COULD ADVERSELY AFFECT THE COMBINED COMPANY'S PERFORMANCE.

     Access One has incurred significant operating losses in the past. The combined company can give no assurance that the acquired business can be operated profitably. Continued significant operating losses of the acquired business could adversely affect the revenues and profitability of the combined company.

THE COMBINED COMPANY'S BUSINESS STRATEGY, INTENDED TO CAPTURE ADDITIONAL MARKET SHARE AND ACCELERATE FUTURE GROWTH, MAY NOT SUCCEED.

     Talk.com believes that it has an opportunity to capture additional market share and accelerate future growth through its offerings of local and bundled local and long distance telecommunications services. In connection with this perceived opportunity, Talk.com has recently revised its business strategy. In this regard, Talk.com anticipates that its marketing and promotional expenditures will continue to increase on an absolute basis and as a percentage of revenue during the remainder of the year 2000. Talk.com also anticipates continuing to spend significant marketing dollars with AOL. Accordingly, Talk.com believes that the projected increase in marketing and advertising expenditures will significantly reduce the combined company's earnings in 2000.

     Talk.com expects to recognize efficiencies in the future and to benefit from better marketing opportunities and product offerings as a result of the merger. However, Talk.com cannot assure you that the combined company will succeed in capturing and retaining additional market share, accelerating future growth and integrating the product offerings of Talk.com and Access One. If the combined company does not succeed in achieving these goals, it may have a material adverse effect on its business, financial condition and results of operation and the price of its common stock. Even if the combined company does achieve these goals, there is a risk that the increased market share and accelerated future growth could be accompanied by material adverse effects on the combined company's business, financial condition, results of operation and on the price of its common stock.

THE COMBINED COMPANY'S BUSINESS WILL DEPEND TO A SIGNIFICANT EXTENT ON ITS ABILITY TO OBTAIN ACCESS TO ELEMENTS OF INCUMBENT LOCAL TELEPHONE COMPANIES' NETWORKS. A SIGNIFICANT REDUCTION IN THE AVAILABILITY OR FUNCTIONALITY OF SUCH COMBINATIONS OF UNBUNDLED NETWORK ELEMENTS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S REVENUES AND PROFITABILITY.

     The success of the combined company's strategy to offer local telephone service and bundled local and long distance service will depend on its ability to obtain access to elements of traditional local telephone companies' networks. On November 5, 1999, the FCC released an order establishing that traditional incumbent local exchange carriers nationwide must offer to competitors, in an individual or combined form, a series of unbundled network elements that comprise the most important facilities, features, functions, and capabilities of an incumbent local carrier's network. The price at which such elements are offered must correspond to the forward-looking cost of providing these elements. When offered in the combination known as the unbundled network element platform, or UNE-P, these piece-parts include the loop and switching elements needed to provide local telephone service to a customer. The FCC is presently reviewing whether to expand or further restrict the availability of UNE-P.

     In providing local telephone service using UNE-P, Talk.com must rely on the availability of network elements from incumbent local telephone carriers. The continued ability to obtain those network elements in the configuration known as UNE-P depends on FCC and state regulatory rulings that require incumbent local telephone carriers to make UNE-P available to carriers. If those rules were modified or eliminated, the ability to provide local service to customers using UNE-P could be materially adversely affected. Notably, although Talk.com does not expect adverse changes, the FCC has been asked by several incumbent telephone companies to reconsider its order directing them to provide UNE-P. In addition, incumbent telephone companies have appealed the FCC's order requiring that circuit switching be made available as an unbundled network element, and that such network elements be combined in a UNE-P fashion, and have asked the federal appeals court to set aside the FCC's order.

     Changes in the cost of the network elements that comprise UNE-P also could materially adversely affect the viability of using UNE-P to provide local service. The United States Court of Appeals for the Eighth Circuit is currently considering challenges to the pricing methodology established by the FCC for setting the rates paid by competitive carriers to incumbent local telephone carriers for leasing network elements. If the court rejects the FCC's pricing methodology and that methodology ultimately is replaced with a methodology that imposes higher rates for network elements, the economic efficiency of UNE-P would suffer. Similarly, state commissions have the authority to review and modify the prices paid for unbundled network elements, and a state commission decision to change the prices of the local loop and switching elements could materially affect Talk.com's ability to use UNE-P to provide local service. In addition, state commissions currently are implementing FCC rules that require incumbent telephone companies to file rates for UNE-Ps that are deaveraged by geographic density zone. Such geographic rate deaveraging could result in rates which make use of UNE-P unattractive or uneconomic in less dense geographic areas.

AN ADVERSE CHANGE IN TALK.COM'S RELATIONSHIP WITH AOL COULD HARM ITS BUSINESS.

     Talk.com's business currently depends to a substantial extent upon its agreements and relationship with AOL. Approximately 91.4% of Talk.com's 1.64 million customers as of March 31, 2000 were obtained under Talk.com's agreement with AOL. Beginning in the second quarter of 2000, there has been a significant reduction in the principal marketing opportunity provided to Talk.com by

AOL, which has resulted in a decline in gross additions of new online customers. Talk.com expects that this decline will be reflected in a decline in online sales in the second quarter. However, all of Talk.com's marketing channels with AOL remain in place. Nevertheless, Talk.com cannot assure you that its arrangement with AOL will be profitable for the combined company on a quarter-to-quarter basis or that its current experience with its AOL long distance business is a fair indication of the future results of its AOL relationship. Talk.com's agreement with AOL gives Talk.com the exclusive right to market long distance service over AOL until June 2003. However, as of June 30 of each year beginning in 2000, AOL can terminate this exclusivity and allow others to market long distance telephone services to AOL subscribers. AOL did not elect to terminate long distance exclusivity on June 30, 2000, and therefore the exclusivity period for long distance will continue through at least June 30, 2001. AOL did notify Talk.com that a similar exclusive arrangement as to wireless services would terminate on July 1, 2000, although Talk.com's right to offer wireless services to AOL customers will continue on a non-exclusive basis. Talk.com does not believe that the loss of exclusivity as to the wireless services will have a material impact on its business. Talk.com currently cannot predict the impact on its business if AOL elects to terminate Talk.com's long distance exclusivity before June 30, 2003.

THE  COMBINED  COMPANY  MAY  HAVE  SIGNIFICANT   REIMBURSEMENT   AND  REPURCHASE
OBLIGATIONS UNDER THE INVESTMENT AGREEMENT WITH AOL.

     Under the terms of the investment agreement with AOL, Talk.com has agreed to reimburse AOL for losses AOL may incur on the sale, during the period from June 1, 1999 through September 30, 2000, of any of the 4,121,372 Talk.com shares it acquired in January 1999. The maximum amount Talk.com might have to pay under this agreement for such stock sales is approximately $54 million plus AOL's reasonable expenses incurred in connection with the sale, but the actual amount will depend on the prices at which AOL sells the stock. For example, assuming AOL were to sell all of its shares subject to the Talk.com reimbursement obligation at the closing price of Talk.com common stock as of July 5, 2000, the most recent practical date prior to the mailing of this joint proxy statement/prospectus, the reimbursement amount would be approximately $50.8 million. Talk.com has the option of issuing a six-month 10% note payable to AOL to satisfy the reimbursement amount or other amounts payable on exercise of its first refusal rights.

     Talk.com also agreed that when the long distance exclusivity period under its marketing agreement with AOL ends, which will not be before June 30, 2001, AOL could require Talk.com to buy back the warrants to purchase Talk.com common stock held by AOL. The maximum amount that Talk.com might have to pay for the AOL warrants is $36.3 million, which Talk.com can pay with shares of its common stock or with cash. Under circumstances described in Talk.com's investment agreement with AOL, Talk.com has the right to pay a portion of this amount with a promissory note.

     To secure its obligations under the investment agreement with AOL, Talk.com has pledged the stock of its subsidiaries, including its principal operating company, Talk.com Holding Corp., and has agreed to fund an escrow account of up to $35 million from 50% of the proceeds of any debt financing, other than a bank, receivable or other asset based financing of up to $50 million. The exercise by AOL of its rights under Talk.com's investment agreement with AOL could have a significant effect on the combined company's cash position and could hinder the combined company's ability to fund its operations as it might otherwise have done had they not exercised. In addition, the existence of these AOL rights could hamper the combined company's ability to raise additional capital.

THE  COMBINED  COMPANY  MAY  BE  UNABLE TO SUCCESSFULLY INTEGRATE ITS MANAGEMENT
TEAM.

     Five of the members of senior management, including Messrs. Baritz and Griffo, have joined Talk.com during the past 18 months. There can be no assurance that senior management will function together effectively as a management team. The failure to function effectively together could have a material adverse effect on the ability of the combined company to implement its growth strategy as well as on its business, financial condition and results of operations.

THE FAILURE OF THE COMBINED COMPANY TO ATTRACT AND RETAIN A SIGNIFICANT NUMBER OF QUALIFIED PERSONNEL MAY PREVENT THE COMBINED COMPANY FROM ACHIEVING ITS GOALS.

     In order to implement its newly stated strategy and achieve its goals, the combined company will need to attract and retain a significant number of qualified management, marketing, engineering, programming, sales and technical personnel. Talk.com cannot be sure that it will be able to attract or retain qualified personnel. The loss of the services of qualified personnel, or the inability to attract, retain and motivate qualified personnel, could have a material adverse effect on the combined company's business, financial condition and results of operations. Talk.com does not have "key man" life insurance on any of its officers or directors.

THE COMBINED COMPANY MAY NOT BE ABLE TO MANAGE ITS GROWTH SUCCESSFULLY.

     The expansion and development of the combined company's business will depend upon, among other things, its ability to:

     o    evaluate markets,

     o    obtain any required government authorizations,

     o interconnect to, and colocate with, facilities owned by incumbent local exchange carriers, and

     o obtain unbundled network elements and wholesale services from the incumbent local exchange carriers on reasonable terms.

     These must all be accomplished in a timely manner, at reasonable cost and on satisfactory terms and conditions. Talk.com's growth has placed, and Talk.com anticipates in the future will place, a significant strain on Talk.com's administrative, operational and financial resources. The combined company's ability to manage its growth successfully will require the combined company to:

     o enhance its operational, management, financial and information systems and controls, and

     o hire and retain qualified sales, marketing, administrative, operating and technical personnel.

     Talk.com cannot assure you that the combined company will be able to do so. The combined company's inability to manage its growth effectively could have a material adverse effect on its business, results of operations and financial condition.

THE COMBINED COMPANY MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO FULLY IMPLEMENT ITS BUSINESS PLAN.

     If adequate funds are not available to the combined company or available to it on satisfactory terms, it may be required to limit its service or product development activities or other operations, or otherwise modify its business strategy. There can be no assurance that the combined company will be able to obtain these necessary funds from its own operations. If the combined company is required to seek third party financing, there can be no assurance that third party financing will be available in amounts or on terms acceptable to the combined company, if at all. In addition, if funds are raised through the incurrence of debt, the combined company's operations and finances may become subject to restrictions. If the combined company obtains additional funds by selling any of its equity securities, the percentage ownership of Talk.com stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights, preferences or privileges senior to the common stock.

IF THE COMBINED COMPANY DOES NOT CONTINUALLY ADAPT TO TECHNOLOGICAL CHANGE, IT COULD LOSE CUSTOMERS AND MARKET SHARE.

     The telecommunications industry is characterized by:

     o rapid technological change,

     o frequent new service introductions,

     o intense competition on pricing, and

     o evolving industry standards.

     The combined company's inability to anticipate these changes and to respond quickly by offering services that meet or compete with these evolving standards could negatively affect its chances for success. There can be no assurance that the combined company will have sufficient resources to make the necessary investments or to introduce new services that would satisfy an expanded range of customer needs. Any failure by the combined company to obtain new technology could cause the combined company to lose customers and market share and could hamper the combined company's ability to attract new customers.

COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY IS INTENSE, AND THE COMBINED COMPANY MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The telecommunications industry is highly competitive. Major participants in the industry regularly introduce new services and marketing activities. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. Talk.com competes against numerous telecommunications companies that offer essentially the same services as they do. Several of Talk.com's competitors are substantially larger and have greater financial, technical and marketing resources than Talk.com does. The combined company's success will depend upon Talk.com's continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by Talk.com's competitors.

     The major carriers have targeted price plans at residential customers -- Talk.com's primary target market under its various marketing agreements and its internet offering -- with significantly simplified rate structures and with bundles of wireless services and local services with long distance, which may lower overall long distance prices. Competition is fierce for the small to medium-sized businesses that Talk.com also serves. Additional pricing pressure may also come from the introduction of new technologies, such as internet telephony, which seek to provide voice communications at a cost below that of traditional circuit-switched long distance service. Reductions in prices charged by competitors may have a material adverse effect on the combined company. In addition, the ability of competitors to develop online billing and information systems that are comparable to Talk.com's systems may have a material adverse effect on the combined company.

     Consolidation and alliances across geographic regions and in the long distance market and across industry segments may also intensify competition from significantly larger, well-capitalized carriers.

     Allegedly to combat "slamming," the unauthorized conversion of a customer's preselected telecommunications carrier, many local exchange carriers have initiated "PIC freeze" programs that, once selected by the customer, require a customer seeking to change long distance carriers to contact the local carrier directly instead of having the long distance carrier contact the local carrier on the customer's behalf. Many local carriers have imposed burdensome requirements on customers seeking to lift PIC freezes and change carriers, and thereby made it difficult for customers to switch to the combined company's long distance service. Such activities could have an adverse effect on the combined company.

     The entry of the Bell operating companies into the long distance market may further heighten competition. Under the Telecommunications Act of 1996, the Bell operating companies were authorized to provide long distance service that originates outside their traditional services areas, and may gain authority to provide long distance service that originates within their region after satisfying certain market opening conditions. While currently only one Bell operating company, Bell Atlantic, has entered the long distance market, SBC Communications, Inc. recently obtained FCC approval to enter the long distance market in Texas, and a number of others have made proposals to offer such services. Bell operating company entry into the long distance market means new competition from well-capitalized, well-known companies that have the capacity to "bundle" other services, such as local and wireless telephone services, internet access and cable television, with long distance telephone services. While the Telecommunications Act includes certain safeguards against anti-competitive conduct by the Bell operating companies, it is impossible to predict whether such safeguards will be adequate or what effect such conduct would have on the combined company. Because of the Bell operating companies' name recognition in their existing markets, the established relationships that they have with their existing local service customers, and their ability to take advantage of those relationships, as well as the possibility of interpretations of the Telecommunications Act favorable to the Bell operating companies, it may be more difficult for other providers of long distance services, such as the combined company, to compete.

     There can be no assurance that the combined company will be able to compete successfully.

CUSTOMER ATTRITION COULD HARM THE COMBINED COMPANY'S FINANCIAL PERFORMANCE.

     Purchasers of Talk.com's long distance services are not obligated to purchase any minimum amount of Talk.com's services, and can stop using Talk.com's service at any time and without penalty. Talk.com's customers may not continue to buy their long distance telephone service through Talk.com or through independent carriers and marketing companies that purchase services from Talk.com. If a significant portion of Talk.com customers were to decide to purchase long distance service from other long distance service providers, the combined company's operating results could be harmed. A high level of customer attrition is common in the long distance industry, and Talk.com's financial results are affected by this attrition. Attrition is attributable to a variety of factors, including Talk.com's termination of customers for nonpayment and the initiatives of existing and new competitors who, to attract new customers, may implement national advertising campaigns, utilize telemarketing programs, and provide cash payments and other forms of incentives.

THE COMBINED COMPANY'S USE OF DIRECT CHANNELS AND INDEPENDENT CARRIERS TO SELL SOME OF ITS SERVICES MAY EXPOSE IT TO LIABILITY.

     Talk.com conducts its sales and marketing efforts both online, through its various partners and its own web site, as well as through traditional channels, such as direct mail, telemarketing, independent carriers and partition arrangements. Generally, these independent carriers and marketing companies (which are called partitions) purchase services from Talk.com and resell these services under non-exclusive agreements with Talk.com. Such partitions no longer comprise a majority of Talk.com's business as they once did. Provisions in Talk.com's agreements with these independent carriers and marketing companies require them to comply with federal and state statutes and regulations, including those regulating telemarketing. Because they are independent carriers and marketing companies, however, Talk.com cannot control their activities. Talk.com also cannot predict the extent of their compliance with applicable regulations. Federal and state regulatory authorities have, in the past, tried to hold Talk.com liable for activities of these independent carriers and marketing companies. There can be no assurance that the use of these independent carriers and marketing companies will not subject the combined company to future liabilities. Similarly, there can be no assurance that the use of direct channels, including telemarketing, will not subject the combined company to future liabilities.

AN ADVERSE CHANGE IN THE COMBINED COMPANY'S RELATIONSHIPS WITH THIRD PARTY CARRIERS, INCLUDING BELLSOUTH, COULD HARM ITS BUSINESS.

     Talk.com and Access One obtain services from various long distance and local carriers of telecommunications services for their own network services and their reselling operations. If carriers choose not to enter into agreements with the combined company, terminate existing contracts with the combined company, reduce the level or type of telecommunication services they offer, or refuse to negotiate cost reductions to meet competitive prices, it could have a material adverse effect on the combined company's financial condition and results of operations.

INTERRUPTIONS IN OPERATING THE COMBINED COMPANY'S NETWORK OR DAMAGE TO THE NETWORK COULD HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Talk.com provides services over its own telecommunications network, using its own switches, to approximately 95% of the lines using Talk.com's long distance services. Operation as a switch-based provider subjects Talk.com to risk of significant interruption in its ability to provide services if its facilities such as switching equipment or connections to transmission facilities were damaged by fire or other natural disaster. To the extent that Talk.com is principally responsible for providing its customers with telecommunications services, interruption or failure to provide these services may subject Talk.com to claims from customers who are damaged as a result of an interruption or failure. Interruptions or other difficulties in operating its own network could have a material adverse effect on the combined company's financial condition and results of operations.

THE COMBINED COMPANY COULD CONTINUE TO BE HAMPERED IN ITS ABILITY TO SWITCH NEW CUSTOMERS QUICKLY TO ITS SERVICE.

     The success of Talk.com's business depends, in part, on its ability to establish telephone service promptly after receiving an order. Restrictions on marketing telecommunications services are becoming stricter in the wake of widespread consumer complaints throughout the industry about the unauthorized conversion of a customer's preselected telecommunications carrier. Federal and state legislation and rulings by the FCC have made the transfer of new customers to new long distance service more difficult. In addition, many local exchange carriers have offered their customers programs that require customers seeking to change long distance carriers to contact the local carrier directly instead of having the long distance carrier contact the local carrier on the customer's behalf. Although these restrictions were designed to avoid unauthorized transfers of telephone service, they have the effect of making it difficult for customers to switch their long distance service carrier. Although the FCC is engaged in rule-making proceedings that could modify the rules governing the offering, implementing and lifting of these restrictions, Talk.com can provide no assurance that those rules will be adopted, or that if adopted, any new rules would benefit the combined company.

THE COMBINED COMPANY'S NEED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATION COULD INCREASE ITS COSTS AND SLOW ITS GROWTH.

     Talk.com's networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals, or the enactment of new adverse regulation or regulatory requirements, may slow the combined company's growth and have a material adverse effect upon the combined company.

     The FCC exercises jurisdiction over Talk.com with respect to interstate and international services. Talk.com must obtain, and has obtained, prior FCC authorization for installation and operation of international facilities and the provision, including by resale, of international long distance services.

     Additionally, Talk.com has filed publicly available documents detailing Talk.com's services, equipment and pricing, also known as "tariffs," with the FCC for both international and domestic long-distance service. In April of this year, the D.C. Circuit upheld a 1996 FCC mandate that competitive interstate and international long distance carriers eliminate the filing of such tariffs with the agency. Pending appeal and FCC implementation of this mandate, the ruling may materially adversely affect the combined company's operations by requiring that it enforce its standard terms, conditions and pricing for interstate and international telecommunications service offerings through means other than tariffs.

     State regulatory commissions exercise jurisdiction over Talk.com because Talk.com also provides intrastate services. Talk.com is authorized to provide intrastate telecommunications services in the states in which it is currently operational. Talk.com may be required to obtain additional state regulatory authorizations, if and when Talk.com seeks to build its own network segments, or if and when it may provide new regulated intrastate telecommunications offerings not covered by its existing authorizations. Local authorities regulate Talk.com's access to municipal rights-of-way. Numerous local regulations, such as building codes and licensing, also apply to activities that Talk.com undertakes in constructing or expanding its network. These regulations vary by location.

     Restrictions on the marketing of telecommunications services are becoming stricter in the wake of widespread consumer complaints throughout the industry about "slamming" -- the unauthorized conversion of a customer's preselected telecommunications carrier -- and "cramming" -- the unauthorized provision of additional telecommunications services. The constraints of federal and state regulation, as well as increased FCC, FTC and state enforcement attention, could limit the scope and the success of the combined company's and its partitions' marketing efforts and subject them to enforcement action.

     The FCC has tentatively concluded that "electronic signatures" may not be used to obtain letters of authorization from customers to switch carriers. Numerous parties have asked the FCC to reconsider its view, and its decision is not final. However, if such a decision were to become final, such action would have an adverse affect on Talk.com, since Talk.com relies on electronic signatures for the Internet-based orders that account for a significant portion of its current sales. Similar restrictions on the use of electronic signatures, if imposed by state regulators or legislators, could also have an adverse impact.

     Regulators at both the federal and state level require Talk.com to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of Talk.com's bills, protection of subscriber privacy and similar matters on an ongoing basis.

     Talk.com cannot assure you that the state commissions will grant all necessary required authorizations for the merger or refrain from taking action against Talk.com if the combined company is found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge Talk.com's compliance with applicable rules and orders. These challenges could cause Talk.com to incur substantial legal and administrative expenses.

     Many states impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignments of carrier assets, including subscriber bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Such reporting and approval requirements could have a material adverse effect on the combined company's business with respect to the current merger or future transactions subject to such regulations.

DEREGULATION OF THE TELECOMMUNICATIONS BUSINESS INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

     The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the long distance industry. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on the combined company and the combined company's operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. Talk.com cannot assure you that these changes will not have a material adverse effect upon the combined company.

THE COMBINED COMPANY'S ABILITY TO USE TALK.COM'S OR ACCESS ONE'S NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED.

     As of December 31, 1999, Talk.com had federal income tax net operating loss carryforwards of approximately $183 million, which begin to expire in 2012. Under Section 382 of the Internal Revenue Code, generally, a company's ability to use its net operating loss carryforwards to reduce its future tax liability is limited if, within a three year period, an ownership change of more than 50% occurs. A more than 50% cumulative change in ownership of Talk.com occurred on October 26, 1999, resulting in annual limitations of approximately $61 million on the utilization of net operating loss carryforwards as of that date. While the merger, by itself, will not affect this limitation, there can be no assurance that Talk.com's net operating loss carryforwards as of December 31, 1999 or any subsequently generated net operating losses, if any, will not become subject to subsequent limitations. In addition, Access One has net operating loss carryforwards. The extent to which the combined company may use Access One's net operating loss carryforwards to reduce the combined company's future tax liability may be limited. As a result of these limitations, the future tax liability of the combined company may be greater than the combined tax liabilities of Talk.com and Access One in the absence of the merger.

"ANTI-TAKEOVER" PROVISIONS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF THE COMBINED COMPANY, EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO STOCKHOLDERS.

     Talk.com is a Delaware corporation. Anti-takeover provisions in Delaware law and Talk.com's charter and bylaws could make it more difficult for a third party to acquire control of the combined company. These provisions could adversely affect the market price of Talk.com's common stock and could reduce the amount that stockholders might receive if the combined company is sold. For example, Talk.com's charter provides that Talk.com's board of directors may issue preferred stock without shareholder approval. In addition, Talk.com's certificate of incorporation provides for a classified board, with each board member serving a staggered three-year term. Talk.com has a stockholders rights plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of Talk.com. These "anti-takeover" provisions may make it more difficult for a third party to acquire control of the combined company, even if the change in control would be beneficial to stockholders.

TALK.COM HAS NEVER PAID CASH DIVIDENDS ON ITS COMMON STOCK AND DOES NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     Talk.com has never paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Joint Proxy Statement/Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management of Talk.com and Access One wish to caution the reader that the forward-looking statements referred to above and contained in this Joint Proxy Statement/Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved as actual events or results may differ materially as a result of risks facing Talk.com and Access One. Such risks include, but are not limited to, those associated with:

     o changes in general economic and business conditions

     o changes in the telecommunications industry

     o changes in applicable federal and state regulations

     o intense competition, including competition from larger companies with greater resources

     o intense price competition

     o level of attrition in the number of customers

     o rapid technological change

     o changes in product and service offerings

     o Talk.com's and Access One's limited operating history as a combined company

     o integration of the two companies after the merger

     o success of the combined company's new local services and bundled local and long distance services initiative

     o management of rapid growth

     o dependence on important marketing relationships such as Talk.com's relationship with AOL

     o dependence on third party carriers

     o dependence on complex information systems

     o service interruptions resulting from fire and other natural disasters

     o changes in government policy, regulation and enforcement

     o other risks described above in "Risk Factors."

     Any one or more of these risks, alone or in combination, could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements.

                           THE TALK.COM ANNUAL MEETING


DATE, TIME AND PLACE

     The Talk.com annual meeting will be held on Wednesday, August 9, 2000, at 10:00 a.m. local time, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.

PURPOSE OF THE TALK.COM ANNUAL MEETING

     At the Talk.com annual meeting, you will be asked to approve the issuance of shares of Talk.com common stock in connection with the merger. The Talk.com board determined that the merger and the issuance of shares of common stock in connection therewith are advisable and are fair to and in the best interests of Talk.com stockholders. The board has unanimously approved the merger agreement and the merger.

     Talk.com's common stock is listed on the Nasdaq National Market. Nasdaq's rules require stockholder approval when an acquisition will involve the issuance of new shares of a listed class of common stock amounting to more than 20% of the outstanding common stock. The new shares to be issued in the merger, including those underlying options and warrants to be issued in the merger, will amount to more than 20% of the shares of Talk.com common stock now outstanding.

     In addition to the approval of additional stock, you will also be asked to:
(1) elect two directors to the board of directors for three-year terms, (2) to ratify and approve the 2000 Long-Term Incentive Plan, and (3) to ratify and approve the designation of BDO Seidman LLP as its independent certified public accountants.

     The board of directors recommends that stockholders vote:

     o FOR the issuance of shares of Talk.com common stock in connection with the merger,

     o FOR the election of two directors,

     o FOR the proposal to ratify and approve the 2000 Long-Term Incentive Plan, and

     o FOR the proposal to ratify and approve the designation of BDO Seidman LLP as the independent certified public accountants for Talk.com.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Talk.com common stock at the close of business on June 30, 2000, the record date, will receive notice of and can vote at the Talk.com annual meeting. On the record date, 65,824,578 shares of Talk.com common stock were issued and outstanding and held by approximately 396 holders of record.

     A quorum must be present to vote on the proposals presented at the annual meeting. A majority of the issued and outstanding Talk.com shares entitled to vote establishes a quorum. If present, even shares that are abstaining from voting at the annual meeting will be counted towards the quorum. Abstentions and broker non-votes count as present for establishing a quorum. You are entitled to one vote per share held at the Talk.com annual meeting.

VOTES REQUIRED

     Approval of the issuance of Talk.com common stock under the merger agreement requires the affirmative vote of a majority of the votes cast on this proposal at the annual meeting in person or by proxy.

     The nominees in each class for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, will be elected as directors. A withheld vote on any nominee will not affect the voting results.

     Approval of the proposal to ratify and approve the 2000 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the annual meeting in person or by proxy.

     With respect to the proposal to ratify and approve the designation of BDO Seidman LLP as independent certified public accountants, approval will require the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting in person or by proxy.

VOTING BY TALK.COM DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the record date, directors and executive officers of Talk.com and their affiliates owned and were entitled to vote an aggregate of approximately 308,000 shares of Talk.com common stock, which represented approximately 0.5% of the shares of Talk.com common stock outstanding on that date. Every director and executive officer of Talk.com has indicated his or her present intention to vote, or cause to be voted, the Talk.com common stock owned by him or her for approval of the issuance of shares of Talk.com common stock in connection with the merger, and for any other proposals properly presented at the meeting.

VOTING OF PROXIES

     All shares of Talk.com common stock represented by properly executed proxies received in time for the Talk.com annual meeting will be voted at the Talk.com annual meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted:


     o FOR approval of the issuance of shares of Talk.com common stock in connection with the merger,

     o FOR the election of two directors to the board of directors of Talk.com,

     o    FOR the  proposal to ratify and approve the 2000  Long-Term  Incentive
          Plan,

     o FOR the proposal to ratify and approve the designation of BDO Seidman LLP as the independent certified public accountants for Talk.com, and


     o FOR giving discretion to the proxies to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

     With respect to each proposal, other than the approval of independent certified public accountants, an abstention will not affect the outcome of the vote.

     In the absence of specific instructions from customers, brokers who hold shares of Talk.com common stock in street name for beneficial owners may be prohibited from giving a proxy to vote those customers' shares. These non-voted shares are referred to as "broker non-votes." Broker non-votes are counted as present only for purposes of determining whether a quorum is present. Broker non-votes do not affect the outcome of the vote on any proposal.

     Adjournments may be made for the purpose of soliciting additional proxies. Any adjournment may be made by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting. A quorum is not needed for an adjournment. No announcement is needed for an adjournment other than an announcement made at the meeting. Talk.com does not currently intend to seek an adjournment of the meeting.

HOW TO VOTE BY PROXY

     Complete, sign, date and return the enclosed proxy card in the enclosed envelope. Proxies must be received by Talk.com prior to the date of the annual meeting.

REVOCABILITY OF PROXIES

     You may revoke a proxy at any time before the annual meeting. To revoke your proxy, you must file a duly executed revocation of proxy with the Secretary of Talk.com. Then you must submit a new duly executed proxy by mail or by appearing at the annual meeting and voting in person. Attendance at the Talk.com annual meeting will not constitute revocation of a proxy. If you hold shares in the name of your broker, bank, or other nominee, then you must bring a legal proxy from your broker, bank or other nominee to the meeting to vote in person.

DEADLINE FOR VOTING BY PROXY

     Votes cast by mail must be received prior to the annual meeting to be counted. Revocations must be received before the annual meeting to be effective.

SOLICITATION OF PROXIES

     Talk.com  will  bear  the  cost of the  solicitation  of  proxies  from its stockholders. Proxies will be solicited on behalf of the board of directors. Directors, officers and employees may solicit proxies. No additional compensation will be paid for the solicitations made by directors, officers or employees. Talk.com has hired Corporate Investor Communications, Inc. to assist in the distribution and solicitation of proxies. Talk.com will pay that firm a fee of $5,000, plus reasonable expenses, for these services.

     Talk.com will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. Talk.com will reimburse custodians, nominees and fiduciaries for any reasonable out-of-pocket expenses.

                         THE ACCESS ONE SPECIAL MEETING

DATE, TIME AND PLACE

     The Access One special meeting will be held on Wednesday, August 9, 2000, at 11:30 a.m., at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191.

PURPOSE OF THE ACCESS ONE SPECIAL MEETING

     At the Access One special meeting, you will be asked to approve the merger agreement. The Access One board has determined that the merger is advisable and fair to and in the best interests of Access One stockholders. The board has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Access One common stock at the close of business on June 30, 2000, the record date, are entitled to notice of and to vote at the Access One special meeting. On the record date, 19,242,102 shares of Access One common stock were issued and outstanding and were held by 707 holders of record. A majority of the shares of Access One common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Access One special meeting for a quorum to be present to vote upon the proposal to adopt the merger agreement. Abstentions and broker "non-votes" count as present for establishing a quorum. Holders of record of Access One common stock on the record date are entitled to one vote per share at the special meeting.

VOTES REQUIRED

     Approval of the merger agreement requires the affirmative vote of a majority of the votes cast by Access One stockholders in person or by proxy at the special meeting. Abstentions and broker "non-votes" do not effect the outcome of the vote.

VOTING AGREEMENT; VOTING BY ACCESS ONE DIRECTORS AND EXECUTIVE OFFICERS

     Under a Voting Agreement dated as of March 24, 2000, stockholders holding an aggregate of approximately 13.0 million shares of Access One common stock, comprising approximately 67.7% of the outstanding common stock of Access One, have agreed to vote their shares in favor of approval of the merger agreement, the merger and any matter that could reasonably be expected to facilitate the merger, and to vote their shares against any proposal made in opposition to consummation of the merger.

     At the close of business on the record date, directors and executive officers of Access One and their affiliates owned and were entitled to vote 6,963,973 shares of Access One common stock, which represented approximately 36.2% of the shares of Access One common stock outstanding on that date. All of these directors and executive officers of Access One have signed the Voting Agreement and therefore have agreed to vote their shares in favor of approval of the merger agreement.

VOTING OF PROXIES

     All shares of Access One common stock represented by properly executed proxies received in time for the Access One special meeting will be voted at the Access One special meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted:

     o    FOR approval of the merger agreement; and

     o FOR giving discretion to the proxies to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

     Only shares affirmatively voted for approval of the merger agreement will be counted as favorable votes. In the absence of specific instructions from customers, brokers who hold shares of Access One in street name for beneficial owners may be prohibited from giving a proxy to vote those customers' shares. These non-voted shares are referred to as "broker non-votes." Broker non-votes are counted as present for purposes of determining whether a quorum is present. Broker non-votes do not affect the outcome of the vote on any proposal.

     We do not expect that any matter other than the proposal to approve the merger agreement will be brought before the Access One special meeting. If, however, the Access One board properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

     Adjournments may be made for the purpose of soliciting additional proxies. Any adjournment may be made by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting. A quorum is not needed for an adjournment. No announcement is needed for an adjournment other than the announcement made at the meeting. Access One does not currently intend to seek an adjournment of the meeting.

HOW TO VOTE BY PROXY

     Complete, sign, date and return the enclosed proxy card in the enclosed envelope. Proxies must be received by Access One prior to the date of the special meeting.

REVOCABILITY OF PROXIES

     You may revoke a proxy at any time before the special meeting. To revoke your proxy, you must file a duly executed revocation of proxy with the clerk of Access One. Then you must submit a new duly executed proxy by mail or by appearing at the special meeting and voting in person. Attendance at the Access One special meeting will not constitute revocation of a proxy. If you hold shares in the name of your broker, bank or other nominee, then you must bring a legal proxy from your broker, bank or other nominee to the meeting in order to vote in person.

SOLICITATION OF PROXIES

     Access One will bear the cost of the solicitation of proxies from its stockholders. Proxies will be solicited on behalf of the board of directors. Directors, officers and employees may solicit proxies. No additional compensation will be paid for the solicitations made by directors, officers or employees. Access One will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. Access One will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As part of each company's strategy of enhancing stockholder value and improving its competitive position within its industry segment, Talk.com and Access One have regularly considered acquisition opportunities, joint ventures and other partnerships and strategic alliances. During the course of 1999, management of Talk.com developed a strategy to broaden and diversify the group of marketing partners with which Talk.com has relationships and to increase its product offerings. In particular, in late 1999, management of Talk.com developed a plan to introduce and market bundled local and long distance telephone service to residential and small business customers in selected markets on a nationwide basis.

     On November 5, 1999, the FCC issued an order requiring traditional local telephone companies to offer to competitors the separate facilities, features and other components of their networks that those competitors need in order to provide local telephone service to customers. The combination of these facilities, features and components is referred to in the telecommunications industry as an unbundled network element platform, or "UNE-P." See "Talk.com Business - Recent Regulatory and Other Developments." Talk.com believes that this change in FCC regulations created an enhanced opportunity for Talk.com to build or acquire local telephone service capabilities that it can offer to customers on a cost effective basis alone or in combination with its existing long distance service.

     At a regularly scheduled meeting of the board of directors of Talk.com on February 7, 2000, Gabriel Battista, President, Chairman and Chief Executive Officer of Talk.com, discussed in detail with the board Talk.com's strategy to diversify its marketing channels and introduce new products, including providing local services. These discussions focussed in particular on Talk.com's opportunities to offer bundled local telephone service with its core long distance product.

     On February 14, 2000, Edward B. Meyercord III, the Executive Vice President -- Chief Financial Officer and Treasurer of Talk.com, contacted Bear, Stearns & Co. Inc. to discuss Talk.com's business strategy. Bear Stearns suggested to Mr. Meyercord that Access One, a competitive local exchange carrier with telecommunications interconnections in nine states in the BellSouth region, might favor a strategic alliance or other combination with a long distance carrier. Based on this information, Mr. Meyercord contacted Kenneth G. Baritz, then the Chairman and Chief Executive Officer of Access One, to discuss a possible combination of the two companies that would allow them to offer a combined package of local and long distance telecommunications services.

     On February 17, 2000, Messrs. Meyercord and Baritz met in Orlando, Florida, to discuss the advisability and terms of a possible merger or other business combination. Later that day, Sung Cho, Director, Corporate Finance, and Jeffrey Earhart, an employee of Talk.com, met in Orlando with Elizabeth Stallings, then the Treasurer of Access One, and Jack Allen, Director of Information Systems of Access One, to discuss their respective business operations.

     On February 18, 2000, Messrs. Meyercord, Cho and Earhart met in Orlando with Kevin Griffo, then the President and Chief Operating Officer of Access One, David Rodrigue, Director of Customer Service of Access One, Messrs. Baritz and
Allen, and Ms. Stallings to discuss significant aspects of their respective businesses and operations and the advantages and disadvantages of a possible combination of the two companies.

     On February 22, 2000, the board of directors of Access One held a special meeting to consider the proposed business combination and the future of the company. At the meeting, Kenneth Baritz, Kevin Griffo and William Rogers were present, as well as Steve Tunney of MCG Finance Corporation. The board considered and discussed, among other things, the strategic, operational and financial benefits of the proposed combination. See "-- Access One's Reasons for the Merger; Recommendation of the Access One Board of Directors." The board voted to approve the proposed merger and authorized Mr. Baritz and other senior officers to finalize the documentation and to take all necessary or appropriate actions to complete the merger.

     On February 23 and February 24, 2000, Messrs. Meyercord and Cho, with the assistance of Talk.com's legal counsel, prepared a preliminary acquisition proposal, which was sent to Mr. Baritz on February 24, 2000. The proposal suggested a stock-for-stock merger in which each share of Access One common stock would be exchanged for Talk.com common stock.

     On February 25, 2000, Mr. Meyercord contacted Bear Stearns and retained the firm as Talk.com's financial advisor in connection with the proposed acquisition. Also on that day, Aloysius T. Lawn IV, Executive Vice President -- General Counsel and Secretary of Talk.com, discussed with Mr. Baritz in detail the business, financial and legal due diligence that Talk.com planned to conduct with respect to Access One.

     On February 29, 2000, Gregory Wood, the Chief Information Officer, and Ben Serzo, Director, Computer Operations of Talk.com, visited Access One's facilities in Orlando, Florida and discussed significant aspects of Access One's business operations with Messrs. Baritz, Griffo, Allen and Rodrigue and Ms. Stallings. Also on that same day, Mr. Cho met in Washington, DC, with Salman Tajuddin, of MCG Finance Corporation, to discuss MCG's loan facility with Access One and other financial aspects of Access One's business.

     On March 1, 2000, Mr. Cho and representatives of Bear Stearns met in Orlando, Florida, with Messrs. Baritz, Griffo, Allen, Rodrigue and Ms.
Stallings to conduct a due diligence review of Access One's business and operations. The next day, Messrs. Meyercord and Cho met in Orlando, Florida, with Messrs. Baritz and Griffo and Ms. Stallings to review financial aspects of Access One's business. On March 7, 2000, Mr. Lawn discussed the proposed structure and terms of the merger with Mr. Baritz by telephone.

     On March 8, 2000, Mr. Battista and Messrs. Meyercord and Cho met in New Hope, Pennsylvania, with Messrs. Baritz and Griffo to discuss strategic aspects of the proposed combination. Mr. Lawn also participated in a portion of these conversations relating to the structure and terms of the merger. An additional meeting on this subject was held on March 10, 2000 in New Hope between Messrs. Meyercord and Cho on behalf of Talk.com and Messrs. Baritz and Griffo on behalf of Access One.

     On March 14, 2000, Messrs. Battista, Meyercord, Cho and George Vinall, Executive Vice President -- Business Development of Talk.com, held a further meeting with Messrs. Baritz and Griffo in Reston, Virginia to review strategic and financial aspects of the proposed combination, including potential synergies, cost savings and other factors affecting the decision to merge.

     During the period from March 15 to March 20, 2000, Messrs. Meyercord, Lawn, Cho and Baritz and representatives of Bear Stearns held numerous telephonic discussions and in person meetings in New Hope, Pennsylvania and Fort Lauderdale, Florida to discuss the terms of the proposed merger and to review business and financial due diligence materials. During this period, members of the board of directors of Talk.com were advised by telephone of the progress of the discussions on the proposed merger.

     On March 20, 2000, the board of directors of Talk.com held a special meeting to consider the proposed terms of the merger. Mr. Battista presented a detailed review of the underlying strategy and terms of the proposed merger with Access One. The board considered and discussed, among other things, strategic and financial aspects of the proposed combination, the proposed terms of the merger, and results of the business, financial and legal due diligence by members of Talk.com management and their financial and legal advisors. The board then authorized Talk.com's management to complete the discussion and negotiation of the terms of the proposed merger and to present to the Board a final proposal for approval. Mr. Battista introduced Mr. Baritz to the Talk.com board of directors. Mr. Baritz discussed in detail the historical and current business and operations of Access One and his own background and experience.

     During the period from March 21 to March 24, 2000, Messrs. Battista, Meyercord and Lawn, together with Talk.com's financial and legal advisors, held numerous meetings and discussions with Messrs. Baritz and Griffo and Access One's legal advisors with respect to the terms of the merger agreement and related documentation.

     On March 24, 2000, the board of directors of Talk.com held a special meeting by conference telephone. At that meeting, all board members were present except Mr. Fowler, as well as members of senior management and Talk.com's financial and legal advisers. Members of Talk.com's senior management discussed their views regarding the proposed combination and the strategic and operational benefits which could result from the combination. See "-- Talk.com's Reasons for the Merger; Recommendation of the Talk.com Board of Directors." Representatives of Bear Stearns reviewed the financial analysis that they had performed with respect to the proposed merger and the strategic, operational and financial aspects of the merger. Bear Stearns also delivered to the board its oral opinion, later confirmed in writing, that the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of Talk.com. See "-- Opinion of Financial Advisor to Talk.com." Following these presentations, a discussion ensued concerning the terms of the merger as set forth in the final drafts of the merger agreement and related documentation presented at the meeting. The board voted to approve the proposed merger and authorized Mr.
Battista and other officers to take all necessary or appropriate actions to complete the merger. After the board meeting was adjourned, Talk.com and Access One signed the merger agreement and related documents.

     The following day, on March 25, 2000, Mr. Fowler discussed the merger and the terms and conditions of the final merger agreement and related documents at length with members of Talk.com's senior management. Mr. Fowler and the other members of the board subsequently signed a unanimous consent of directors dated as of March 24, 2000, approving and ratifying the merger agreement and the related documents, the merger, and the issuance of additional of Talk.com common stock under the merger agreement.

     The members of the board of directors of Access One subsequently signed a unanimous consent dated as of March 24, 2000, approving and ratifying the merger, the merger agreement and the related documents.

TALK.COM'S  REASONS  FOR  THE  MERGER;  RECOMMENDATION  OF  TALK.COM'S  BOARD OF
DIRECTORS


     The telecommunications industry is constantly growing and highly competitive. Technological advancements and regulatory changes have prompted an increase in mergers, acquisitions and consolidations. These events have created entities that are capable of providing a full range of products and services both in domestic and international markets.

     Talk.com currently uses its own telecommunications network, One Better Net, to provide long distance services to its customers. As discussed above, in late 1999 and early 2000, Talk.com adopted a new strategy to offer a package of local and long distance telephone service to residential and small business customers in selected markets on a nationwide basis. To provide this integrated package of local and long distance telecommunications services, Talk.com plans to take advantage of recent legal and regulatory rulings that enable companies to gain access to the individual components of the traditional local telephone service provider's networks.

     To achieve its goal of entering the local carrier arena, toward the end of 1999 Talk.com announced that it would commence leasing local lines for resale in an effort to expand the portfolio of telecommunications services to small and medium-sized businesses. In addition, Talk.com has begun offering local calling service to its customers this year. One effective method for Talk.com to branch into the local carrier market is through the acquisition of established local carriers. Talk.com believes that a non-facilities based competitive local exchange carrier that offers a package of local telecommunications products, such as Access One, is an appropriate local carrier to acquire as a basis for expanding its own local service capabilities.

     Access One has substantial experience in providing local telecommunications services throughout the southeastern part of the United States. Talk.com plans to take advantage of Access One's experience in providing local telecommunications services to develop and market throughout the nation combined "all distance" packages of local and long distance services to residential and small business consumers.

     By merging with Access One, Talk.com expects to acquire an expanded capacity to provide local calling to its customers and to increase the variety of telecommunications services provided to its customers. Access One offers local and long distance telephone, voice-mail, teleconferencing, Internet and other enhanced and value-added services. In the opinion of Talk.com's management, the combination of Access One's capabilities in providing local telecommunication services with Talk.com's marketing strengths, core long distance offerings and on-line services will create a more comprehensive telecommunications services company with more choices for Talk.com's customers. Talk.com believes that offering bundled local and long distance service will result in decreased "churn," or frequency with which its customers change their long distance service to another carrier.

     Talk.com believes that the merger will enable it to achieve its strategic objectives. In particular, Talk.com believes that Access One's current arrangements with BellSouth with respect to UNE-P, entered into in February 2000, will enable Access One to provide local service to its customers in the future at prices significantly lower than it has paid in the past. Talk.com estimates, based on the number of Access One customers and assuming the conversion to UNE-P, that these cost savings may amount to approximately $700,000 per month, which, after the merger is completed, should increase the anticipated gross profit of the combined company in providing local service and bundled and local and long distance service to its customers. However, these estimates are based on Access One's limited experience under these new arrangements, and Talk.com cannot assure you that such cost savings or increased gross profit will in fact be realized or, if realized, that they will be as significant in amount as is currently anticipated.

     In reaching its decision to approve the merger and to recommend to stockholders the issuance of additional Talk.com common stock in the merger, the Talk.com board consulted with senior management and financial and legal advisors. The board also independently considered a number of factors including the following:

     o    the complementary nature of the two companies' products and services;

     o the fact that Talk.com's stockholders will have the opportunity to participate in the potential for diversified and enhanced growth after the merger;

     o the fact that the combination would create an enhanced opportunity for Talk.com to sell bundled local and long distance services in the BellSouth region and nationally;

     o the possibility that bundled local and long distance services would reduce the frequency with which Talk.com's customers change long-distance carriers, or "churn," and would reduce selling and marketing costs;

     o the possibility that the incremental revenues and higher gross profit resulting from the combination and from an improved cost structure at Access One would provide a higher return on the marketing investments required to attract new customers;

     o the likelihood that Access One's expertise can be exported to other regional Bell operating company territories;

     o the possibility of combining Talk.com's successful marketing platform with Access One's ability to profitably re-sell local services;

     o the potential of Access One to enhance Talk.com's public market perception and result in an increased valuation of the combined company;

     o the possibility that bundled local and long distance services would significantly increase Talk.com's average revenue per customer and provide other opportunities for revenue growth;

     o the fact that Access One covers nine states in the BellSouth region and is the largest provider of unbundled network element platform local services in the southeastern United States;

     o the strategic and financial alternatives available to Access One, including remaining an independent company;

     o    the Bear Stearns financial presentation to the board of Talk.com;

     o the Bear Stearns opinion that the exchange ratio is fair, from a financial point of view, to the stockholders of Talk.com;

     o    the  terms  and   conditions  of  the  merger   agreement,   including
          termination fees and closing conditions;

     o the agreement by Access One stockholders representing more than 50% of the outstanding common stock of Access One to vote in favor of the merger; and

     o the qualification of the merger as a tax-free transaction for United States federal income tax purposes (except for any tax resulting from cash received by Access One stockholders for fractional interests in shares of Talk.com common stock).

     The Talk.com board also reviewed with senior management and its legal and financial advisors a number of additional factors relevant to the merger, including:

     o    historical   information   concerning   Talk.com's  and  Access  One's
          respective   businesses,    financial   performance   and   condition,
          operations, technology, management and competitive position;

     o Talk.com's view as to the financial condition, results of operations and businesses of Talk.com and Access One before and after giving effect to the merger, based on management's due diligence;

     o the changing regulatory environment with regard to UNE-P and other aspects of Talk.com's and Access One's businesses;

     o reports from management and legal advisors as to the results of their due diligence investigation of Access One and its operations; and

     o current financial market conditions and historical market prices and trading information with regard to Talk.com's common stock.

     The Talk.com board also identified and considered the following potentially negative factors in its deliberations concerning the merger:

     o the risk that key benefits of each company's products and services cannot be integrated into a unified product line delivering all the capabilities of both companies;

     o the risk that the integration of the two companies' respective operations and employees might not occur in a timely manner and that the operations of the two companies might not be successfully integrated;

     o the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

     o the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     o the risk that the potential benefits sought in the merger might not be fully realized; and

     o the other risks described under the caption "Risk Factors" presented earlier in this joint proxy statement/prospectus.

     The information and factors considered by the Talk.com board are not intended to be exhaustive but include all material factors considered by the Talk.com board. In view of the variety of factors considered in connection with its evaluation of the merger, the Talk.com board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Talk.com board may have given different weight to different factors.

     After careful consideration, the Talk.com board unanimously determined that the terms of the merger agreement are fair to and in the best interests of Talk.com and its stockholders, and approved the merger, the issuance of additional Talk.com common stock under the merger agreement, and the terms of the merger agreement and related documents. The Talk.com board unanimously recommends that you vote FOR the issuance of additional Talk.com common stock under the merger agreement.

ACCESS ONE'S REASONS FOR THE MERGER; RECOMMENDATION OF ACCESS ONE'S BOARD OF DIRECTORS

     The telecommunications industry is constantly growing and highly competitive. Technological advancements and regulatory changes have prompted an increase in mergers, acquisitions and consolidations. These events have created entities that are capable of providing a full range of products and services both in domestic and international markets.

     Access One currently provides local telecommunication services throughout the southeastern part of the United States. Access One has built a platform for such services with an excess capacity and Talk.com has a large customer base and is in search of such excess capacity. Talk.com currently uses its own telecommunications network, One Better Net, to provide long distance services to its customers. To provide an integrated package of local and long distance telecommunications services, Talk.com plans to take advantage of recent legal and regulatory rulings that enable companies to gain access to the individual components of the traditional local telephone service provider's networks.

     Access One believes that the telecommunications industry is moving toward a bundled product where unlimited local, vertical features and long distance services will be billed by one vendor, at one rate, through a single invoice. Access One could achieve its goal of offering a bundled product by merging with an established long distance carrier. Access One believes that a competitive long distance carrier that offers a package of telecommunications products, such as Talk.com, is an appropriate long distance carrier to merge with as a basis for expanding its own telecommunications service capabilities.

     Talk.com has substantial experience in providing long distance telecommunications services throughout the United States. Access One plans to take advantage of Talk.com's experience in providing long distance telecommunications services to develop and market throughout the nation combined "all distance" packages of local and long distance services to residential and small business consumers.

     By merging with Talk.com, Access One expects to provide long distance calling to its customers and to increase the variety of telecommunications services provided to its customers. Talk.com offers long distance telephone, teleconferencing and other enhanced and value-added services. In the opinion of Access One's management, the combination of Access One's services with Talk.com's on-line billing services and marketing arrangements will create a more comprehensive telecommunications services company with more choices for Access One's customers. Access One believes that, over time, the merger will lead to a significant reduction in operating costs and capital expenditures and enable it to efficiently achieve its strategic objectives. The combined company would have greater access to capital markets to finance future growth, at more favorable rates, than Access One would have on its own. In addition, the combined company would have more flexibility to accomplish future acquisitions with equity rather than debt.

     In reaching its decision to approve the merger agreement and the merger, and to recommend that the stockholders approve the merger agreement and the merger, the Access One board consulted with senior management and advisors. The board also independently considered a number of factors including the following:

     o    the complementary nature of the two companies' products and services;

     o the fact that Access One's stockholders will have the opportunity to participate in the potential for diversified and enhanced growth after the merger;

     o the fact that Access One's stockholders would gain liquidity by receiving publicly traded common stock of Talk.com in place of their Access One common stock, which is not publicly traded;

     o the fact that the combination would create an opportunity to create and sell bundled local and long distance services in the BellSouth region and nationally;

     o the possibility that the incremental revenues and higher gross profit resulting from the combination will provide a higher return on the marketing investments required to attract new customers;

     o the operational and administrative cost savings that would result from the merger with Talk.com;

     o the fact that the merger will bring together the complementary assets, resources and expertise of the two companies, which should enable the consolidated company to effectively compete in the rapidly changing telecommunications markets;

     o the potential ability of Access One to utilize Talk.com's existing marketing relationships and internet capabilities to accelerate sales;

     o the potential of Access One to enhance Talk.com's public market perception and result in an increased valuation of the combined company;

     o the possibility of significantly increasing the average revenue per customer by combining local services with long distance services;

     o the likelihood that bundled local and long distance services would significantly increase revenue opportunities, would reduce selling and marketing costs, and may reduce the frequency with which Talk.com's customers change long-distance carriers;

     o the qualification of the merger as a tax-free transaction for U.S. federal income tax purposes (except for any tax resulting from cash received by Access One stockholders for fractional interests in shares of Talk.com common stock).

     The Access One board also reviewed with senior management and legal and financial advisors a number of additional factors relevant to the merger, including:

     o    historical   information   concerning   Talk.com's  and  Access  One's
          respective   businesses,    financial   performance   and   condition,
          operations, technology, management and competitive position;

     o current financial market conditions and historical market prices and trading information with regard to Talk.com's common stock.

     The  Access  One  board  also   identified  and  considered  the  following
potentially negative factors in its deliberations concerning the merger:

     o the risk that key benefits of each company's products and services cannot be integrated into a unified product line delivering all the capabilities of both companies;

     o the risk that the integration of the two companies' respective operations and employees might not occur in a timely manner and that the operations of the two companies might not be successfully integrated;

     o the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

     o the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     o the risk that potential benefits sought in the merger might not be fully realized; and

     o the other risks described under the caption "Risk Factors" presented earlier in this joint proxy statement/prospectus.

     The information and factors considered by the Access One board is not intended to be exhaustive but includes all material factors considered by the Access One board. In view of the variety of factors considered in connection with its evaluation of the merger, the Access One board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Access One board may have given different weight to different factors.

     After careful consideration, the Access One board determined that the terms of the merger agreement are fair to and in the best interests of Access One and its stockholders. As a result, the board approved the merger agreement and the merger. The Access One board recommends that you vote FOR approval of the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO TALK.COM

OVERVIEW

     Talk.com retained Bear Stearns to act as its financial advisor in connection with the merger. Bear Stearns delivered its oral opinion, on March 24, 2000, to the Talk.com board of directors to the effect that, and based upon and subject to the assumptions made, the exchange ratio pursuant to the merger was fair, from a financial point of view, to holders of shares of Talk.com common stock. Bear Stearns' oral opinion was subsequently confirmed by its written opinion dated March 24, 2000.

     The full text of Bear Stearns' written opinion is attached as Annex E to this joint proxy statement/prospectus. Holders of Talk.com common stock are urged to read the Bear Stearns opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by Bear Stearns, as well as the limitations on the information considered and analysis presented.

THE BEAR STEARNS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE TALK.COM BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO PURSUANT TO THE MERGER TO HOLDERS OF SHARES OF TALK.COM COMMON STOCK AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, DOES NOT CONSTITUTE A RECOMMENDATION TO THE TALK.COM BOARD OF DIRECTORS IN CONNECTION WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF TALK.COM COMMON STOCK AS TO HOW TO VOTE AT THE TALK.COM ANNUAL MEETING. BEAR STEARNS DID NOT EXPRESS ANY OPINION AS TO TALK.COM'S UNDERLYING BUSINESS DECISION TO PURSUE THE MERGER OR THE PRICE OR RANGE OF PRICES AT WHICH TALK.COM COMMON STOCK MAY TRADE SUBSEQUENT TO THE ANNOUNCEMENT OF THE MERGER.

     The exchange ratio and the terms of the merger were determined by arm's-length negotiations between Talk.com and Access One and were not based on any recommendation by Bear Stearns. Talk.com did not impose any limitations on Bear Stearns with respect to the investigation made or the procedures followed by Bear Stearns in rendering its opinion.

In arriving at its opinion, Bear Stearns, among other things:

     o    reviewed the merger agreement;

     o reviewed Talk.com's recent filings with the Securities and Exchange Commission;

     o reviewed Access One's (i) audited financial statements for the fiscal years ended October 31, 1997, October 31, 1998 and October 31, 1999 and (ii) interim unaudited financial statements through January 31, 2000;

     o reviewed certain operating and financial information related to Talk.com's business and prospects on a standalone basis, including certain projections for the ten year period through December 31, 2009, prepared and provided to Bear Stearns by Talk.com's management;

     o reviewed certain operating and financial information related to Access One's business and prospects on a standalone basis, prepared and provided to Bear Stearns by Access One's management, and certain projections for the ten year period through December 31, 2009 relating to Access One, prepared and provided to Bear Stearns by Talk.com's management;

     o reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Talk.com's management;

     o met with certain members of Talk.com's and Access One's senior management to discuss each company's respective business, operations, historical and projected financial results and future prospects as well as certain estimates of revenue enhancements, cost savings and other combination benefits for the combined company expected to result from the merger;

     o reviewed the historical prices, trading multiples and trading volumes of the shares of Talk.com common stock;

     o reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Talk.com and Access One;

     o reviewed the terms of recent precedent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Access One;

     o performed discounted cash flow analyses relating to each of Talk.com and Access One on a standalone basis and also on a pro forma combined basis, both including and excluding the estimated combination benefits; and

     o reviewed the pro forma financial results, financial condition and capitalization of Talk.com on a pro forma basis giving effect to the merger.

     Bear Stearns relied upon, without independent verification, the accuracy and completeness of the financial and other information provided by Talk.com and Access One, including without limitation certain projections and estimated combination benefits expected to result from the merger. With respect to such projections and estimated combination benefits that could be achieved upon consummation of the merger, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Talk.com and Access One as to the expected future performance of Talk.com and Access One, as well as of Talk.com on a pro forma basis giving effect to the merger. Bear Stearns did not independently verify or assess any such information or the projections and combination benefits provided, and Bear Stearns further relied upon the assurances of the senior managements of Talk.com and Access One that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Talk.com or Access One, nor was Bear Stearns furnished with any such appraisals. In addition, Bear Stearns assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In its analyses, Bear Stearns, at Talk.com's direction and with Talk.com's consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Talk.com, Access

One or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by Bear Stearns in rendering its opinion are not necessarily reflective of actual values or predictive of future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which companies or securities may actually be sold.

     The Talk.com  board of  directors  retained  Bear  Stearns  based upon Bear
Stearns'   qualifications,   experience  and  expertise.   Bear  Stearns  is  an
internationally recognized investment banking firm which, as part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has previously rendered investment banking and financial advisory services to Talk.com and has received fees for rendering these services. In addition to acting as Talk.com's advisor in connection with the merger, Bear Stearns has previously been retained by Talk.com's predecessor company, Tel-Save Holdings, Inc., as an underwriter in connection with its offering of $300 million of 4.5% convertible subordinated notes in September 1997. In the ordinary course of its business, Bear Stearns may actively trade the equity and/or debt securities of Talk.com for its own account or for accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in such securities.

     Pursuant to the terms of the engagement letter between Talk.com and Bear Stearns dated March 24, 2000, Talk.com agreed to pay to Bear Stearns (i) a cash fee of $750,000 upon the delivery by Bear Stearns of a fairness opinion and (ii) a cash fee payable upon consummation of the merger (less any fees paid pursuant to (i) above) equal to the higher of (a) 0.8% of the total transaction value upon consummation of the merger or (b) $2,000,000.

     In addition, Talk.com has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by it in connection with the merger, including the reasonable fees and disbursements of its legal counsel. Talk.com also has agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Summary of Analyses

     The following is a summary of the material financial analyses presented by Bear Stearns to the Talk.com board of directors on March 24, 2000. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

     SUMMARY VALUATION ANALYSIS. Bear Stearns reviewed the aggregate equity and enterprise values of Access One based on Talk.com's closing stock price on March 23, 2000. In addition, Bear Stearns analyzed the implied multiples of enterprise value to local access lines as of February 29, 2000, last quarter annualized revenues and EBITDA (which is a company's earnings before interest, taxes, depreciation and amortization), as well as projected revenues and projected EBITDA for the fiscal years ended December 31, 2000 and December 31, 2001. Such analyses are summarized in the table below:

                           SUMMARY VALUATION ANALYSIS

                                                             AT MARKET
                                                           AS OF 3/23/00
                                                          --------------
            VALUATION
            TALK.COM STOCK PRICE ......................    $   13.69
            GROSS EQUITY VALUE ........................    $   195.5
            NET EQUITY VALUE ..........................        191.0
            ENTERPRISE VALUE ..........................        209.2
            ENTERPRISE VALUE/REVENUE
            LAST QUARTER ANNUALIZED ...................         6.2x
            2000E (1) .................................         4.2x
            2001P (1) .................................         2.5x
            ENTERPRISE VALUE/EBITDA
            LAST QUARTER ANNUALIZED ...................           NM
            2000E (1) .................................        36.9x
            2001P (1) .................................        14.3x
            ENTERPRISE VALUE/ACCESS LINES (2) .........   $  3,680.8

---------------------
(1) CALENDAR YEAR ENDING DECEMBER 31ST.
(2) AS OF FEBRUARY 29, 2000.

     ANALYSIS OF SELECTED PRECEDENT M&A TRANSACTIONS. Bear Stearns reviewed selected precedent mergers and acquisitions involving companies that, like Access One, provide local telecommunications services. Bear Stearns noted that most precedent transactions involving such companies are not directly relevant for the purpose of comparison to the merger, as such precedent transactions were, among other things, (i) considerably larger in size and (ii) mainly involved facilities based operators. However, Bear Stearns did make a direct comparison of the merger to the acquisitions of ATX Telecommunications Services by CoreComm Limited and Ovation Communications Inc. by McLeodUSA Inc., which were announced on March 10, 2000 and January 11, 1999, respectively. Bear Stearns also compared the merger to a universe of acquisitions involving Rural Local Exchange Carriers ("RLECs") and a universe of transactions involving the purchase of local access lines. The table below summarizes certain relevant statistics from these analyses:

                       PRECEDENT M&A TRANSACTION ANALYSIS

                                                                                     TRANSACTION
                                                                     TRANSACTION     VALUE/LAST
                                                                        VALUE/         QUARTER
          DATE              TARGET      ACQUIROR     TRANSACTION        ACCESS       ANNUALIZED
       ANNOUNCED             NAME         NAME          VALUE           LINES          REVENUE
-----------------------   ---------   -----------   -------------   -------------   ------------
         3/10/00             ATX        CoreComm      $  910.7          $9,107      6.1x
         1/11/99           Ovation     McLeodUSA         402.5           8,831      7.9x

       Selected RLEC
     Transactions (1)                                                   $3,939       NA
  Selected Access Line
      Purchases (2)                                                      3,000       NM

---------------------
(1) A universe of 40 acquisitions of RLECs.
(2) A universe of 17 access lines purchases (mostly rural access lines).

     Bear Stearns noted that neither the ATX/CoreComm and Ovation/McLeodUSA transactions nor the RLEC and access line transactions are identical to the merger. Bear Stearns noted further that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Access One versus the acquisition value of any other comparable company in general and ATX and Ovation in particular.

     DISCOUNTED CASH FLOW ANALYSIS. Bear Stearns performed discounted cash flow analyses to determine a range of estimated per share equity values for Talk.com and estimated total equity value for Access One on a standalone basis. In addition, Bear Stearns performed discounted cash flow analyses to determine a range of estimated per share equity values for Talk.com on a pro forma basis giving effect to the merger.

   Talk.com Standalone Discounted Cash Flow Analyses. Bear Stearns performed a discounted cash flow analysis of the after-tax cash flows of Talk.com on a standalone basis for the ten year period beginning January 1, 2000 and ending December 31, 2009. Bear Stearns calculated a terminal value for Talk.com on a standalone basis by applying to projected EBITDA in 2009 a range of multiples of 6.0x to 8.0x. Bear Stearns determined that such range of terminal multiples was appropriate for valuing Talk.com based on (i) the implied perpetual growth rates of free cash flow derived from such multiples, (ii) Bear Stearns' review of small-capitalization long distance companies generally comparable to Talk.com and (iii) Bear Stearns' overall experience in valuing growth-oriented companies. Bear Stearns chose weighted average costs of capital ("WACC") ranging from 14.0% to 16.0% based on several judgements by Bear Stearns regarding factors such as (i) inherent business risk of Talk.com, (ii) the weighted average, unlevered equity beta of companies comparable to Talk.com and (iii) estimates of Talk.com's cost of debt and prospective capital structure.

     The discounted cash flow analyses of Talk.com on a standalone basis generated the following range of per share discounted cash flow equity values:

               TALK.COM STANDALONE DISCOUNTED CASH FLOW ANALYSIS

                    EBITDA EXIT MULTIPLE IN 2009
               ---------------------------------------
    WACC           6.0X          7.0X          8.0X
------------   -----------   -----------   -----------
  14.0%         $  32.54      $  35.31      $  38.09
  15.0%            30.44         32.98         35.52
  16.0%            28.51         30.84         33.18


     Bear Stearns compared the following historical trading prices for Talk.com common stock to the Talk.com per share discounted cash flow equity values as outlined in the table above.

                            TALK.COM STOCK PRICE DATA

            CLOSING STOCK PRICE ON 3/23/00 .........    $13.69
            5-DAY AVERAGE ..........................     14.15
            10-DAY AVERAGE .........................     14.42
            20-DAY AVERAGE .........................     15.09
            PAST YEAR HIGH CLOSING PRICE ...........     20.13
            PAST YEAR LOW CLOSING PRICE ............      8.69


     Access One Standalone Discounted Cash Flow Analyses. Bear Stearns performed discounted cash flow analyses on the after-tax cash flows of Access One on a standalone basis. After-tax cash flows for the ten-year period beginning January 1, 2000 and ending on December 31, 2009 were calculated as after-tax earnings before depreciation and amortization less changes in working capital and capital expenditures. Bear Stearns calculated a terminal value for Access One on a standalone basis by applying to projected EBITDA in 2009 a range of multiples of 7.0x to 9.0x. Bear Stearns determined that such range of terminal multiples was appropriate for valuing Access One based on (i) the implied  perpetual  growth rates of free cash flow derived from such  multiples,
(ii) Bear Stearns' review of telecommunications companies generally comparable to Access One and (iii) Bear Stearns' overall experience in valuing growth-oriented companies. Bear Stearns chose weighted average costs of capital ranging from 15.0% to 17.0% based on several assumptions regarding factors such as the (i) inherent business risk of Access One, (ii) the weighted average, unlevered equity beta of companies comparable to Access One and (iii) estimates of Access One's cost of debt and prospective capital structure.

     Bear Stearns' discounted cash flow analyses of Access One on a standalone basis generated the following range of equity values:

            ACCESS ONE STANDALONE DISCOUNTED CASH FLOW ANALYSIS (1)

                    EBITDA EXIT MULTIPLE IN 2009
               ---------------------------------------
    WACC           7.0X          8.0X          9.0X
------------   -----------   -----------   -----------
  15.0%         $  456.6      $  498.7      $  540.9
  16.0%            422.3         460.9         499.5
  17.0%            390.9         426.3         461.8

---------------------
(1) EXCLUDES IMPACT OF PROJECTED COMBINATION BENEFITS.

     Talk.com Pro Forma Discounted Cash Flow Analyses. Bear Stearns performed discounted cash flow analyses of the after-tax cash flows of Talk.com and Access One on a pro forma combined basis giving effect to the merger. Bear Stearns based its analyses on the Talk.com and Access One projections, both with and without certain estimated combination benefits, prepared and provided to Bear Stearns by Talk's management based on extensive guidance from Access One's management.

     The  resulting  ranges of per share  discounted  cash flow equity values of
Talk.com  on  a  pro  forma  basis,  both  including  and  excluding   estimated
combination benefits, are outlined in the table below:

               TALK.COM PRO FORMA DISCOUNTED CASH FLOW ANALYSIS

          WITHOUT COMBINATION BENEFITS                      WITH COMBINATION BENEFITS
------------------------------------------------- ----------------------------------------------
                EBITDA EXIT MULTIPLE IN 2009(2)                EBITDA EXIT MULTIPLE IN 2009(2)
              -----------------------------------            -----------------------------------
                 7.0X/       8.0X/       9.0X/                  7.0X/       8.0X/       9.0X/
   WACC(1)        6.0X        7.0X        8.0X      WACC(1)      6.0X        7.0X        8.0X
------------- ----------- ----------- ----------- ---------- ----------- ----------- -----------
   15%/14%     $  32.87    $  35.63    $  38.39    15%/14%    $  37.48    $  40.78    $  44.09
   16%/15%        30.70       33.23       35.76    16%/15%       34.94       37.97       41.00
   17%/16%        28.72       31.04       33.36    17%/16%       32.61       35.39       38.17

---------------------
(1)  Represents the estimated WACC for Access One and Talk.com, respectively

(2) Represents the estimated multiples of EBITDA for Access One and Talk.com, respectively

     Bear Stearns then calculated the premium or discount of such implied pro forma per share discounted cash flow equity values to Talk.com's standalone per share discounted cash flow equity values under the various scenarios as described above:

            PREMIUM / (DISCOUNT) RELATIVE TO TALK.COM'S STANDALONE
                      PER SHARE DISCOUNTED CASH FLOW VALUE

          WITHOUT COMBINATION BENEFITS                          WITH COMBINATION BENEFITS
-------------------------------------------------   -------------------------------------------------
                     EBITDA EXIT MULTIPLE IN                           EBITDA EXIT MULTIPLE IN
                             2009(2)                                           2009(2)
                ---------------------------------                ------------------------------------
                  7.0X/       8.0X/       9.0X/                     7.0X/        8.0X/        9.0X/
   WACC(1)         6.0X        7.0X        8.0X       WACC(1)       6.0X         7.0X         8.0X
-------------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
   15%/14%          1.0%        0.9%        0.8%     15%/14%         15.2%        15.5%        15.7%
   16%/15%          0.9         0.8         0.7      16%/15%         14.8         15.1         15.4
   17%/16%          0.7         0.6         0.6      17%/16%         14.4         14.7         15.0

---------------------

(1)  Represents the estimated WACC for Access One and Talk.com, respectively

(2) Represents the estimated multiples of EBITDA for Access One and Talk.com, respectively

     ILLUSTRATIVE VALUE CREATION ANALYSIS. Bear Stearns calculated implied per share equity values of Talk.com common stock on a pro forma basis, based on (i) a range of trading multiples of estimated 2001 revenue and (ii) a range of estimated combination benefits. Bear Stearns then compared such estimated pro forma values to Talk.com's closing stock price of $13.69 on March 23, 2000. Bear Stearns calculated the pro forma equity market value of Talk.com by subtracting total debt of both Talk.com and Access One from the implied pro forma enterprise value and adding cash and cash equivalents. Bear Stearns then calculated the pro forma per share equity value of Talk.com by dividing the aggregate pro forma equity value by the number of fully diluted common shares of Talk.com that would be outstanding based on the exchange ratio pursuant to the merger.

     The assumed multiples of estimated 2001 revenue ranged from 1.00x to 3.00x with a blended mid-point multiple of 1.30x, which was based on (i) Talk.com's current trading multiple of estimated 2001 revenue (i.e., 1.15x) and (ii) Access One's implied multiple of 2001 revenue (i.e., 2.5x) based on the exchange ratio. Bear Stearns analyzed the implied per share equity values of Talk.com against an estimated range of annual revenue benefits expected to result from the merger of $0.0 to $150.0 million, which revenue benefits were capitalized at the respective multiples of 2001 revenue. Bear Stearns noted that projected revenue benefits pursuant to the transaction were estimated to be approximately $8.0 million, $77 million and $152.0 million in 2000, 2001 and 2002 respectively. The range of Talk.com implied pro forma per share equity values based on these multiples and estimated annual combination benefits are set forth in the following table:

                   PRO FORMA EQUITY VALUE PER TALK.COM SHARE

                                          2001 REVENUE MULTIPLE
     REVENUE       -------------------------------------------------------------------
    SYNERGIES         1.00X         1.15X         1.30X         2.15X         3.00X
----------------   -----------   -----------   -----------   -----------   -----------
$   0.0             $  10.69      $  12.21      $  13.64      $  22.16      $  30.36
   37.5                11.12         12.70         14.19         23.05         31.56
   75.0                11.54         13.20         14.75         23.94         32.76
  112.5                11.97         13.69         15.30         24.82         33.96
  150.0                12.40         14.18         15.85         25.69         35.16


     The following table sets forth the percentage premium of the implied values in the table above to the closing price of $13.69 of Talk.com common stock on March 23, 2000:

                 PREMIUM TO TALK.COM STOCK PRICE OF $13.69 AS
                               OF MARCH 23, 2000

                                            2001 REVENUE MULTIPLE
     REVENUE       -----------------------------------------------------------------------
    SYNERGIES          1.00X           1.15X           1.30X         2.15X        3.00X
----------------   -------------   -------------   ------------   ----------   -----------
$   0.0                 (21.9)%         (10.8)%         (0.3)%        61.9%        121.8%
   37.5                 (18.8)          ( 7.2)           3.7          68.4         130.6
   75.0                 (15.7)          ( 3.6)           7.7          74.9         139.3
  112.5                 (12.5)            0.0           11.8          81.4         148.1
  150.0                 ( 9.4)            3.6           15.8          87.7         156.9


     Bear Stearns compared the range of multiples of estimated 2001 revenue for Talk.com on a pro forma basis (i.e., 1.00x - 3.00x) to trading multiples of selected emerging telecommunications companies, which, in Bear Stearns' judgment, were generally comparable to the operations of Talk.com and Access One. Such multiples were based on publicly available information, including estimates in published third-party research reports. Such comparable companies and their respective multiples are set forth in the table below:

                          COMPARABLE TRADING MULTIPLES

                                                  ENTERPRISE
                                                  VALUE/2001
EMERGING TELECOMMUNICATIONS COMPANIES              REVENUE
----------------------------------------------   -----------
  Z-Tel Technologies .........................        6.9x
  CTC Communications Group ...................        5.4
  CoreComm Ltd. ..............................         NA
  Mpower .....................................       10.8
  Network Plus ...............................        9.3
  Focal ......................................       12.6
  US LEC .....................................        4.5
  CapRock Communications .....................        4.5

     Bear Stearns noted that none of the comparable companies is identical to Talk.com or Access One and that, accordingly, any analysis of comparable companies necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values of Talk.com and Access One versus the companies to which Talk.com and Access One were being compared.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

     This  discussion  does not address all aspects of federal  income  taxation that may be important to an Access One stockholder in light of that stockholder's particular circumstances or to an Access One stockholder subject to special rules, such as:

     o    a stockholder who is a foreign person;

     o    a financial institution or insurance company;

     o    a tax-exempt organization;

     o    a dealer or broker in securities;

     o    a  stockholder  that holds its  Access  One common  stock as part of a
          hedge,   appreciated   financial  position,   straddle  or  conversion
          transaction; or

     o a stockholder who acquired its Access One common stock on the exercise of employee stock options or otherwise as compensation.

     In   addition,   no   information   is   provided   in  this  joint   proxy
statement/prospectus with respect to the tax consequences of the merger under any non-income tax or under any applicable foreign, state or local laws.

     Access One has received an opinion of Blank Rome Tenzer Greenblatt LLP, as special tax counsel, dated as of the date of this joint proxy statement/prospectus, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Talk.com and Access One will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of Access One to complete the merger that tax counsel confirm its opinion as of the closing date. Access One does not intend to waive this condition.

     In delivering its opinion,  Blank Rome Tenzer Greenblatt LLP has relied on:
(1) representations and covenants made by Talk.com and Access One, including those contained in certificates of officers of Talk.com and Access One, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinion of Blank Rome Tenzer Greenblatt LLP has assumed, and Blank Rome Tenzer Greenblatt LLP's ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in applicable law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, Blank Rome Tenzer Greenblatt LLP may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that Blank Rome Tenzer Greenblatt LLP has delivered. Blank Rome Tenzer Greenblatt LLP's opinion neither binds the Internal Revenue Service nor precludes it or the courts from adopting a contrary position. Talk.com and Access One do not intend to obtain a ruling from the Internal Revenue Service on the tax consequences of the merger.

     Based upon the opinion of Blank Rome Tenzer Greenblatt LLP, the following will be the material United States federal income tax consequences of the merger:

     o no gain or loss will be recognized for federal income tax purposes by Talk.com, Aladdin Acquisition Corp. or Access One as a result of the merger;

     o except as described below with respect to cash received in lieu of fractional shares, a holder of Access One common stock will not recognize gain or loss on the exchange of shares of Access One common stock for Talk.com common stock under the merger;

     o a holder of Access One common stock who receives cash in lieu of Talk.com fractional shares will be treated for tax purposes as having received such fractional shares and then as having received cash in redemption thereof. Hence, provided the Access One common stock is held as a capital asset, a holder will generally recognize capital gains or losses equal to the difference between the amount of cash received and the holder's tax basis allocable to the Talk.com fractional shares. The gain or loss will be long term capital gain or loss if the shares of Access One common stock were held by the exchanging Access One stockholder for more than one year on the date of the closing;

     o the aggregate tax basis of the Talk.com common stock received by a holder, including any fractional share deemed received, will be the same as the aggregate tax basis of the Access One common stock exchanged therefor; and

     o the holding period of the Talk.com common stock, including any fractional share deemed received, will include the holding period of the Access One common stock surrendered therefor, provided that the shares of Access One common stock are held as capital assets on the closing date of the merger.

     Under the Internal Revenue Code, a holder of Access One common stock may be subject, under certain circumstances, to information reporting and may be subject to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional shares of Talk.com common stock pursuant to the merger, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the stockholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     THIS DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH,

OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY URGE EACH ACCESS ONE STOCKHOLDER TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER.

REGULATORY REVIEW RELATING TO THE MERGER

     In order to complete the merger, Access One and its subsidiaries must receive authorization from or be subject to review by various U.S. federal and state governmental agencies. As of the date of this joint proxy statement/prospectus, the FCC, and a majority of those states in the southeastern United States from which a substantial portion of the local intrastate revenues of Access One and its subsidiaries are derived, have completed their review or approval, as applicable, of the merger. These states include Alabama, Florida, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. It is possible that one or more other state governmental agencies will not provide the requested approvals or consents in a timely manner or at all or may seek, as a condition to any such approvals or consents, various regulatory concessions. Receipt of all requisite regulatory approvals and consents by each of Talk.com and Access One is a condition to the obligations of each of Talk.com and Access One to consummate the merger. There can be no assurance that all required regulatory approvals and consents will be obtained within the time frame contemplated by the merger agreement, on terms that are satisfactory to the parties, or at all.

     Antitrust. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which provides that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the requisite waiting period has expired or has been terminated. The required information and materials were filed with the Department of Justice and the Federal Trade Commission on April 6, 2000. On April 18, 2000 the Federal Trade Commission granted early termination of the waiting period under the Act. However, at any time before or after the merger, the Federal Trade Commission or the Department of Justice could take actions under the antitrust laws with respect to the merger, including seeking to enjoin consummation of the merger or seeking the divestiture by Talk.com of all or part of the stock or assets of Access One, or of other businesses conducted by Talk.com. In addition, state governments and private parties may also seek to take action under federal or state antitrust laws with respect to the merger.

     Other U.S. Federal and State Regulatory Approvals and Consents. The merger is subject to a number of other U.S. federal and state regulatory approvals and consents. Both Talk.com and Access One hold, either directly or indirectly, authority from the FCC under Section 214 of the Communications Act of 1934 to provide U.S. telecommunications services, including facilities-based and resold switched international and domestic long distance services, among other services. As a result, the merger required prior approval of the FCC. The application for approval of the merger was accorded streamlined review by the FCC, and was granted on May 31, 2000.

     Talk.com believes that under current United States law and policy as articulated by the FCC, there are no foreign ownership or other considerations that would cause the FCC to deny or specially condition the applications for transfer of control of Access One's authorizations to Talk.com. Talk.com has already secured a full complement of authorizations in its own right. No special operational or other conditions, other than those generally applicable to such authorizations, were attached by the FCC to such authorizations. The merger will not result in any new circumstances that would warrant the imposition of any such special operational or other conditions.

     With regard to the intrastate telecommunications operations of Access One and Talk.com, some state public utility commissions will require application for prior approval of the merger and others will require notification. The governing legal standards vary from state to state, but approval of or consent to the merger generally requires a showing that it is consistent with the public interest, convenience and necessity. As part of that evaluation, the public utility commissions may examine the impact of the merger on intrastate telecommunications competition, its effect on the customers and employees of Access One, Talk.com and other carriers within their jurisdiction, and other aspects of Talk.com's and Access One's businesses. The public utility commissions in some states have issued or are currently expected to issue the requisite approvals in a timely manner, and such approvals are not expected to delay the completion of the merger. However, Talk.com cannot assure you that all such approvals will be issued in a timely manner, or that such approvals will be granted on terms that are satisfactory to Talk.com.

     For a period of time after the FCC or a state public utility commission approves of and consents to the merger, the approvals and consents will be subject to judicial review upon appeal of a third party and reconsideration by the FCC or public utility commission. Closing the merger during this time period exposes Talk.com to the risk of reversal or modification of previously obtained approvals or consents.

APPRAISAL RIGHTS

     Under Delaware law, holders of Talk.com common stock will not have appraisal rights in connection with the merger.

     Under New Jersey law, holders of Access One common stock will not have appraisal rights in connection with the merger.

RESALE OF TALK.COM COMMON STOCK

     This joint proxy statement/prospectus does not cover any resales of the Talk.com common stock to be received by the stockholders of Access One upon completion of the merger. No one is authorized to make use of this joint proxy statement/prospectus in connection with any resale.

     All shares of Talk.com common stock received by Access One stockholders in the merger will be freely transferable, except that:

     o shares of Talk.com common stock received by persons who are affiliates of Talk.com at the time of the Talk.com annual meeting or affiliates of Access One at the time of the Access One special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act, and

     o the merger agreement restricts the resale of Talk.com shares received by Access One stockholders in the merger until the earlier of 90 days following the completion of the merger or October 31, 2000.

     Persons who are considered affiliates of Access One for resale purposes generally include individuals or entities that control, are controlled by or are under common control with Access One and include directors and executive officers of Access One.

     Officers, directors and employees of Access One who hold Access One stock options that are subject to accelerated vesting upon the merger will receive in the merger equivalent Talk.com stock options, which will be immediately exercisable. However, those persons will be prohibited from selling Talk.com stock obtained upon exercise of those options until one year after completion of the merger or, if earlier, the respective dates on which their original Access One options would have vested.

ACCOUNTING TREATMENT

     Talk.com will account for the merger under the purchase method of accounting, with Talk.com being the acquiror for accounting purposes.

     Under the purchase method of accounting, the assets and liabilities of Talk.com will be brought forward at their net book values. A new basis will be established for Access One's assets and liabilities and any excess of the consideration over the fair value of Access One's identifiable assets and liabilities will be accounted for as goodwill. The revenues and expenses of Talk.com and Access One will be consolidated from the date of consummation of the merger.


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

INTERESTS OF ACCESS ONE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendations of the Talk.com board and the Access One board with respect to the merger, you should be aware that officers and directors of Access One may have interests in the merger that are different from, or in addition to, their interests as stockholders of Talk.com and Access One. The Talk.com board and the Access One board were aware of such interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

     The vesting schedule of options issued to officers and directors of Access One under Access One's 1999 Stock Option Plan will accelerate upon the consummation of the merger. These options will become fully vested upon the consummation of the merger. Holders of these options will receive equivalent options to purchase Talk.com common stock which will be immediately exercisable. However, those holders will not be permitted to sell Talk.com common stock obtained upon exercise of those options until one year after the merger or, if earlier, the respective dates on which their original Access One options would have vested.

     A promissory note in the original principal amount of $3 million made by OmniCall, Inc., a wholly owned subsidiary of Access One, in favor of a director of Access One, will become immediately due and payable upon the consummation of the merger, and will be repaid in full by Talk.com.

     On March 24, 2000, Kenneth G. Baritz, then Chairman and Chief Executive Officer of Access One, and Kevin Griffo, then President of Access One, entered into three-year employment agreements with Talk.com, resigned from their positions as executive officers of Access One, and became executive officers of Talk.com. The board elected Elizabeth Stallings, the Treasurer of Access One, to the additional office of President of Access One. It is the intention of the parties that if the merger is not completed for any reason, then the employment agreements of Messrs. Baritz and Griffo with Talk.com will be terminated and they will return to their former positions at Access One.

     Under his employment agreement, Mr. Baritz was designated the President of Talk.com. He will receive a base salary of $300,000 per year and will participate in all benefit plans made available to Talk.com's senior executive officers.

     Mr. Griffo was designated Executive Vice President - Local Services of Talk.com. He will receive a base salary of $250,000 per year and will participate in all benefit plans made available to Talk.com's senior executive officers.

     Each of Messrs. Baritz and Griffo was granted an option to purchase 1,300,000 shares of Talk.com common stock at an exercise price of $13.69, the market price of Talk.com common stock at the close of business on the date preceding the date of grant. The options will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the date of grant, except that they will immediately become fully vested and exercisable upon a change in control of Talk.com. The options will expire on the tenth anniversary of the date of grant. Each of Messrs. Baritz and Griffo has also agreed not to compete with Talk.com for a period of 18 months after termination of his employment.

     After completion of the merger, Mr. Baritz, who will then be the President and a director of Talk.com, will serve under the escrow agreement as the representative of the former stockholders of Access One with respect to any claims by Talk.com of a breach by Access One of its representations and warranties under the merger agreement.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that Talk.com will refrain from taking any action to alter or impair any indemnification provisions presently existing in the Access One certificate of incorporation or by-laws with respect to identified matters involving officers and directors of Access One, and will honor such obligations with respect to all such identified matters.


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

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

     This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. The following description does not purport to be complete and is qualified by reference to the merger agreement. We encourage you should to read the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

     When the merger occurs, Aladdin Acquisition Corp., a wholly owned subsidiary of Talk.com created for purposes of the merger, will be merged with and into Access One in accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act. Access One will be the surviving corporation of the merger and as a result will become a wholly owned subsidiary of Talk.com.

TIMING OF CLOSING

     The merger will become effective on the date we file certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, or at such later time as we may agree and specify in the certificate of merger. We plan to file the certificate of merger as soon as practicable after the conditions set forth in the merger agreement have been satisfied or waived.

CONVERSION OF ACCESS ONE COMMON STOCK

     At and as of the effective time of the merger, each outstanding share of Access One common stock will be converted into 0.571428 shares of Talk.com common stock. As of the effective time, Access One shares will be canceled and will cease to exist and a holder of such shares will cease to have any rights with respect to the shares except the right to receive the corresponding number of shares of Talk.com common stock. Talk.com will not issue any fractional shares of its common stock in the merger. Instead, each Access One stockholder otherwise entitled to a fractional share of Talk.com common stock will be paid an amount in cash equal to such fraction of a share multiplied by $14.00.

     Talk.com will appoint an exchange agent to handle the exchange of Access One common stock in the merger for Talk.com common stock. Soon after the effective time of the merger, the exchange agent will send to each holder of Access One common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Access One stock certificates to the exchange agent. Holders of certificates representing shares of Access One common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate number of shares of Talk.com common stock. Holders of unexchanged shares of Access One common stock will not be entitled to receive any dividends or other distributions payable by Talk.com after the effective time of the merger until their certificates are surrendered or, with respect to uncertificated shares, until a properly completed letter of transmittal is delivered to the exchange agent.

CONVERSION OF ACCESS ONE STOCK OPTIONS AND WARRANTS

     Outstanding options and warrants to purchase Access One common stock, other than warrants held by MCG Finance Corporation, will automatically be converted into equivalent options to purchase Talk.com common stock, based on the share exchange ratio in the merger of 0.571428 shares of Talk.com common stock for each share of Access One common stock. MCG has separately agreed to exchange its warrants in the merger, on the basis of the same exchange ratio, for approximately 1.2 million shares of Talk.com common stock. MCG will therefore be treated as though it had exercised its warrants immediately before the merger. Under a consulting agreement to be entered into with Talk.com, MCG will also receive a new warrant to purchase 300,000 shares of Talk.com common stock. The warrant will be exercisable at a price per share equal to the average closing price of Talk.com common stock during the ten business days preceding the date of completion of the merger.


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

EXCHANGE AGENT

     First  City  Transfer  Company,   the  transfer  agent  and  registrar  for
Talk.com's common stock, will act as exchange agent in connection with the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Access One to Talk.com, including representations and warranties relating to:

     o    organization, standing and power,

     o    capitalization,

     o absence of conflicts between organizational documents, laws and agreements and the transactions under the merger agreement,

     o power and authority to enter into and consummate the transactions under the merger agreement,

     o    customers and suppliers,

     o    brokers' and finders' fees with respect to the merger,

     o    title to assets,

     o    subsidiaries and ownership of subsidiary stock,

     o financial statements and incurrence of liabilities since January 1, 2000,

     o    conduct of business since January 1, 2000,

     o    compliance with applicable laws,

     o    tax matters,

     o    ownership and leasing of real property and other tangible assets,

     o    intellectual property,

     o    material contracts,

     o    insurance,

     o    litigation and liabilities,

     o    employees,

     o    employee benefits,

     o    environmental, health and safety matters,

     o    business relationships with stockholders and their affiliates,

     o    bank accounts, and

     o    accounting matters.

     The merger agreement also contains representations and warranties made by Talk.com to Access One, including representations and warranties relating to:

     o    organization, standing and power,

     o    capitalization,

     o absence of conflicts between organizational documents, laws and agreements and the transactions under the merger agreement,

     o    the absence of voting agreements affecting the merger,

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

     o power and authority to enter into and consummate the transactions under the merger agreement,

     o    brokers' and finders' fees with respect to the merger,

     o    continuity of business, for federal income tax purposes,

     o    filings with the SEC,

     o    compliance with the listing requirements of Nasdaq,

     o authorization of shares of Talk.com common stock to be issued in the merger,

     o    litigation, and

     o absence of material adverse effects since the date of the most recent report filed with the SEC.

     The representations and warranties of Talk.com and Access One will survive for a period of one year following the merger.

COVENANTS

     Each of Talk.com and Access One has undertaken several covenants in the merger agreement. The following summarizes some of these covenants.

     Cooperation Covenant. Talk.com and Access One will cooperate with each other to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

     Conduct of business of Access One pending the completion of the merger. Access One is required to conduct its business in the ordinary course consistent with past practice until the effective time of the merger. In particular, Access One has agreed that, until the completion of the merger, except as otherwise permitted by the merger agreement or if Talk.com consents in writing, it and its subsidiaries will not:

     o sell, lease, transfer, or assign any of its assets, tangible or intangible, other than in the ordinary course of business consistent with past practice;

     o enter into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $250,000 or other than in the ordinary course of business consistent with past practice;

     o accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $250,000 to which any of Access One and its subsidiaries is a party or by which any of them is bound;

     o    make  any   capital   expenditure   (or  series  of  related   capital
          expenditures) either involving more than $250,000 or other than in the ordinary course of business consistent with past practice;

     o make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans or acquisitions) either involving more than $50,000 or other than in the ordinary course of business consistent with past practice;

     o issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $250,000 in the aggregate;

     o    delay  or  postpone   the  payment  of  accounts   payable  and  other
          liabilities other than in the ordinary course of business consistent with past practice;

     o cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $50,000 or other than in the ordinary course of business consistent with past practice;


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

     o grant any license or sublicense of any rights under or with respect to any intellectual property;

     o other than as contemplated by the merger agreement, make or authorize any change in the charter or bylaws of Access One or its subsidiaries;

     o issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, with specified exceptions;

     o declare, set aside or pay any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock;

     o experience any damage, destruction or loss (whether or not covered by insurance) to its property which could have a material adverse effect;

     o make any loan to, or enter into any other transaction with, any of its directors, officers or employees other than in the ordinary course of business consistent with past practice;

     o enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any such existing contract or agreement;

     o grant any increase in the base compensation of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice;

     o adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or take any such action with respect to any other employee benefit plan);

     o make any other change in employment terms for any of its directors, officers or employees other than in the ordinary course of business consistent with past practice; or

     o make or pledge to make any charitable or other capital contribution other than in the ordinary course of business consistent with past practice.

     No Solicitation of Alternative Transactions by Access One. Access One and its subsidiaries and their officers, directors, employees and advisors will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Access One.

     Other restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate an alternative transaction.

     Access One must provide Talk.com with notice of any unsolicited offer and must keep Talk.com reasonably informed of the status and details of any offer.

     Access One Board's Covenant to Recommend. The Access One board has agreed to recommend the approval and adoption of the merger agreement to Access One's stockholders. The Access One board is permitted to withdraw or to modify this recommendation in a manner adverse to Talk.com if, before the time Access One stockholder approval is obtained:

     o    the Access One board determines in good faith,  based on the advice of
          a  nationally   recognized  financial  advisor,  that  an  unsolicited
          acquisition proposal is superior to the merger and

     o the Access One board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Access One board's fiduciary duties to the Access One stockholders.

     Covenant to Hold Stockholder Meetings. Talk.com and Access One have agreed to submit their respective merger proposals to their stockholders at the stockholder meetings even if their boards of directors no longer recommend that their stockholders approve the proposals.

     Restriction on Resale of Securities Received in the Merger. Under the merger, persons who receive shares of Talk.com common stock, or warrants, options or other rights to purchase the shares, may not offer, sell, contract to sell, pledge or otherwise dispose of any of those shares, warrants, options or rights until the earlier of 90 days following the effective time of the merger, or October 31, 2000. The agreement also prohibits those persons from engaging in short sales, granting options, or engaging in other hedging or similar transactions concerning those shares, warrants, options and rights during the prescribed period.

     Other Covenants. The merger agreement contains other mutual covenants of the parties that are typical for a transaction similar to the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The obligations of Talk.com to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

     o    approval  of  the   issuance  of  stock  in  the  merger  by  Talk.com
          stockholders,

     o receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger,

     o    expiration   or   termination   of  the  waiting   period   under  the
          Hart-Scott-Rodino Antitrust Improvements Act of 1976, which has already occurred before the date of this joint proxy statement/prospectus,

     o    accuracy,   in  all   material   respects,   as  of   closing  of  the
          representations and warranties made by Access One in the merger agreement,

     o performance in all material respects by Access One of the obligations required to be performed before or at the closing,

     o    absence of a legal prohibition on completion of the merger,

     o absence of an imposition by any regulatory authority of any condition, requirement or restriction which:

          --   prohibits the completion of the merger,

          -- prohibits Talk.com's ownership or operation of, or which compels Talk.com to dispossess, all or any significant portion of Access One's business or assets resulting the merger,

          -- imposes material limitations on the ability of Talk.com to acquire or hold or exercise effectively all rights with respect to the Access One shares it acquires in the merger, or

          -- imposes any limitation on the ability of Talk.com effectively to control in any material respect the business or operations of Access One,

          o    receipt of satisfactory opinions of counsel to Access One,

          o    execution of the escrow agreement, and

          o receipt of the resignations of all directors and officers of Access One and its subsidiaries other than those specified by Talk.com.

     The obligations of Access One to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

          o    approval of the merger by the Access One stockholders,

          o receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger,

          o expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

          o accuracy, in all material respects, as of closing of the representations and warranties made by Talk.com in the merger agreement,

          o    performance   in  all  material   respects  by  Talk.com  of  the
               obligations required to be performed before or at closing,

          o    absence of a legal prohibition on completion of the merger,

          o    execution of the escrow agreement,

          o payment and satisfaction by Talk.com of outstanding indebtedness of Access One in an amount not exceeding $18 million,

          o    election of Kenneth G. Baritz as a director of Talk.com,

          o receipt of an opinion of counsel to Access One that the merger will qualify as a tax-free reorganization,

          o receipt of a satisfactory opinion of the general counsel of Talk.com,

          o approval for the listing on the Nasdaq National Market of the shares of Talk.com common stock to be issued in the merger, and

          o absence of an order suspending the effectiveness of the registration statement of which this document is a part and the absence of any SEC proceedings, or threatened SEC proceedings, for that purpose.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by mutual written consent of Talk.com and Access One at any time before the merger is effective. In addition, either Talk.com or Access One can terminate the merger agreement if the merger has not become effective by March 23, 2001 and the failure to complete the merger by that date is not due to the action or failure to act by the party seeking to terminate.

     In addition, Talk.com may terminate the merger agreement and abandon the merger if:

          o the Access One board enters into an agreement concerning an alternative acquisition proposal;

          o the Access One board withdraws its recommendation to Access One stockholders to approve the merger proposal;

          o the Access One board, after receipt of an alternative acquisition proposal, fails to confirm publicly, within ten days of a request by Talk.com for public confirmation, its recommendation to Access One stockholders that they adopt and approve the merger;

          o Access One or any of its representatives, except as explicitly permitted in the merger agreement, takes any of the actions proscribed in Section 5(h) of the merger agreement; or

          o Access One breaches any of its representations, warranties or covenants under the merger agreement and the breach is not cured within thirty days after written notice is given by Talk.com to Access One of the breach.

     If Talk.com terminates the merger agreement for any of the reasons listed immediately above, Access One is required to pay Talk.com a termination fee of $6 million in cash. In addition, if the merger is not completed by March 23, 2001 for reasons that are attributable to action or inaction on the part of Access One, then Access One has agreed to provide the services required by the service agreement for the balance of the initial term of the agreement, at rates equal to the direct incremental cost to it of obtaining and providing those services.

     Finally, Access One may terminate the merger agreement and abandon the merger if:

          o Talk.com breaches any of its representations, warranties or covenants under the merger agreement and the breach cannot be or is not cured within thirty days after written notice is given by Access One to Talk.com of the breach.

AMENDMENTS AND WAIVERS

     Amendments. Any provision of the merger agreement may be amended before the merger is effective if the amendment is approved by the board of directors of Talk.com and Access One. After the approval of the merger agreement by the stockholders of either Talk.com or Access One, any amendment is subject to the restrictions contained in the Delaware General Corporation Law. No amendment is valid unless such amendment is in writing and is signed by Talk.com and Access One.

     Waiver. At any time before the merger is effective, by a waiver in writing and signed by the party against whom the waiver is to be effective, any party may waive compliance with any of the agreements or conditions contained in the merger agreement. No waiver of any default, representation or breach of warranty or covenant under the merger agreement will extend to any part or subsequent default misrepresentation or breach of warranty or covenant.

VOTING AGREEMENT

     Talk.com and Access One have entered into a voting agreement with the holders of approximately 13.0 million shares of Access One common stock, or approximately 67.7% of the outstanding Access One common stock. Under the agreement, these holders have agreed to vote any shares of Access One common stock they may own in favor of the merger and related transactions and against any proposal made in opposition to consummation of the merger. These holders have also granted to Talk.com and individuals designated by it an irrevocable proxy to vote their shares in such manner.

INDEMNIFICATION AND ESCROW AGREEMENTS

     Under an indemnification agreement dated March 24, 2000, Access One, prior to the merger, and the holders of Access One's common stock and of warrants and options for its common stock, for a period of one year after the merger, have agreed to indemnify Talk.com against liabilities and losses resulting from the breach by Access One of any of its representations, warranties or agreements contained in the merger agreement. The indemnification is limited to liabilities and losses of Talk.com exceeding $1,000,000 in the aggregate, and which occur and are claimed by Talk.com within one year after the merger with a maximum of up to the value of the shares in escrow. In addition, Talk.com has agreed in the indemnification agreement to indemnify the holders of Access One's common stock, or warrants or options for its common stock, against liabilities and losses occurring within one year after the merger resulting from the breach by Talk.com of any of its representations, warranties or agreements contained in the merger agreement. The indemnification is limited to liabilities and losses of Access One and such holders which occur and are claimed by them within one year after the merger.

     The obligations of Access One and the holders of its stock and warrants under the indemnification agreement will be secured by an escrow of 10% of the total amount of common stock and warrants to be issued by Talk.com in the merger. At the time the merger is effected, Talk.com will deduct those amounts from the distributions that would otherwise be made to each of the stockholders and warrantholders of Access One and will deposit those shares and warrants with an escrow agent under an escrow agreement to be signed at the time of the merger. Talk.com will be entitled to look only to the stock and warrants deposited in escrow to satisfy obligations owed to it under the indemnification agreement. The stock and warrants held in the escrow will be distributed to the former stockholders and warrantholders of Access One on the first anniversary of the merger, except to the extent that it is then subject to pending claims for indemnification made by Talk.com. Kenneth G. Baritz, the former Chairman and Chief Executive Officer of Access One, will be entitled to defend and settle all claims brought by Talk.com against the escrow, on behalf of all of the former Access One stockholders.

SERVICES AGREEMENT

     Access One entered into a Services Agreement with Talk.com Holding Corp., Inc., a subsidiary of Talk.com, for an initial term of five years. Under the agreement, Access One will provide telephone exchange services, exchange access services, and administrative support services to Talk.com for resale to Talk.com's customers, for fees and charges at various rates stated in the agreement. Access One has a right to terminate the services agreement if the merger is not completed by March 23, 2001 other than by reason of action or inaction on the part of Access One. If such termination occurs, Talk.com will have the right to continue to use the services provided under the agreement for a transition period of up to 180 days. In addition, if the merger is not completed by that date for reasons that are attributable to action or inaction on the part of Access One, then Access One has agreed to provide the services required by the service agreement for the balance of the initial term of the agreement, at rates equal to the direct incremental cost to it of obtaining and providing those services.

         DIRECTORS AND EXECUTIVE OFFICERS OF TALK.COM AFTER THE MERGER

     The following will be the directors and executive officers of Talk.com upon completion of the merger (assuming, in the case of Messrs. Baritz and Marks, that they are elected as directors at the annual meeting, and provided that it is the intention of the parties that Messrs. Baritz and Griffo will resign as officers of Talk.com and return to Access One if the merger is not completed):

NAME                                 AGE                        POSITION
----------------------------------- ----- ----------------------------------------------------
Gabriel Battista ..................  55   Chairman of the Board and Chief Executive Officer,
                                          and Director
Kenneth G. Baritz .................  44   President and Director
Mark S. Fowler ....................  57   Director
Arthur J. Marks ...................  55   Director
Ronald R. Thoma ...................  65   Director
Michael Ferzacca ..................  42   Executive Vice President -- Sales
Kevin Griffo ......................  40   Executive Vice President -- Local Services
Janet C. Kirschner ................  46   Controller
Aloysius T. Lawn, IV ..............  41   Executive Vice President -- General Counsel and
                                          Secretary
Edward B. Meyercord, III ..........  34   Executive Vice President -- Chief Financial Officer
                                          and Treasurer
George Vinall .....................  44   Executive Vice President -- Business Development

     Gabriel Battista became a director and the Chairman of the Board, Chief Executive Officer and President of Talk.com on January 5, 1999. Prior to joining Talk.com, Mr. Battista served as Chief Executive Officer of Network Solutions Inc., an Internet domain name registration company. Prior to joining Network Solutions, Mr. Battista served from 1995 to 1996 as CEO and from 1991 to 1995 as President and Chief Operating Officer of Cable & Wireless, Inc., the nation's largest telecommunications provider exclusively serving businesses. His career also includes management positions at US Sprint, GTE Telenet and General Electric Information Services. Mr. Battista also serves as a director of Axent Technologies, Inc., Capitol College, Systems & Computer Technology Corporation, Online Technologies Group, Inc. and ViaNet.works Incorporated.

     Kenneth G. Baritz was Chairman and Chief Executive Officer of Access One from June, 1997, through March 24, 2000. On that date, Mr. Baritz entered into an employment agreement with Talk.com in connection with the merger, resigned his position as an executive officer of Access One and became President of Talk.com. He remains a director of Access One. Prior to joining Access One, Mr. Baritz was Chairman/or Chief Executive Officer of AMNEX, Inc., a telecommunications company, from January 1994 to March 1997, and a director from October 1992 through March 1997. Prior to joining AMNEX, Mr. Baritz served from 1989 to 1993 as a Vice President of Bear, Stearns & Co. Inc., an investment-banking firm. Mr. Baritz currently serves on the boards of a number of privately held companies.

     Mark S. Fowler has been a director of Talk.com since September 1999. From 1981 to 1987 he was the Chairman of the FCC. From 1987 to 1994, Mr. Fowler was Senior Communications Counsel at Latham & Watkins, a law firm. From 1991 to 1994, he was the founder, Chairman and CEO of PowerFone Holdings Inc., a telecommunications company. In 1994, he founded and, until early 2000, served as Chairman of UniSite, a developer of antenna sites for use by multiple wireless operators. Mr. Fowler is also a founder and serves as Chairman of the Board of Directors of AssureSat, Inc., an operator of telecommunications satellites, and is a director of Beasley Broadcasting Co., a publicly held radio station broadcast group company.

     Arthur J. Marks has been a director of Talk.com since August 1999. He has been a General Partner of New Enterprise Associates, a venture capital firm, since 1984. Mr. Marks serves as a director of three publicly traded software companies, Object Design Inc., Epicor Software Corp. and Progress Software Corp., as well as a number of privately-held companies.

     Ronald R. Thoma is currently a business consultant, having retired in early 2000 as an Executive Vice President of Crown Cork and Seal Company, Inc., a manufacturer of packaging products, where he had been employed since 1955. Mr. Thoma has served as a director of Talk.com since 1995.

     Michael Ferzacca joined Talk.com in January of 1999. He was formerly Executive Vice President, Sales and Marketing for Pacific Gateway Exchange (a telecommunications company) before joining Talk.com. Prior to that time, Mr. Ferzacca served in various roles at Cable & Wireless USA, a telecommunications provider, including manager of the Alternative Channels Division and Co-Chief Operating Officer.

     Kevin Griffo was President and Chief Operating Officer of Access One from January, 1998, through March 24, 2000. On that date he entered into an employment agreement with Talk.com in connection with the merger, resigned his position as an executive officer of Access One and became Executive Vice President -- Local Services of Talk.com. He remains a director of Access One. Prior to joining Access One, Mr. Griffo was employed by AMNEX from January 1995 to December 1997, holding various positions including Chief Operating Officer and President of AMNEX's Telecommunications Division. Prior to joining AMNEX, he was a southeastern regional Vice President for LDDS WorldCom from August 1992 to December 1994. In such capacity, Mr. Griffo had significant operating responsibility, which included responsibility for operating sales offices and hiring and supervising sales personnel.

     Janet Kirschner joined Talk.com in November 1999. Prior to joining Talk.com, Mrs. Kirschner spent 16 years in corporate accounting with Bell Atlantic as a director in senior level positions, including corporate tax, internal auditing, financial systems implementation and business controls. Before her tenure with Bell Atlantic, she served six years as a manager and senior accountant for PriceWaterhouseCoopers, formerly Coopers & Lybrand. Mrs. Kirschner is a certified public accountant.

     Aloysius T. Lawn, IV joined Talk.com in January 1996 and currently serves as Executive Vice President -- General Counsel and Secretary. Prior to joining Talk.com, from 1985 through 1995, Mr. Lawn was an attorney in private practice.

     Edward B. Meyercord, III currently serves as the Executive Vice President -- Chief Financial Officer and Treasurer of Talk.com. He joined Talk.com in September of 1996 as the Executive Vice President, Marketing and Corporate Development. Prior to joining Talk.com, Mr. Meyercord served as Vice President in the Global Telecommunications Corporate Finance Group at Salomon Brothers, Inc., based in New York, and prior to his tenure at Salomon Brothers he worked in the corporate finance department at Paine Webber Incorporated.

     George Vinall joined Talk.com in January of 1999 as Executive Vice President -- Business Development. Prior to joining Talk.com, he served as
President  of  International   Protocol  LLC,  a  telecommunication   consulting
business, as General Manager of Cable & Wireless Internet Exchange, an international internet service provider, and as Vice President, Regulatory & Government Affairs of Cable and Wireless North America, a telecommunications provider.

                           II. FINANCIAL INFORMATION

        TALK.COM UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial statements give effect to the merger of Talk.com and Access One under the purchase method of accounting. These pro forma consolidated financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

     Under  the  purchase  method  of  accounting,   tangible  and  identifiable
intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill on the accompanying unaudited proforma consolidated balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and purchase price allocation and are subject to final adjustments which may cause certain of the intangibles to be amortized over a shorter life than the goodwill amortization period of 10 years.

     The unaudited pro forma consolidated balance sheet as of March 31, 2000 was prepared by combining the balance sheet at March 31, 2000 for Talk with the balance sheet of January 31, 2000 for Access One, giving effect to the merger as though it had been completed on March 31, 2000 and utilizing the shares of Access One common stock outstanding at January 31, 2000.

     The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000 was prepared by combining the consolidated statements of operations for the three months ended March 31, 2000 and January 31, 2000 for Talk.com and Access One, respectively, and the period November 1 through November 29, 1999 for OmniCall. OmniCall, Inc. was acquired by Access One on November 29, 1999 by issuing 6,439,776 shares of Access One's common stock, accounting for it under the purchase method of accounting with its operations included in the Access One consolidated financial statements from November 30, 1999. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 was prepared by combining the consolidated statements of operations: (1) for the year ended December 31, 1999 for Talk.com,
(2) for the year ended October 31, 1999 for Access One and (3) for the periods January 1, 1999 to November 29, 1999 and November 30, 1999 to December 31, 1999 (for which OmniCall adopted a new basis of accounting arising from its acquisition by Access One) for OmniCall, giving effect to the mergers as though they had occurred on January 1, 1999.

     The pro forma consolidated financial statements do not purport to represent what the results of operations or financial position of Talk.com would actually have been if the mergers and related transactions had, in fact, occurred on the dates indicated above, nor do they purport to project the results of operations or financial position of Talk.com for any future period or as of any date, respectively.

     The unaudited pro forma consolidated financial statements have been derived from, and should be read in conjunction with, the historical financial statements of Talk.com, which are incorporated by reference in this joint proxy statement/prospectus, and of Access One and OmniCall, which are contained in this joint proxy statement/prospectus.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)

                                                                                                         PRO FORMA
                                                    TALK.COM       ACCESS ONE                           CONSOLIDATED
                                                       AT              AT                                    AT
                                                   MARCH 31,      JANUARY 31,         PRO FORMA          MARCH 31,
                                                      2000            2000           ADJUSTMENTS            2000
                                                 -------------   -------------   -------------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ...................    $   88,440       $   1,226        $   (16,418)(c)     $   73,248
 Accounts receivable trade, net ..............        64,819           3,656                 --             68,475
 Advances to partitions and notes
   receivable ................................         2,798              --                 --              2,798
 Prepaid expenses and other current
   assets ....................................         4,669              66                 --              4,735
                                                  ----------       ---------        -----------         ----------
   Total current assets ......................       160,726           4,948            (16,418)           149,256
                                                  ----------       ---------        -----------         ----------
Property and equipment, net ..................        65,280           1,039                 --             66,319
Goodwill and other intangibles ...............         1,213          18,495            216,569 (a)        218,828
                                                                                                (c)
                                                                                        (17,449)(a)
Other assets .................................         4,817             796               (456)(c)         7,332
                                                                                          2,175 (d)
                                                 > ----------       ---------        -----------         ----------
                                                  $  232,036       $  25,278        $   184,421         $  441,735
                                                  ==========       =========        ===========         ==========
LIABILITIES, CONTINGENCIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Notes Payable ...............................    $       --       $     851        $      (851)(c)     $       --
 Accounts payable and accrued expenses:
 Trade and other .............................        45,895           4,889              3,000 (a)         53,784
 Partitions ..................................         1,788              --                 --              1,788
 Taxes and other .............................         8,109           2,015               (416)(b)          9,708
 Deferred revenue ............................            --             230                 --                230
                                                  ----------       ---------        -----------         ----------
   Total current liabilities .................        55,792           7,985              1,733             65,510
                                                  ----------       ---------        -----------         ----------
Convertible debt .............................        84,950              --                 --             84,950
Notes payable to related party, net of
 original issue discount .....................            --           2,237             (2,237)(c)             --
Long-term debt, less current portion .........            --          12,025            (11,804)(c)             --
                                                                                           (221)(b)
Deferred revenue .............................        19,150              --                 --             19,150
                                                  ----------       ---------        -----------         ----------
   Total liabilities .........................       159,892          22,247            (12,529)           169,610
                                                  ----------       ---------        -----------         ----------
Commitments and contingencies
 Contingent redemption value of
   common stock ..............................        12,364              --                 --             12,364
                                                  ----------       ---------        -----------         ----------
Stockholders' equity:
 Preferred stock .............................            --              --                 --                 --
 Common stock ................................           670              19                79  (a)             780
                                                                                            12  (b)
 Additional paid-in capital ..................       201,209          15,416           165,476  (a)         384,901
                                                                                           625  (b)
                                                                                         2,175  (d)
 Accumulated deficit .........................      (125,920)        (12,234)           12,234  (a)        (125,920)
 Treasury stock, at cost .....................       (16,179)           (170)           16,349  (a)              --
                                                  ----------       ---------      -------------          ----------
   Total stockholders' equity ................        59,780           3,031            196,950             259,761
                                                  ----------       ---------      -------------         ----------
                                                  $  232,036       $  25,278        $   184,421         $  441,735
                                                  ==========       =========      =============         ==========


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) The following presentation represents a preliminary allocation of the merger consideration based on management's current estimate. The total merger consideration of approximately $200.8 million is comprised of the following: the issuance of 12.2 million shares of Talk.com common stock valued at $170.4 million, transaction costs estimated at $3.0 million, and issuance of stock options and warrants in exchange for Access One options and warrants valued at $27.4 million. For accounting purposes, the common stock was valued at $14 per share (the average price on the date of the agreement, March 24, 2000). Goodwill on the acquisition of $216.6 million after the write-off of Access One historical goodwill will be amortized on a straight-line basis over 10 years, and is computed as follows:

     Purchase price                                                      $  200.8
     Less:
        Fair value of identifiable assets
        acquired, net of liabilities assumed                 $   3.0

        Write-off of unamortized original
        issue discount and deferred financing costs (See
        note (c))                                              ( 2.0)

        Exercise of Access One
        warrants by MCG (See note (b))                           0.6

        Write-off of Access One
        historical goodwill                                    (17.4)      ( 15.8)
                                                             -------     --------
                                                                         $  216.6
                                                                         ========


(b) Prior to the merger MCG Finance Corporation, Access One's primary lender, has agreed to exchange its 2,057,889 Access One warrants in the merger for shares of Talk.com common stock. MCG will offset against unpaid accrued interest the aggregate strike price under the warrants of $637,000, of which $416,000 will be offset against unpaid accrued interest and the excess of $221,000 will be offset against the outstanding loan.

(c) Upon the closing of the merger, up to $18 million of Access One's indebtedness will be repaid and $1.5 million of unamortized original issue discount and $456,000 of deferred financing costs will be written off. The outstanding debt at January 31, 2000 was $15.1 million, net of the original issue discount.

(d) On the closing date of the merger, it is expected that Talk will enter into a three year consulting agreement with MCG and will issue to MCG warrants to purchase 300,000 shares of Talk.com common stock for a period of five years at the market price in effect on the closing date. Based on a market price of $9.00 per share, which was in effect on May 15, 2000, the fair value of the 300,000 warrants using the Black Scholes option model was approximately $2.2 million.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                        FOR THE YEAR ENDED
                                   ----------------------------
                                                                   OMNICALL
                                      TALK.COM      ACCESS ONE   JANUARY 1, TO
                                    DECEMBER 31,   OCTOBER 31,    NOVEMBER 29,
                                        1999           1999           1999
                                   -------------- ------------- ---------------
Sales ............................    $516,548      $ 15,413       $ 12,745
Cost of sales ....................     317,278        12,178         11,821
                                      --------      --------       --------
Gross profit .....................     199,270         3,235            924
                                      --------      --------       --------
Operating expenses (income):
 General and administrative
   expenses ......................      40,213         6,848          7,790

 Promotional, marketing and
   advertising expenses ..........      96,264            --             --
 Depreciation and amortization           5,956            --            123

 Significant other charges
   (income) ......................      (2,718)           --          1,220
                                      --------      --------       --------
   Total operating expenses ......     139,715         6,848          9,133
                                      --------      --------       --------
Operating income (loss) ..........      59,555        (3,613)        (8,209)
 Interest income (expense), net           (793)       (1,166)          (255)
 Other income (expense), net .....      (1,063)         (215)             6
                                      --------      --------       --------
Income (loss) before
 extraordinary gain ..............    $ 57,699      $ (4,994)      $ (8,458)
                                      ========      ========       ========
Basic earnings per share:
 Income before extraordinary
   gain per share ................    $   0.94      $  (0.39)
                                      ========      ========
 Weighted average common
   shares outstanding ............      61,187        12,793
                                      ========      ========
Diluted earnings per share:
 Income before extraordinary
   gain per share ................    $   0.90      $  (0.39)
                                      ========      ========
 Weighted average common
   and common equivalent
   shares outstanding ............      64,415        12,793
                                      ========      ========

                                                                           PRO FORMA
                                                                          CONSOLIDATED
                                        OMNICALL                            FOR THE
                                    NOVEMBER 30, TO                        YEAR ENDED
                                      DECEMBER 31,        PRO FORMA       DECEMBER 31,
                                        1999(1)          ADJUSTMENTS          1999
                                   ----------------- ------------------- -------------
Sales ............................      $1,416          $        --        $546,122
Cost of sales ....................       1,120              3,569  (c)      345,966
                                        ------         ------------        --------
Gross profit .....................         296             (3,569)          200,156
                                        ------         ------------        --------
Operating expenses (income):
 General and administrative
   expenses ......................         521                725  (b)       50,520
                                                           (5,577) (c)
 Promotional, marketing and
   advertising expenses ..........          --                999  (c)       97,263
 Depreciation and amortization             203              1,009  (c)       28,529
                                                           21,657  (a)
                                                             (419) (a)
 Significant other charges
   (income) ......................          --                   --          (1,498)
                                        ------         ------------        --------
   Total operating expenses ......         724               18,394         174,814
                                        ------         ------------        --------
Operating income (loss) ..........        (428)             (21,963)         25,342
 Interest income (expense), net            (51)                  --          (2,265)
 Other income (expense), net .....          --                   --          (1,272)
                                        ------         ------------        --------
Income (loss) before
 extraordinary gain ..............      $ (479)         $   (21,963)       $ 21,805
                                        ======         ============        ========
Basic earnings per share:
 Income before extraordinary
   gain per share ................                                         $   0.30
                                                                           ========
 Weighted average common
   shares outstanding ............                                           73,355
                                                                           ========
Diluted earnings per share:
 Income before extraordinary
   gain per share ................                                         $   0.28
                                                                           ========
 Weighted average common
   and common equivalent
   shares outstanding ............                                           78,374
                                                                           ========


---------------------
(1) Reflects operations from November 30, 1999 to December 31, 1999, for which period OmniCall adopted a new basis of accounting arising from its acquisition by Access One.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

(a) To amortize $216.6 million of goodwill on the acquisition over a 10 year period and reverse amortization of Access One historical goodwill, which is included in (c) below.

(b) To expense one year of consulting fees arising from the consulting agreement entered into with MCG.

(c) To reclassify certain expenses of Access One and OmniCall to conform to Talk.com financial statement presentation.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                         FOR THE THREE MONTHS
                                                 ENDED                                                  PRO FORMA
                                       -------------------------                                      CONSOLIDATED
                                                                   OMNICALL (1)                       FOR THE THREE
                                         TALK.COM    ACCESS ONE   NOVEMBER 1 TO                       MONTHS ENDED
                                        MARCH 31,   JANUARY 31,    NOVEMBER 29,       PRO FORMA         MARCH 31,
                                           2000         2000           1999          ADJUSTMENTS          2000
                                       ----------- ------------- --------------- ------------------- --------------
Sales ................................  $156,059      $ 8,463         $1,446         $      --          $165,968
Cost of sales ........................    91,691        6,195         1,174               468  (c)        99,528
                                        --------      -------         ------        ----------          --------
Gross profit .........................    64,368        2,268           272              (468)            66,440
                                        --------      -------         ------        ----------          --------
Operating expense (income):
 General and administrative
   expenses ..........................    12,178        4,688           349               181  (b)        15,688
                                                                                        (1,708) (c)
 Promotional, marketing and
   advertising expenses ..............    36,651           --           391                540  (c)       37,582
 Depreciation and amortization .......     1,856           --           165                700  (c)        7,792
                                                                                         5,414  (a)
                                                                                          (343) (a)
                                        --------      -------         ------        ----------          --------
   Total operating expenses ..........    50,685        4,688           905              4,784            61,062
                                        --------      -------         ------        ----------          --------
Operating income (loss) ..............    13,683       (2,420)         (633)            (5,252)            5,378
 Interest income (expense), net ......       290         (529)          (68)                --              (307)
 Other income (expense), net .........      (343)         629            14                 --               300
Income (loss) before provision for
 income taxes ........................    13,630       (2,320)         (687)            (5,252)            5,371
Provision for income taxes ...........       250           --            --                 --               250
                                        --------      -------         ------        ----------          --------
Net income (loss) ....................  $ 13,380     ($ 2,320)       ($ 687)        ($   5,252)         $  5,121
                                        ========      =======         ======        ==========          ========
Basic earnings per share:
   Net income per share ..............  $   0.20      $ (0.13)                                          $   0.07
                                        ========      =======                                           ========
   Weighted average common
    shares outstanding ...............    65,302       17,211                                             77,470
                                        ========      =======                                           ========
Diluted earnings per share:
   Net income per share ..............  $   0.20      $ (0.13)                                          $   0.06
                                        ========      =======                                           ========
   Weighted average common and
    common equivalent shares
    outstanding ......................    68,401       17,211                                             82,924
                                        ========      =======                                           ========


---------------------
(1) To reflect OmniCall's results of operations for the period Access did not own OmniCall during the three months ended January 31, 2000.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000

(a) To amortize $216.6 million of goodwill on the acquisition over a 10 year period and reverse amortization of Access One historical goodwill. The amounts shown reflect one quarter of amortization.

(b) To expense three months of consulting fees arising from the consulting agreement entered into with MCG.

(c) To reclassify certain expenses of Access One and OmniCall to conform to Talk.com financial statement presentation.

                                TALK.COM BUSINESS

     Talk.com Inc. through its subsidiaries provides telecommunications services to residential and business customers throughout the United States, primarily to residential consumers through its e-commerce platform. The e-commerce platform is built around Talk.com's advanced online and web-enabled customer care, billing and information systems.

     Talk.com's telecommunications service offerings include long distance outbound service, inbound toll-free service and dedicated private line services for data. Talk.com announced late last year that, in light of recent regulatory developments, it was planning a strategic initiative to expand its product mix by offering local telecommunications service bundled with its long distance service. The proposed merger with Access One provides a significant opportunity to implement this new strategy. Talk.com has already commenced offering local service in the southeastern United States and in New York State. Talk.com believes that it has an opportunity to capture additional market share and accelerate future growth through its offerings of local and bundled local and long distance telecommunications services.

     Talk.com markets its telecommunications services primarily through marketing agreements with various partners, including America Online, Inc., Prodigy Communications Corporation, Direct Merchants Bank, First USA Bank and ETM Marketing, and on the Internet through its web site. In connection with its rollout of local services, Talk.com anticipates that its marketing and promotional expenditures will continue to increase on an absolute basis and as a percentage of revenue during the remainder of the current year. In addition, Talk.com expects to continue to expend significant marketing dollars under its agreement with AOL, which gives Talk.com the exclusive right, at least until June 2001, to market long distance telecommunications services through AOL's online service. In addition, Talk.com also intends to seek new marketing partnerships and to utilize new marketing channels to extend its local and long distance services and other product offerings into new and expanded markets.

     Talk.com carries a majority of its customers' long distance calls over its own network. Talk.com's network includes Lucent 5ESS-2000 switches owned by Talk.com located in selected areas throughout the United States. The network is further supported by agreements with major interexchange carriers that provide interconnections among Talk.com's switches and local carriers' switches, origination and termination of calls, overflow capacity, international long distance services and other services that Talk.com provides to its customers. Talk.com has also developed and integrated into its network sophisticated information and billing systems that allow Talk.com to manage its network efficiently and to provide its customers with high quality customer care and billing systems.

RECENT REGULATORY AND OTHER DEVELOPMENTS

     On November 5, 1999, the FCC released an order establishing that traditional incumbent local exchange carriers, or ILECs, nationwide must offer to competitors, in an individual or combined form, a series of unbundled network elements that comprise the most important facilities, features, functions, and capabilities of an incumbent local carrier's network. The price at which such elements are offered must correspond to the forward-looking cost of providing these elements. When offered in the combination known as the unbundled network element platform, or UNE-P, these piece-parts include the loop and switching elements needed to provide local telephone service to a customer. Although incumbent local exchange carriers have a general obligation to provide UNE-P, the obligation is limited in the central business districts of the top 50 metropolitan statistical areas of the nation. In such markets, the obligation to provide UNE-P currently is limited to carriers serving customers with less than four telephone lines. The FCC is presently reviewing whether to expand or further restrict the availability of UNE-P.

     Talk.com plans to use UNE-P to provide local telephone service primarily to residential and small business customers, and Talk.com expects that Access One's experience in providing local telephone service will help facilitate nationwide delivery of this product. Because Talk.com plans to focus on residential and small business markets, the restriction on the UNE-P in the central business districts of the top 50 metropolitan statistical areas should have minimal impact on its plans.

     Providing local telephone service through use of UNE-P will provide Talk.com with significant advantages. Foremost, UNE-P will allow Talk.com to offer local telephone service to customers located virtually anywhere without deploying costly local network facilities. Talk.com will be able to minimize current capital expenditures and at the same time maintain network and service design flexibility for the next generation of telecommunications technology.

     In addition, by providing local telephone service using UNE-P, Talk.com believes it can realize significantly higher margins than competitors that provide service by reselling the retail services of incumbent local carriers. Talk.com will not be required to pay local network access fees to incumbent local telephone carriers in some instances, and Talk.com will be entitled to collect local network access fees from other companies for delivering calls to Talk.com's local telephone customers. Importantly, use of UNE-P also will enable Talk.com to control the underlying network platform used to provide local telephone service, which will enable the company to create and deploy innovative products and service applications.

     Talk.com's UNE-P deployment strategy presents several risks. In providing local telephone service using UNE-P, Talk.com must rely on the availability of network elements from incumbent local telephone carriers. The continued ability to obtain those network elements in the configuration known as UNE-P depends on FCC and state regulatory rulings that require incumbent local telephone carriers to make UNE-P available to carriers. If those rules were modified or eliminated, the ability to provide local service to customers using UNE-P could be materially adversely affected. Notably, although Talk.com does not expect adverse changes, the FCC has been asked by several incumbent telephone companies to reconsider its order directing them to provide UNE-P. In addition, incumbent telephone companies have appealed the FCC's requirement that they provide UNE-P to a federal appeals court, asking the court to overturn the FCC's decision.

     Changes in the cost of the network elements that comprise UNE-P also could materially adversely affect the viability of using UNE-P to provide local service. The United States Court of Appeals for the Eighth Circuit is currently considering challenges to the pricing methodology established by the FCC for setting the rates paid by competitive carriers to incumbent local telephone carriers for leasing network elements. If the court rejects the FCC's pricing methodology and that methodology ultimately is replaced with a methodology that imposes higher rates for network elements, the economic efficiency of UNE-P would suffer. Similarly, state commissions have the authority to review and modify the prices paid for unbundled network elements, and a state commission decision to change the prices of the local loop and switching elements could materially affect Talk.com's ability to use UNE-P to provide local service. In addition, state commissions currently are implementing FCC rules that require incumbent telephone companies to file rates for UNE-Ps that are deaveraged by geographic density zone. Such geographic rate deaveraging could result in rates which make use of UNE-P unattractive or uneconomic in less dense geographic areas.

     However, with these and other considerations in mind, Talk.com believes that UNE-P will provide it with a cost-effective means of adding innovative local service components to its existing long distance product offerings. Access One's operational experience in providing local telephone service will enable Talk.com to begin an aggressive national roll-out of local service using UNE-P, providing the company with a significant first-mover advantage in delivering integrated packages of local and long distance services to residential and small business consumers.

                ACCESS ONE SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of Access One should be read in conjunction with Access One Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial statements of Access One, including the notes to those financial statements, and the other financial data of Access One included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the years ended October 31, 1999, 1998 and 1997 and the balance sheet data at October 31, 1999 are derived from Access One's financial statements which have been audited by Nussbaum Yates & Wolpow, P.C., Access One's independent public accountants, and are included elsewhere in this joint proxy statement/prospectus. The statements of operations data for the six months ended April 30, 2000 and 1999, and the balance sheet data at April 30, 2000, are derived from Access One's unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. Access One's unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of Access One's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. You should be aware that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                                SIX MONTHS ENDED
                                                         YEAR ENDED OCTOBER 31,                    APRIL 30,
                                                ----------------------------------------   --------------------------
                                                    1997          1998          1999           1999          2000
                                                -----------   -----------   ------------   -----------   ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
ACCESS ONE CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Revenue ....................................     $   479      $  5,811       $ 15,413      $  5,376       $ 18,688
 Cost of revenues ...........................         366         5,045         12,178         4,699         11,618
                                                  -------      --------       --------      --------       --------
 Gross profit ...............................         113           766          3,235           677          7,070
 Operating expenses:
   Administrative ...........................         162         3,084          4,840         1,503          7,310
   Selling ..................................          70           726            999           671            844
   Depreciation and amortization ............          23           343          1,009           279          1,606
                                                  -------      --------       --------      --------       --------
    Total operating expenses ................         255         4,153          6,848         2,453          9,760
                                                  -------      --------       --------      --------       --------
 Operating loss .............................        (142)       (3,387)        (3,613)       (1,776)        (2,690)
   Interest expense, net ....................         (16)         (313)        (1,166)         (307)        (1,221)
   Other income (expense), net (1) ..........          --        (1,061)          (215)         (214)           629
                                                  -------      --------       --------      --------       --------
 Net loss ...................................     $  (158)     $ (4,761)      $ (4,994)     $ (2,297)      $ (3,282)
                                                  =======      ========       ========      ========       ========
 Net loss per share -- Basic and Diluted.....     $ (0.05)     $  (0.41)      $  (0.39)     $  (0.17)      $  (0.18)
                                                  =======      ========       ========      ========       ========
 Weighted average common shares
   outstanding -- Basic and Diluted .........       3,180        11,642         12,793        13,386         18,155
                                                  =======      ========       ========      ========       ========

                                                                AT OCTOBER 31,                   AT APRIL 30,
                                                    --------------------------------------   ---------------------
                                                      1997         1998           1999        1999        2000
                                                    --------   ------------   ------------   ------   ------------
                                                                            (IN THOUSANDS)
ACCESS ONE CONSOLIDATED BALANCE SHEET
Working capital (deficit) .......................    $  480      $ (2,579)      $ (1,695)               $ (1,898)
Total assets ....................................     4,110         3,885          6,287                  26,657
Long-term debt (2) ..............................       410           181          6,837                  16,691
Total stockholders' equity (deficit)(1) .........     2,097          (496)        (5,356)                  2,112

---------------------
(1) See Note 3 to Consolidated Financial Statements for an explanation of the realized loss resulting from sales of securities.

(2) See Note 8 to  Consolidated  Financial  Statements  for an  explanation  for
    borrowings   under  MCG  credit  facility   agreement  and  other  long-term
    borrowings.

                ACCESS ONE MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, risks associated with Access One's future growth and operating results, technological change, competitive and regulatory factors and other factors described in the "Risk Factors." Actual results may vary significantly from such forward looking statements.

RESULTS OF OPERATIONS

Six Months Ended April 30, 2000 Compared to Six Months Ended April 30, 1999

     Revenues for the six months ended April 30, 2000 were $18,687,837 compared to $5,376,196 for the six months ended April 30, 1999, an increase of 248%. The increase in revenue is primarily attributable to the following factors: (a) the purchase of approximately 15,000 local access lines from e.spire Communication, Inc. in April of 1999, (b) the merger with OmniCall, Inc. in November of 1999, resulting in an increase of approximately 14,300 local access lines, (c) the purchase of an additional 2,000 local access lines from a competitor in March 2000 and (d) internally generated growth through marketing efforts.

     Access One's gross profit for the six-month period ending April 30, 2000 was $7,069,937 compared to $676,602 in the six-month period ending April 30, 1999, an increase of 945%. The gross profit percentage increased to 37.8% for the six-month period ending April 30, 2000 compared to 12.6% for the six-month period ending April 30, 1999. The increase in the gross profit amount was primarily a result of the increased revenue of Access One, and the improvement in the gross percentage was primarily attributable to Access One's ability to introduce and utilize the unbundled network elements platform, or UNE-P, to a majority of its customers, which resulted in a lower cost, and consequently a higher resultant gross margin. Approximately 54,000 local access lines were on UNE-P pricing as of April 30, 2000 compared to zero local access lines as of April 30, 1999. Although Access One's gross profit has been increasing, there can be no assurance that it will continue to increase.

     For the six months ended April 30, 2000, selling, general and administrative expenses totaled $9,759,744, an increase of 298% compared to the six months ended April 30, 1999 when such expenses amounted to $2,452,544. The expenses for the six months ended April 30, 2000 increased for a number of reasons, including: (1) Access One merged with OmniCall on November 29, 1999, and, accordingly, the selling, general and administrative expenses of OmniCall are included for the period from November 29, 1999 through April 30, 2000, but were not part of the expenses of Access One for the comparable six months ended April 30, 1999, (2) Goodwill amortization of $698,279 relating to the OmniCall merger was recorded in the six month period ended April 30, 2000 with no similar amortization cost in the comparable six month period ended April 30, 1999, (3) Labor and related payroll taxes and fringe benefit costs, customer service costs, and other operating expenses increased in response to the need of Access One to service a significantly greater customer base in 2000 as compared to the similar period in fiscal 1999.

     Interest expense and loan fees for the six-months ended April 30, 2000 was $1,220,989 compared to $306,778 for the six months ended April 30, 1999, an increase of $914,211. The increase is attributable to a significant increase in average borrowings outstanding, and higher interest rates.

     During the six months ended April 30, 2000, Access One exchanged, with an existing shareholder of Access One, 400,000 shares of eLEC Communications, Inc. which Access One acquired for 300,000 shares of Access One's own common stock. The transaction resulted in Access One recognizing a gain on the sale of $628,720 and the recording of treasury stock of $850,000. Access One subsequently issued 240,000 shares of its common stock held in treasury as a bonus to employees, resulting in compensation expense of $680,000. The transaction was valued based on the quoted market price of eLEC on the date of the exchange. During the six months ended April 30, 1999, Access One sold 85,000 shares of eLEC stock for proceeds of $85,000 resulting in a loss of $214,675.


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

Year Ended October 31, 1999 Compared to Year Ended October 31, 1998

     Revenues for fiscal 1999 were $15,412,640 compared to $5,811,038 for fiscal, 1998, an increase of 165%. The increase in revenue was primarily attributable to the purchase of approximately 15,000 local access lines from e.spire Communications, Inc. in April of 1999 and internally generated growth through marketing efforts.

     Access One's gross profit for fiscal 1999 increased by 323% to $3,234,847 from $765,524 in the year ended October 31, 1998, and the gross profit percentage increased to 21.0% for fiscal 1999 compared to 13.2% for fiscal 1998. The increase in the gross profit amount was primarily a result of the increased revenue of Access One, and the improvement in the gross profit percentage was primarily attributable to Access One's ability to introduce and utilize UNE-P pricing to a majority of its customers, which results in a lower cost, and consequently a higher resultant gross margin. Approximately 27,000 local access lines were on UNE-P pricing as of October 31, 1999 compared to zero local access lines as of October 31, 1998.

     Selling, general and administrative expenses totaled $6,847,884 for fiscal 1999, an increase of 65% compared to fiscal 1998 when such expenses amounted to $4,152,988. Fiscal 1999 expenses reflect amortization expense of $626,677 related to purchased customer accounts from e.spire, with no similar cost in fiscal 1998. Additionally, labor and related payroll taxes and fringe benefit costs, customer service costs, and other operating expenses increased in response to the need of Access One to service a significantly greater customer base in fiscal 1999 as compared to fiscal 1998.

     Interest expense and loan fees for fiscal 1999 was $1,166,462 compared to $312,869 for fiscal 1998, an increase of 273%. The increase was primarily attributable to an increase in average borrowings and higher interest rates.

     During fiscal 1999, Access One sold 85,000 shares of eLEC for proceeds of $85,000, resulting in a loss of $214,625. During fiscal 1998, Access One sold 690,000 shares of eLEC for proceeds of $1,373,125 resulting in a loss of $1,061,000.

Year Ended October 31, 1998 Compared to Year Ended October 31, 1997

     Revenues for fiscal 1998 were $5,811,038 compared to $479,516 for fiscal 1997, an increase of 1,112%. The increase in revenue was attributable to the fact that fiscal 1997 contained revenue for only two months, since Access One, which had been inactive during that year prior to September, commenced operations that month with the acquisition of The Other Phone Company, Inc., or OPC, while fiscal 1998 contained a full year of revenue.

     Access One's gross profit for fiscal 1998 increased by 576% to $765,524 from $113,273 in fiscal 1997, and the gross profit percentage decreased to 13.2% for fiscal 1998 compared to 23.6% for fiscal 1997. The increase in the gross profit amount was primarily a result of the increased revenue of Access One. The decrease in gross profit percentage was primarily attributable to Access One's mix of products in fiscal 1997 compared to fiscal 1998.

     Selling, general and administrative expenses totaled $4,152,988 for fiscal 1998, an increase of 1,529% from $254,999 for fiscal 1997. Operating expenses for fiscal 1997 represent only two months of such expenses, since Access One commenced operations in September 1997 with the acquisition of OPC.

     Interest expense and loan fees for fiscal 1998 was $312,869 compared to $16,372 for fiscal 1997, an increase of 1,811%. The increase was attributable to the increase in average borrowings, and the fact that borrowings in fiscal 1998 were outstanding for a longer period.

     During the year ended October 31, 1998, Access One sold 690,000 shares of eLEC, for proceeds of $1,373,125, resulting in a loss of $1,061,000.

     Access One does not believe that inflation had a significant impact on Access One's revenues or operations.


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

LIQUIDITY, FINANCIAL AND CAPITAL RESOURCES

     This discussion of financial resources addresses the Statement of Financial Position and the Statement of Cash Flows.

Financial Condition

     In fiscal 1999, and for the first six months of fiscal 2000, Access One improved its liquidity and expanded its borrowing capability substantially. By replacing its previous principal lender, Receivables Funding Corporation with a new lender, MCG Finance Corporation, Access One has increased its borrowing credit line to $15,000,000. Access One has used acquisitions to provide a significant portion of its growth. The source of financing for these acquisitions has been through borrowings. Consequently, Access One is highly leveraged, with a debt to equity ratio of 11.62 to 1.00 at April 30, 2000.

Operating Activities

     Operating activities have resulted in a use of cash in each of fiscal 1999, 1998 and 1997 and also in the six-month period ending April 30, 2000. Access One has incurred substantial operating losses which have been a major factor in the aforementioned use of cash. As of April 30, 2000, Access One's cash position was $1,500,585.

Investing Activities

     For the six months ended April 30, 2000, investing activities resulted in the use of cash of $505,496. For fiscal 1999, 1998, and 1997, investing activities provided (used) cash of ($2,660,726), $1,169,363 and ($1,017,969), respectively. Significant investing activities that resulted in uses of cash were from business acquisitions, purchases of equipment, and purchases of Access One's equity securities. Significant investing activities that resulted in sources of cash were from the proceeds from the sale of eLEC common stock.

Financing Activities

     For the six months ended April 30, 2000, and for fiscal 1999, 1998, and 1997, financing activities provided cash of $5,818,403, $5,189,658, $663,963, and $1,162,271, respectively. Significant financing activities that resulted in sources of cash were from bank borrowings.

     In June, 1999, Access One terminated its receivables financing arrangement and loan agreement with RFC, which provided for borrowing under a credit facility of up to $1.2 million. Access One and each of its subsidiaries entered into a new credit facility agreement with MCG, which provided for, among other things, a term loan of $7.5 million which could be borrowed from time to time on a senior secured basis. In November, 1999, Access One and MCG amended the MCG credit facility to include OmniCall as party and to increase the term loan arrangement to $15 million. Access One is required to pay an origination fee of $250,000, of which $125,000 is due in June, 2000, and the balance is due in June 2001. The maturity date of the Facility is June, 30, 2002. Borrowings under the MCG credit facility may be designated by Access One and subdivided into a maximum of three portions. The outstanding balance under each portion bears interest at the rate of either (i) the prime rate plus 11% or (ii) at the three-month London Interbank Offered Rate, or LIBOR, plus 9%. The applicable rate index for each portion may be changed periodically by Access One in accordance with the terms of the facility. Interest payable under the MCG credit facility is subdivided into two components, current interest, and deferred interest. Current interest on each principal portion is due and payable monthly only to the extent of the following rates: the prime rate plus 8%, or at the LIBOR rate plus 6%, depending on the rate assigned to the related portion of the loan. Deferred interest accrues, calculated at 3%, and is payable in one lump sum upon the occurrence of any of the following events (at the election of MCG):
(i) the maturity date, (ii) the date that all obligations under the MCG credit facility are paid in full and the related loan documents are terminated, or
(iii) the occurrence of an event of default. Currently, $15 million is outstanding under the MCG credit facility.


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

     The MCG credit facility also contains certain financial and operating covenants, including minimum local access lines, minimum revenues, certain specified ratios and other limitations as defined therein. Access One also has granted MCG a security interest in all of its personal property and assets, whether then existing or subsequently acquired.

     In connection with the MCG credit facility, MCG was granted warrants to purchase 1,657,889 shares of Access One common stock at $0.01 per share, exercisable immediately through June 30, 2009. In connection with the amendment to the MCG credit facility, MCG was granted warrants to purchase an additional 400,000 shares of Access One common stock at $1.55 per share, exercisable immediately through November 30, 2009.

     In October, 1999, OmniCall issued a promissory note to William M. Rogers in the principal amount of $3 million, which principal amount is payable in quarterly installments of $750,000 each commencing on January 31, 2001 and continuing until paid in full. Such indebtedness bears interest at a variable percentage rate equal to 100 basis points above the index of SouthTrust Bank, N.A.'s 30-day LIBOR. OmniCall's obligations under such note are subordinate to all of Access One's and its subsidiaries' indebtedness to MCG under the facility.

RECENT DEVELOPMENTS

     In April, 1999, Access One acquired approximately 15,000 local access lines from e.spire Communications, Inc. in consideration for approximately $1,850,000 payable at closing and a promissory note in the amount of $1,350,000, bearing interest at the rate of 10.625%, payable in eleven equal monthly installments which commenced on August 31, 1999.

     In November, 1999, Access One acquired OmniCall through a merger between OmniCall and a subsidiary of Access One. Pursuant to the terms of the merger, each outstanding share of OmniCall common stock was converted into a number of shares of Access One common stock equal to 6,493,776 shares divided by the number of then outstanding shares of common stock of OmniCall. OmniCall shareholders were also entitled to receive additional shares of Access One common stock based upon the performance of the division of OmniCall known as OmniWeb or BizKick. This earn out payment was to be based on the gross sales of BizKick during the period from the closing of the OmniCall merger through December 31, 2000. The rights of the former OmniCall stockholders under the earn out provisions have been settled under an agreement providing for issuance of 19,285 shares of Talk.com common stock to those stockholders, together with the repayment of certain outstanding debt and cash payments by Access One for consulting and other services. The operations of the BizKick division were terminated and its assets have been returned to the former OmniCall stockholders.

     On March 24, 2000, Access One entered into the merger agreement. On that date, Kenneth G. Baritz resigned his posts as Chairman and Chief Executive Officer of Access One to become President of Talk.com. As a condition to the merger, Mr. Baritz will also become a member of the Talk.com board of directors. In addition, Kevin Griffo resigned as President and Chief Operating Officer of Access One to become Executive Vice President, Local Services, of Talk.com. Messrs. Baritz and Griffo have continued in their role as directors of Access One. The board of directors of Access One has elected Elizabeth Stallings, the Treasurer of Access One, to the additional office of President of Access One, in replacement of Mr. Griffo.

     In March 2000, Access One acquired approximately 2,000 local access lines from Atlantic Telecom for approximately $386,000.


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

                               ACCESS ONE BUSINESS

     Access One is a virtual facilities-based competitive local exchange carrier, or CLEC, that operates under the unbundled network element platform. Under the unbundled network element platform, or UNE-P, Access One purchases the same necessary elements from the incumbent local exchange carriers, or ILECs, that allows them to operate virtually like a facilities-based carrier without building the redundant facilities. Under UNE-P, Access One is charged a fixed rate for business and residential lines with all vertical features received without additional charge. Access One offers a bundled package of telecommunications products, including local and long distance telephony, calling cards, voicemail, teleconferencing, Internet access, DSL where available, and other enhanced and value-added services. Access One focuses its principal marketing efforts on small and medium-sized businesses having fewer than 10 local access lines in any one location and has recently commenced marketing its services to residential customers. Access One's strategy is to expand its customer base by being more flexible, innovative and responsive to the needs of its target customers than the regional Bell operating companies, or RBOCs, and the first-tier interexchange carriers, or IXCs, which have historically concentrated their sales and marketing efforts on residential and large business customers. Access One differentiates itself by providing an integrated, customized package of telecommunications services on a single bill and responsive customer service. Access One has recently introduced a flat rate "bundled" product to simplify pricing for its customers.

     Access One was incorporated under the laws of the State of New Jersey in October 1991, under the name PRS Sub II Inc. and commenced its current operations in January 1997. Access One changed its name to CLEC Holding Corp. in August 1997, and changed its name to Access One Communications Corp. in April 1998. Access One's principal executive offices are located at 3427 Northwest 55th Street, Fort Lauderdale, Florida 33309, and its telephone number is (954) 714-0000.

     The Other Phone Company Inc. or OPC, was incorporated under the laws of the State of Florida in April 1996, and is a subsidiary of Access One, substantially all the stock of which is owned by Access One. On September 9, 1997, OPC Acquisition Corp., a company controlled by Kenneth G. Baritz, acquired 95% of the outstanding common stock of OPC, referred to herein as the OPC Acquisition, in consideration of an aggregate of $2,250,000, consisting of (1) a cash payment of $1 million, (2) the issuance of a promissory note in the principal amount of $250,000, which was subsequently paid, (3) the assumption of $250,000 of indebtedness, which was subsequently repaid, and (4) the issuance of a secured promissory note in the principal amount of $750,000 which was subsequently repaid. OPC Acquisition Corp. issued debt and equity securities in the aggregate amount of $1 million to finance the cash portion of the purchase price. On September 30, 1997, Access One issued 4,000,000 shares of common stock in exchange for all of the outstanding capital stock of OPC Acquisition Corp. As of the date of this joint proxy statement/prospectus, Access One owns more than 99% of the outstanding common stock of OPC.

     OmniCall, Inc., or OmniCall, was incorporated under the laws of the State of South Carolina in May, 1996, and is a wholly owned subsidiary of Access One. In November, 1999, Access One acquired OmniCall through a merger between OmniCall and a subsidiary of Access One. Under the terms of the merger, each outstanding share of OmniCall common stock was converted into a number of shares of Access One common stock equal to 6,493,776 shares divided by the number of then outstanding shares of OmniCall common stock. OmniCall shareholders were also entitled to receive additional shares of Access One common stock based upon the performance of the division of OmniCall known as OmniWeb or BizKick. The earn out payment was to be based on the gross sales of BizKick during the period from the closing of the OmniCall merger through December 31, 2000. The rights of the former OmniCall stockholders under the earn out provisions have been settled under an agreement providing for issuance of 19,285 shares of Talk.com common stock to those stockholders, together with the repayment of certain outstanding debt and cash payments by Access One for consulting and other services. The operations of the BizKick division were terminated and its assets have been returned to the former OmniCall stockholders.


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

COMPETITIVE ADVANTAGES

     Access One has achieved rapid growth in its customer base. Local access lines in service have increased from approximately 2,000 at the time of the acquisition of OPC to more than 61,000 as of the date of this joint proxy statement/prospectus.

     Access One believes it has the following competitive advantages:

   o Resale/UNE-P Agreements. OPC and OmniCall have executed local exchange resale and UNE-P agreements with BellSouth for all states in its region at rates at least as favorable as those of other potential resellers of BellSouth local services. Access One currently offers services in Florida, Kentucky, Alabama, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee and plans to expand to other parts of the United States by providing local service through resale and UNE-P agreements. Access One is the first CLEC to negotiate, sign and implement a region wide UNE-P platform. In March 1998, Access One entered into a resale agreement with Sprint for services in Sprint's Florida territory.

   o Complementary Relationships with ILECs. Access One believes that the ILECs' networks will continue to be the predominant means for providing local telecommunications services to Access One's target customers for the foreseeable future. By moving aggressively to enter into UNE-P agreements with ILECs, Access One believes that it will be able to capitalize on the ILECs' networks without corresponding increases in capital expenditures.

   o Electronic Provisioning and Interface Systems. Access One's primary provisioning functionality utilizes a third party application provided by Mantiss Information Corp. Mantiss provides a compliant, user-friendly, fully functional interconnection gateway solution to facilitate flow-through ordering and provisioning. Access One has the ability to use Mantiss' applications with multiple ILECs.

   o Strategic Flexibility. Access One believes that its business strategy affords it more flexibility to take advantage of regulatory and industry dynamics than its facilities-based competitors. For example, Access One has not spent substantial capital resources building facilities and is not tied to any long term or restrictive contracts that would prevent it from developing new ways to provide services to its customers.

   o Proprietary Billing System. Access One utilizes a proprietary system for billing, tracking and customer service. The system was designed to be flexible enough to be able to both mirror RBOC rate plans in all regions and to utilize custom rate plans specific to Access One. Access One believes that, by adding hardware, the system will have the ability to handle a substantial increase in capacity.

BUSINESS STRATEGY

     A key element in building Access One's customer base while minimizing churn has been, and will continue to be, the implementation of a marketing and operating strategy which emphasizes an integrated telecommunications solution to its target market. Access One believes that its target customers have not previously been provided the opportunity to purchase bundled services. Access One attracts and retains customers by providing high-quality service at a cost which is usually only afforded to large business customers. Specifically, Access One provides a single source and bill for integrated local and long distance telephony, calling cards, voicemail, Internet access, DSL where available, and other enhanced and value-added telecommunications services, product inquiries, repairs and billing questions. Access One's business strategy includes the following:

   o Provide Integrated Telecommunications Services to Small and Medium-Sized Businesses. Access One primarily markets local and long distance services to small and medium-sized businesses having fewer than 10 business lines in any one location. Access One believes that these customers prefer a single source for all their telecommunications services. Access One has chosen to focus on this segment based on its expectations that higher gross margins will generally be available on services provided to these customers as compared to larger businesses, and that ILECs and facilities-based CLECs may be less likely to apply significant resources towards obtaining or retaining these customers. Access One expects to attract and retain these customers through a direct sales and telemarketing effort, and by offering bundled local and long distance services, as well as enhanced telecommunication services, a competitive long distance rate and responsive customer service and support.

   o Provide Integrated Telecommunications Services to Residential Customers. In addition to marketing to small and medium sized businesses as mentioned above, Access One has recently commenced marketing its services to residential customers. Access One expects to attract and retain these customers through a telemarketing effort, direct mail, by developing marketing partnerships, and by offering bundled local, long distance and enhanced telecommunication services at a fixed rate, as well as offering responsive customer service and support.

   o Develop Customer Service Organizations. Access One has developed an experienced customer service organization. Access One currently has approximately 50 customer support representatives. To increase customer satisfaction, Access One emphasizes personalized care. Access One plans to continue to build its customer service staff to one representative for every 1,250 lines.

   o Leverage Ubiquitous Networks. Access One believes that a key factor in its success has been its ability to provide the complete range of local services currently provided by ILECs located in its service territories. Access One believes that there is currently no competing network with the product breadth, capacity and geographic reach of the ILECs. Through the use of a UNE-P platform, Access One is able to offer to its customers all products and features that the ILECs offer to their customers. Access One's service is available in 100% of the ILECs' territories. Unlike a competing facilities-based carrier, Access One is not restricted by "on-net/off-net" conditions of network buildout.

   o Provide Consolidated Billing and Branding. Access One has determined that multi-site organizations greatly desire consolidated billing for all their locations and Access One has the ability to provide such consolidated billings. Currently, CLECs rarely provide multi-site organizations with the option to consolidate their invoices into one bill. Similarly, most residential customers receive an average of three bills for their telecommunications services. Access One believes that consumers would prefer a single bill for all of their telecommunications needs.

SALES AND MARKETING

Marketing Strategy

     Access One has a dual marketing strategy to increase its penetration. It is primarily targeting small and medium sized business customers and residential customers. Access One offers a package of integrated communications services to its customers on a single bill. As a means of differentiating its product, Access One focuses on repackaging its services and pricing in a clearer, easy to understand format. Access One's pricing is set at a discount from the ILEC retail rate. Additionally, providing prompt and courteous customer service to its base of customers is an important aspect of differentiating Access One from the ILECs.

Telemarketing

     Prior to January 2000, Access One relied primarily on outside telemarketers and has made a strategic decision to bring telemarketing in-house. Currently, Access One uses internal telemarketers to acquire small and medium business customer accounts. This business segment is generally characterized as having a single location with less than 10 local access lines per location. These customers are offered a 10% discount off the price of all of their current services. Access One has targeted these customers because it believes that this market segment has been underserved in the past. By using in-house telemarketers since January 1, 2000, Access One has lowered its selling, general and administrative expenses associated with account acquisition. Currently, Access One has 40 telemarketers and plans to increase that number to approximately 100 by January 1, 2001. Access One has recently commenced using its telemarketers to sell to the residential market. Access One intends to offer residential customers flat rate pricing that bundles local, long distance and vertical features.

Agent Sales

     Access One also utilizes an outside agent sales force to target larger business customers. This sales force is managed by in-house direct agent managers. The agent sales force will target businesses with multiple locations and line counts above 10 per location. This customer segment will be offered "One Simple Solution" for local and long-distance service. The focus will be to provide businesses with "simple and easy" products and therefore the pricing plan will offer a 10% discount on local services and flat rate long-distance pricing. Additional discounts will be available if the customer signs a term contract of at least one year. Additional services, such as long distance, calling cards and voice mail will also be sold at the point of sale. All services will be billed on one monthly statement. Multi-location businesses will also have the option to get one bill for all of their locations. By utilizing a trained agent sales force, Access One expects not only to increase its penetration of access lines, but also the average revenue generated per access line. Access One also believes that customers with more than one service with Access One will also be less likely to switch to another carrier.

Acquisitions

     As an additional method of customer acquisition, Access One has expanded its customer base by acquiring the customer bases of other carriers. In connection with Access One's acquisition of OmniCall in November 1999, it acquired approximately 14,300 local access lines. Access One acquired the offnet customer bases of e.spire Communications, Inc. in April 1999, and Atlantic Telecommunications Systems, Inc., a reseller, in March 2000, adding approximately 15,000 and 2,000 local access lines, respectively. Access One plans to consider new opportunities to acquire customers through future acquisitions.

CUSTOMER CARE

     Customer service is important if Access One is to gain a competitive advantage over an ILEC. Access One maintains an emphasis on customer care to differentiate itself from its competitors and reduce churn. Access One provides ongoing personalized contact to address its customers' needs. In addition, Access One has customer service representatives available 24-hours-per-day, 365-days-per-year to facilitate customer care and customer service requests. At Access One's customer care center, customers' calls are answered by experienced customer care representatives, many of whom are cross-trained in the provisioning process. Access One's equipment allows its service representatives to identify a caller prior to answering the phone.

MANAGEMENT INFORMATION SYSTEMS

     Access One is committed to the continued development and successful implementation of billing and customer care systems that provide accurate and timely information to both Access One and its customers. Access One has developed and utilizes a proprietary internally designed billing, back-office support and provisioning system, and has also developed interfacing software and systems in order to better track and sort customers account data from the RBOC's and ILEC's.

VENDOR AGREEMENTS

Introduction

     Access One has executed comprehensive local exchange resale and UNE-P agreements with BellSouth, and a resale agreement with Sprint. Through its new UNE-P agreement with BellSouth, Access One now receives services at a lower price than under its other vendor agreements. Access


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One  continuously   evaluates   opportunities  to  enter  into  agreements  with
additional RBOCs, other local and long distance providers and enhanced and other value-added service providers in order to aggressively build its customer base as well as to provide additional services to its existing customers while reducing costs. In addition, Access One has entered into a long distance resale agreement with Frontier Communications of the West, Inc..

BellSouth UNE-P Agreement

     OPC has entered into a UNE-P agreement with BellSouth under which BellSouth provides resale, access and interconnection services to OPC. The UNE-P agreement was originally executed in April, 1999. In February 2000, in order to comply with an FCC order released in November, 1999, which provided, among other things, that the price of the foregoing services must correspond to the forward-looking cost of providing such services, the UNE-P agreement was renegotiated. The new UNE-P agreement provides for more favorable pricing than the original UNE-P agreement. Under the new UNE-P agreement, OPC purchases the same necessary elements from BellSouth that allows it to operate virtually like a facilities based carrier without building the redundant facilities. OPC is charged a fixed rate for business and residential lines with all vertical features received without additional charge.

BellSouth Resale Agreements

     In April, 1997, and in March, 1998, OPC entered into agreements with BellSouth under which OPC purchases local exchange service at discounted rates in the BellSouth region, which includes Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. The agreements each provide for an initial two-year term and are automatically renewable for two additional one-year periods, unless otherwise terminated 60 days prior to the end of the respective existing contract terms. The level of discounts of the resold services provided under these agreements varies based on the state and the nature of services resold, such as local access lines, local calls, toll calls or features.

Sprint Agreement

     In February 1998, OPC entered into a local resale agreement with Sprint under which Sprint makes available its retail telecommunications services at wholesale prices for resale by OPC. Services covered under the resale agreement include the typical telecommunication products and services provided by Sprint (e.g., local exchange calling and attendant features) toward fulfillment of Sprint's obligations under applicable law. The term of the agreement is perpetual unless terminated upon 90 days' prior notice by either party, (ii) upon 60 days' prior notice in the event of a default or (iii) upon the transfer by Sprint of substantially all of its assets.

Premiere Agreements

     In February, 1998, Access One also entered into a three year agreement with Premiere Communications, Inc. under which Access One agreed to exclusively use Premiere's products and services designed for voice messaging, including maximum greeting length, maximum message length, message retention and maximum number of messages. The agreement provides that Access One cannot use, endorse or sell any competitive messaging services. The agreement is automatically renewable for a three year period unless either party gives written notice to terminate not less than three months prior to the first anniversary of the agreement.

     In March, 1998, Access One entered into another three year agreement with Premiere under which Access One participates in Premiere's proprietary calling card system. The initial term of the agreement is automatically renewable for successive periods of twelve months, unless either party gives notice to terminate not less than 60 days prior to the end of any particular term.


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Frontier Agreements

     In March 1998, OPC entered into an agreement with Frontier to purchase various long distance telecommunications services for resale by OPC. The agreement provides for a term of eighteen months and is automatically renewable for successive one-year terms, unless earlier terminated. OPC may cancel, upon 30 days notice, any of the services being provided by Frontier in the event of a rate increase.

     In March 1998, OmniCall also entered into a carrier services switchless agreement with Frontier to purchase various long distance telecommunication services for resale by OmniCall. The agreement provides for a term of four years and is automatically renewable for successive one-year terms, unless earlier terminated. Either party may terminate the services agreement at any time upon 90 days prior notice to the other party. In October 1999, the agreement was amended to provide that it would continue in effect until October 2002.

COMPETITION

     Access One operates in a highly competitive environment and has no significant market share in any market in which it operates. Access One expects that competition will continue to intensify in the future due to regulatory changes, including continued implementation of the Telecommunications Act, and the increase in the size, resources and number of market participants. In each of its markets, Access One faces competition in the local telecom service market from larger, better capitalized incumbent providers. Additionally, the long distance market is already significantly more competitive than the local exchange market because the ILECs, including the RBOCs, have historically had a monopoly position within the local exchange market.

     In the local exchange market, Access One also faces competition or prospective competition from one or more CLECs, many of which have significantly greater financial resources than Access One, and from other competitive providers. For example, BellSouth, AT&T, WorldCom and Sprint, among other carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by entering into resale agreements with ILECs' or other providers' services. These competitors either have begun or in the near future likely will begin offering local exchange service in those states, subject to the joint marketing restrictions under the Telecommunications Act described below. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering switched services include CLECs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large customers who build private networks.

     With respect to wireless telephone system operators, the FCC has authorized cellular, personnel communications service, or PCS, and other commercial mobile radio service, or CMRS, providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with Access One and other providers of traditional fixed telephone service. In addition, in August 1996, the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including Access One.

     Under the Telecommunications Act and related federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and the introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services.


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

     The Telecommunications Act prohibits an RBOC from providing long-distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. Bell Atlantic recently obtained FCC approval to begin providing long distance services in New York, and it has begun the process to obtain similar authority in other states. The FCC also recently approved an application by SBC to begin providing long distance services in Texas, and other Bell operating companies are expected to file similar applications in the near future.

     Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance services similar to those offered by Access One.

     While new business opportunities will be made available to Access One through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the ILECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the ILECs elect to lower their rates and sustain lower rates over time, this may adversely affect the revenues of Access One and place downward pressure on the rates Access One can charge. In addition, if future regulatory decisions afford the ILECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on Access One.

     Competition for Access One's products and services is based on price, quality, network reliability, service features and responsiveness to customer needs. While Access One believes that it currently has certain advantages relating to the timing and cost savings resulting from its resale and UNE-P agreements, there is no assurance that Access One will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to Access One. Many of Access One's existing and potential competitors have financial, technical and other resources significantly greater than those of Access One. In addition, in December 1997, the FCC issued rules to implement the provisions of the World Trade Organization Agreement on Basic Telecommunications, which was drafted to liberalize restrictions on foreign ownership of domestic telecommunications companies and to allow foreign telecommunications companies to enter domestic markets. The new FCC rules went into effect in February 1998 and make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus further increasing the number of competitors. The new rules will also give non-U.S. individuals and corporations greater ability to invest in U.S. telecommunications companies, thus increasing the financial and technical resources available to Access One and its existing and potential competitors.

GOVERNMENT REGULATION

     The following summary of regulatory developments and legislation describes the primary present and proposed federal, state, and local regulation and legislation that is related to the Internet service and telecommunications industries and would have a material effect on Access One's business. Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which these industries operate. Access One cannot predict the outcome of these proceedings or their impact upon the Internet service and telecommunications industries or upon it.

Overview

     Access One's telecommunications services are subject to regulation by federal, state and local government agencies. Generally, Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. Access One holds various federal and state regulatory authorizations for its regulated service offerings. The FCC has jurisdiction over Access One's facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over its facilities and services to the extent they are used in intrastate


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telecommunications.  Municipalities  and other  local  government  agencies  may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their
networks,   although   Access  One  believes   that  no  such  local   franchise
authorizations are required for Access One's current operations. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. Access One cannot predict what impact, if any, these proceedings or changes will have on its business or results of operations.

Federal Regulation

     The FCC regulates Access One as a non-dominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Non-dominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. Access One has obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While Access One believes it is in compliance with applicable laws and regulations, it cannot assure you that the FCC or third parties will not raise issues with regard to its compliance.

The Telecommunications Act

     In February 1996, the Telecommunications Act was passed by the United States Congress and signed into law by President Clinton. This comprehensive telecommunications legislation was designed to increase competition in the long distance and local telecommunications industries. The Telecommunications Act imposes a variety of duties on competitive telecommunications providers to facilitate competition in the provision of local telecommunications and access services. Like all local telecommunications carriers, where Access One provides local telephone services, it is required to:

     o interconnect its networks with those of other telecommunications carriers;

     o originate calls to and terminate calls from competing providers on a reciprocal basis;

     o    permit resale of its services;

     o    permit  users  to  retain  their   telephone   numbers  when  changing
          providers; and

     o provide competing providers with access to poles, ducts, conduits and rights-of-way, if any.

     Traditional telephone companies, such as the regional Bell operating companies, are subject to requirements in addition to these, including the duty to:

     o undertake additional obligations applicable to the interconnection of their networks with those of competitors;

     o    permit colocation of competitors' equipment at their central offices;

     o    provide   access  to  individual   network   elements  and  "unbundled
          elements," including network facilities, features and capabilities, on non-discriminatory and cost-based terms; and

     o    offer their retail services for resale at wholesale rates.

     The Telecommunications Act also eliminates certain pre-existing prohibitions on the provision of traditional long distance services by the regional Bell operating companies and GTE on a phased-in basis. Regional Bell operating companies currently are permitted to provide long distance service outside those states in which they provide local telecommunications service. In order to provide this category of long distance services, the regional Bell operating companies must receive all requisite state or federal regulatory approvals customary to the provision of long distance services. Regional Bell operating companies will be permitted to provide traditional long distance service within the


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regions in which they also provide  local  telecommunications  service only upon demonstrating to the FCC, with input from state regulatory agencies and the Department of Justice, that they have complied with a statutory checklist of requirements intended to open local telephone markets to competition. GTE and other non-Bell traditional telephone companies are not limited by this regional restriction. To date, only Bell Atlantic has been granted approval to provide in-region long distance services and that is restricted to long distance calls originating in New York. However, Bell Atlantic has begun the process of obtaining permission to provide long distance services in other states and other Bell operating companies, including BellSouth, either already have started or are expected to soon begin the process of seeking long distance authority within their local operating territories. Southwestern Bell filed an application with the FCC on January 12, 2000, seeking permission to provide long distance services to customers in Texas. Entry of BellSouth into the long distance business could result in substantial competition to Access One's services and may have a material adverse effect on it and its customers. When the FCC permits BellSouth to provide traditional long distance service in its local telephone service region, which is the same region initially served by Access One, they will be able to offer integrated local and long distance services and may enjoy a significant competitive advantage.

     The FCC is charged with establishing national rules implementing certain portions of the Telecommunications Act. In August 1996, the FCC released an order adopting an extensive set of regulations governing network interconnection, network unbundling and resale of traditional telephone company services, under the Telecommunications Act. In July 1997, the United States Court of Appeals for the Eighth Circuit issued a decision vacating substantial portions of these rules, principally on the ground that the FCC had improperly intruded into matters reserved for state jurisdiction. In January 1999, the United States Supreme Court reversed many aspects of the Eighth Circuit's decision, concluding that the FCC has jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court found that the FCC has authority to establish pricing guidelines applicable to the provision of unbundled network elements and the resale of traditional telephone company services, to prevent traditional telephone companies from disaggregating existing combinations of network elements, and to establish rules enabling competitors to select all or portions of any existing traditional telephone company interconnection agreements for use in their own interconnection agreements with traditional telephone companies. The Supreme Court, however, did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. While the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. Although most of these FCC rules were upheld by the Supreme Court, the Court found that the FCC had not adequately considered certain statutory criteria for requiring traditional telephone companies to make unbundled network elements available to competitive telecommunications providers. The FCC then conducted new proceedings to reexamine which unbundled network elements traditional telephone companies must provide. On November 5, 1999, the FCC released an order in which it required that traditional telephone companies make available most, but not all, of the network elements specified in its initial order, as well as certain new network elements not included on the original list. The FCC also clarified the obligation of traditional telephone companies to provide certain combinations of network elements. Various interested parties have sought reconsideration and filed appeals of the FCC's order.

     In the first half of 1998, four regional Bell operating companies, including BellSouth, petitioned the FCC to be relieved of certain regulatory requirements in connection with their provision of advanced telecommunications services. Advanced telecommunications services are wireline, broadband telecommunications services, as opposed to traditional voice services, and are widely used for Internet access, often relying on DSL technology and data-switched technology. In response, in August 1998, the FCC issued an order and notice which clarified its views on the applicability to advanced services of existing statutory requirements in the Telecommunications Act relating to network interconnection and unbundling. The FCC also solicited public comments on a wide variety of issues associated with the provision of advanced services by wireline carriers. The FCC generally determined that advanced telecommunications services are subject to its interconnection and


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unbundling  rules.  The FCC has not yet ruled on a preliminary FCC proposal that
would   permit    traditional    telephone    companies   to   deploy   advanced
telecommunications services through a separate affiliate, which would not be regulated as a traditional telephone company and therefore would not be subject to the Telecommunications Act's unbundling and resale provisions. These orders have been appealed and are the subject of further FCC proceedings as well. In an order approving the merger of Southwestern Bell with Ameritech, the FCC authorized SBC to transfer some advanced services, equipment and capabilities to a separate affiliate. If other incumbent local telephone companies were authorized to do the same, Access One could encounter additional difficulty obtaining access to network elements useful in providing DSL and other advanced services.

     In March 1999, the FCC adopted a further order strengthening the rights of competitive telecommunications providers to obtain physical colocation for purposes of interconnecting with traditional telephone company networks, as well as requiring that traditional telephone companies permit competitive telecommunications providers to colocate equipment used for interconnection and/or access to unbundled network elements. The FCC also adopted rules designed to limit traditional telephone companies' ability to deny competitive telecommunications providers the ability to deploy transmission hardware in colocation space by asserting that the equipment will cause electrical interference with other wires, requiring the construction of caged enclosures, and imposing large minimum space requirements and space preparation fees, among other things, and it proposed rules making these requirements more specific. On March 17, 2000, the United States Court of Appeals for the District of Columbia vacated significant portions of these FCC colocation rules, and remanded the matter to the FCC for further consideration. Among other things, the appeals court vacated new FCC rules that would have required traditional telephone companies to permit colocation of equipment usable to provide enhanced services, use colocation space to cross connect to third party carriers, and colocate their equipment in any unused space in their central offices. Further FCC and appellate proceedings are expected.

     Rates charged for unbundled network elements are established through negotiation or by state regulatory commissions, subject to general FCC rules governing pricing methodology. FCC rules require traditional telephone companies to establish geographically deaveraged pricing for network elements, and such deaveraging could result in a substantial price increase for network elements in certain non-urban markets served by Access One.

Unbundled Network Element-Platform

     On November 5, 1999, the FCC released an order establishing that incumbent local exchange carriers, or ILECs, nationwide must offer to competitors, in an individual or combined form, a series of unbundled network elements that comprise the most important facilities, features, functions, and capabilities of an incumbent local carrier's network. The price at which such elements are offered must correspond to the forward-looking cost of providing these elements. When offered in the combination known as the unbundled network element platform, or UNE-P, these piece-parts include the loop and switching elements needed to provide local telephone service to a customer. Although ILECs have a general obligation to provide UNE-P where such elements are currently combined in the network, the obligation is limited in the central business districts of the top 50 metropolitan statistical areas of the nation. In such markets, the obligation to provide UNE-P currently is limited to carriers serving customers with less than four telephone lines. Numerous parties have asked the FCC to reconsider the details of its order requiring that circuit switching be made available as an unbundled network element, and that combinations of network elements be made available to competitors. The FCC is presently reviewing whether to expand or further restrict the availability of UNE-P. ILECs also have appealed the order, and have asked a federal appeals court to set aside these requirements.

Access Regulation

     The FCC regulates the interstate access rates charged by traditional telephone companies for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing these long distance services. Over the past few years, the FCC has


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implemented  changes in interstate access rules that result in the restructuring of the access charge system and changes in access charge rate levels. On remand from an appeals court, the FCC is conducting further proceedings to explain and refine its recent reforms affecting access charge rate levels. On May 31, 2000, the FCC adopted several proposals to further reform access charge rate structures, relying heavily on a proposal submitted by a coalition of long distance companies and RBOCs referred to as "CALLS". These and related actions will result in significant changes to access rate structures and rate levels. As access rates are reduced, expenses entailed in providing Access One's long
distance   services   may  be   reduced.   However,   access   revenues  of  all
telecommunications  carriers  which  provide  local access  services,  including
Access One, may also be reduced. The costs to traditional telephone companies and long distance carriers to provide long distance services may also be reduced significantly. The impact of these new changes will not be known until they are fully implemented.

     The FCC also has raised the issue of whether it should begin to regulate the access charges imposed by competitive telecommunications providers. Currently, competitive telecommunications providers are free to charge access rates at any levels they deem appropriate so long as they are "just and reasonable" and nondiscriminatory. The current proceeding seeks comment from the industry on whether competitive telecommunications providers should be required to cost-justify the access charges they impose on long distance carriers or whether such rates should be limited to a prescribed range of "reasonable" charges. A decision by the FCC to regulate competitive telecommunications providers' access charges could result in the reduction of those charges for all competitive telecommunications providers, including Access One. Over the past few years, the FCC has granted traditional telephone companies significant flexibility in pricing their interstate special and switched access services. Access One anticipates that this pricing flexibility will result in traditional telephone companies lowering their prices in high traffic density areas, the probable areas of competition with Access One. Access One also anticipates that the FCC will grant traditional telephone companies increasing pricing flexibility as the number of potential competitors increases in each of these markets.

     In August 1999, the FCC released an order that granted substantial additional pricing flexibility to traditional telephone companies for certain interstate services. Among other things, the FCC granted immediate pricing flexibility to many traditional telephone companies in the form of streamlined introduction of new services, the ability to change rates for certain interstate services based on geographic location, and removal, after certain local toll dialing restrictions are lifted, of certain interstate long distance services from restrictive pricing regulation. The FCC also established a framework for granting many traditional telephone companies greater flexibility in the pricing of all interstate access services once they satisfy certain prescribed competitive criteria. The FCC also invited public comment on proposals for further traditional telephone company pricing flexibility.

     In addition, in various contexts, certain traditional telephone companies have asked the FCC to rule that certain calls made over the Internet are subject to regulation as telecommunications services including the assessment of interstate switched access charges and universal service fund assessments. Although the FCC has suggested that Internet-based telephone-to-telephone calls may be considered telecommunications services, it has not reached a final decision on that issue.

Universal Service

     In 1997, the FCC established a significantly expanded universal service regime to subsidize the cost of telecommunications services to high-cost areas, and to low-income customers and qualifying schools, libraries and rural health care providers. Providers of telecommunications services, like Access One, as well as certain other entities, must pay for these programs. Access One's share of the payments into these subsidy funds will be based on its share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing these payments on the basis of a telecommunications services provider's interstate and international revenue for the previous year. Various states are also in the process of implementing their own universal service programs. Access

One is currently unable to quantify the amount of subsidy payments it will be required to make in the future or the effect that these required payments will have on its financial condition. Moreover, the FCC's universal service rules remain subject to change, which could increase Access One's costs.

Detariffing

     In November 1996, the FCC issued an order that required non-dominant, long distance carriers, like Access One, to cease filing tariffs for domestic long distance services. Tariffing is a traditional requirement of telephone companies whereby such companies publish for public inspection at state and federal regulatory agencies all terms, conditions, pricing, and available services governing the sale of all such services to the public. Traditional long distance service and interstate access tariffs are filed with the FCC and tariffs for local telephone services are filed with state regulatory commissions. The FCC's order required mandatory detariffing for long distance services and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented.

     In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also was delayed until an appeals court could rule on the appeal of the FCC's detariffing order. On April 8, 2000, the United States Court of Appeals for the D.C. Circuit upheld the FCC's decision. The FCC subsequently issued a notice establishing a nine-month transition to mandatory detariffing. By January 31, 2001, carriers' must cancel all tariffs for interstate domestic interexchange services. After that date, the prices, terms and conditions pursuant to which domestic providers offer service to customers will be governed by contract. When the FCC's orders become effective, non-dominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services, and will have to rely more heavily on individually negotiated agreements with customers.

     In June 1997, the FCC issued another order stating that non-dominant local services providers may withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that services providers obtain authority to provide service between the United States and foreign points and file tariffs for international service.

Reciprocal Compensation

     In decisions rendered in late 1998 and early 1999, the FCC determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and therefore are to be considered interstate calls, subject to the FCC's jurisdiction. The FCC's orders were appealed to the United States Court of Appeals for the District of Columbia. On March 17, 1999, the Court of Appeals vacated the FCC's order determining that dial-up calls placed to Internet service providers are not subject to federal reciprocal compensation requirements, and remanded the matter to the FCC for further consideration. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a service provider to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one service provider's network and terminate on another service provider's network. Currently, the FCC has permitted existing reciprocal compensation arrangements between service providers, as set forth in interconnection agreements and approved by state regulatory commissions, to remain intact.

     The FCC is currently determining whether a new compensation mechanism should be implemented. A decision which invalidates current reciprocal compensation arrangements could result in the reduction, or elimination, of potential revenues Access One may receive from reciprocal compensation payments for traffic terminated over its network to Internet service providers. Federal legislation also has been introduced which, if enacted, could preclude the payment of reciprocal compensation for traffic delivered to Internet Service providers.

Customer Privacy and Truth-in-Billing

     The Communications Act of 1934 and FCC rules protect the privacy of certain information that a telecommunications carrier such as Access One acquires in connection with providing telecommunications services to such customers. Such protected information, known as Customer Proprietary Network Information, includes information related to the quantity, technological configuration, type, destination and amount of use of a customer. Under the FCC's rules, a carrier may not, without the approval of the affected customers, use this information acquired through one of its offerings of telecommunications services to market certain other services. The United States Court of Appeals for the Tenth Circuit, however, recently overturned significant portions of the FCC's rules regarding the use and protection of this information.

     The FCC also recently adopted new "Truth-in-Billing" regulations which govern the content and format of bills rendered by telecommunications carriers to customers.

Customer Carrier Selection

     The FCC has adopted detailed rules governing customer selection of preferred long distance telecommunications carriers. These rules are intended to ensure that consumers make a knowing and informed choice of carriers, and that unauthorized switching of customers -- often referred to as "slamming" -- is deterred. Substantial fines and penalties, including forfeiture of revenues, attach to violation of these rules. The FCC has issued a tentative conclusion that the use of electronic signatures to obtain customer letters of authorization or "LOAs" to switch carriers is not permitted under its existing rules. If this conclusion is made final, such a ruling could have a material adverse impact on Talk.com, since the company relies on obtaining electronic signatures over the Internet to create Letters of Authorization in support of a majority of its sales. However, the FCC has not finalized its decision, and numerous parties have asked the FCC to reconsider its tentative conclusion. In addition, the FCC has sought industry comment and suggestions on alternative methods of order verification that could resolve its concerns over the use of electronic signatures for Letters of Authorization.

State Regulation

     The Telecommunications Act preempts state and local statutes and regulations that would tend to prohibit the provision of competitive telecommunications services. As a result, Access One expects to be free to provide the full range of local, long distance and data services in all states in which it currently operates, and in any states into which it may wish to expand. While this action greatly increases its potential for growth, it also increases the amount of competition to which it may be subject. Because Access One provides intrastate common carrier services, it is subject to various state laws and regulations. Most state public utility and public service commissions require some form of certification or registration. Access One must acquire this authority before commencing service. In most states, it is also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate.

     Access One is required to update or amend these tariffs when it adjusts its rates or adds new products and is subject to various reporting and record-keeping requirements in these states. Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations. States generally retain the right to sanction a service provider or to revoke certification if a service provider violates applicable laws or regulations. If any regulatory agency were to conclude that Access One is or was providing intrastate services without the appropriate authority or in violation of any regulation, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services.

     Either Access One or Talk.com is authorized to provide competitive telecommunications services in most states, and Talk.com has authority to provide intrastate long distance services in virtually all states. Access One expects to apply for additional state authority in the future. However, there can be no assurance that it will receive such authorizations.

Local Interconnection

     The Telecommunications Act imposes a duty upon all traditional telephone companies to negotiate in good faith with potential competitive telecommunications providers to provide interconnection to their networks, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations do not succeed, Access One has a right to seek arbitration of any unresolved issues with the state regulatory authority. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts. Access One may experience difficulty in obtaining timely traditional telephone company implementation of local interconnection agreements, and it can provide no assurance it will offer local services in these areas in accordance with its projected schedule, if at all. Access One has entered into interconnection agreements with BellSouth in all of its territories, and Talk.com has begun to negotiate similar agreements with other traditional telephone companies where it has obtained status as a competitive telecommunications provider. It is uncertain how successful the companies will be in negotiating the terms critical to their provision of local data and voice services and they may be forced to arbitrate certain provisions of such agreements.

FACILITIES

     Access One currently leases approximately 4,100 square feet of office space in Fort Lauderdale, Florida, approximately 10,000 square feet in Orlando, Florida and approximately 10,000 square feet of office space in Greenville, South Carolina. Aggregate annual rent is approximately $450,000. Due to the rapid growth of its business, Access One is seeking additional office space in the same general areas.

EMPLOYEES

     As of April 7, 2000, Access One had 190 full-time employees. Access One believes that its relations with its employees are good. None of Access One's employees is represented by a labor union or covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

     Access One is a party to a legal proceeding incurred in the ordinary course of its business. While any legal proceeding has an element of uncertainty, Access One believes that the final outcome of such matter will not have a material adverse effect on Access One's financial position or future liquidity. Furthermore, Access One knows of no material legal proceedings, pending or threatened, or judgments entered, against any director or officer of Access One in his or her capacity as such.

                              ACCESS ONE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following are the executive officers and directors of Access One:

NAME                              AGE            POSITION
------------------------------   -----   ------------------------
Kenneth G. Baritz ............    44     Director
Kevin Griffo .................    40     Director
Elizabeth Stallings ..........    29     President and Treasurer
William Rogers ...............    52     Director
Paul H. Riss .................    44     Director
Wesly Minella ................    34     Secretary and Director

     Kenneth G. Baritz was Chairman and Chief Executive Officer of Access One from June 1997, through March 24, 2000. On that date, he entered into an employment agreement with Talk.com in connection with the merger, resigned his position as an executive officer of Access One, and became President of Talk.com. He remains a director of Access One. Prior to joining Access One, Mr. Baritz was Chairman/or Chief Executive Officer of AMNEX, Inc., a telecommunications company, from January 1994 to March 1997, and a director from October 1992 through March 1997. Prior to joining AMNEX, Mr. Baritz served from 1989 to 1993 as a Vice President of Bear, Stearns & Co. Inc., an investment banking firm. Mr. Baritz currently serves on the boards of a number of privately held companies. It is the intention of the parties that if the merger is not completed for any reason, then Mr. Baritz' employment agreement with Talk.com will be terminated and he will return to his former position at Access One.

     Kevin Griffo was President and Chief Operating Officer of Access One from January 1998, through March 24, 2000. On that date, he entered into an employment agreement with Talk.com in connection with the merger, resigned his position as an executive officer of Access One, and became Executive Vice President - Local Services of Talk.com. He remains a director of Access One. Prior to joining Access One, Mr. Griffo was employed by AMNEX from January 1995 to December 1997, holding various positions including Chief Operating Officer and President of AMNEX's Telecommunications Division. Prior to joining AMNEX, he was a southeastern regional Vice President for LDDS WorldCom from August 1992 to December 1994. In such capacity, Mr. Griffo had significant operating responsibility, which included responsibility for operating sales offices and hiring and supervising sales personnel. It is the intention of the parties that if the merger is not completed for any reason, then Mr. Griffo's employment agreement with Talk.com will be terminated and he will return to his former position at Access One.

     Elizabeth Stallings has been Treasurer and Director of Finance and Administration of Access One since January 1998. Effective March 24, 2000, Ms. Stallings was also elected the President of Access One and will serve in that capacity until completion of the merger. From May 1993 to January 1998, Ms. Stallings was employed at AMNEX where she rose from the position of Staff Accountant to Manager of Finance and Administration.

     William M. Rogers became a director of Access One in November of 1999. Mr. Rogers was also the founder and has been the principal executive officer of Teleco, Inc., a telecommunications company, since 1981. Mr. Rogers currently serves on the board of directors of Teleco, Inc. and has served on the board of directors of Multi-Media Telecommunications Association (formerly North American Telecommunications Association) for over 10 years, and has also served on the board of directors of Corporate Telemanagement Group, a long distance reselling company. In 1999, Mr. Rogers founded Seruus Telecom, LP, an investment partnership, and Foresight Technologies, a speech recognition company. Mr. Rogers was a co-founder and principal executive officer of Omnicall from 1996 through 1999, when Omnicall merged with Access One.

     Paul H. Riss has been a director of Access One since August 1997. Mr. Riss has been Chief Executive Officer of eLEC since September 1999, and has been Chief Financial Officer and Treasurer of eLEC since November 1996. From June 1992 to November 1996, Mr. Riss was Chief Financial Officer of Sequins International, Inc. From August 1990 to June 1992, Mr. Riss was Chief Financial Officer of Component Guard Inc.

     Wesly Minella has been secretary and a director of Access One since August 1997. Mr. Minella has been President and Chief Executive Officer of Pursuit, a corporate financial consulting and venture capital company, since May 1993.

     Each director serves until his successor is duly elected and qualified. Officers serve at the discretion of the board of directors.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information for the fiscal years ended October 31, 1999, 1998 and 1997 as to the compensation paid by Access One to Messrs. Baritz and Griffo. Under employment agreements signed by them on March 24, 2000, Messrs. Baritz and Griffo became executive officers of Talk.com on that date, and will remain executive officers of Talk.com on completion of the merger.

SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                     ----------------------------------------   ------------------------------
                                                                                                 SECURITIES
                                       YEAR ENDED                                  STOCK         UNDERLYING
NAME AND PRINCIPAL POSITION           OCTOBER 31,     SALARY(1)     BONUS(1)     BONUS (#)      OPTIONS/SARS
----------------------------------   -------------   -----------   ----------   -----------   ----------------
Kenneth G. Baritz, Chairman and
 Chief Executive Officer .........       1999         $121,461        --               --          100,000(2)
                                         1998         $120,960        --               --               --
                                         1997               --        --               --          250,000
Kevin Griffo, President and Chief
 Operating Officer ...............       1999         $131,885        --               --          100,000(2)
                                         1998         $122,308        --          200,000          800,000
                                         1997               --        --               --               --

----------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each of the above executive officers, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2) Non-qualified options granted under the Access One 1999 Stock Option Plan. Each of such 100,000 option grants vests as follows: 33,333 options one year from the date of grant, an additional 33,333 options on the second anniversary of the date of grant, and the balance of the options on the third anniversary of the date of grant. Mr. Baritz' options were granted at an exercise price of $1.65 per share, and expire on June 15, 2004. Mr. Griffo's options were granted at an exercise price of $1.50 and expire on June 15, 2009. The options granted to Messrs. Baritz and Griffo in each case represent approximately 28.7% of the total number of options granted to Access One employees in fiscal year 1999. Upon a change of control of Access One, including that which will occur if the merger is completed, the vesting schedule of the options accelerates and all such options become vested and exercisable in full at the end of one year after the occurrence of the change in control. Neither Mr. Baritz nor Mr. Griffo exercised any options during fiscal year 1999.

                        ACCESS ONE PRINCIPAL STOCKHOLDERS

     The following table sets forth as of May 15, 2000 the number of shares of Access One common stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Access One common stock, (ii) each of the directors of Access One, (iii) each of the executive officers of Access One and (iii) all of the directors and executive officers of the Access One as a group.

NAME AND ADDRESS OF                                                 NUMBER OF SHARES           PERCENTAGE
BENEFICIAL OWNER (1)                                             BENEFICIALLY OWNED (2)     BENEFICLALY OWNED
-------------------------------------------------------------   ------------------------   ------------------
eLec Communications Corp. ...................................           4,430,000(3)               22.5%
Kenneth G. Baritz ...........................................           3,098,333(4)               15.9%
William M. Rogers ...........................................           2,721,473(5)               14.2%
Wesly Minella ...............................................           1,117,500(6)                5.8%
Kevin Griffo ................................................           1,133,333(7)                5.7%
Paul H. Riss ................................................             100,000(9)                0.5%
Elizabeth Stallings .........................................              57,500(10)               0.3%
Frank Rogers ................................................             971,953                   5.1%
MCG Finance Corporation .....................................           2,057,889(11)               9.7%
All officers and directors as a group (six persons) .........           8,228,139(12)              39.1%

---------------------
(1) Unless otherwise indicated, the address of each stockholder is in care of Access One, 12001 Science Drive, Suite 130, Orlando, Florida 32826.

(2) Unless otherwise indicated, Access One believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date of this joint proxy statement/prospectus upon the exercise of options, warrants, options or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that the warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days of the date of this joint proxy statement/prospectus, have been exercised.

(3) Includes warrants to purchase 500,000 shares of common stock. The principal office of eLec Communications Corp. is 509 Westport Avenue, Norwalk, CT 06851.

(4) Includes warrants to purchase 250,000 shares of common stock and options to purchase 33,333 shares of common stock.

(5) Includes 1,992,506 shares of common stock held of record by Rogers Family Investments, L.P. The voting and investment power of the shares held by Rogers Family Investments are shared by Mr. Rogers and his wife. Includes
    (i) 242,989 shares of common stock held of record by William M. Rogers II Living Trust, (ii) 242,989 shares of common stock held of record by Christian J. Rogers Living Trust and (iii) 242,989 shares of common stock held of record by Jacqueline A. Rogers Living Trust. The voting and investment power of such shares are shared by William Rogers and each of his respective children.

(6) Represents shares held by Pursuit Holdings Corp., a corporation controlled by Mr. Minella.

(7) Includes options to purchase 833,333 shares of common stock.

(9) Represents options to purchase 100,000 shares of common stock.

(10) Includes options to purchase 47,500 shares of common stock.

(11) Represents warrants to purchase 2,057,889 shares of common stock. The principal office of MCG Finance Corporation is 1100 Wilson Boulevard, Suite 800, Arlington, VA 22209.

(12) Includes (i) options to purchase 1,080,833 shares of common stock and (ii) warrants to purchase 750,000 shares of common stock.

                        III. CERTAIN LEGAL INFORMATION

            COMPARISON OF ACCESS ONE AND TALK.COM STOCKHOLDER RIGHTS

     Upon consummation of the Merger, the stockholders of Access One, a New Jersey corporation, will become stockholders of Talk.com, a Delaware corporation, and their rights will be governed by Talk.com's charter and by-laws, which differ in certain material respects from Access One's charter and by-laws. As stockholders of Talk.com, the rights of the former stockholders of Access One will be governed by the Delaware General Corporation Law. Copies of the Access One charter, the Access One by-laws, the Talk.com charter and Talk.com by-laws, in each case as in effect on the date of this joint proxy statement/prospectus, are incorporated by reference and will be sent to holders of shares of Talk.com and Access One common stock upon request. See "Where You Can Find More Information." The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware and New Jersey law, the Access One charter, the Access One by-laws, the Talk.com charter and the Talk.com by-laws, in each case as in effect on the date of this joint proxy statement/prospectus.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF ACCESS ONE AND TALK.COM STOCKHOLDERS AND THE RIGHTS ACCESS ONE STOCKHOLDERS WILL HAVE AS TALK.COM STOCKHOLDERS FOLLOWING THE MERGER

                             TALK.COM STOCKHOLDER RIGHTS             ACCESS ONE STOCKHOLDER RIGHTS
                        -------------------------------------   --------------------------------------
Authorized              The authorized capital stock of         The authorized capital stock of
Capital Stock:          Talk.com consists of 300,000,000        Access One consists of 50,000,000
                        shares of common stock and              shares of common stock and
                        5,000,000 shares of preferred           7,500,000 shares of preferred
                        stock.                                  stock.

Number of               The Talk.com board currently            The Access One board consists of
Directors:              consists of four directors. In          five directors serving one-year
                        connection with the merger, the         terms.
                        number of directors will be
                        increased to five.

Classification of       The Talk.com board is divided           Access One does not have a
Board of Directors:     into three classes, as nearly equal     classified board. The Access One
                        in number of directors as possible,     by-laws require that all directors
                        with each class serving a               be elected at each annual meeting
                        three-year staggered term               of stockholders for a term of one
                                                                year.

Removal of              Talk.com directors may be               Access One directors may be
Directors:              removed only for cause, on the          removed for cause or without
                        vote of a majority of the               cause by an affirmative vote of a
                        outstanding capital stock entitled      majority of votes cast by the
                        to vote for the election of             holders of shares entitled to vote
                        directors.                              for the election of directors. The
                                                                Access One Board may remove directors
                                                                for cause and suspend directors
                                                                pending  a final determination
                                                                that cause exists for removal.

Calling of Special      The Talk.com by-laws provide that       The Access One by-laws provide
Meetings of             a special meeting of the Talk.com       that a special meeting of the
Stockholders:           stockholders may be called by the       Access One stockholders may be
                        board of directors, the chairman        called by Access One directors or
                        of the board, or the holders of at      by its president or by any officer
                        least 50% of the shares of capital      instructed by the directors to call a
                        stock entitled to vote at the           meeting.
                        meeting.

                              TALK.COM STOCKHOLDER RIGHTS          ACCESS ONE STOCKHOLDER RIGHTS
                         ------------------------------------   ----------------------------------
Nominations for          The Talk.com by-laws provide that      The Access One by-laws contain
Director by              nominations for director by            no special provision with respect
Stockholders:            stockholders must be made by           to nominations of directors.
                         written notice to the Chairman of      Directors may be nominated in
                         the Board not less than 14 nor         any manner permitted by law.
                         more than 50 days prior to a
                         meeting called to elect directors,
                           containing the name of the
                         nominee and other information.

Amendment of             The Talk.com charter may be            The by-laws and charter of Access
Charter and By-laws:     amended in the manner provided         One may each be amended in any
                         by statute. The by-laws of             manner provided by statute.
                         Talk.com may be amended by a
                         majority of the Talk.com
                         stockholders entitled to vote or by
                         the board of directors, but any
                         amendment adopted by the board
                         may be amended or repealed by a
                         majority of the stockholders
                         entitled to vote.

Stockholder Rights       Talk.com has a stockholder rights      Access One has no stockholder
Plan:                    plan, which could deter another        rights plan.
                         party from gaining control of
                         Talk.com.

                      DESCRIPTION OF TALK.COM CAPITAL STOCK

     The following summary of the terms of the capital stock of Talk.com prior to and after completion of the merger is not meant to be complete and is qualified by reference to the Talk.com charter and Talk.com by-laws. Copies of the Talk.com charter and Talk.com by-laws are incorporated by reference and will be sent to holders of shares of Talk.com common stock and Access One common stock upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Under the Talk.com charter, Talk.com's authorized capital stock consists of 300,000,000 shares of Talk.com common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

TALK.COM COMMON STOCK

     Talk.com Common Stock Outstanding. The outstanding shares of Talk.com common stock are, and the shares of Talk.com common stock issued in the merger will be, duly authorized, validly issued, fully paid and nonassessable. At March 24, 2000, there were 66,972,960 shares of Talk.com common stock outstanding.

     Voting Rights. Each holder of Talk.com common stock is entitled to one vote for each share of Talk.com common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Dividend Rights; Rights Upon Liquidation. The holders of Talk.com common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Talk.com board, subject to any preferential dividend rights granted to the holders of any outstanding Talk.com preferred stock. In the event of liquidation, each share of Talk.com common stock is entitled to share pro rata in any distribution of Talk.com's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Talk.com preferred stock.

     Preemptive Rights. Holders of Talk.com common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

TALK.COM PREFERRED STOCK

     Of the 5,000,000 shares of authorized preferred stock, none was outstanding on May 15, 2000.

     Blank Check Preferred Stock. The 5,000,000 authorized shares of preferred stock may be issued from time to time by the Talk.com board without stockholder approval. The Talk.com board has the authority to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Talk.com board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Talk.com common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Talk.com by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Talk.com's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Talk.com without any further action by the stockholders of Talk.com.

TRANSFER AGENT AND REGISTRAR

     First City Transfer Company is the transfer agent and registrar for the Talk.com common stock.

THE NASDAQ NATIONAL MARKET LISTING

     It is a condition to the merger that the shares of Talk.com common stock to be issued in the merger be approved for quotation on The Nasdaq National Market, subject to official notice of issuance.

PREFERRED STOCK PURCHASE RIGHTS

     On August 19, 1999, Talk.com adopted a Stockholders Rights Plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of Talk.com without offering a fair price to all of Talk.com's stockholders.

     Under the terms of the plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of Talk.com common stock held as of the close of business on August 30, 1999. Until the rights become exercisable, all shares common stock issued by Talk.com, including those issued in the merger, will also have one right attached. Each right will entitle holders to buy one three-hundredth of a share of Series A Junior Participating Preferred Stock of Talk.com at an exercise price of $55. Each right will thereafter entitle the holder to receive upon exercise Talk.com common stock (or, in certain circumstances, cash, property or other securities of Talk.com) having a value equal to two times the exercise price of the right.

     The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Talk.com's common stock or announces a tender or exchange offer which would result in such person or group owning 20% or more of Talk.com, or if the board of directors declares that a 15% or more stockholder has become an "adverse person" as defined in the plan.

     Talk.com, except as otherwise provided in the plan, will generally be able to redeem the rights at $0.001 per right at any time during a ten-day period following public announcement that a 20% position in Talk.com has been acquired or after the board of directors declares that a 15% or more stockholder has become an "adverse person." The rights are not exercisable until the expiration of the redemption period. The rights will expire on August 19, 2009, subject to extension by the board of directors.

                     DESCRIPTION OF ACCESS ONE CAPITAL STOCK

     The following summary of the terms of the capital stock of Access One prior to completion of the merger is not meant to be complete and is qualified by reference to the Access One charter and Access One by-laws. Copies of the Access One charter and Access One by-laws are incorporated by reference and will be sent to holders of shares of Access One common stock and Talk.com common stock upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Under the Access One charter, Access One's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 7,500,000 shares of preferred stock, $0.001 par value per share. If the merger is completed, the corporate existence of Access One will terminate and it will cease to have any authorized capital stock.

ACCESS ONE COMMON STOCK

     Access One Common Stock Outstanding. As of the record date for the special meeting, shares of Access One common stock were issued and outstanding. The outstanding shares of Access One common stock are duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of Access One common stock is entitled to one vote for each share of Access One common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Dividend Rights; Rights Upon Liquidation. The holders of Access One common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Access One board, subject to any preferential dividend rights granted to the holders of any outstanding Access One preferred stock. In the event of liquidation, each share of Access One common stock is entitled to share pro rata in any distribution of Access One's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Access One preferred stock.

     Preemptive Rights. Holders of Access One common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

ACCESS ONE PREFERRED STOCK

     Access  One  Preferred  Stock  Outstanding.  As  of the record date for the
special  meeting,         shares  of  Access One preferred stock were issued and
outstanding.

     Blank Check Preferred Stock. Under the Access One charter, the Access One board has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Access One board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Access One common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Access One by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Access One's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Access One without any further action by the stockholders of Access One. Access One has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

TRANSFER AGENT AND REGISTRAR

     Old Monmouth Stock Transfer Co., Inc. is the transfer agent and registrar for the Access One common stock.

                                  LEGAL MATTERS

     The validity of the Talk.com common stock to be issued to Access One stockholders in the merger will be passed upon for Talk.com by Kelley Drye & Warren LLP. It is a condition to the completion of the merger that Access One receive an opinion from its counsel, Blank Rome Tenzer Greenblatt LLP, that the merger will qualify as a tax-free reorganization.

                                     EXPERTS

     The consolidated financial statements and schedules of Talk.com and its subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999, incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in giving said reports.

     The consolidated financial statements of Access One and its subsidiaries as of October 31, 1998 and 1999 and for each of the years in the three year period ended October 31, 1999, included in this joint proxy statement/prospectus have been audited by Nussbaum Yates & Wolpow, P.C., independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in giving said reports.

     The financial statements of OmniCall, Inc. as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 1998, financial statements contains an explanatory paragraph that states that OmniCall incurred substantial losses in 1998, had insufficient net current assets to satisfy its current liabilities, and had total liabilities in excess of total assets, which raises substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  IV. OTHER TALK.COM ANNUAL MEETING PROPOSALS

                       PROPOSAL 2 - ELECTION OF DIRECTORS

     Talk.com's Amended and Restated Certificate of Incorporation provides that the board of directors shall consist of not less than one nor more than 15 persons, the exact number to be fixed and determined from time to time by resolution of the board. The board has acted to fix the number of directors at five, provided that it will be reduced to four if the Access One merger is not effected and Mr. Baritz does not become a director of Talk.com. Under the terms of Talk.com's Amended and Restated Certificate of Incorporation, the board of directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently scheduled to expire at the annual meeting of stockholders in 2001 (Class I), this annual meeting of stockholders in 2000 (Class II) and the annual meeting of stockholders in 2002 (Class III), respectively.

     At the annual meeting, each of Arthur J. Marks and Kenneth G. Baritz is to be elected as a Class II director, for a term to expire at the annual meeting of stockholders in 2003. Arthur J. Marks currently serves as a director of Talk.com. Mr. Baritz's election as a director of Talk.com is a condition to the completion of the merger by Access One. His becoming a director is also subject to the effectiveness of the merger. If the merger is not completed, Mr. Baritz will not become a director; if Mr. Baritz is elected as a director, his directorship will begin on the effective date of the merger. Each director will serve until his successor has been elected and qualified. The proxies solicited hereby, unless directed to the contrary therein, will be voted for each of the nominees. Each of Mr. Marks and Mr. Baritz has consented to being named in this joint proxy statement/prospectus and to serve if elected. The board has no reason to believe that either of the nominees for election as a director will not be a candidate or will be unable to serve, but if either occurs as to Mr. Marks, it is intended that the shares represented by proxies will be voted for such substituted nominee as the board, in its discretion, may designate, and, if either occurs as to Mr. Baritz, it is intended that the number of members of the whole board of directors will be reduced to four, as discussed above.

     The following sets forth certain biographical information, present occupation and business experience for the past five years for each of the nominees for election as a director and the continuing Class I and Class III directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS II NOMINEES LISTED BELOW. CLASS II: NOMINEE WHOSE TERM WILL EXPIRE IN 2003

     ARTHUR J. MARKS, AGE 55, has been a director of Talk.com since August 1999. He has been a General Partner of New Enterprise Associates, a venture capital firm, since 1984. Mr. Marks serves as a director of three publicly traded software companies, Object Design Inc., Epicor Software Corp. and Progress Software Corp., as well as a number of privately held companies.

     KENNETH G. BARITZ, AGE 44, became President of Talk.com on March 24, 2000 under an employment agreement with Talk.com signed in connection with the merger agreement. From June 1997 until that date, he was Chairman and Chief Executive Officer of Access One. While he resigned his position as an executive officer of Access One at that time, he remains a director of Access One. Prior to joining Access One, Mr. Baritz was Chairman and Chief Executive Officer of AMNEX, Inc., a telecommunications company, from January 1994 to March 1997, and a director from October 1992 through March 1997. Prior to joining AMNEX, Mr. Baritz served from 1989 to 1993 as a Vice President of Bear, Stearns & Co. Inc., an investment banking firm. Mr. Baritz currently serves on the boards of a number of privately held companies.

CLASS I: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2001

     GABRIEL BATTISTA, AGE 55. Mr. Battista became a director and the Chairman of the Board, Chief Executive Officer and President of Talk.com on January 5, 1999. Prior to joining Talk.com, Mr. Battista served as Chief Executive Officer of Network Solutions Inc., an Internet domain name registration company. Prior to joining Network Solutions in 1996, Mr. Battista served from 1995 to

1996 as CEO and from 1991 to 1995 as President and Chief Operating Officer of Cable & Wireless, Inc., the nation's largest telecommunications provider exclusively serving businesses. His career also includes management positions at US Sprint, GTE Telenet and General Electric Information Services. Mr.
Battista  also  serves  as  a  director  of  Axent  Technologies,  Inc., Capitol
College, Systems and Computer Technology Corporation, Online Technologies Group, Inc. and ViaNet.works Incorporated.

     RONALD R. THOMA, AGE 65. Mr. Thoma is currently a business consultant, having retired in early 2000 as an Executive Vice President of Crown Cork and Seal Company, Inc., a manufacturer of packaging products, where he had been employed since 1955. Mr. Thoma has served as a director of Talk.com since 1995.

CLASS III: INCUMBENT WHOSE TERM WILL EXPIRE IN 2002

     MARK S. FOWLER, AGE 57, has been a director of Talk.com since September 1999. From 1981 to 1987 he was the Chairman of the FCC. From 1987 to 1994, Mr. Fowler was Senior Communications Counsel at Latham & Watkins, a law firm. From 1991 to 1994, he was the founder, Chairman and Chief Executive Officer of PowerFone Holdings Inc., a telecommunications company. In 1994, he founded and, until early 2000, served as Chairman of UniSite, a developer of antenna sites for use by multiple wireless operators. Mr. Fowler is also a founder and serves as Chairman of the Board of Directors of AssureSat, Inc., an operator of telecommunications satellites, and is a director of Beasley Broadcasting Co., a publicly held radio station broadcast group company.

THE BOARD OF DIRECTORS

     The board met or acted by unanimous written consent 15 times in 1999. During the fiscal year ended December 31, 1999, each then-incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board on which he served.

BOARD COMMITTEES

     The board of directors has established the following two committees, the function and current members of which are noted below.

     Audit Committee. Throughout most of 1999, the Audit Committee consisted of Messrs. Harold First, George Farley and Ronald R. Thoma. Since late in 1999, the Audit Committee has consisted of Messrs. Arthur J. Marks and Ronald R. Thoma. The Audit Committee oversees and monitors all aspects of Talk.com's accounting and financial reporting processes, including, without limitation, the oversight and monitoring of the participation of the company's management and its independent auditors in such processes, the company's financial statements and financial reporting process, the systems of internal accounting and financial controls, any internal audit function, the annual independent audit of Talk.com's financial statements, and the legal compliance and ethics programs as established by management and the board of directors. It also has the authority and responsibility to take any actions as it may deem desirable or appropriate to provide for the reliability and credibility of Talk.com's financial statements and the integrity of its financial reporting process. The Audit Committee met two times in 1999.

     Compensation Committee. In 1999, the Compensation Committee consisted of George P. Farley, Mark S. Fowler and Ronald R. Thoma (Chairman). It currently consists of Messrs. Fowler and Thoma. The Compensation Committee is responsible for determining compensation for Talk.com's executive officers and currently administers the 1995 Employee Stock Option Plan and the 1998 Long Term Incentive Plan and reviews and approves the grant of options to employees of Talk.com. The Compensation Committee met or took action by written consent 15 times during 1999.

     Although the board of directors has not established a nominating or similar committee, the board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 402 of Talk.com's Bylaws. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Chairman of the Board of Directors of

Talk.com prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 50 days prior to any such meeting of stockholders called for the election of directors. Notice to Talk.com from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee. Such notice must also contain the total number of shares of capital stock of Talk.com that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of Talk.com owned by each notifying stockholder. Stockholder nominations not made in accordance with such procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

COMPENSATION OF DIRECTORS

     Talk.com currently pays non-employee directors an annual retainer of $10,000. The Compensation Committee approved grants of options to purchase 30,000 shares of common stock under the 1998 Long Term Incentive Plan at the market value on the date of grant to Mr. Marks and Mr. Fowler, non-employee directors who were elected to fill vacancies on the board in August and September of 1999, respectively. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attendance at board meetings or meetings of committees thereof.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information for the fiscal years ended December 31, 1999, 1998 and 1997 as to the compensation paid by Talk.com to the Chief Executive Officer for services rendered and the four other most highly compensated executive officers of Talk.com whose annual salary and bonus exceeded $100,000.
                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                              ANNUAL COMPENSATION                    COMPENSATION
                                               --------------------------------------------------   -------------
                                                                                                      SECURITIES
                                                                                                      UNDERLYING
                                                                                                     OPTIONS/SARS
NAME AND PRINCIPAL POSITION                     YEAR         SALARY (1)            BONUS (1)             (2)
--------------------------------------------   ------   -------------------   -------------------   -------------
Gabriel Battista, Chairman, Chief
 Executive Officer and President ...........   1999        $  1,500,000(3)       $    750,000                --
                                               1998                  --          $  3,000,000(4)      1,650,000
                                               1997                  --                    --                --
Michael Ferzacca,
 Executive Vice President -- Sales .........   1999        $    300,000          $    250,000                --
                                               1998                  --          $  1,313,125(5)        350,000
                                               1997                  --                    --                --
Aloysius T. Lawn, IV,
 Executive Vice President -- General
 Counsel and Secretary .....................   1999        $    233,269          $    150,000           210,000
                                               1998        $    150,000          $    120,336(6)         50,000
                                               1997        $    150,000          $      5,929(6)             --
Edward B. Meyercord, III --
 Executive Vice President Chief
 Financial Officer and Treasurer ...........   1999        $    225,385          $    150,000           450,000
                                               1998        $    200,000          $    128,338(6)             --
                                               1997        $    210,000          $    150,000                --
George Vinall,
 Executive Vice President Business
 Development ...............................   1999        $    200,000          $    150,000                --
                                               1998                  --          $   175,000 (7)        240,000
                                               1997                  --                    --                --

----------------
(1) The costs of certain benefits are not included because they did not exceed, in the case of any executive officer named in the table, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2) Options to purchase Talk.com common stock. The options granted to Messrs. Lawn and Meyercord were granted under Talk.com's 1998 Long Term Incentive Plan. In 1999, Mr. Lawn was granted options that vest over three years to purchase 210,000 shares of Talk.com common stock at an exercise price of $9.88 per share, and in 1998, was granted options to purchase 50,000 shares at an exercise price of $5.75 per share. In 1999, Mr. Meyercord, III was granted options that vest over three years to purchase 450,000 shares of Talk.com common stock at an exercise price of $15.94 per share. The other options shown as granted were granted in connection with the hiring of the respective executive officers. In 1998, Mr. Battista was granted options that vest over three years to purchase 1 million shares of Talk.com common stock at an exercise price of $10.4375 per share, and options that vested immediately upon execution of his employment agreement to purchase an additional 650,000 shares at an exercise price of $7.00 per share. In 1998, Mr. Ferzacca was granted options that vest over three years to purchase 350,000 shares of Talk.com common stock at an exercise price of $8.5625 per share. In 1998, Mr. Vinall was granted options that vest over three years to purchase 240,000 shares of Talk.com common stock at an exercise price of $8.5625 per share.

(3) Under his employment agreement with Talk.com, Mr. Battista is entitled to a minimum annual salary of $500,000. Mr. Battista's salary shown for 1999 includes, in addition to the $500,000 annual base salary for 1999, $1,000,000 representing a prepayment of $500,000 in salary for each of the years 2000 and 2001, as provided in Mr. Battista's employment agreement with Talk.com.

(4) Mr. Battista received a cash sign-on bonus of $3,000,000, which was paid in December 1998.

(5) Mr. Ferzacca received a cash sign-on bonus of $200,000 and 130,000 shares of Talk.com common stock with a fair market price per share on the date of grant of $8.5625 and an aggregate value of $1,113,125, which was paid and issued, respectively, in December 1998.

(6) Bonus paid in shares of Talk.com common stock and in-kind property valued in each case at the then current market value.

(7) Mr. Vinall received a cash sign-on bonus of $175,000, which was paid in December 1998.

STOCK OPTION GRANTS

     The following table sets forth further information regarding grants of options to purchase Talk.com common stock made by Talk.com during the fiscal year ended December 31, 1999 to the executive officers named in the Summary Compensation Table, above.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      NUMBER OF    PERCENT OF TOTAL
                                     SECURITIES      OPTIONS/SARS
                                     UNDERLYING       GRANTED TO                                       POTENTIAL REALIZABLE VALUE
                                    OPTIONS/SARS     EMPLOYEES IN       EXERCISE PRICE     EXPIRATION    AT ASSUMED ANNUAL RATES
NAME                                 GRANTED (1)         1999        PER SHARE ($SHARES)      DATE      OF STOCK OPTION TERM (2)
---------------------------------- -------------- ----------------- --------------------- ------------ ---------------------------
                                                                                                           5%($)         10%($)
                                                                                                       ------------- -------------
Gabriel Battista .................          --            --                   --                 --            --             --
Michael Ferzacca .................          --            --                   --                 --            --             --
Aloysius T. Lawn, IV .............     210,000            5.9                 9.88            4/1/09    $1,304,831    $ 3,306,697
Edward B. Meyercord, III .........     450,000           12.8                15.94           11/1/09    $4,511,061    $11,431,915
George Vinall ....................          --            --                   --                 --            --             --

(1) All options to the named executive officers in 1999 were granted under the Talk.com 1998 Long Term Incentive Plan.

(2) Disclosure of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the SEC and do not represent Talk.com's estimate or projection of future common stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     The following table sets forth further information concerning the 1999 year-end value of unexercised in-the-money options held by each of the executive officers named in the Summary Compensation Table, above.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING          VALUE OF UNEXERCISED
                                                                      UNEXERCISED              IN-THE-MONEY
                                                                    OPTIONS/SARS AT           OPTIONS/SARS AT
                                     SHARES                       FISCAL YEAR-END (#)      FISCAL YEAR-END($)(1)
                                    ACQUIRED         VALUE            EXERCISABLE/             EXERCISABLE/
NAME                              ON EXERCISE       REALIZED         UNEXERCISABLE             UNEXERCISABLE
------------------------------   -------------   -------------   ---------------------   ------------------------
Gabriel Battista .............           --               --        983,333/666,667      $9,424,998/$4,875,002
Michael Ferzacca .............           --               --        116,667/233,333      $1,071,878/$2,143,747
Aloysius T. Lawn, IV .........           --               --         50,000/210,000      $  600,000/$1,652,700
Edward B. Meyercord, III .          800,000       $5,793,800              0/450,000      $         0/$ 814,500
George Vinall ................           --               --         80,000/160,000      $  735,000/$1,470,000

---------------------
(1) Calculated as the difference between the exercise/base price of the options/SARs and a year-end fair market value of the underlying securities equal to $17.75.

EMPLOYMENT CONTRACTS

     Gabriel Battista is party to an employment agreement with Talk.com that expires on December 31, 2001. Under the terms of the agreement, Mr. Battista received a signing bonus of $3,000,000 and is entitled to an annual salary of $500,000, payable in advance, plus a discretionary bonus. Mr. Battista is also entitled to other benefits and perquisites. In addition, Mr. Battista was granted options that vest over three years to purchase 1,000,000 shares of Talk.com common stock at an exercise price of $10.4375 per share, and options that vested immediately upon execution of the agreement to purchase an additional 650,000 shares at an exercise price of $7.00 per share.

     In the event of certain transactions (including an acquisition of Talk.com's assets, a merger into another entity or a transaction that results in Talk.com's common stock no longer being required to be registered under the Securities Exchange Act of 1934), Mr. Battista will receive an additional bonus of $1,000,000 if the price per share for Talk.com's common stock in such transaction was less than or equal to $20.00 per share, or $3,000,000 if the consideration is greater than $20.00 per share. In addition, upon a change in control of Talk.com, all of Mr. Battista's options immediately vest.

     Edward B. Meyercord, III entered into a five-year employment agreement with Talk.com effective as of September 5, 1996. Under the contract, Mr. Meyercord is entitled to a minimum annual base salary of $300,000 for each year.

     Michael Ferzacca entered into a three-year employment agreement with Talk.com effective as of December 28, 1998. Under the contract, Mr. Ferzacca is entitled to minimum annual base salary of $300,000 for each year. In connection with the agreement, Mr. Ferzacca was granted an option to purchase 350,000 shares of Talk.com common stock at an exercise price of $8 9/16 per share.

     Aloysius T. Lawn entered into a two-year employment agreement with Talk.com effective as of December 1, 1998. Under the contract, Mr. Lawn is entitled to a minimum annual base salary of $250,000 for each year.

     George Vinall entered into a three-year employment agreement with Talk.com effective as of December 28, 1998. Under the contract, Mr. Vinall is entitled to a minimum annual base salary of $250,000 for each year. In connection with the agreement, Mr. Vinall was granted an option to purchase 240,000 shares of Talk.com common stock at an exercise price of $8 9/16 per share.

     Each of the agreements for Messrs. Ferzacca, Lawn and Vinall provide for immediate vesting of options in event of a "change in control" (as defined in the agreements) and provide for severance benefits in the event employment is terminated by Talk.com without cause prior to the end of the term.

     Each of the above-described agreements require the executive to maintain the confidentiality of Talk.com information and assign inventions to Talk.com. In addition, each of the executive officers has agreed that he will not compete with Talk.com by engaging in any capacity in any business that is competitive with the business of Talk.com during the term of his respective agreement and thereafter for specified periods.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Talk.com board of directors reviews and approves salaries and certain incentive compensation arrangements for management and key employees of Talk.com.

     The principal elements of Talk.com's compensation structure are described below:

     Annual Compensation. The minimum annual base salaries for the current executive officers of Talk.com have been established under employment contracts negotiated with each of the executive officers of Talk.com. Talk.com believes that such employment contracts help to attract and retain qualified individuals. In addition, the employment agreements require Talk.com's executive officers to maintain the confidentiality of Talk.com information and prevent such persons from competing with Talk.com in any capacity in any business that is competitive with the business of Talk.com during the term of the respective agreement and thereafter for specified periods of time. Such contractual minimum annual base salaries may be increased in the discretion of the Compensation Committee and the board of directors.

     In addition, bonuses above such contractual minimum base salaries may be granted in any year in the discretion of the Compensation Committee based on its subjective assessment of individual performance in the year. Mr. Battista, as the Chief Executive Officer, considers and recommends to the Compensation
Committee any adjustments in base salaries and bonuses for the executive officers other than himself. He does not participate in the review of any adjustments to his salary or any bonuses to him, which are fixed by the Compensation Committee.

     On December 3, 1999, the Compensation Committee met and awarded the bonuses set forth in the Summary Compensation Table, based on its review of Mr.
Battista's recommendations as to the other executive officers and its own assessment of the business progress that had been achieved by Talk.com in 1999. In particular, the Committee considered for all of the executive officers their roles in the significant increases in 1999 gross revenues and gross profits over those of the previous year, as well as the 1999 expansion of Talk.com's partners and base, and, in the case of Mr. Battista, the significant progress that Talk.com had made since he took over as chief executive officer in January 1999, in each case in light of any general bonus standards that may have been included in the executives' respective employment agreements.

     Long Term Incentive Compensation. In general, Talk.com has granted stock options to key executives as an inducement to such executives' entering into employment contracts with Talk.com and as added incentive to existing employees.

     Talk.com believes that stock options are an effective tool for directly linking the financial interests of executive officers and key employees with those of Talk.com's stockholders and for recruiting and retaining high quality management personnel. Stock options are intended to focus the efforts of executive officers and key employees on performance that will increase the value of Talk.com for all of its stockholders. Future option grants under the 1995 Employee Stock Option Plan, the 1998 Long Term Incentive Plan and the 2000 Long Term Incentive Plan will be made in the discretion of the Compensation Committee or in connection with the negotiation of individual employment arrangements.

     Chief Executive Officer's 1999 Compensation. As set forth in the Summary Compensation Table, Mr. Battista's total base salary and bonus for 1999 was $1,250,000, with an additional $1,000,000 having been paid to him as prepayment of $500,000 of base salary for each of 2000 and 2001, as provided in his employment agreement. Mr. Battista's base salary is established by the terms of his employment agreement. On December 3, 1999, the Compensation Committee met and awarded Mr. Battista's bonus set forth in the Summary Compensation Table as summarized above.

                           THE COMPENSATION COMMITTEE

                                 Mark S. Fowler
                                 Ronald R. Thoma

                                PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on Talk.com common stock compared to the cumulative total return of the S&P 400 Index and the S&P Long Distance Index for the period from September 21, 1995, the date on which trading in Talk.com common stock commenced, through December 31, 1999. The comparison assumes that $100 was invested on September 21, 1995 in Talk.com common stock and each of the indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future performance.

                               [GRAPHIC OMITTED]

                           SEPT. 21     DEC. 29     DEC. 29     DEC. 31,     DEC. 31,     DEC. 31,     DEC. 31,
                             1995         1995        1995        1996         1997         1998         1999
                          ----------   ---------   ---------   ----------   ----------   ----------   ---------
Talk.com Inc. .........      100           96          87         272          372          187          335
S&P 400 Index .........      100          100         105         126          162          206          268
S&P Long Distance
Index .................      100          102         102         100          144          209          267

           PROPOSAL 3: APPROVAL OF THE 2000 LONG TERM INCENTIVE PLAN

     The board of directors of Talk.com has approved Talk.com's 2000 Long Term Incentive Plan, subject to the approval of Talk.com's stockholders. Approximately 250,000 shares remain currently available for award under the existing 1998 Long Term Incentive Plan. The new Long Term Plan provides for the issuance of up to 5,000,000 shares of Talk.com common stock. Talk.com's board of directors believes that the availability of share awards under the new Long Term Plan will give Talk.com the needed compensation flexibility to continue to attract and retain key employees. The Long Term Plan will increase the ability of the board of directors to adapt the compensation of such employees to the changing needs of Talk.com's business and to competitive trends in executive compensation practices. The board of directors also believes that in order to more closely align the interests of such employees with the interests of the stockholders of Talk.com, increased ownership of Talk.com's stock by these individuals is desirable.

     The following is a summary description of the new Long Term Plan. A copy of this Long Term Plan will be made available, without charge, upon written request to the Secretary of Talk.com addressed or directed to Talk.com's corporate offices as provided on page __ of this joint proxy statement/prospectus.

ELIGIBILITY AND TYPES OF AWARDS

     All employees and directors of Talk.com and its subsidiaries are eligible to participate in the new Long Term Plan. Eligible employees to whom awards will be granted under the Long Term Plan will be selected by the committee of Talk.com's board of directors that administers the Plan, as discussed below. The Long Term Plan permits the granting of the following types of awards: (1) stock options, including options designated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or ISOs, and options not so designated, (2) stock appreciation rights or SARs, (3) restricted stock, and (4) incentive shares. Dividends or interest or their equivalent may also be paid or credited in connection with any award. Since the number and identity of employees to whom awards may be granted under the new Long Term Plan and the form of such awards are at the discretion of the committee administering the Plan, it is not possible at this time to predict precisely the number or identity of the individuals to whom awards may be granted in the future or the type or size of such awards. It is expected, however, that the individuals receiving awards will include officers named in the summary compensation table above under the heading "Executive Compensation". The awards of restricted stock and options reflected in such compensation table as having been made with respect to 1999 were not made, and no other awards have yet been made, under the new Long Term Plan.

ADMINISTRATION OF LONG TERM PLAN

     The Long Term Plan will be administered by a committee of the board of directors, which initially will be the Compensation Committee. This committee has the authority (i) to select employees to whom awards are granted, (ii) to determine the size and types of awards granted, (iii) to determine the terms and conditions of such awards in a manner consistent with the Long Term Plan
(discussed below), (iv) to interpret the Long Term Plan and any instrument or agreement entered into under the Long Term Plan, (v) to establish such rules and regulations relating to the administration of the Long Term Plan as it deems appropriate and (vi) to make all other determinations that may be necessary or advisable for the administration of the Long Term Plan. The committee may amend the terms of any award, or substitute new awards for previously granted awards, provided that such amendment or substitution may not impair the rights of any participant with respect to any outstanding award without his consent.

     The board of directors may amend, alter or terminate the Long Term Plan at any time, provided that no such action may impair the rights of a participant with respect to any outstanding award without the participant's consent and provided that no amendment may be made without stockholder approval if such approval is required to comply with applicable law or requirements of any interdealer quotation system or stock exchange on which the Talk.com common stock is listed or quoted.

SHARES SUBJECT TO LONG TERM PLAN

     Subject to adjustment as described below, 5,000,000 shares of Talk.com common stock shall be available for grant under the Long Term Plan. If any shares subject to any award are forfeited, or if any award is terminated without issuance of shares or satisfied with other consideration, the shares subject to such award shall again be available for future grants.

STOCK OPTIONS

     The purchase price per share under any option will be determined by the administering committee, provided that it shall not be less than 25% of the fair market value of a share on the date of grant of the option, nor less than the par value of a share. The term of each option shall be fixed by the committee, provided that no ISO shall have a term extending beyond ten years from the date the option is granted. Options are exercisable during their term as provided by the Committee. Options shall be exercised by payment of the purchase price, either in cash, in shares valued at the fair market value on the date the option is exercised, in any combination thereof or in such other form of consideration as the committee shall determine, provided, that, if the committee so provides, an option may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to Talk.com the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the committee shall determine. The ability to deliver shares in lieu of cash on the exercise of options could permit the successive, immediate exercise of options with shares received upon earlier or substantially simultaneous exercises. Whether an option holder uses shares to exercise an entire option in a single exercise or through successive exercises, the net increase in shares held by such person will be identical. The committee may accept as partial payment on the exercise of options a promissory note, which may be secured by the shares to be received upon such exercise. The maximum number of shares with respect to which Options may be granted to any employee under the Long Term Plan in any calendar year is 1,000,000 shares. Talk.com has agreed to file a registration statement with the Securities and Exchange Commission to register the resale by option holders of the shares issuable upon exercise of the options granted under the Long Term Plan.

STOCK APPRECIATION RIGHTS

     An SAR may be granted either alone or in conjunction with any other award under the Long Term Plan. SARs related to any option (i) must be granted at the time such option is granted, and (ii) if such option is an ISO may be exercisable only upon exercise of the related option. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date) over either the exercise price per share of the related option or, if none, over the fair market value of such number of shares on the date the SAR was granted (hereinafter, the "exercise price"). Payment by Talk.com upon exercise of an SAR may be made in cash or shares, or any combination thereof, as the administering committee shall determine.

RESTRICTED STOCK

     The  administering  committee  shall  determine  the terms and  conditions, including acceleration and forfeiture provisions and other provision and restrictions (which may include restrictions on the right to vote such shares and the right to receive any dividends with respect thereto) that shall be placed on restricted stock awarded under the Long Term Plan. This restricted stock may not be disposed of by the recipient until any such restrictions lapse. Restricted stock may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Upon termination of employment during the restricted period, all restricted stock shall be forfeited, subject to such exceptions, if any, as are authorized by the committee relating to termination of employment on retirement, disability, death or other special circumstances.

INCENTIVE SHARE AWARDS

     The committee may grant incentive share awards, which shall provide for the issuance of shares at such times and subject to such terms and conditions as the committee shall deem appropriate, including without limitation terms that condition the issuance of such shares upon the achievement of performance goals.

ASSIGNABILITY OF AWARDS

     Subject to approval by the administering committee, an award and the shares subject to an award may be assigned, transferred, pledged or otherwise encumbered by a participant.

ADJUSTMENTS

     In the event of any change in corporate structure of Talk.com affecting the shares (e.g., merger, consolidation, recapitalization, reclassification or stock dividend), the committee may make such adjustments as it deems appropriate to the number, class and option price of shares subject to outstanding Options granted under the Long Term Plan, and in the value of, or number or class of shares subject to, other awards granted or available to be granted under the Long Term Plan and to individual employees.

FEDERAL INCOME TAX CONSEQUENCES

     Under current law, the Federal income tax treatment of options and SARs granted under the Long Term Plan is as set forth below:

     Nonstatutory Stock Options. The grant of an option that is not an ISO will have no immediate tax consequences to Talk.com or the employee. The exercise of such an option will require an employee to include in his gross income the amount by which the aggregate fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the aggregate purchase price paid for such shares. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of an option that is not an ISO, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

     Talk.com will be entitled (provided applicable income tax reporting requirements are met) to a deduction at the same time and in the same amount as the employee is in receipt of income in connection with his exercise of an option that is not an ISO.

     Incentive Stock Options. The grant of an ISO will have no immediate tax consequences to Talk.com or the employee. Upon exercise of an ISO, the employee generally recognizes no income. If an employee disposes of the shares acquired on the exercise of an incentive stock option within two years after the grant of the option or within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will be required to include in income, as compensation, the lesser of (i) the difference between the aggregate purchase price paid and the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) or (ii) the amount of gain realized on such disposition. Any additional gain or loss recognized will be capital gain or loss.

     If an employee does not make a disqualifying disposition, he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as capital gain or loss. For purposes of computing the employee's alternative minimum taxable income, however, the option generally will be treated as if it were an option that is not an ISO.

     Talk.com will be entitled to a deduction at the same time and in the same amount as the employee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to Talk.com.

     SARs. The grant of SARs, will not result in taxable income to the recipient or a tax deduction for Talk.com at the time of grant. Upon the exercise of SARs, an employee recognizes ordinary income equal to the amount of cash received plus the fair market value of any shares issued or transferred and Talk.com is entitled to a tax deduction in an equal amount.

ACCOUNTING TREATMENT

     Under present accounting rules, the grant of options at an exercise price equal to or greater than market value on the date of grant does not result in a charge against Talk.com's earnings. However, the excess, if any, from time to time of the fair market value of the common stock subject to SARs, over the exercise price of such SARs, will result in a charge against Talk.com's earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs, are canceled. Talk.com has not issued any SAR's to date.

VOTING REQUIRED FOR APPROVAL OF ADOPTION OF THE LONG TERM PLAN

     Talk.com is submitting the new Long Term Plan to its stockholders for approval as required by NASD rules governing Nasdaq-traded issuers. Under these rules, the affirmative vote of the holders of a majority of the votes cast at the annual meeting is required to ratify the adoption of the Long Term Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE LONG TERM PLAN.

     PROPOSAL 4: RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The board has appointed the firm of BDO Seidman, LLP as independent auditors of Talk.com for the current fiscal year. This firm has served as Talk.com's independent auditors since 1995 and has no direct or indirect financial interest in Talk.com.

     Although  not  legally  required  to do so,  the  board is  submitting  the selection of BDO Seidman, LLP as Talk.com's independent auditors for ratification by the stockholders at the Annual Meeting. If a majority of the shares of common stock represented in person or by proxy at the meeting is not voted for such ratification (which is not expected), the board will reconsider its appointment of BDO Seidman, LLP as independent auditors of Talk.com.

     A representative of BDO Seidman, LLP will be present at the Talk.com annual meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS OF TALK.COM.

                       PRINCIPAL STOCKHOLDERS OF TALK.COM

     The following table sets forth certain information known to Talk.com with respect to beneficial ownership of Talk.com's common stock as of April 26, 2000 (except as otherwise noted) by (i) each stockholder who is known by Talk.com to own beneficially more than five percent of the outstanding common stock, (ii) each of Talk.com's directors and nominees for director, (iii) each of the executive officers named below and (iv) all current directors and executive officers of Talk.com as a group. Except as otherwise indicated below, Talk.com believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares.

                                                         NUMBER OF SHARES        PERCENT OF SHARES
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP         BENEFICIALLY OWNED (1)     BENEFICIALLY OWNED
--------------------------------------------------   ------------------------   -------------------
Massachusetts Financial Services Company .........           7,160,400(2)               10.9%
 500 Boylston Street
 Boston, Massachusetts 02116
America Online, Inc. .............................           6,843,356(3)               10.0%
 22000 AOL Way
 Dulles, Virginia 20166
Legg Mason, Inc. .................................           5,997,900(6)(8)             9.1%
 100 Light Street
 P. O. Box 1476
 Baltimore, MD 21203
Paul Rosenberg ...................................           5,759,985(4)                8.8%
 650 N. E. 5th Avenue
 Boca Raton, Fl 33432
Geocapital, LLC ..................................           3,743,825(6)                5.7%
 767 Fifth Avenue, 45th Floor
 New York , New York 10153
Gabriel Battista .................................           1,003,334(7)                1.5%
Edward B. Meyercord, III .........................             106,131                     *
Aloysius T. Lawn, IV .............................             198,650(7)                  *
Michael Ferzacca .................................              66,667(7)                  *
George Vinall ....................................              80,000(7)                  *
Ronald R. Thoma ..................................              97,934(7)                  *
Arthur J. Marks ..................................              25,000(5)                  *
Mark S. Fowler ...................................              10,000                     *
Kenneth G. Baritz ................................                  --(9)                  *
Kevin Griffo .....................................                  --(10)                 *
All directors and executive officers as a group
 (11 persons) ....................................           1,756,957                   2.5%

----------------
 * Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Massachusetts Financial Services Company ("MFS"), an investment adviser, filed an amendment to a Schedule 13G with the SEC on February 11, 2000 (the "MFS 13G"), in which it reported beneficial ownership of 7,160,400 shares, 6,437,800 of which are also beneficially owned by MFS Series Trust II-MFS Emerging Growth Fund, an investment company, and 722,600 of which are also owned by certain non-reporting entities as well as MFS. The foregoing information is derived from the MFS 13G.

(3) The foregoing information is derived from the Schedule 13G filed by America Online, Inc. on January 15, 1999.

(4) The foregoing information is derived from the Schedule 13D/A filed by Paul Rosenberg, the Rosenberg Family Limited Partnership, PBR, Inc. and the New Millennium Charitable Foundation on February 12, 1999.

(5) Excludes shares of Talk.com common stock, if any, held in various client accounts managed by Mr. Marks' spouse. Mr. Marks disclaims beneficial ownership of such shares of Talk.com common stock.

(6) The foregoing information is derived from the Schedule 13G filed by Geocapital, LLC on February 8, 2000.

(7) Includes shares of Talk.com common stock that could be acquired upon exercise of vested options.

(8) Includes 5,500,000 shares of Talk.com common stock beneficially owned by Legg Mason Special Investment Trust and 497,900 shares beneficially owned by Legg Mason Capital Management, Inc.

(9) Mr. Baritz holds options to purchase an aggregate of 1,300,000 shares of Talk.com common stock, which vest and become exercisable in installments commencing on March 23, 2001. He will also receive shares of Talk.com common stock, and warrants and additional options to purchase Talk.com common stock, upon conversion in the merger of his shares of Access One common stock and Access One warrants and stock options. Based on his holdings of Access One common stock, warrants and stock options as of May 15, 2000, Mr. Baritz will be entitled to receive in the merger approximately 1.6 million shares of Talk.com common stock, and warrants and options to purchase an aggregate of approximately 257,000 shares of Talk.com common stock.

(10) Mr. Griffo holds options to purchase an aggregate of 1,300,000 shares of Talk.com common stock, which vest and become exercisable in installments commencing on March 23, 2001. He will also receive shares of Talk.com common stock and additional options to purchase Talk.com common stock upon conversion in the merger of his shares of Access One common stock and Access One stock options. Based on his holdings of Access One common stock and stock options as of May 15, 2000, Mr. Griffo will be entitled to receive in the merger approximately 171,000 shares of Talk.com common stock, and options to purchase an aggregate of approximately 571,000 shares of Talk.com common stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Talk.com's directors and certain officers and persons who are the beneficial owners of more than 10 percent of Talk.com's common stock are required to report their ownership of common stock, options and certain related securities and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and Talk.com is required to report in this joint proxy statement/prospectus any failure to file by such dates in 1999. Talk.com believes that all of the required filings have been made in a timely manner. In making this statement, Talk.com has relied on copies of the reporting forms received by it.

                  V. ADDITIONAL INFORMATION FOR STOCKHOLDERS

     STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING OF TALK.COM STOCKHOLDERS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by Talk.com in connection with the annual meeting of stockholders in 2001 must submit it so it will be received by Talk.com by March 12, 2001, unless Talk.com changes the date of next year's annual meeting by more than 30 days from this year's, in which case the proposal must be submitted at a reasonable time before Talk.com begins to print and mail its proxy materials. Any stockholder proposals for the 2001 annual meeting of stockholders that are submitted outside the processes of Rule 14a-8 under the Securities Act of 1934 will be considered untimely if not received by Talk.com within a reasonable time prior to its printing its proxy materials in 2001. In addition, any stockholder proposal for next year's annual meeting submitted after May 26, 2001 or, if Talk.com changes the date of the 2001 annual meeting by more than 30 days from this year's, after a reasonable time before Talk.com mails its proxy materials for next year's annual meeting, will not be considered filed on a timely basis with Talk.com under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, Talk.com retains discretion to vote proxies it receives. For proposals that are timely filed, Talk.com retains discretion to vote proxies it receives provided (1) Talk.com includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     Talk.com files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Talk.com's SEC filings are also available to the public from the SEC's website at http://www.sec.gov.
   ------------------

     Talk.com has filed a registration statement on Form S-4 to register with the SEC the Talk.com common stock to be issued to Access One stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Talk.com in addition to being a proxy statement of Talk.com and Access One for their respective stockholder meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Both Talk.com and Access One maintain web sites. The information contained on those web sites is not part of this joint proxy statement/prospectus, and should not be relied on in connection with the matters presented here.

     The SEC allows Talk.com to incorporate by reference the information that it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/ prospectus, and information that Talk.com will file later with the SEC will automatically update and supersede this information. Talk.com is incorporating by reference the documents listed below:

   o Talk.com's annual report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 23, 2000 (SEC file no. 0-26728);

   o Amendment No. 1 to the annual report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on April 28, 2000 (SEC file no. 0-26728);

   o Talk.com's current report on Form 8-K, filed with the SEC on April 7, 2000 (SEC file no. 0-26728);

   o Talk.com's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed with the SEC on May 15, 2000 (SEC file no. 0-26728);

   o the description of Talk.com's capital stock contained in its registration statement on Form 8-A, dated September 8, 1995; and

   o the description of Talk.com's preferred stock purchase rights contained in its registration statement on Form 8-A, filed with the SEC on August 27, 1999.

     Talk.com is also incorporating by reference any future filings (File No. 0-26728) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and on or prior to the date on which the offering of Talk.com common stock under this joint proxy statement/prospectus shall be terminated.

     You may request a copy of these filings, at no cost, by writing or telephoning at the following address and telephone number:

   Ms. Ruth Abeshaus
   Director of Investor and Public Relations
   Talk.com Inc.
   6805 Route 202
   New Hope, Pennsylvania 18938
   Telephone: (215) 862-1500

     Talk.com's principal executive offices are located at 12020 Sunrise Valley Drive, Reston, Virginia 22091, and its telephone number is (703) 391-7500.

     This joint proxy statement/prospectus is part of a registration statement on Form S-4 we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. Talk.com has not authorized anyone to provide you with different information. Talk.com is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                   INDEX TO ACCESS ONE FINANCIAL STATEMENTS



                                                                            PAGE
                                                                           -----
ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES
Report of Independent Auditors                                               F-2

Consolidated balance sheets -- October 31, 1999 and 1998                     F-3

Consolidated statements of operations -- Years ended
 October 31, 1999, 1998 and 1997                                             F-4

Consolidated statements of stockholders' equity (deficiency) --
 Years ended October 31, 1999, 1998 and 1997                                 F-5

Consolidated statements of cash flows -- Years ended
 October 31, 1999, 1998 and 1997                                             F-6

Notes to consolidated financial statements -- Years ended
 October 31, 1999, 1998 and 1997                                             F-7

Consolidated balance sheets - April 30, 2000 (unaudited) and
 October 31, 1999                                                            F-16

Consolidated statements of operations - Three and six months
 ended April 30, 2000 and 1999 (unaudited)                                   F-17

Consolidated statement of stockholders' equity (deficiency) --
 Six months ended April, 2000 (unaudited)                                    F-18

Consolidated  statements of cash flows - Six months ended
 April 30, 2000 and 1999 (unaudited)                                         F-19

Notes to consolidated financial statements (unaudited)                       F-20


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Access One Communications Corp.
Orlando, Florida

We have audited the accompanying consolidated balance sheets of Access One Communications Corp. and subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended October 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access One Communications Corp. and subsidiaries as of October 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the years ended October 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

                                                  NUSSBAUM YATES & WOLPOW, P.C.

Melville, New York
January 28, 2000

                           CONSOLIDATED BALANCE SHEETS

                            OCTOBER 31, 1999 AND 1998



                                                                 1999             1998
                                                            --------------   --------------
                          ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                   $    913,596     $    118,042
 Investment securities                                            675,000          396,175
 Accounts receivable, net of allowance for doubtful
   accounts of $645,865 and $333,946 in 1999 and 1998           1,472,429        1,057,271
 Prepaid expenses and other current assets                         50,690           49,735
                                                             ------------     ------------
    Total current assets                                        3,111,715        1,621,223
                                                             ------------     ------------
Property and equipment, net                                       300,206          254,060
                                                             ------------     ------------
OTHER ASSETS:
   Deferred financing costs, net of accumulated
    amortization of $32,908                                       263,265               --
   Purchased customer accounts, net of accumulated
    amortization of $626,677                                      701,021               --
   Goodwill, net of accumulated amortization of
    $568,750 and $293,446 in 1999 and 1998                      1,358,428        1,633,732
   Deposits                                                       552,474          376,334
                                                             ------------     ------------
                                                                2,875,188        2,010,066
                                                             ------------     ------------
                                                             $  6,287,109     $  3,885,349
                                                             ============     ============

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
 Note payable, e.spire Communications, Inc.                  $    850,811     $         --
 Loans payable, Receivables Funding Corporation                        --        1,054,046
 Due to related parties                                                --          185,000
 Current portion of long-term debt                                     --          227,291
 Accounts payable                                               3,121,390        2,148,609
 Accrued expenses and other current liabilities                   834,218          585,759
                                                             ------------     ------------
    Total current liabilities                                   4,806,419        4,200,705
Long-term debt, less current portion                            6,837,119          181,124
                                                             ------------     ------------
                                                               11,643,538        4,381,829
                                                             ------------     ------------
STOCKHOLDERS' EQUITY (DEFICIENCY):
 Common stock, $.001 par value, authorized 50,000,000
   shares; issued and outstanding 12,801,000 and
   12,776,000 shares in 1999 and 1998                              12,801           12,776
 Preferred stock, $.001 par value, authorized 7,500,000
   shares; none issued                                                 --               --
 Additional paid-in capital                                     4,090,605        4,534,905
 Accumulated other comprehensive income (loss),
   unrealized holding gain (loss) on investment
   securities                                                     453,720         (124,730)
 Accumulated deficit                                           (9,913,555)      (4,919,431)
                                                             ------------     ------------
                                                               (5,356,429)        (496,480)
                                                             ------------     ------------
                                                             $  6,287,109     $  3,885,349
                                                             ============     ============

See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997

                                                   1999               1998             1997
                                             ----------------   ---------------   --------------
Revenue                                        $ 15,412,640      $  5,811,038       $  479,516
Cost of service                                  12,177,793         5,045,514          366,243
                                               ------------      ------------       ----------
   Gross profit                                   3,234,847           765,524          113,273
                                               ------------      ------------       ----------
OPERATING EXPENSES:
 Selling                                            998,949           725,574           70,283
 Administrative                                   5,848,935         3,427,414          184,716
                                               ------------      ------------       ----------
   Total operating expenses                       6,847,884         4,152,988          254,999
                                               ------------      ------------       ----------
 Loss from operations                            (3,613,037)       (3,387,464)        (141,726)
                                               ------------      ------------       ----------
OTHER EXPENSE:
 Interest and loan fees, net of interest
   income of $4,130 in 1999                       1,166,462           312,869           16,372
 Loss on sale of investment securities              214,625         1,061,000               --
                                               ------------      ------------       ----------
                                                  1,381,087         1,373,869           16,372
                                               ------------      ------------       ----------
   Net loss                                    $ (4,994,124)     $ (4,761,333)      $ (158,098)
                                               ------------      ------------       ----------
 Basic and diluted loss per common share       $       (.39)     $       (.41)      $     (.05)
 Weighted average number of common
   shares outstanding                            12,792,575        11,641,592        3,180,000
                                               ============      ============       ==========


          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                  YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997

                                                                                  ACCUMULATED
                                            COMMON STOCK           ADDITIONAL        OTHER
                                    ---------------------------     PAID-IN      COMPREHENSIVE    ACCUMULATED
                                         SHARES        AMOUNT       CAPITAL      INCOME (LOSS)      DEFICIT          TOTAL
                                    --------------- ----------- --------------- --------------- --------------- ---------------
Balance, November 1, 1996               2,500,000    $  2,500    $     (2,500)    $       --     $         --    $         --
Capital contributed                            --          --             100             --               --             100
Stock issued to reimburse
 Chairman for expenses                    750,000         750          34,250             --               --          35,000
Stock issued to acquire OPC
 Acquisition Corp.                      4,000,000       4,000         429,251             --               --         433,251
Stock issued pursuant to private
 placements, net                          465,000         465         285,835             --               --         286,300
Stock issued to eLEC
 Communications Corp. in
 exchange for 425,000 shares of
 eLEC Communications Corp.              3,000,000       3,000       1,497,000             --               --       1,500,000
Net loss for the year ended
 October 31, 1997                              --          --              --             --         (158,098)       (158,098)
                                        ---------    --------    ------------     ----------     ------------    ------------
Balance, October 1, 1997               10,715,000      10,715       2,243,936             --         (158,098)      2,096,553
                                                                                                                 ------------
Net loss for the year ended
 October 31, 1998                              --          --              --             --       (4,761,333)     (4,761,333)
Unrealized loss on investment
 arising during the period                     --          --              --       (124,730)              --        (124,730)
                                                                                                                 ------------
Comprehensive income (loss)                    --          --              --             --               --      (4,886,063)
                                                                                                                 ------------
Stock issued to eLEC
 Communications, Inc. in
 exchange for 750,000 shares of
 eLEC Communications, Inc.                700,000         700       1,454,330             --               --       1,455,030
Stock issued to related parties in
 satisfaction of loans and
 accrued interest                         846,000         846         422,154             --               --         423,000
Stock issued to president of The
 Other Phone Company Inc. for
 compensation                             200,000         200          99,800             --               --         100,000
Stock issued pursuant to private
 placements                               315,000         315         314,685             --               --         315,000
                                       ----------    --------    ------------     ----------     ------------    ------------
Balance, October 31, 1998              12,776,000      12,776       4,534,905       (124,730)      (4,919,431)       (496,480)
                                                                                                                 ------------
Net loss for the year ended
 October 31, 1999                              --          --              --             --       (4,994,124)     (4,994,124)
Other comprehensive income:
Unrealized holding gains arising
 during period                                 --          --              --        382,440               --         382,440
Plus: reclassification adjustment
 for losses included in net loss               --          --              --        196,010               --         196,010
                                                                                                                 ------------
Comprehensive income (loss)                    --          --              --             --               --      (4,415,674)
                                                                                                                 ------------
Stock issued to eLEC
 Communications in exchange
 for 1,420,000 shares of eLEC
 Communications, Inc.                   1,775,000       1,775       1,824,700             --               --       1,826,475
Exercise of put with eLEC
 Communications, Inc.                  (1,750,000)     (1,750)     (1,799,000)            --               --      (1,800,750)
Purchase of outstanding warrants               --          --        (520,000)            --               --        (520,000)
Options granted for consulting
 services                                      --          --          50,000             --               --          50,000
                                       ----------    --------    ------------     ----------     ------------    ------------
Balance, October 31, 1999              12,801,000    $ 12,801    $  4,090,605     $  453,720     $ (9,913,555)   $ (5,356,429)
                                       ==========    ========    ============     ==========     ============    ============

         See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997





                                                                          1999               1998              1997
                                                                    ----------------   ----------------   --------------
Cash flows from operating activities:
 Net loss                                                             $ (4,994,124)      $ (4,761,333)     $   (158,098)
                                                                      ------------       ------------      ------------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                         1,008,950            342,897            22,595
   Provision for losses on receivables                                   1,744,945            592,720            16,590
   Loss on sale of securities                                              214,625          1,061,000                --
   Stock issued for compensation                                                              100,000                --
   Reimbursement of expenses to eLEC Communications                                            75,000                --
   Expenses reimbursed through issuance of common stock                         --                 --            35,000
   Changes in operating assets and liabilities, net of effect of acquisition in 1997:
    Accounts receivable, less amounts purchased                           (455,745)        (1,262,839)         (172,679)
    Prepaid expenses                                                          (955)             5,776           (16,770)
    Deferred finance costs                                                 (46,174)                --                --
    Deposits                                                              (176,140)          (376,334)            3,674
    Accounts payable                                                       972,781          1,844,500           159,901
    Accrued expenses                                                        (1,541)           523,087            44,019
                                                                      ------------       ------------      ------------
      Total adjustments                                                  3,260,746          2,905,807            92,330
                                                                      ------------       ------------      ------------
      Net cash used in operating activities                             (1,733,378)        (1,855,526)          (65,768)
                                                                      ------------       ------------      ------------
Cash flows from investing activities:
 Proceeds from sale of securities                                           85,000          1,373,125                --
 Purchase of equipment                                                    (120,207)          (203,762)          (17,969)
 Purchased customer accounts and accounts receivable                    (2,105,519)                --                --
 Repurchase of warrants                                                   (520,000)                --                --
 Acquisition of OPC                                                             --                 --        (1,000,000)
                                                                      ------------       ------------      ------------
      Net cash provided by (used in) investing activities               (2,660,726)         1,169,363        (1,017,969)
                                                                      ------------       ------------      ------------
Cash flows from financing activities:
 Repayment of loan payable, bank                                                --           (250,000)               --
 Borrowings (repayments), Receivable Funding
   Corporation, net                                                     (1,054,046)         1,054,046                --
 Repayment to related parties, net                                        (185,000)          (239,521)               --
 Principal payments of long-term debt                                     (408,415)          (215,562)          (59,822)
 Proceeds from issuance of long-term debt                                6,837,119                 --           502,442
 Proceeds from issuance of common stock and contribution to
   capital                                                                      --            315,000           719,651
                                                                      ------------       ------------      ------------
      Net cash provided by financing activities                          5,189,658            663,963         1,162,271
                                                                      ------------       ------------      ------------
Net increase (decrease) in cash and cash equivalents                       795,554            (22,200)           78,534
Cash and cash equivalents, beginning of year                               118,042            140,242            61,708
                                                                      ------------       ------------      ------------
Cash and cash equivalents, end of year                                $    913,596       $    118,042      $    140,242
                                                                      ------------       ------------      ------------
Supplemental disclosure of cash flow information:
 Cash paid -- interest                                                $  1,018,313       $    312,869      $      4,462
                                                                      ------------       ------------      ------------
 Non-cash investing and financing activities (see Notes 3 and 5)


          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of Access One Communications Corp. and its subsidiaries ("the Company"). All significant intercompany balances and transactions have been eliminated.

   ORGANIZATIONAL BACKGROUND

   The Company was formerly known as CLEC Holding Corp. ("CLEC"), formerly PRS SUB II ("PRS"), was incorporated under the laws of the State of New Jersey in 1991. The Company emerged from bankruptcy, pursuant to a Bankruptcy Court Order in 1996, and was inactive until September 1997.

   On September 9, 1997, the Company acquired 95% of the common stock of The Other Phone Company, Inc. ("OPC"), a reseller of local and long-distance telecommunications services to businesses and residential customers in the Southeastern United States, principally in Florida, which began operations in January, 1997. The cost of the acquisition, which was accounted for as a purchase, was $1,927,178 ($1,000,000 paid in cash and the remainder in seller notes (see Note 8), and the entire purchase price of $1,927,178 was allocated to goodwill. The consolidated financial statements include the results of operations of OPC since September 9, 1997.

   The following unaudited pro forma consolidated results of operations for the year ended October 31, 1997 assumes the OPC acquisition occurred as of November 1, 1996:


  Net sales           $1,723,853
  Net loss            $ (561,348)
  Loss per share      $     (.09)


   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


   INVESTMENT SECURITIES

   Marketable equity securities, all of which have represented common shares of eLEC Communications ("eLEC"), have been categorized as available for sale and as a result, are stated at fair value. Unrealized holding gains and losses are included as a component of stockholders' equity until realized. Realized gains and losses are determined based on the specific identification method.


   PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation is being provided by the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized, using the straight-line method, over the term of the lease or the useful life of the improvements, whichever is shorter.


   EARNINGS PER SHARE

   For the year ended October 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   EPS. Basic EPS excludes common stock equivalents and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if common stock equivalents such as stock options and warrants were exercised. The effect of stock options and warrants on the calculation of earnings per common share was anti-dilutive in all years but may be dilutive in the future.


  DEFERRED FINANCING COSTS

  Deferred financing costs are amortized to interest expense over the life of the relating financing.

  PURCHASED CUSTOMER ACCOUNTS

   Purchased customer accounts are amortized over three years on a straight-line basis or the termination of the customer account, whichever is shorter.

  GOODWILL

   The excess of the cost of subsidiaries over the equity in underlying net assets at the dates of acquisition (goodwill) is being amortized over 7 years.

  IMPAIRMENT OF LONG-LIVED ASSETS

   The Company  reviews its intangible  assets and other  long-lived  assets for impairment  at each  balance  sheet  date or  whenever  events or  changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the acquired business is insufficient to recover the current unamortized balance of the intangible asset, with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business.

  REVENUE RECOGNITION

   Revenues are recognized in the period services are provided to customers and consist primarily of charges for use of local and long-distance services.

  INCOME TAXES

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal type of differences between assets and liabilities for financial statement and tax return purposes are allowances for doubtful accounts, depreciation and amortization, and net operating losses.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   ADVERTISING COSTS

   The Company expenses advertising costs in the period incurred. Advertising expense was $30,170, $2,267 and $-0- for the years ended October 31, 1999, 1998 and 1997.


   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's principal financial instruments consist of cash and cash equivalents, investment securities, and loans and notes payable. The Company believes that the carrying amount of such instruments approximates fair value.

   RECENTLY ISSUED ACCOUNTING STANDARDS

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 130 as reflected in the accompanying consolidated financial statements.

2. DESCRIPTION OF BUSINESS AND CONCENTRATIONS

   The Company provides local and long-distance telecommunications services to business and residential customers in the Southeastern United States. The Company's business is highly competitive and is subject to various Federal, State and local regulations, including the Federal Communications Commission and various state public service commissions.

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables. The Company's trade receivables are geographically concentrated with businesses and residential customers primarily located in the Southeastern United States. The Company continually evaluates the creditworthiness of its customers; however, it generally does not require collateral. The Company's allowance for doubtful accounts is based on historical trends, current market conditions and other relevant factors.

   During the years ended October 31, 1999, 1998 and 1997, the Company purchased in excess of 90% of its telephone services under a resale agreement with one supplier, BellSouth. BellSouth is one of only a few potential suppliers for the Company's local telephone resale business and, therefore, the loss of the Company's relationship with BellSouth could adversely affect the Company's ability to continue in business.

3. INVESTMENT SECURITIES

   On October 22, 1997, the Company exchanged 3,000,000 shares of its common stock for 375,000 shares of unregistered eLEC Communications, Inc. ("eLEC") common stock, subject to certain price protection adjustments, which required eLEC to issue an additional 50,000 shares of

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
3. INVESTMENT SECURITIES - (CONTINUED)

   common stock to the Company. The Company valued the entire 425,000 shares at $1,500,000 at the exchange date and on October 31, 1997, which represented its estimate of the fair value of the aforementioned eLEC shares. During fiscal 1998, the aforementioned 425,000 shares were sold for proceeds of $687,500, resulting in a realized loss of $812,500.

   During fiscal 1998, there were two additional exchanges of shares with eLEC. The first exchange occurred on April 23, 1998 when the Company exchanged 300,000 of its common stock for 350,000 shares of eLEC common stock. This exchange was valued at $1,233,750. Of this first exchange, 265,000 shares were sold for proceeds of $685,625, resulting in a realized loss of $248,500. The second exchange occurred on September 10, 1998 when the Company exchanged 400,000 shares of its common stock for 400,000 shares of eLEC common stock. This exchange was valued at $221,280.

   In March 1999, the Company issued to eLEC 1,775,000 shares of common stock in consideration for the issuance by eLEC to the Company of 1,420,000 shares of its common stock. In connection with such transaction, the Company was granted an option to put to eLEC for repurchase at any time on or before December 1, 1999 at the original purchase price, all or a portion of the shares of common stock the Company purchased in March 1999. In connection with any such exercise of its put option, in whole or in part, the Company was required to issue to eLEC warrants to purchase 500,000 shares of the Company common stock at a purchase price of $1.00 per share. Prior to October 31, 1999, the Company notified eLEC of its intention to exercise the option and, on December 1, 1999, exercised its option with respect to 1,750,000 shares of the Company's common stock which has been reflected in the accompanying financial statements as of October 31, 1999. As of October 31, 1999 and 1998, the Company owned 400,000 and 485,000 shares of eLEC's common stock, which represents approximately 4% and 8% of eLEC's common stock, respectively. As of October 31, 1999 and 1998, eLEC owned approximately 31% of the Company's common stock. During fiscal 1999, the Company sold 85,000 shares of eLEC's common stock for $85,000, resulting in a realized loss of $214,675.

   The Company's investment in eLEC shares are summarized as follows:

                                                          GROSS
                                                       UNREALIZED
                                                         HOLDING
                            COST       FAIR VALUE      GAIN (LOSS)
                        -----------   ------------   --------------
   October 31, 1999      $221,280       $675,000       $  453,720
   October 31, 1998      $520,905       $396,175       $ (124,730)


4. PROPERTY AND EQUIPMENT

                                                           1999           1998
                                                      -------------   ------------
   Furniture and fixtures                              $   81,687      $  63,916
   Office equipment                                       101,846        101,846
   Computer equipment                                     202,062        152,126
   Billing software                                        72,675         20,175
   Leasehold improvements                                   4,268          4,268
                                                       ----------      ---------
                                                          462,538        342,331
   Less accumulated depreciation and amortization        (162,332)       (88,271)
                                                       ----------      ---------
                                                       $  300,206      $ 254,060
                                                       ==========      =========


               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED )

5. CUSTOMER BASE ACQUISITION

   During the fiscal year ended October 31, 1999, in two transactions with a competitor, the Company purchased a customer base of approximately 17,500 local access lines and the associated accounts receivable from the competitor for an aggregate purchase price of approximately $3,600,000. Approximately $2,300,000 of the purchase price represented accounts receivable, and the remainder, $1,300,000 was allocated to the customer base (intangible asset). Approximately $2,100,000 of the purchase price was paid in cash, and promissory notes aggregating approximately $1,500,000 were executed for the balance of the purchase price. Principal and interest (interest at 10.625%) are payable in equal monthly installments through June 30, 2000. As of October 31, 1999, the principal balance of the note was $850,811, which reflects adjustments pursuant to the agreement which reduced the amount outstanding.

6. LOANS PAYABLE, RECEIVABLE FUNDING CORPORATION

   The Company had a receivable financing and a senior secured promissory note with Receivables Funding Corporation ("RFC"). As of October 31, 1998, the Company had outstanding $1,054,046 under the agreements with an interest rate of approximately 5.5% above the prime rate and had collateralized it with a security interest in the accounts receivable and certain shares of eLEC stock. In connection with the agreement, the Company granted RFC warrants to purchase 300,000 shares of the Company's stock at $1.00 per share. The receivables financing was to have expired December 26, 1999 and the note was to have been paid over 48 months from the date of draw. On June 30, 1999, the agreement with RFC was terminated as new financing was obtained from MCG Finance Corporation ("MCG") as described in Note 8. As consideration for early termination, the Company paid RFC a termination fee of $180,000 which was charged to expense. Additionally, the warrants were repurchased for $520,000.

7. DUE TO RELATED PARTIES

                                                                                      1998
                                                                                   ----------
   Note payable to Chairman of the Company, payable on demand, interest at 12%      $ 20,000
   Note payable to eLEC, payable on demand, non-interest bearing                      75,000
   Note payable to a subsidiary of eLEC, payable on demand, interest at 8%            90,000
                                                                                    --------
                                                                                    $185,000
                                                                                    ========


     The above amounts were repaid during fiscal 1999.

8. LONG-TERM DEBT

  BORROWINGS UNDER MCG CREDIT FACILITY AGREEMENT

   On June 30, 1999, the Company entered into a Credit Facility Agreement ("the Facility") with MCG Finance Corporation ("MCG") and other lenders that may subsequently be added to the agreement, collectively referred to as "the Lenders." Under the terms of the Facility, the Company may request periodic advances from June 30, 1999 through November 30, 1999, a maximum of $7.5 million. The maturity date of the Facility is June 30, 2002. The Company is required to pay an origination fee of $250,000, of which $125,000 is due June 2000 and the balance due June 2001. On November 30, 1999, the maximum amount that the Company may

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
8. LONG-TERM DEBT - (CONTINUED)

   borrow under the Facility was increased to $15,000,000 to be requested through November 2000. The maximum amount of credit available under the Facility, however, shall not exceed a multiple of a portion of the Company's collections, as defined in the Facility.

   For purposes of determining interest, the Company may designate and subdivide the outstanding principal balance under the Facility into a maximum of three portions. The outstanding balance under each such portion will bear interest fluctuating at two alternative rate indexes, the prime rate plus 11% or, at the three-month London Interbank Offered Rate ("LIBOR") plus 9%. The applicable rate index for each portion may be changed by the Company periodically, as defined in the Facility. Interest payable under the Facility is subdivided into two components, current interest, and deferred interest. Current interest on each principal portion is due and payable monthly at the prime rate plus 8%, or at the LIBOR rate plus 6%, depending on the rate assigned to the related portion of the loan. Deferred interest, accrues, calculated at 3%, and shall be due and payable in full in one lump sum, (at the election of the Lenders) upon the occurrence of any of the following events: (a) June 30, 2002, (b) the date that all obligations under the Facility are paid in full and the related loan documents are terminated, or
   (c) the occurrence of any event of default, as defined. Upon such occurrence, the Lenders may accept actual cash payment of such deferred interest, or may retain the right to exercise certain rights it has under the option under the terms set forth in an Option and Warrant Agreement. If the Lenders exercise the option in accordance with the Option and Warrant Agreement, then the Lenders shall not be entitled to receive payment of such accrued deferred interest, but may, at their election, treat such accrued deferred interest as the exercise price paid for the warrant shares if and when such warrants are exercised. The option to acquire warrants will allow MCG to purchase shares of the Company representing 10% of the issued and outstanding shares of capital stock and voting rights of the Company on a fully diluted basis. The option is exercisable immediately and may be exercised by MCG at any time prior to the earlier of the following (1) June 30, 2009 and (2) the date on which MCG accepts payment of the deferred interest.

   As of October 31, 1999, the interest rate on the loan was 16.3%, including the deferred interest portion.

   In connection with the November 30, 1999 amendment, MCG was granted warrants to purchase 400,000 shares of common stock at $1.55 per share, exercisable immediately through November 30, 2009.

   As collateral, The Company has granted the Lender a security interest in substantially all assets of the Company. As additional collateral for the Facility, certain shareholders gave a security interest in all of their equity ownership interests in the Company. The Facility contains various covenants and ratios. Among others, the Company must maintain (1) an escalating minimum number of access lines, (2) an escalating minimum gross profit margin percentage, (3) a minimum operating cash flow (as defined), (4) an escalating amount of minimum revenue, (5) a leverage ratio of funded debt (as defined) to qualifying collections (as defined) of 4.5 to 1 through December 31, 1999 and 4.25 to 1.0 thereafter, and (5) an attrition rate (as defined) of not more than 5% from September 30, 1999 through December 31, 1999 and 4% thereafter. In addition, the Company (1) has an annual limitation on capital expenditures of $250,000, (2) cannot create borrowings, indebtedness, guarantees, liens, other than as defined in the Facility, and
   (3), cannot merge with another entity or declare or make any payment or distribution with respect to, or incur any liability for the purchase acquisition, redemption or retirement of, any of its equity interests or as a dividend, return of capital or other payment or distribution of any kind to any holder of any such equity.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
8. LONG-TERM DEBT - (CONTINUED)

  OTHER

   Long-term debt outstanding on October 31, 1998 consisted of notes payable to John Murray related to the purchase of 95% of OPC. The note was paid in full during fiscal 1999.

9. INCOME TAXES

   At October 31, 1999, the Company has an operating loss carryforward of approximately $7,000,000 which is available to offset future taxable income. A valuation allowance has been recognized to offset the full amount of the deferred tax asset of approximately $2,800,000 and $1,200,000 at October 31, 1999 and 1998 due to the uncertainty of realizing the benefit of the loss carryforwards. The loss carryforwards will expire in March 2019.

     The valuation allowance at October 31, 1997 was $30,000.

     The Company's effective income tax rate differs from the federal statutory rates as follows:

                                                          1999         1998         1997
                                                       ----------   ----------   ----------
   Federal statutory rate                                  34.0%        34.0%        34.0%
   Utilization of net operating loss carryforwards        (34.0)       (34.0)       (34.0)
                                                          -----        -----        -----
                                                             --           --           --
                                                          =====        =====        =====


10. COMMITMENTS AND CONTINGENCIES

   LEASES

   On October 21, 1999, the Company executed a noncancelable lease for a new facility to commence in December 1999. The commencement date of the lease is later. The lease expires five years after the commencement date. The Company will be responsible for a pro rate share of operating expenses for the building. With the exception of real estate taxes, insurance and utilities, Landlord shall cap increases in operating expenses at five percent (5%) per annum.

   The Company also leases other office facilities and certain equipment under operating leases that expire through 2004. The leases require minimum annual rental and certain other expenses including maintenance and taxes. Rent expense for the years ended October 31, 1999, 1998 and 1997 was approximately $107,000, $86,000 and $7,000.

   As of October 31, 1999, the Company's future minimum rental commitments are as follows:

  2000      $213,238
  2001       185,386
  2002       196,076
  2003       198,966
  2004       142,434
            --------
            $936,100
            ========

11. STOCKHOLDERS' EQUITY

  STOCK ISSUED FOR COMPENSATION

   On December 1, 1997, pursuant to an employment agreement, the Company issued 200,000 shares of unregistered common stock to the new President of OPC. Compensation expense of $100,000 was recorded in fiscal 1998 for these shares.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
11. STOCKHOLDERS' EQUITY - (CONTINUED)

  STOCK OPTIONS

   On October 22, 1997, the Company, pursuant to the eLEC Stock Purchase Agreement, granted to eLEC's nominee to the Board of Directors options to purchase up to 100,000 shares of common stock for up to three years at an exercise price of $1.00 per share.

   On December 1, 1997, the Company granted options to the President of OPC to purchase 800,000 shares of common stock for up to three years at an exercise price of $.50 per share.

   In December 1997, January 1998 and February 1998, the Company granted options to employees to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. These options were issued to four officers of OPC. Options to purchase 50% of the shares of common stock will vest at the one-year anniversary of grant, 25% at the two-year anniversary of grant and the balance of 25% at the three-year anniversary of grant. These options will expire in five years.

   In June 1999, the Company adopted the 1999 Stock Option Plan. Under the Plan, the Company may grant options to its employees, directors and consultants for up to 1,600,000 shares of its common stock, subject to adjustment. Incentive stock options may be granted at no less than the fair market value of the Company's stock on the date of grant, and in the case of an optionee who owns directly or indirectly more than 10% of the outstanding voting stock, 110% of the market price on the date of the grant. The maximum term of an option is ten years.

   Also, in June 1999, the Company granted options to employees to purchase 351,000 shares of common stock and options to a consultant to purchase
   100,000 shares of common stock at an exercise price ranging from $1.50 to $1.65. Options to purchase the shares vest equally over three years. These options will expire in ten years. The Company recorded expense of $50,000 in connection with the options granted the consultant who is also a shareholder.

     No options were exercised during the years ended October 31, 1999, 1998 and 1997.

     The following is a summary of outstanding options:


                                                                                           WEIGHTED-
                                                                                            AVERAGE
                                                           NUMBER       EXERCISE PRICE     EXERCISE
                                                         OF SHARES         PER SHARE         PRICE
                                                       -------------   ----------------   ----------
   Outstanding, November 1, 1996                                --     $  --                $   --
   Granted during the year ended October 31, 1997          100,000     $ 1.00               $ 1.00
                                                           -------
   Outstanding October 31, 1997                            100,000     $ 1.00               $ 1.00
                                                           -------
   Granted during the year ended October 31, 1998        1,000,000     $.50 - $1.00         $  .60
   Canceled during the year ended October 31, 1998         (50,000)    $ 1.00               $ 1.00
                                                         ---------
   Outstanding October 31, 1998                          1,050,000     $.50 - $1.00         $  .62
   Granted during the year ended October 31, 1999          451,000     $1.50 - $1.65        $ 1.53
                                                         ---------
   Outstanding October 31, 1999                          1,501,000     $.50 - $1.65         $  .89
                                                         ---------
   Options exercisable, October  31, 1998                  900,000     $.50 - $1.00         $  .56
                                                         ---------
   Options exercisable, October  31, 1999                  975,000     $.50 - $1.00         $  .59
                                                         ---------


               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997 - (CONTINUED)
11. STOCKHOLDERS' EQUITY - (CONTINUED)

     The following table summarizes information about the options outstanding at October 31, 1999:

                                   OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                       --------------------------------------------   --------------------------
                                          WEIGHTED-
                                           AVERAGE       WEIGHTED-                     WEIGHTED-
      RANGE OF                            REMAINING       AVERAGE                       AVERAGE
      EXERCISE             NUMBER        CONTRACTUAL      EXERCISE        NUMBER       EXERCISE
       PRICES           OUTSTANDING     LIFE (YEARS)       PRICE       OUTSTANDING       PRICE
--------------------   -------------   --------------   -----------   -------------   ----------
$   .50                  800,000             3.08         $  .50         800,000        $  .50
$  1.00                  250,000             3.10         $ 1.00         175,000        $ 1.00
   $1.50 - $1.65         451,000             9.62         $ 1.53              --            --


   SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123"), established a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date, based on the value of the award, and recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation under the provision of SFAS No. 123 or under the provisions of APB No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to account for its stock-based compensation in accordance with the provisions of APB No. 25 and has provided pro forma disclosures of net loss as if the fair value method has been adopted.

   For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for stock options granted: annual dividends of $0.00 for all years, expected volatility of 0% for all years, risk-free interest rate of 5.80% for fiscal 1999, 5.96% for fiscal 1998 and 6.33% for fiscal 1997, and expected life of ten years for options granted during fiscal 1999 and five years for all other grants. The weighted-average fair value of stock options granted in fiscal 1999, 1998 and 1997 was $.63, $.15 and $.27, respectively.

   Under the above model, the total value of stock options granted in fiscal 1999, 1998 and 1997 was $220,803, $139,569 and $26,772, respectively, which would be amortized ratably on a pro forma basis over the related vesting periods, which range from immediate vesting to three years. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma net loss would have been ($5,071,314) in fiscal 1999, ($4,876,001) in fiscal 1998 and ($184,870) in fiscal 1997, the Company's pro forma loss per share would be ($.40) for fiscal 1999, ($.42) for fiscal 1998 and $.06 for fiscal 1997.

   STOCK WARRANTS

   On September 9, 1997, in connection with borrowings from related parties, the Company granted warrants to such related parties to purchase 500,000 shares of common stock. The exercise price is $1.20 for a period of three years. On December 25, 1997, the Company granted warrants to purchase 25,000 shares of common stock to an individual. The exercise price is $1.20 for a period of three years. The Company has determined that the warrants did not have any significant value at the date of issuance and, accordingly, no portion of the proceeds of the related debt was allocated to the warrants. None of the warrants were exercised during the years ended October 31, 1999, 1998 and 1997.

12. SUBSEQUENT EVENTS

   On November 29, 1999, the Company acquired OmniCall, Inc. ("OmniCall"), a competitive local exchange carrier located in South Carolina. The acquisition will be accounted for as a purchase and was effectuated by the Company issuing 6,493,776 of its common stock for all the issued and outstanding shares of OmniCall. The purchase price will be allocated to the assets acquired and the liabilities assumed based upon their estimated fair values.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                             APRIL 30,        OCTOBER 31,
                                                                                               2000              1999
                                                                                         ----------------   --------------
                                                                                            (UNAUDITED)
                                        ASSETS
Current assets:
 Cash and cash equivalents                                                                $   1,500,585      $    913,596
 Investment securities                                                                               --           675,000
 Accounts receivable, net of allowance for doubtful accounts of $1,635,794 and
   $645,865, respectively                                                                     4,433,804         1,472,429
 Prepaid expenses and other current assets                                                       22,014            50,690
                                                                                          -------------      ------------
     Total current assets                                                                     5,956,403         3,111,715
                                                                                          -------------      ------------
Property and equipment, net of accumulated depreciation and amortization of
 $478,718 and $162,332, respectively                                                          1,157,915           300,206
                                                                                          -------------      ------------
Other assets:
 Deferred financing costs, net of accumulated amortization of $127,176 and $32,908,
   respectively                                                                                 408,497           263,265
 Purchased customer accounts, net of accumulated amortization of $799,393 and
   $626,677, respectively                                                                       972,764           701,021
 Goodwill, net of accumulated amortization of $1,404,681 and $568,750, respectively          17,281,264         1,358,428
 Deposits and other                                                                             880,066           552,474
                                                                                          -------------      ------------
     Total other assets                                                                      19,542,591         2,875,188
                                                                                          -------------      ------------
                                                                                          $  26,656,909      $  6,287,109
                                                                                          =============      ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
 Note payable, e.spire Communications, Inc.                                               $     850,811      $    850,811
 Accounts payable                                                                             4,215,688         3,121,390
 Accrued expenses and other current liabilities                                               2,387,107           834,218
 Deferred revenues                                                                              400,333                --
                                                                                          -------------      ------------
     Total current liabilities                                                                7,853,939         4,806,419
Note payable to related party, net of original issue discount                                 2,376,080                --
Long-term debt, net of original issue discount at April 30, 2000                             14,315,354         6,837,119
                                                                                          -------------      ------------
                                                                                             24,545,373        11,643,538
                                                                                          -------------      ------------
Stockholders' equity (deficiency):
 Common stock, $.001 par value, authorized 50,000,000 shares; issued and
   outstanding 19,240,776 and 12,801,000 shares, respectively                                    19,241            12,801
 Preferred stock, $.001 par value, authorized 7,500,000 shares; none issued                          --                --
 Additional paid-in capital                                                                  15,457,926         4,090,605
 Accumulated other comprehensive income, unrealized holding gain on investment
   securities                                                                                        --           453,720
 Accumulated deficit                                                                        (13,195,631)       (9,913,555)
 Treasury stock, at cost 60,000 and no shares, respectively                                    (170,000)               --
                                                                                          -------------      ------------
     Total stockholders' equity (deficiency)                                                  2,111,536        (5,356,429)
                                                                                          -------------      ------------
                                                                                          $  26,656,909      $  6,287,109
                                                                                          =============      ============


          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                             FOR THE THREE MONTHS                    FOR THE SIX MONTHS
                                                ENDED APRIL 30,                        ENDED APRIL 30,
                                      -----------------------------------   -------------------------------------
                                            2000               1999                2000                1999
                                      ---------------   -----------------   -----------------   -----------------
Revenues                               $ 10,224,973       $   3,316,186       $  18,687,837       $   5,376,196
Cost of revenues                          5,423,130           2,914,959          11,617,900           4,699,594
                                       ------------       -------------       -------------       -------------
Gross profit                              4,801,843             401,227           7,069,937             676,602
                                       ------------       -------------       -------------       -------------
Operating expenses:
 Selling                                    304,437             278,415             844,411             671,388
 Administrative                           4,767,530             936,867           8,915,333           1,781,156
                                       ------------       -------------       -------------       -------------
   Total operating expenses               5,071,967           1,215,282           9,759,744           2,452,544
                                       ------------       -------------       -------------       -------------
   Loss from operations                    (270,124)           (814,055)         (2,689,807)         (1,775,942)
Other income (expense):
 Interest and loan fees                    (691,570)           (171,408)         (1,220,989)           (306,778)
 Gain (loss) on sale of investment
   securities                                    --             (88,375)            628,720            (214,625)
                                       ------------       -------------       -------------       -------------
Net loss                               $   (961,694)      $  (1,073,838)      $  (3,282,076)      $  (2,297,345)
                                       ============       =============       =============       =============
Net loss per common share -- basic
 and diluted                           $      (0.05)      $       (0.08)      $       (0.18)      $       (0.17)
                                       ============       =============       =============       =============
Weighted average common shares
 outstanding                             19,180,776          13,395,980          18,154,920          13,386,218
                                       ============       =============       =============       =============

          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

              FOR THE SIX MONTHS ENDED APRIL 30, 2000 (UNAUDITED)

                                          COMMON STOCK
                                    ------------------------                  ACCUMULATED
                                                               ADDITIONAL        OTHER
                                                                 PAID-IN     COMPREHENSIVE
                                       SHARES       AMOUNT       CAPITAL     INCOME (LOSS)
                                    ------------ ----------- -------------- ---------------
Balance, November 1, 1999            12,801,000   $ 12,801    $ 4,090,605     $  453,720
Comprehensive loss:
 Net loss for the six months
  ended April 30, 2000                       --         --             --             --
 Reclassification adjustment for
  gains included in net loss                 --         --             --       (453,720)
                                     ----------   --------    -----------     ----------
 Total comprehensive loss
 Issuance of common stock in
  connection with acquisition
  of Omnicall, Inc.                   6,439,776      6,440      9,614,381             --
 Acquisition of treasury stock               --         --             --             --
 Issuance of treasury stock for
  compensation                               --         --             --             --
 Warrants issued to related party            --         --        855,000             --
 Warrants issued to primary
  lender of long-term debt                   --         --        816,000             --
 Capital contribution by
  stockholder                                --         --         40,000             --
 Options granted as
  compensation -- $287,793,
  less unearned compensation
  of $245,853                                --         --         41,940             --
                                     ----------   --------    -----------     ----------
 Balance, April 30, 2000
  (unaudited)                        19,240,776   $ 19,241    $15,457,926     $       --
                                     ==========   ========    ===========     ==========


                                                            TREASURY STOCK
                                       ACCUMULATED   ---------------------------
                                         DEFICIT         SHARES        AMOUNT          TOTAL
                                    ---------------- ------------- ------------- ----------------
Balance, November 1, 1999            $  (9,913,555)           --    $       --     $ (5,356,429)
Comprehensive loss:
 Net loss for the six months
  ended April 30, 2000                  (3,282,076)           --            --       (3,282,076)
 Reclassification adjustment for
  gains included in net loss                    --            --            --         (453,720)
                                     -------------            --    ----------     ------------
 Total comprehensive loss                                                            (3,735,796)
 Issuance of common stock in
  connection with acquisition
  of Omnicall, Inc.                             --            --            --        9,620,821
 Acquisition of treasury stock                  --      (300,000)     (850,000)        (850,000)
 Issuance of treasury stock for
  compensation                                  --       240,000       680,000          680,000
 Warrants issued to related party               --            --            --          855,000
 Warrants issued to primary
  lender of long-term debt                      --            --            --          816,000
 Capital contribution by
  stockholder                                   --            --            --           40,000
 Options granted as
  compensation -- $287,793,
  less unearned compensation
  of $245,853                                   --            --            --           41,940
                                     -------------      --------    ----------     ------------
 Balance, April 30, 2000
  (unaudited)                        $ (13,195,631)      (60,000)   $ (170,000)    $  2,111,536
                                     =============      ========    ==========     ============


          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)





                                                                                                  FOR THE SIX MONTHS
                                                                                                    ENDED APRIL 30,
                                                                                         -------------------------------------
                                                                                                2000                1999
                                                                                         -----------------   -----------------
Cash flows from operating activities:
 Net loss                                                                                  $  (3,282,076)      $  (2,297,345)
                                                                                           -------------       -------------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                               1,606,176             279,386
   Provision for losses on receivables                                                           472,815             457,277
   Issuance of treasury stock as compensation                                                    680,000                  --
   Options granted as compensation                                                                41,940                  --
   (Gain) loss on sale of securities                                                            (628,720)            214,625
   Forgiveness of debt by stockholder                                                             40,000                  --
   Changes in assets and liabilities, net of effect of acquisition of Omnicall, Inc.:
    Accounts receivable                                                                       (3,287,253)           (743,678)
    Prepaid expenses and other current assets                                                     37,229             (12,617)
    Deposits                                                                                    (327,592)            (53,539)
    Accounts payable                                                                            (664,774)            998,338
    Accrued expenses and other current liabilities                                               186,004             634,709
    Deferred revenues                                                                            400,333                  --
                                                                                           -------------       -------------
     Total adjustments                                                                        (1,443,842)          1,774,501
                                                                                           -------------       -------------
     Net cash used in operating activities                                                    (4,725,918)           (522,844)
                                                                                           -------------       -------------
Cash flows from investing activities:
 Cash acquired in acquisition of Omnicall, Inc.                                                  450,158                  --
 Purchase of customer accounts, net                                                             (347,022)         (2,105,519)
 Proceeds from sale of marketable securities                                                          --              85,000
 Purchase of equipment                                                                          (608,632)           (223,153)
                                                                                           -------------       -------------
     Net cash used in investing activities                                                      (505,496)         (2,243,672)
                                                                                           -------------       -------------
Cash flows from financing activities:
 Net payments under revolving line of credit                                                  (1,999,718)                 --
 Borrowings, Receivable Funding Corporation, net                                                      --           2,993,101
 Deferred financing costs                                                                       (239,500)                 --
 Payments to related parties                                                                          --             (40,000)
 Net increase (decrease) in long-term debt                                                     8,057,621            (111,674)
                                                                                           -------------       -------------
     Net cash provided by financing activities                                                 5,818,403           2,841,427
                                                                                           -------------       -------------
Net increase in cash and cash equivalents                                                        586,989              74,911
Cash and cash equivalents, beginning of period                                                   913,596             118,042
                                                                                           -------------       -------------
Cash and cash equivalents, end of period                                                   $   1,500,585       $     192,953
                                                                                           =============       =============
Supplemental disclosure:
 Interest paid                                                                             $   1,115,000       $     307,000
                                                                                           =============       =============
Noncash financing activities:
 Issuance of common stock warrants in connection with extension of note payable
   by related party                                                                        $     855,000       $          --
 Issuance of common stock warrants in connection with amendment to long-term
   debt                                                                                          816,000                  --
 Exchange of investment securities for treasury stock                                            850,000                  --
                                                                                           =============       =============


          See accompanying notes to consolidated financial statements.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1. BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of Access One Communications Corp. and its wholly-owned subsidiaries (collectively, the "Company"). All intercompany balances and transactions have been eliminated.

   The consolidated financial statements and related notes thereto as of April 30, 2000 and for the three and six months ended April 30, 2000 and 1999 are presented as unaudited but, in the opinion of management, include all recurring accruals. The consolidated balance sheet information for October 31, 1999 was derived from the Company's audited financial statements. These interim financial statements should be read in conjunction with such audited financial statements. The interim results are not necessarily indicative of the results for any future periods.

2. RECENT ACCOUNTING PRONOUNCEMENT

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivative financial instruments as either assets or liabilities in the balance sheet and measure these instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000. The Company does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate that the new standard will have any effect on its financial statements.

3. BUSINESS ACQUISITION

   On November 29, 1999, the Company acquired all of the outstanding shares of Omnicall, Inc. ("Omnicall"), a competitive local exchange carrier located in South Carolina, by issuing 6,439,776 shares of its common stock, valued at $9,620,821. The acquisition has been accounted for under the purchase method of accounting and, accordingly, operations of the acquired business have been included in the consolidated financial statements from the acquisition date. The excess of the consideration given over the fair value of net assets acquired has been recorded as goodwill of $16,758,767 and is being amortized on a straight-line basis over a ten-year period.

   The following consolidated pro forma financial information is based on the historical financial statements of the Company and Omnicall for the six months ended April 30, 2000 and 1999 and is presented as if the acquisition had occurred on November 1, 1998. The pro forma financial information is unaudited and is not necessarily indicative of what the actual results of operations of the Company would have been assuming the acquisition had been completed as of November 1, 1998, and neither is it necessarily indicative of the results of operations for future periods.

                     2000             1999
                --------------   --------------
  Revenues       $ 20,134,000     $ 10,824,000
  Net loss         (3,972,000)      (7,208,000)


   The above unaudited consolidated pro forma financial information has been adjusted to reflect amortization of intangibles as generated by the acquisition over a ten-year period and an officer's employment agreement entered into at the date of acquisition.

4. PURCHASED CUSTOMER ACCOUNTS

   In March 2000, in a transaction with a competitor, the Company purchased a customer base of approximately 2,000 access lines and the associated accounts receivable and payable from the competitor for an aggregate purchase price of approximately $469,000. Approximately $25,000 of the

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (UNAUDITED) - (CONTINUED)

4. PURCHASED CUSTOMER ACCOUNTS - (CONTINUED)

   purchase price represented accounts receivable, and the remainder, approximately $444,000, was allocated to the customer base and included in purchased customer accounts. Approximately $347,000 of the purchase price was paid in cash, and liabilities aggregating approximately $122,000 were assumed for the balance of the purchase price.

5. DUE TO RELATED PARTY

   On November 29, 1999, in connection with the acquisition of Omnicall, the terms of a note payable for $3,000,000 to Omnicall's majority stockholder were renegotiated and extended for consideration of 500,000 warrants to purchase the Company's common stock at an exercise price of $1.55 per share, exercisable immediately and expiring on November 30, 2004. The estimated fair value of these warrants at the date issued was $1.71 per share using the Black-Scholes option pricing model. Consequently, the Company has recorded an original issue discount of $855,000 as an offset to the note payable to stockholder and a contribution of capital in the statement of stockholders' equity (deficiency). The discount is being amortized over the remaining term of the loan and is included in administrative expenses in the statement of operations. As of April 30, 2000, accumulated amortization of the discount was $231,080 .

   The note is repayable in quarterly installments of $750,000 beginning January 31, 2001 and bears interest at LIBOR plus 1%. Upon acquisition of Omnicall by the Company, the promissory note was amended to provide for immediate repayment upon change in control or an initial public offering of the Company.

6. LONG-TERM DEBT

   On November 30, 1999, the Company amended its Credit Facility Agreement (the "Facility") with MCG Finance Corporation ("MCG"). Under the terms of the amended agreement, the Company can borrow up to $15,000,000. The maximum amount of credit available under the Facility, however, shall not exceed a multiple portion of the Company's collections, as defined in the Facility. The remaining terms of the agreement remain unchanged.

   In connection with the Facility, MCG was granted warrants to purchase 400,000 shares of the Company's common stock at $1.55 per share, exercisable immediately and expiring on November 30, 2009. The estimated fair value of these warrants at the date issued was $2.04 per share using the Black-Scholes option pricing model. Consequently, the Company has recorded an original issue discount of $816,000 as an offset to long-term debt. The discount is being amortized over the remaining term of the loan and is included in administrative expenses in the statement of operations. As of April 30, 2000, accumulated amortization of the discount was $131,612.

7. STOCKHOLDERS' EQUITY (DEFICIENCY)

  TREASURY STOCK

   During November 1999, the Company exchanged, with an existing stockholder of the Company, 400,000 shares of eLEC Communications, Inc. ("eLEC") common stock (a publicly-traded security) for 300,000 shares of its own common stock. The transaction resulted in the Company recognizing a gain on the sale of $628,720 and the recording of treasury stock in the amount of $850,000, which represented the fair market value of the eLEC common stock at the date of the transaction. The transaction liquidated the Company's remaining position in eLEC. Soon thereafter, the Company's Board of Directors approved the issuance of 240,000 of the 300,000 shares of the treasury stock as a bonus to employees. Compensation expense of $680,000 was recorded in the quarter ended January 31, 2000, which reflects the estimated fair value of the issued shares.

               ACCESS ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (UNAUDITED) - (CONTINUED)
7. STOCKHOLDERS' EQUITY (DEFICIENCY) - (CONTINUED)

  STOCK OPTIONS

   During the six months ended April 30, 2000, the Company granted options to employees to purchase 682,978 shares of common stock at an exercise price ranging from $1.00 - $3.00. The options vest over three years and expire in ten years after the grant date. Deferred compensation of approximately
   $288,000, resulting from the excess of the estimated fair value of such options granted over their respective exercise price, is amortized over the vesting period of the option. Compensation expense of approximately $41,940 relating to such deferred compensation was recognized during the six months ended April 30, 2000.

     No options were exercised during the six months ended April 30, 2000.

     The following is a summary of outstanding options:


                                                                                               WEIGHTED
                                                                                EXERCISE       AVERAGE
                                                                NUMBER         PRICE PER       EXERCISE
                                                              OF SHARES          SHARE          PRICE
                                                            -------------   ---------------   ---------
   Outstanding, November 1, 1999                              1,501,000     $0.50 - $1.65      $ 0.89
   Granted during the six months ended April 30, 2000           682,978     $1.00 - $3.00      $ 2.52
   Canceled during the six months ended April 30, 2000          (28,000)    $1.00 - $1.50      $ 1.05
   Converted from Omnicall options on November 29, 1999          24,300     $0.60 - $2.00      $ 1.72
                                                              ---------     ---------------    ------
   Outstanding, April 30, 2000                                2,180,278     $0.50 - $3.00      $ 1.41
                                                              =========     ===============    ======
   Options exercisable, April 30, 2000                        1,012,500     $0.50 - $2.00      $ 0.63
                                                              =========     ===============    ======


8. MATERIAL EVENT

   On March 24, 2000, the Company and a wholly-owned subsidiary of Talk.com Inc. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Under the terms of the Merger Agreement, upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Talk.com Inc. ("Talk.com") and Company stockholders will receive 0.571428 shares of Talk.com common stock in exchange for each share of the Company's common stock held by such stockholders at the effective time of the Merger. The transaction has been approved by the Boards of Directors of both the Company and Talk.com, but is contingent upon, among other things, approvals of both the Company's and Talk.com's stockholders, certain regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain telecommunications regulatory approvals) and other customary conditions. Under a Voting Agreement entered into on March 24, 2000, the holders of approximately 67.7% of the Company's outstanding common stock have agreed to vote in favor of the Merger. In connection with the Merger, the Company has also entered into a five-year agreement to provide certain telecommunications services to Talk.com and its subsidiaries. The Company has the right to terminate that agreement if the Merger is not consummated.

                     INDEX TO OMNICALL FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                          -----
OMNICALL, INC.
Independent auditors' report                                                              F-24

Balance sheets - December 31, 1998 and 1997                                               F-25

Statements of operations - Years ended December 31, 1998 and 1997                         F-26

Statements of stockholders' equity (deficit) - Years ended December 31, 1998 and 1997     F-27

Statements of cash flows - Years ended December 31, 1998 and 1997                         F-28

Notes to financial statements - December 31, 1998 and 1997                                F-29

OMNICALL, INC. (UNAUDITED)
Statement of operations - January 1 through November 29, 1999 (unaudited)                 F-33

Statement of cash flows - January 1 through November 29, 1999 (unaudited)                 F-34

Notes to financial statements - January 1 through November 29, 1999 (unaudited)           F-35


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Omnicall, Inc.:

We have audited the accompanying balance sheets of Omnicall, Inc. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omnicall, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 8 to the financial statements, the Company incurred substantial losses in 1998, had insufficient net current assets to satisfy its current liabilities, and had total liabilities in excess of total assets, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


KPMG LLP

Greenville, South Carolina

March 15, 1999, except for note 3,
 as to which the date is March 31, 1999

                                 OMNICALL, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                            1998            1997
                                                                       --------------   ------------
                                                   ASSETS
CURRENT ASSETS:
 Cash                                                                   $    105,221           930
 RECEIVABLES:
   Trade, net of allowance for uncollectible accounts of $71,599 in
    1998 and $2,500 in 1997                                                  882,214        91,163
   Other                                                                       6,277        10,960
 Prepaid expenses and other current assets                                    13,866         3,540
                                                                        ------------        ------
    Total current assets                                                   1,007,578       106,593
FURNITURE, FIXTURES, AND EQUIPMENT:
 Furniture and fixtures                                                       72,411         8,554
 Computer equipment                                                          350,310       132,773
 Other equipment                                                              51,396        30,838
 Telephone switching equipment -- project in process                       1,124,208     1,017,000
                                                                        ------------     ---------
                                                                           1,598,325     1,189,165
 Less accumulated depreciation and amortization                               84,135         5,333
                                                                        ------------     ---------
    Net furniture, fixtures, and equipment                                 1,514,190     1,183,832
                                                                        ------------     ---------
                                                                        $  2,521,768     1,290,425
                                                                        ============     =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Line of credit (note 3)                                                   1,999,718       600,000
 Accounts payable                                                          1,555,046       136,921
 Accrued expenses                                                            870,630        21,713
                                                                        ------------     ---------
    Total current liabilities                                              4,425,394       758,634
Note payable to bank (note 3)                                              1,900,000            --
Other long-term liabilities (notes 4 and 5)                                  110,000       950,000
                                                                        ------------     ---------
    Total liabilities                                                      6,435,394     1,708,634
                                                                        ------------     ---------
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, no par value, authorized 25,000,000 and 5,000,000 shares, in 1998 and 1997; 1,000,000 shares in 1998 and 1997
   issued and outstanding                                                      8,000         8,000
 Additional paid-in-capital                                                2,000,000            --
 Accumulated deficit                                                      (5,921,626)     (426,209)
                                                                        ------------     ---------
    Total stockholders' deficit                                           (3,913,626)     (418,209)
                                                                        ------------     ---------
Commitments and contingencies (notes 7, 8, and 9)                       $  2,521,768     1,290,425
                                                                        ============     =========

See accompanying notes to financial statements.

                                OMNICALL, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                              1998              1997
                                                       -----------------   -------------
     Revenues                                            $   4,510,999         126,195
     Cost of services                                        4,266,146         111,099
                                                         -------------         -------
          Gross profit                                         244,853          15,096
     Selling, general, and administrative expenses           5,472,815         416,928
     Depreciation and amortization                              78,802           5,333
                                                         -------------         -------
          Operating loss                                    (5,306,764)       (407,165)
     OTHER INCOME (EXPENSE):
       Interest expense, net                                  (215,560)        (19,044)
       Other income                                             26,907              --
                                                         -------------        --------
          Total other income (expense)                        (188,653)        (19,044)
          Net loss before income taxes                      (5,495,417)       (426,209)
     Income taxes (note 6)                                          --              --
                                                         -------------        --------
          Net loss                                       $  (5,495,417)       (426,209)
                                                         =============        ========


     See accompanying notes to financial statements.

                                OMNICALL, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                                   TOTAL
                                        COMMON STOCK           PAID-IN-                        STOCKHOLDERS'
                                  ------------------------      CAPITAL       ACCUMULATED         EQUITY
                                     SHARES       AMOUNT        AMOUNT          DEFICIT          (DEFICIT)
                                  -----------   ----------   ------------   ---------------   --------------
Balance at December 31, 1996       1,000,000     $ 8,000             --                --            8,000
Net loss                                  --          --             --          (426,209)        (426,209)
                                   ---------     -------         -------        ---------         --------
Balance at December 31, 1997       1,000,000       8,000             --          (426,209)        (418,209)
Capital contribution (note 4)             --          --      2,000,000                --        2,000,000
Net loss                                  --          --             --        (5,495,417)      (5,495,417)
                                   ---------     -------      ---------        ----------       ----------
Balance at December 31, 1998       1,000,000     $ 8,000      2,000,000        (5,921,626)      (3,913,626)
                                   =========     =======      =========        ==========       ==========

See accompanying notes to financial statements.

                                OMNICALL, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                       1998               1997
                                                                -----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                         $  (5,495,417)         (426,209)
 Adjustments to reconcile net earnings to net cash used in
   operating activities:
    Depreciation and amortization                                        78,802             5,333
    Changes in operating assets and liabilities:
      Trade receivables                                                (791,051)          (91,163)
      Other receivables                                                   4,683           (10,960)
      Prepaid expenses and other current assets                         (10,326)            2,003
      Accounts payable                                                1,418,125           134,039
      Accrued expenses                                                  848,917            21,713
      Other long-term liabilities                                       110,000                --
                                                                  -------------          --------
       Net cash used in operating activities                         (3,836,267)         (365,244)
                                                                  -------------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of furniture, fixtures, and equipment                       (409,160)       (1,189,165)
                                                                  -------------        ----------
       Net cash used in investing activities                           (409,160)       (1,189,165)
                                                                  -------------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under revolving line of credit (note 3)               1,399,718           600,000
 Net borrowings (payments) of notes payable to stockholders            (950,000)          950,000
 Issuance of note payable to bank (note 3)                            1,900,000                --
 Contributions to capital                                             2,000,000                --
                                                                  -------------        ----------
       Net cash provided by financing activities                      4,349,718         1,550,000
                                                                  -------------        ----------
Net increase (decrease) in cash                                         104,291            (4,409)
Cash at beginning of period                                                 930             5,339
                                                                  -------------        ----------
Cash at end of period                                             $     105,221               930
                                                                  =============        ==========
SUPPLEMENTAL DISCLOSURE:
 Interest paid                                                    $     124,619            19,044
                                                                  =============        ==========


See accompanying notes to financial statements.

                                 OMNICALL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     (A) ORGANIZATION

      Omnicall, Inc. (the "Company") was formed on May 2, 1996 and began operations in December 1996 with the first revenues being recognized in October 1997. The Company purchases local, long distance, and internet services from major carriers and resells these services to customers utilizing volume discounts. The Company provides services throughout the United States.

     (B) REVENUE RECOGNITION

      Revenue is recognized as services are provided to customers. The Company bills customers in arrears for actual usage amounts and in advance for fixed monthly services fees. Accounts receivable as of December 31, 1998 and 1997 include revenues of approximately $122,000 and $50,000, respectively, for which services were provided in December and billed in the subsequent period.

     (C) CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. As a result, management believes no additional credit risk beyond amounts provided for collection losses is inherent in accounts receivable. More than a majority of the Company's net revenues in 1998 were received from the sale of services purchased from a single provider.

     (D) FURNITURE, FIXTURES, AND EQUIPMENT

         Furniture, fixtures, and equipment are stated at cost. Depreciation on furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years.

         The Company began purchasing telephone switching equipment in December 1997. This telephone switching equipment will be used to route calls to consumer homes or businesses as well as other switches. The switch is currently being tested and will begin depreciation when tests are complete and service begins.

     (E) INCOME TAXES

         The Company records income taxes under the asset and liability method. As such, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (F) USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 - (CONTINUED )

(2) RELATED PARTY TRANSACTIONS

    The Company provides communications services to several entities which are wholly or partially owned by certain stockholders of the Company. The Company also purchases equipment and services from several entities which are wholly or partially owned by certain stockholders of the Company. The Company leases office space from an entity in which a stockholder has an indirect interest, and the Company has borrowed from stockholders.

    Summarized below are balances and transactions between the Company and its related parties, as set forth above as of and for the years ended December 31, 1998 and 1997:

                                                            1998         1997
                                                         ----------   ---------
       Equipment purchases                                $ 59,620      40,192
       Accounts payable                                    152,995      33,932
       Notes payable to stockholders (see note 4)               --     950,000
       Revenues billed                                      45,124      10,477
       Selling, general, and administrative expenses:
        Office rent expense (see note 7)                    98,559      17,500
        Other expenses                                      41,257       3,318
        Interest expense (see note 4)                       89,069       9,062


(3) LINE OF CREDIT AND NOTE PAYABLE TO BANK

    At December  31, 1998 and 1997,  the Company had  $1,999,718  and  $600,000,
    respectively, outstanding under a line of credit agreement which is guaranteed by a stockholder of the Company. The line of credit bears interest at LIBOR plus 1.5% (5.6% at December 31, 1998). The agreement allows borrowings up to $2,000,000 and expires in 1999.

    On March 31, 1999, the Company negotiated a new note payable to bank to refinance its pre-existing note payable which had a balance of $1,900,000 outstanding at December 31, 1998. Although the pre-existing agreement matures March 31, 1999, the amount has been reclassified as long-term based on the refinancing.

    The new note payable to bank bears interest at LIBOR plus 1% and matures January 1, 2000. The pre-existing note payable to bank bore interest at 5.7%.


(4) NOTES PAYABLE TO STOCKHOLDERS

    During 1998 and 1997, the Company entered into various promissory notes with stockholders of the Company. At December 31, 1997, the Company had outstanding notes payable of $800,000 and $150,000 bearing interest at 7.25% and LIBOR plus 1.5% (8.5% at December 31, 1997), respectively. These notes were classified as other long-term liabilities on the balance sheet. During 1998, the Company borrowed an additional $3,100,000 from stockholders. As of October 1, 1998, the stockholders agreed to a capital call of $2.00 per share totaling $2,000,000 as a contribution to paid-in-capital which reduced notes payable to stockholders. At December 31, 1998, the remaining notes payable to stockholders had been paid in full.


(5) LEGAL SETTLEMENT

    During 1998, the Company sought to acquire the assets of a company which provided internet web page design services. A letter of intent was signed which called for an initial payment of $55,000 and additional payments based on performance. The Company disputed the additional

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997 - (CONTINUED)

(5) LEGAL SETTLEMENT - (CONTINUED)

    payments as performance did not meet expectations. Both parties agreed to mediation in January 1999. Mediation resulted in the Company's commitment to pay installments through October 2001 totaling $375,000 along with the initial payment of $55,000. Losses associated with this legal settlement totaled $353,813 and were classified as general expenses in the statement of operations. Installment payments to be made after 1999 total $110,000 and are classified as other long-term liabilities.

(6) INCOME TAXES

    Income tax benefit for 1998 and 1997 differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:

                                                                  1998              1997
                                                           -----------------   -------------
   Computed "expected" tax benefit                           $  (1,868,400)       (144,900)
   Increase (decrease) in income taxes resulting from:
     State and local income taxes, net of Federal
      income tax effect                                           (181,300)        (14,000)
     Change in the valuation allowance for deferred tax
      assets allocated to income tax expense                     2,045,300         158,600
     Other, net                                                      4,400             300
                                                             -------------        --------
   Actual tax benefit                                        $          --              --
                                                             =============        ========
   Deferred tax assets:
     Accrued liabilities and allowances                      $     109,300           4,100
     Capitalized start-up costs                                     52,800          66,500
     Net operating loss carryforwards                            2,065,100          89,300
                                                             -------------        --------
   Total gross deferred tax assets                               2,227,200         159,900
   Less valuation allowance                                     (2,203,900)       (158,600)
                                                             -------------        --------
   Net deferred tax assets                                          23,300           1,300
                                                             -------------        --------
   Deferred tax liabilities:
   Fixed assets, principally due to differences in
     depreciation                                                  (23,300)         (1,300)
                                                             -------------        --------
   Net deferred tax liability                                $          --              --
                                                             =============        ========


    At December 31, 1998, the Company has a net operating loss carryforward for Federal and state income tax purposes of approximately $5,535,000 which is available to offset future taxable income, if any, through the year 2018. The net change in the tax valuation allowance for the years ended December 31, 1998 and 1997 was an increase of $2,045,300 and $158,600, respectively.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforward. Based upon the level of taxable

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND 1997 - (CONTINUED)

(6) INCOME TAXES - (CONTINUED)

    losses incurred during the start-up phase and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it has established an appropriate valuation allowance at December 31, 1998.


(7) LEASES

    The Company leases office space and other equipment. The office space is leased from a related party (see note 2) under an agreement which expires in December 2001. This lease has been classified as an operating lease for financial reporting purposes and rent expense for the years ended December 31, 1998 and 1997 totaled $98,559 and $17,500, respectively. Rent expense for all other operating leases totaled $40,411 for the year ended December 31, 1998. Future minimum lease payments under all of the noncancelable operating leases for the years subsequent to December 31, 1998 are as follows:

  1999                                       $ 261,303
  2000                                         259,970
  2001                                         175,086
  2002                                           8,208
  2003                                           3,994
                                             ---------
  Total minimum lease payments               $ 708,561
                                             =========


(8) LIQUIDITY

    For the year ended December 31, 1998, the Company lost approximately $5.5 million. At December 31, 1998, the Company's current liabilities exceeded its current assets by $3,417,816 and it had an accumulated stockholders' deficit of $3,913,626. Management believes that the Company's cash flow requirements will be met from proceeds of equity offerings, additional borrowings from stockholders, and improved cash flows from operations.

(9) YEAR 2000

    The Company has completed an impact analysis to determine the scope of its Year 2000 issues. Systems which are not Year 2000 compliant will be replaced or reprogrammed, and then tested for Year 2000 compliance. The failure to detect and correct a material Year 2000 problem could result in an interruption in normal business activities or operations. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of third party suppliers and customers, the Company is unable to determine whether the consequences of Year 2000 failures will have a material impact on the Company's operations.

                                OMNICALL, INC.

                             STATEMENT OF OPERATIONS

                                                                          PERIOD
                                                                       JANUARY 1
                                                                         THROUGH
                                                                        NOVEMBER
                                                                        29, 1999
                                                                  ----------------
                                                                     (UNAUDITED)
       REVENUES (Note 2)                                            $ 12,745,131
       COST OF SERVICES                                               11,820,893
                                                                    ------------
          Gross profit                                                   924,238
                                                                    ------------
       OPERATING EXPENSES:
        Selling, general and administrative expenses (Note 2)          7,789,775
        Loss on abandonment of telephone switching
          equipment (Note 1(d))                                        1,220,167
        Depreciation and amortization                                    123,607
                                                                    ------------
          Total operating expenses                                     9,133,549
                                                                    ------------
          Operating loss                                              (8,209,311)
                                                                    ------------
       OTHER INCOME (EXPENSE):
        Interest expense, net (Note 2)                                  (254,951)
        Other income                                                       5,746
                                                                    ------------
           Total other expense                                          (249,205)
                                                                    ------------
       NET LOSS                                                     $ (8,458,516)
                                                                    ============


                See accompanying notes to financial statements.

                                OMNICALL, INC.

                             STATEMENT OF CASH FLOWS


                                                                   PERIOD
                                                                  JANUARY 1
                                                                   THROUGH
                                                                   NOVEMBER
                                                                   29, 1999
                                                               ----------------
                                                                  (UNAUDITED)
       CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                 $ (8,458,516)
        Adjustment to reconcile net loss to net cash used
          in operating activities:
          Depreciation and amortization                               123,607
          Allowance for uncollectible accounts                        445,515
          Loss on abandonment of telephone switching
           equipment                                                1,220,167
          Stock issued for compensation                               787,195
        Changes in operating assets and liabilities:
          Trade receivables                                           264,867
          Other receivables                                             6,277
          Prepaid expenses and other current assets                     5,313
          Accounts payable                                            116,610
          Accrued expenses                                           (793,155)
          Other long-term liabilities                                  (5,000)
                                                                 ------------
           Net cash used in operating activities                   (6,287,120)
                                                                 ------------
       CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of furniture, fixtures and equipment               (219,229)
                                                                 ------------
           Net cash used in investing activities                     (219,229)
                                                                 ------------
       CASH FLOWS FROM FINANCING ACTIVITIES:
        Net payments under line of credit (Note 3)                 (1,999,718)
        Net borrowings under note payable to bank (Note 3)          1,100,000
        Advances from Access                                        2,890,604
        Private placement of common stock (Note 5)                  3,900,000
        Capital contributions (Note 4)                                800,000
        Exercise of common stock options                              160,400
                                                                 ------------
           Net cash provided by financing activities                6,851,286
                                                                 ------------
       Net increase in cash                                           344,937
       Cash, beginning of period                                      105,221
                                                                 ------------
       Cash, end of period                                       $    450,158
                                                                 ============
       SUPPLEMENTAL DISCLOSURE:
        Interest paid                                            $    254,951
                                                                 ============
       NONCASH FINANCING ACTIVITY:
        Assumption of note payable by majority stockholder
          (Note 3)                                               $  3,000,000
                                                                 ============


                See accompanying notes to financial statements.

                                 OMNICALL, INC.
                          NOTES TO FINANCIAL STATEMENTS
             PERIOD JANUARY 1 THROUGH NOVEMBER 29, 1999 (UNAUDITED)


(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     (A) ORGANIZATION

         Omnicall, Inc. (the "Company") was formed on May 2, 1996 and began operations in December 1996 with the first revenues being recognized in October 1997. The Company purchases local, long distance, and internet services from major carriers and resells these services to customers utilizing volume discounts. The Company provides services throughout the United States.

         On November 29, 1999, the Company was acquired by Access One Communications Corp. ("Access"). The acquisition was accounted for as a purchase and was effectuated by Access issuing 6,493,776 shares of its common stock for all the issued and outstanding shares of common stock of the Company. The purchase price was allocated to the assets acquired and the liabilities assumed based upon their estimated fair value. All references to stockholders of the Company relate to those stockholders prior to the acquisition by Access.

     (B) REVENUE RECOGNITION

         Revenue is recognized as services are provided to customers. The Company bills customers in arrears for actual usage amounts and in advance for fixed monthly services fees.

     (C) CONCENTRATION OF CREDIT RISK AND MAJOR VENDOR

         Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. As a result, management believes no additional credit risk beyond amounts provided for collection losses is inherent in accounts receivable.

         More than a majority of the Company's net revenues in 1999 were earned from the sale of services purchased from a single provider.

     (D) FURNITURE, FIXTURES, AND EQUIPMENT

         Furniture, fixtures, and equipment are stated at cost. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years.

         The Company began purchasing telephone-switching equipment in December 1997. This telephone switching equipment was to be used to route calls to consumer homes or businesses as well as other switches. During the second half of 1999, in conjunction with the sale of the Company, the Company abandoned the switching equipment, which resulted in a loss of $1,220,167.

     (E) EVALUATING RECOVERABILITY OF LONG-LIVED ASSETS

         The Company reviews the carrying value of its long-lived and identifiable assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company assesses recoverability of these assets by estimating future nondiscounted cash flows. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. No impairments have been recorded through November 29, 1999, except for the abandonment of the switching equipment discussed in Note 1(d).

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
      PERIOD JANUARY 1 THROUGH NOVEMBER 29, 1999 (UNAUDITED) - (CONTINUED)

(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     (F) INCOME TAXES

         The Company records income taxes under the asset and liability method. As such, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (G) USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (H) STOCK-BASED COMPENSATION

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the stock.

         The Company has not adopted the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25.

     (I) COMPREHENSIVE INCOME

         The  Company  has  no  items  of   comprehensive   income  or  expense.
         Accordingly, the Company's comprehensive loss and net loss are equal for all periods presented.

     (J) RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000. The Company anticipates that the new standard will have no effect on its financial statements.

(2)  RELATED PARTY TRANSACTIONS


         The Company provides communications services to several entities which are wholly or partially owned by certain stockholders of the Company. The Company leases office space from an entity in which a stockholder has an indirect interest, and the Company has borrowed from stockholders (see also Note 4).

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
      PERIOD JANUARY 1 THROUGH NOVEMBER 29, 1999 (UNAUDITED) - (CONTINUED)

(2)  RELATED PARTY TRANSACTIONS - (CONTINUED)

     Summarized below are balances and transactions between the Company and its related parties, as set forth above for the period January 1 through November 29, 1999:

                                                                 1999
                                                              -----------
            Revenues billed                                    $251,978
            Selling, general, and administrative expenses:
               Office rent expense (see Note 7)                 154,200
               Other expenses                                   228,665
            Interest expense (see Note 4)                        24,597


(3) LINE OF CREDIT AND NOTE PAYABLE TO BANK

    At December 31, 1998, the Company had $1,999,718 outstanding under a line of credit agreement which was guaranteed by a stockholder of the Company. The line of credit bore interest at LIBOR plus 1.5% (5.6% at December 31, 1998). The agreement allowed for borrowings up to $2,000,000 and was fully repaid on November 29, 1999 from the proceeds of advances made to the Company by Access.

    On March 31, 1999, the Company negotiated a new note payable to a bank to refinance its pre-existing note payable which had a balance of $1,900,000 outstanding at December 31, 1998. Although the pre-existing agreement matured March 31, 1999, the amount was reclassified as long-term based on the refinancing as of December 31, 1998. The pre-existing note payable to bank bore interest at 5.7%. The new note payable to bank bore interest at LIBOR plus 1% and was to mature January 1, 2000. The note payable, which had a balance of $3,000,000 outstanding as of October 15, 1999, was assumed by the Company's majority stockholder on that date. As a result, the Company issued a note payable for $3,000,000 to the majority stockholder (see Note
    4).

(4) NOTE PAYABLE TO STOCKHOLDER

    As discussed in Note 3, on October 15, 1999, the Company issued a note payable for $3,000,000 to its majority stockholder, as consideration for the assumption by the majority stockholder of the Company's liability under a note payable to a bank. The note was originally due on January 31, 2000; however, immediately following the acquisition of the Company by Access, the note was renegotiated and extended by the stockholder for consideration of warrants to purchase 500,000 shares of Access common stock at an exercise price of $1.55 per share. The estimated fair value of these warrants at the date issued was $1.71 per share using the Black-Scholes option-pricing model. Consequently, Access recorded an original issue discount of $855,000 as an offset to the note payable to stockholder and a credit to additional paid-in capital by the majority stockholder in its statement of stockholders' equity immediately following its acquisition of the Company. The discount will be amortized over the remaining term of the loan.

    The note is repayable in quarterly installments of $750,000 beginning January 31, 2001 and bears interest at LIBOR plus 1%. Upon acquisition of the Company by Access, the promissory note was amended to provide for immediate repayment upon change in control or initial public offering of Access.

    During 1999, the Company's majority stockholder made advances to the Company totaling $840,000 to fund continuing operations. On November 29, 1999, upon acquisition of the Company by Access, $800,000 of the advances were contributed to additional paid-in capital by the majority stockholder.

                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
     PERIOD JANUARY 1 THROUGH NOVEMBER 29, 1999 (UNAUDITED) - (CONTINUED )

(5) STOCKHOLDERS' DEFICIT

    Stock Split

    Effective January 1, 1999, the Company's Board of Directors approved a 10-for-1 stock split.

    Private Placement

    The Company issued, primarily during the second quarter of 1999, 1,950,000 shares of common stock in a private placement at a price of $2.00 per share. The net proceeds of the offering were $3,900,000, which were used to fund the Company's continuing operations.

    Stock Issued for Compensation

    During 1999, the Company instituted an Equity Participation Program (the "Program") for its outside independent marketing force ("Dealers"). Under the Program, Dealers earned shares of the Company's common stock by meeting certain sales criteria. The Program allowed for vesting of the common stock over a three-year period, barring change in control of the Company, upon which the shares would vest immediately. As a result of the acquisition of the Company by Access, 1,093,327 of the Dealer shares vested on November 29, 1999. The Company recorded $787,195 as selling, general and administrative expense with a corresponding increase in common stock, which represents the estimated fair value of such Dealer shares as of that date.

    Stock Options

    During 1999, the Company granted certain employees and non-employee directors of the Company 446,500 non-qualified options to purchase shares of the Company's common stock. These options generally become exercisable in 10 years from the date of grant. All such remaining options as of the date of the acquisition of the Company by Access were converted to options to purchase shares of Access common stock.

    The following table contains information on stock options for the period January 1 through November 29, 1999:

                                                           WEIGHTED AVERAGE
                                              SHARES        EXERCISE PRICE
                                          -------------   -----------------
       Outstanding, January 1, 1999                --           $  --
       Granted                                446,500            0.69
       Exercised                             (319,000)           0.51
       Forfeited/cancelled                    (67,500)           0.60
       Outstanding, November 29, 1999          60,000          $ 1.77


    Immediately following the acquisition of the Company by Access, the 60,000 stock options outstanding were converted to options to purchase Access common stock.

(6) INCOME TAXES

    Income tax benefit for 1999 differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:

                                                                     1999
                                                                 -----------
     Computed  "expected" tax benefit                       $ (2,880,000)
     Increase (decrease) in income taxes resulting from:


                                OMNICALL, INC.
                         NOTES TO FINANCIAL STATEMENTS
      PERIOD JANUARY 1 THROUGH NOVEMBER 29, 1999 (UNAUDITED) - (CONTINUED)

(6) INCOME TAXES - (CONTINUED)

State and local income taxes, net of Federal
income tax effect                                           (254,000)
          Change in the valuation allowance for deferred
            tax assets allocated to income tax expense      3,134,000
                                                            ---------
         Actual tax benefit                                 $      --
                                                            =========


    At November 29, 1999, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $14,000,000 which are available to offset future taxable income, if any, through the year 2019. Internal Revenue Code Section 382 provides for the limitation for the use of net operating loss carryforwards in years subsequent to a more that 50% cumulative change in ownership. Since a more than 50% cumulative change in ownership occurred on November 29, 1999, utilization of the net operating loss carryforwards is limited to approximately $500,000 annually.

(7) LEASES

    The Company leases office space and other equipment under leases through 2003. The office space is leased from a related party (see Note 2) under an agreement which expires in December 2001. This lease has been classified as an operating lease for financial reporting purposes and rent expense for the period January 1 through November 29, 1999 totaled $141,851. Rent expense for all other operating leases totaled $107,102 for the period January 1 through November 29, 1999. Future minimum lease payments under all of the noncancelable operating leases for years subsequent to December 31, 1999 are as follows (future minimum lease payments for periods subsequent to November 29, 1999 are not substantially different than for years subsequent to December 31, 1999):

         2000 ....................................    $ 272,000
         2001 ....................................      188,000
         2002 ....................................       16,000
         2003 ....................................        5,000
                                                      ---------
  Total minimum lease payments ...................    $ 481,000
                                                      =========


                                                                         ANNEX A


                       AGREEMENT AND PLAN OF MERGER AMONG



                                TALK.COM, INC.,



                          ALADDIN ACQUISITION CORP.,



                                       AND



                        ACCESS ONE COMMUNICATIONS CORP.

                                TABLE OF CONTENTS





                                                                                PAGE
1.   DEFINITIONS                                                                 A-1
2.   THE TRANSACTION                                                             A-5
     (a)  The Merger                                                             A-5
     (b)  The Closing                                                            A-5
     (c)  Actions at the Closing                                                 A-5
     (d)  Effect of Merger                                                       A-6
     (e)  Procedure for Exchange                                                 A-7
     (f)  Escrow                                                                 A-9
     (g)  Closing of Transfer Records                                            A-9
3.   REPRESENTATIONS AND WARRANTIES OF THE TARGET                                A-9
     (a)  Organization, Qualification, and Corporate Power                      A-10
     (b) Capitalization                                                         A-10
     (c)  Noncontravention                                                      A-10
     (d) Compliance with Laws; Licenses                                         A-11
     (e)  Customers                                                             A-11
     (f)  Suppliers                                                             A-11
     (g)  Brokers' Fees                                                         A-11
     (h)  Title to Assets                                                       A-11
     (i)  Subsidiaries                                                          A-11
     (j)  Financial Statements                                                  A-12
     (k) Events Subsequent to Most Recent Fiscal Year End                       A-12
     (l)  Undisclosed Liabilities                                               A-14
     (m) Legal Compliance                                                       A-14
     (n)  Tax Matters                                                           A-14
     (o)  Real Property                                                         A-15
     (p)  Intellectual Property                                                 A-16
     (q)  Tangible Assets                                                       A-16
     (r)  Inventory                                                             A-16
     (s)  Contracts                                                             A-16
     (t)  Notes and Accounts Receivable                                         A-17
     (u)  Powers of Attorney                                                    A-17
     (v)  Insurance                                                             A-17
     (w) Litigation                                                             A-18
     (x)  Employees                                                             A-18
     (y)  Employee Benefits                                                     A-18
     (z)  Guaranties                                                            A-20
     (aa) Environmental, Health and Safety Matters                              A-20

                                TABLE OF CONTENTS
                                     (CONTINUED)                                 PAGE
    (bb)  Certain  Business  Relationships  with  the  Target  and its
     Subsidiaries                                                               A-21
    (cc) Accounts;  Lockboxes;  Safe Deposit Boxes                              A-21
    (dd) Securities                                                             A-21
    (ee) Accounting Matters                                                     A-21
    (ff) Disclosure                                                             A-21
4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PARENT
     SUBSIDIARY                                                                 A-21
     (a)  Organization                                                          A-21
     (b) Capitalization                                                         A-21
     (c)  Authorization of Transaction                                          A-22
     (d)  Noncontravention                                                      A-22
     (e)  Brokers' Fees                                                         A-22
     (f)  Continuity of Business                                                A-22
     (g)  Securities Exchange Act Reports                                       A-22
     (h)  Disclosure                                                            A-22
     (i)  Authorization for Parent Shares                                       A-23
     (j)  NASDAQ Compliance                                                     A-23
     (k)  Litigation                                                            A-23
     (l)  No Material Adverse Changes                                           A-23
5.   COVENANTS                                                                  A-23
     (a)  General                                                               A-23
     (b)  Notices and Consents                                                  A-23
     (c)  Regulatory Matters and Approvals                                      A-23
     (d) Operation of the Business                                              A-25
     (e)  Preservation of Business                                              A-25
     (f)  Full Access                                                           A-25
     (g)  Notice of Developments                                                A-25
     (h)  Exclusivity                                                           A-25
     (i)  Continuity of Business                                                A-26
     (j)  Employment Agreements                                                 A-27
     (k)  Listing                                                               A-27
     (1)  Services Agreement                                                    A-27
     (m) Voting Agreement                                                       A-27
     (n)  MCG Finance Agreement                                                 A-27
     (o)  Lockup Agreement                                                      A-27
6.   CONDITIONS TO OBLIGARTION TO CLOSE                                         A-27
     (a)  Conditions to Obligation of Parent and the Parent Subsidiary          A-27
     (b)  Conditions to Obligation of the Target and Stockholders               A-29
7.   REMEDIES FOR BREACHES OF THIS AGREEMENT                                    A-30

                     TABLE OF CONTENTS
                        (CONTINUED)                          PAGE
     (a)  Survival of Representations and Warranties         A-30
     (b)  Indemnification Agreement                          A-30
     (c)  Other Indemnification Provisions                   A-30
     (d) Directors' and Officers' Indemnity                  A-30
8.   TERMINATION                                             A-30
     (a)  Termination of Agreement                           A-30
     (b)  Effect of Termination                              A-31
9.   MISCELLANEOUS                                           A-31
     (a)  Press Releases and Public Announcements            A-31
     (b)  No Third-Party Beneficiaries                       A-31
     (c)  Entire Agreement                                   A-31
     (d)  Binding Effect; Assignment                         A-32
     (e)  Counterparts                                       A-32
     (f)  Headings                                           A-32
     (g)  Notices                                            A-32
     (h)  GOVERNING LAW                                      A-33
     (i)  Amendments and Waivers                             A-33
     (j)  Severability                                       A-33
     (k) Expenses                                            A-33
     (l)  Incorporation of Exhibits                          A-33
     (m) Construction                                        A-33
     (n)  Incorporation of Exhibits and Schedules            A-34
     (o)  Specific Performance                               A-34
     (p)  Submission to Jurisdiction                         A-34
     (q)  WAIVER OF JURY TRIAL                               A-34

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated effective March 24, 2000, by and among TALK.COM, INC., a Delaware corporation ("Parent"), ALADDIN ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (the "Parent Subsidiary"), and ACCESS ONE COMMUNICATIONS CORP., a New Jersey corporation (the "Target"). Parent, the Parent Subsidiary and the Target are referred to collectively herein as the "Parties."

                                   WITNESSETH:

     WHEREAS, this Agreement contemplates a transaction whereby Parent will acquire all of the outstanding capital stock of the Target through a merger of the Parent Subsidiary with and into the Target;

     WHEREAS, the Board of Directors of each of Parent, the Parent Subsidiary and the Target has approved the acquisition of the Target by Parent, including the merger of the Parent Subsidiary with and into the Target (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Target has determined that the Merger is advisable and is fair to and in the best interests of the holders of the Target's capital stock, par value $.001 per share (the "Target Shares"), and has resolved to recommend the approval of the Merger and the adoption of this Agreement by the Stockholders;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable and is fair to and in the best interests of the holders of Parent's capital stock, par value $0.01 per share (the "Parent Shares")

     WHEREAS, the Stockholders that are signatory to the Voting Agreement have agreed to vote for the Merger on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, this Agreement contemplates that for U.S. Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Code
Section 368(a).

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

     1. Definitions.

     "Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, the Target.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated  Group" means any  affiliated  group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of federal, state, local or foreign law.

     "Agreement" has the meaning set forth in the preamble.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

     "Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Closing" has the meaning set forth in Section 2(b) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Closing Sales Price per Parent Share" means, on any day, the average of the last reported sale price of one Parent Share on the Nasdaq for each of the five trading days immediately preceding such day.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreements" means the letter agreements dated February 9, 2000 and March 8, 2000, between Parent and the Target, providing that, among other things, each Party would maintain confidential certain information of the other Party.

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

     "Delaware General Corporation Law" means Title 8, Chapter 1 of the Delaware Code, as amended.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Effective Time" has the meaning set forth in Section 2(d)(i) below.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Employment Agreement" has the meaning set forth in Section 5(j) below.

     "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychiorinated biphenyl, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity that is treated as a single employer with the Target for purposes of Code Section 414.

     "Escrow Agent" has the meaning set forth in Section 2(0(i) below.

     "Escrow Agreement" has the meaning set forth in Section 2(0(i) below.

     "Escrow Amount" has the meaning set forth in Section 2(e)(i) below.

     "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

     "Exchange Agent" has the meaning set forth in Section 2(e)(i) below.

     "Exchange Fund" has the meaning set forth in Section 2(e)(i) below.

     "FCC" means the Federal Communications Commission.

     "Fiduciary" has the meaning set forth in ERISA Section 3(2 1).

     "Financial Statements" has the meaning set forth in Section 3(j) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Entity" means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency, commission (including any department or political subdivision of any of the foregoing), court, tribunal or judicial or arbitral body.

     "Governmental Order" means any order, ruling, writ, judgment, injunction, decree, charge, stipulation, determination or award entered by or with any Governmental Entity.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Agreement" has the meaning set forth in Section 7(b) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Laws" mean any laws, statutes, rules, ordinances, regulations, codes, plans, injunctions, judgments, orders, writs, decrees, rulings and charges thereunder of any Governmental Entity.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Licenses" has the meaning set forth in Section 3(d)(i) below.

     "Material Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change to, or, as the case may be, a materially adverse effect on (x) the business, assets, revenues, financial condition, operations or prospects of Target or any of its Subsidiaries identified at or prior to Closing in any writing; (y) the ability of Target or any of its Subsidiaries to perform any of its or their payment obligations when due or to perform any other material obligations; or (z) any right, remedy or benefit of Parent, Parent Subsidiary or Surviving Corporation hereunder or under any related document.

     "MCG" has the meaning set forth in Section 5(n) below.

     "MCG Agreement" has the meaning set forth in Section 5(n) below.

     "Merger" has the meaning set forth in the preamble.

     "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 3(j) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3(j) below. "Most Recent Fiscal Year End" has the meaning set forth in Section 3(j) below. "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37). "NASD" means the National Association of Securities Dealers, Inc. "Nasdaq" means the Nasdaq National Market.

     "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

    "Parent" has the meaning set forth in the preamble.

     "Parent Board" means the board of directors of Parent.

     "Parent Fairness Opinion" means an opinion of Bear Stearns & Co. Inc., addressed to the Parent Board, as to the fairness of the Merger to Parent from a financial point of view.

     "Parent SEC Documents" has the meaning set forth in Section 4(g) below.

     "Parent Shares" has the meaning set forth in the preamble.

     "Parent Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

     "Parent Stockholder" means any Person who or which holds any Parent Shares.

     "Parent Subsidiary" has the meaning set forth in the preamble.

     "Parties" has the meaning set forth in the preamble.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

     "Per Share Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Pledgee"  has  the  meaning  set  forth  in the  preamble  of  the  Escrow
   Agreement.

     "Principal Executive" has the meaning set forth in Section 5(j) below.

     "Process Agent" has the meaning set forth in Section 9(p) below.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Registration Statement" has the meaning set forth in Section 5(c)(v) below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Representative" has the meaning set forth in Section 5(h)(i) below.

     "Requisite Stockholder Approval" means the affirmative vote of the holders of the outstanding Target Shares in favor of the adoption of this Agreement in accordance with the New Jersey Business Corporation Act of the State of New Jersey.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens; (b) liens for taxes not yet due and payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Services Agreement" has the meaning set forth in Section 5(1) below.

     "Stockholder" has the meaning set forth in Section 3(b) below.

     "Stock Rights" means each option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock.

     "Subsidiary" of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

     "Superior Proposal" has the meaning set forth in Section 5(h)(ii) below.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "SWDA" has the meaning set forth in Section 3(aa)(iii). "Target" has the meaning set forth in the preamble.

     "Target Board" means the board of directors of the Target. "Target Shares" has the meaning set forth in the preamble.

     "Target Special Meeting" has the meaning set forth in Section 5(c)(i) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

     "Voting Agreement" has the meaning set forth in Section 5(m) below.

     2. The Transaction

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Parent Subsidiary will merge with and into the Target at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 1200 19th Street, N.W., Washington, D.C. 20036, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     (c) Actions at the Closing. At the Closing, (i) the Target will deliver to Parent and the Parent Subsidiary the various certificates, instruments and documents referred to inSection 6(a) below; (ii) Parent and the Parent Subsidiary will deliver to the Target the various certificates, instruments and documents referred to in Section 6(b) below; (iii) the Target and the Parent Subsidiary will file with the Secretary of State of the State of Delaware and with the Secretary of State of the State of New Jersey a Certificate of Merger in the form attached as Exhibit A (the "Certificate of Merger") and (iv) Parent will deliver or cause to be delivered the Exchange Fund to the Exchange Agent in the manner provided below in this Section 2.

   (d)  Effect of Merger.

          (i) General. The Merger shall become effective at the time (the "Effective Time") the Target and the Parent Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of New Jersey or at such later time as the Parties may agree and specify in the Certificate of Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law and the New Jersey Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Parent Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

          (iii) By-laws. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read in their entirety as did the By-laws of the Parent Subsidiary in effect immediately prior to the Effective Time and shall be the By-laws of the Surviving Corporation until amended in accordance with their terms and as provided by law.

          (iv) Directors and Officers. The directors and officers of the Parent Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be a director or officer, respectively, or until their respective successors are duly elected and qualified, as the case may be.

          (v) Conversion of Target Shares. At and as of the Effective Time, (A) each issued and outstanding Target Share will be converted into the right to receive .571428 Parent Shares (the "Per Share Merger Consideration"), and all such Target Shares will no longer be outstanding, will be canceled and will cease to exist, and each holder of a certificate representing any such Target Shares will thereafter cease to have any rights with respect to such Target Shares, except the right to receive the Per Share Merger Consideration for each such Target Share towhich the holder of such Target Shares is entitled pursuant to
        Section 2(e) upon the surrender of such  certificate in accordance  with
        Section 2(e) (collectively, the "Merger Consideration") except that the Per Share Merger Consideration shall be subject to equitable and proportionate adjustment in the event of any stock split, stock dividend or reverse stock split by Parent between the date of this Agreement and the Closing Date, and (B) each Target Share owned by the Target shall be canceled without payment therefor. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time. Notwithstanding anything to the contrary in this Section 2(d)(v), no fractional Parent Shares shall be issued to then former holders of Target Shares. In lieu thereof, each then former holder of a Target Share who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all certificates delivered by such then former holder at any one time) shall receive an amount in cash equal to such fraction of a Parent Share multiplied by $14.

          (vi) Conversion of Stock Rights. The Target shall take all such action as may be necessary to cause, at the Effective Time, each Stock Right granted by the Target to purchase Target Shares that is outstanding and unexercised immediately prior thereto (whether or not vested or exercisable), to be converted automatically into an equivalent Stock Right to purchase Parent Shares in an amount and at an exercise price determined as follows:

              (x) The number of Parent Shares to be subject to the new Stock Right will be equal to the product of the number of Target Shares subject to the original Stock Right multiplied by the Per Share Merger Consideration, provided that any fractional Parent Shares resulting from this multiplication will be rounded as provided in the instrument governing the Stock Right or, if there is no such instrument, up to the next whole share; and

              (y) The exercise price per Parent Share under the new Stock Right will be equal to the quotient of the exercise price per Target Share under the original Stock Right divided by the Per Share Merger Consideration, provided that the exercise price resulting from this division will be rounded as provided in the instrument governing the Stock Right or, if there is no instrument, up to the next whole cent.

       The adjustments provided in this Section 2(d)(vi) with respect to any original Stock Rights that are "incentive stock options" (as defined in Section 422 of the Code) must be and are intended to be effected in a manner that is consistent with Section 424(a) of the Code. The option plan of the Target under which the original Stock Rights were issued will be assumed by Parent, and the duration and other terms of the new Stock Rights will be the same as the original Stock Rights, except that all references to the Target will be deemed to be references to Parent. Promptly following the Effective Time, Parent shall deliver to the former holdersof original Stock Rights appropriate agreements representing the right to acquire Parent Shares on the terms and conditions set forth in this Section 2(d)(vi); provided, however, that a portion of any warrants issuable under such agreements, equal in an amount that when added to the portion of the Merger Consideration to be withheld and delivered to the Escrow Agent in accordance with Section 2(e)(i) constitutes 10% of the total Merger Consideration, shall be withheld from each of the Pledgees (as defined in the Escrow Agreement) under such agreements under the Escrow Agreement proportionately, based on the Merger Consideration to which each such Pledgee is entitled pursuant to this Agreement.

       The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery on exercise of the new Stock Rights in accordance with this Section 2(d)(vi). At the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, and seek to cause this Form S-8 to become effective at or as soon as practicable after the Effective Time, with respect to Parent Shares subject to new employee stock options included in the Stock Rights and shall use best efforts to maintain the effectiveness of this registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as these options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act, Parent shall administer the option plans assumed pursuant to this Section 2(d)(vi) in a manner that complies with Rule 1 6b-3 promulgated under the Securities Exchange Act to the extent the Target option plan complied with this rule prior to the Merger.

          (vii) Conversion of Capital Stock of the Parent Subsidiary. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Parent Subsidiary will be converted into one share of common stock, $.0l par value per share, of the Surviving Corporation.

     (e)  Procedure for Exchange.

          (i) Immediately after the Effective Time, (A) Parent shall furnish to First City Transfer Company, its transfer agent, or such other bank or trust company reasonably acceptable to the Target, to act as exchange agent (the "Exchange Agent") a corpus (the "Exchange Fund") consisting of Parent Shares and cash sufficient to permit the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the issued and outstanding Target Shares (other than any Target Shares owned by the Target), less such portion of the Parent Shares to be delivered to the holders of the issued and outstanding Target Shares which when added to the other Merger Consideration to be delivered to the Escrow Agent pursuant to the Escrow Agreement pursuant to Section 2(d)(vi) above constitutes 10% of the total Merger Consideration (the "Escrow Amount") which will be withheld from each of the Pledgees under the Escrow Agreement proportionately, based on the Merger Consideration to which each such Pledgee is entitled pursuant to this Agreement and
        (B) Parent will causethe Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by the Target and Parent prior to Closing to each holder of issued and outstanding Target Shares (other than any Target Shares owned by the Target) for the holder to use in surrendering the certificates that, immediately prior to the Effective Time, represented his or its Target Shares against payment of the Merger Consideration to which the holder is entitled pursuant to Section 2(e)(ii), subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement. Upon surrender to the Exchange Agent of these certificates, together with the letter of transmittal, duly executed and completed in accordance with the letter of transmittal instructions, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, Parent shall promptly cause to be issued a certificate representing that number of whole Parent Shares and a check representing the amount of cash in lieu of any fractional shares to which the Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares payable to recipients of Parent Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of payment that the surrendered certificate must be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that this tax has been paid or is not applicable. If any certificate representing Target Shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for this lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof except that, the Person to whom this Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Parent Shares and payable to the holders of record thereof will be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender this certificate in accordance with this Section 2(e). After the surrender of a certificate in accordance with this Section 2(e), the record holder thereof is entitled to receive any such dividends or other distributions, without any interest thereon, which previously had become payable with respect to the Parent Shares represented by such certificate. No holder of an unsurrendered certificate is entitled, until the surrender of such certificate, to vote the Parent Shares into which his or its Target Shares shall have been converted.

          (ii) The Parent shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

   (f)  Escrow.

          (i) At the Effective Time, Parent, the Parent Subsidiary, Target, Kenneth G. Baritz and the Escrow Agent shall execute and deliver an escrow agreement substantially in the form of the attached Exhibit C (the "Escrow Agreement") under which a person mutually satisfactory to Parent, the Parent Subsidiary and Target shall act as escrow agent (the "Escrow Agent") with respect to the Parent Shares and other securities convertible into Parent Shares deposited with the Escrow Agent. Parent shall deposit the Escrow Amount with the Escrow Agent, which shall be withheld from the Merger Consideration as provided in Section 2(e) in connection with the indemnification obligations set forth in Section 7 below and the Indemnification Agreement.

          (ii) Subject to the provisions of this Section 2(f), the Escrow Agreement and the Indemnification Agreement, the Escrow Amount shall be paid to the Stockholders one year following the Effective Time, as reduced by the amount of any Material Adverse Effect the Parent, Parent Subsidiary or Surviving Corporation may suffer based on, arising from or in connection with all claims for indemnification asserted in writing within such one year period pursuant to the Indemnification Agreement that have not been fully resolved.

          (iii) For all purposes of this Agreement and the Escrow Agreement, whenever Parent Shares shall be required to be delivered to satisfy an indemnity or contribution obligation of any Party hereto, each Parent Share shall be valued at the Closing Sales Price per Parent Share on the date when a notice asserting a claim under the Indemnification Agreement is given pursuant thereto. In the event of any stock split, reverse stock split, stock combination or reclassification of the Parent Shares or any merger, consolidation or combination of Parent with any other entity or entities, the deemed value specified above for the Parent Shares shall be proportionally adjusted so that the deemed value of the Parent Shares after such event shall be the same as the deemed value of the Parent Shares prior to such event. All such adjustments shall be made successively.

          (iv) Kenneth G. Baritz and his representatives shall be entitled to inspect all of the work papers, schedules and other supporting documentation relating to the calculation of any Material Adverse Effect pursuant to Section 2(f)(ii).

     (g) Closing of Transfer Records. After the Effective Time, no transfer of Target Shares outstanding prior to the Effective Time may be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing Parent Shares and cash in lieu of fractional shares, if any, as provided in Section 2(e).

     3. Representations and Warranties of the Target. The Target represents and warrants to the Parent and Parent Subsidiary that the statements contained in this Section 3 are correct andcomplete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3 unless otherwise specifically provided), except as set forth in the disclosure schedule delivered by the Target to the Parent on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). All information that is necessary to make a given section of the Disclosure Schedule complete and accurate, but is not fully disclosed therein, shall nevertheless be deemed to be complete and accurate if it is contained in any other paragraph of the Disclosure Schedule provided that appropriate cross-references are included in all applicable sections of the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except if such failure would not have a Material Adverse Effect. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists for each of the Target and its Subsidiaries (i) the directors and officers; (ii) the state of incorporation; and (iii) the jurisdictions in which the corporation is qualified to do business. The Target has delivered to the Parent correct and complete copies of the charter and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete, and the Target has delivered to the Parent copies of all such items. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of the Target consists of 57,500,000 Target Shares, of which 50,000,000 shares are designated as common stock and7,500,000 shares are designated as preferred stock. Of the authorized common stock, 19,236,833 Target Shares are issued and outstanding and 30,000 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective stockholders as set forth in Section 3(b) of the Disclosure Schedule (each a "Stockholder" and collectively, "Stockholders"). Other than options that are exercisable into 2,180,278 Target Shares and warrants that are exercisable into 3,582,889 Target Shares (as identified in Section 3(b) of the Disclosure Schedule with all relevant material infornrntion including but not limited to exercise price, exercise term, transferability restrictions, employment related conditions (if any) and vesting rights), there are no outstanding or authorized options, warrants, purchase rights, subscriptionrights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target (other than the Voting Agreement). Each Stockholder holds of record and, to Target's Knowledge, owns beneficially the number of Target Shares set forth next to his or its name in Section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. To Target's Knowledge, no Stockholder is a party to any option, warrant, purchase right or other contract or commitment that could require the Stockholder to sell, transfer or otherwise dispose of any capital stock of the Target (other than this Agreement).

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law or Governmental Order to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement except for
(x) the filing of a Notification and Report Form by Target under the Hart-Scott-Rodino Act; (y) the filings pursuant to the Delaware General Corporation Law and the New Jersey Business Corporation Act; and (z) the filings with and the approvals of the FCC and state public utility commissions or other Governmental Entities identified in Section 3(c) of the Disclosure Schedule.

     (d) Compliance with Laws; Licenses. Except as set forth in Section 3(d) of the Disclosure Schedule, Target and its Subsidiaries have conducted and continue to conduct their respective businesses in accordance with all Laws, Licenses and Governmental Orders applicable to any of the businesses in which any of the Target and its Subsidiaries is engaged and in which they presently propose to engage, and Target and its Subsidiaries are not in violation of any such Law, License or Governmental Order except to the extent that noncompliance would not have a Material Adverse Effect.

          (i) Target and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, approvals, tariffs, rate schedules and similar documents from Governmental Entities (collectively, "Licenses") that are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner previously conducted and as proposed to be conducted. Section 3(d)(i) of the Disclosure Schedule sets forth all Licenses issued by the FCC or any state public utility commission and all other Licenses held by Target or its Subsidiaries,together with any pending applications filed by Target or its Subsidiaries for other Licenses. Target has delivered to Parent correct and complete copies of all Licenses (including the applications related thereto) and all pending applications listed on Section 3(d)(i) of the Disclosure Schedule. No event has occurred with respect to any such License or application that would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof. No notice has been received and to Target's Knowledge no investigation or review is pending or threatened by any Governmental Entity with regard to any alleged violation by Target or any of its Subsidiaries of any License or any alleged failure by Target or any of its Subsidiaries to have any Licenses.

     (e) Customers. Listed in Section 3(e) of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of Target and its Subsidiaries for the twelve-month period ended December 31, 1999 and the amount for which each such customer was invoiced during such period. Target has not received any notice or has any Knowledge that any significant customer of Target or any of its Subsidiaries has ceased, or will cease, to use the products, equipment, goods or services of Target or any of its Subsidiaries, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

     (f) Suppliers. Listed in Section 3(f) of the Disclosure Schedule are the names and addresses of all the suppliers from which Target or any of its Subsidiaries ordered services, raw materials, supplies, merchandise and other goods from with an aggregate purchases price of $500,000 or more during the twelve-month period ended December 31, 1999. Except as disclosed in Section 3(f) of the Disclosure Schedule, Target has not received any notice or has any Knowledge that any such supplier will not sell services, raw materials, supplies, merchandise and other goods to Target or any of its Subsidiaries at any time, on terms and conditions substantially similar to those used in its current sales to Target or any of its Subsidiaries, subject only to general and customary price increases.

     (g) Brokers' Fees. Neither the Target and its Subsidiaries nor any Stockholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (h) Title to Assets. Except as identified in Section 3(h) of the Disclosure Schedule, the Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (i) Subsidiaries. Section 3(i) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation,
(ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock heldin treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of each Subsidiary of the Target is free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of the Target.

     (j) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended October 31, 1997, October 31, 1998, and October 31, 1999 (the "Most Recent Fiscal Year End") for the Target and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the month ended December 31, 1999 (the "Most Recent Fiscal Month End") for the Target and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of such dates and the results of operations of the Target and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete).

     (k) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect involving any of the Target and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

          (i) none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (ii) none of the Target and its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $250,000 or other than in the Ordinary Course of Business;

          (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involvingmore than $250,000 to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

          (iv) none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or other than in the Ordinary Course of Business;

          (v) none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) either involving more than $50,000 or other than in the Ordinary Course of Business;

          (vi) none of the Target and its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $250,000 in the aggregate;

          (vii) none of the Target and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities other than in the Ordinary Course of Business;

          (viii) none of the Target and its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or other than in the Ordinary Course of Business;

          (ix) none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (x) other than as contemplated by this Agreement, there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

          (xi) none of the Target and its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than as described in Section 3(k)(xi) of the Disclosure Schedule;

          (xii) none of the Target and its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

          (xiii) none of the Target and its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property which could have a Material Adverse Effect;

          (xiv) none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees other than in the Ordinary Course of Business;

          (xv) none of the Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

          (xvi) none of the Target and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers or employees other than in the Ordinary Course of Business;

          (xvii) none of the Target and its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xviii) none of the Target and its Subsidiaries has made any other change in employment terms for any of its directors, officers or employees other than in the Ordinary Course of Business;

          (xix) none of the Target and its Subsidiaries has made or pledged to make any charitable or other capital contribution other than in the Ordinary Course of Business;

          (xx) there has not been any other occurrence, event, incident, action, failure to act or transaction other than in the Ordinary Course of Business involving any of the Target and its Subsidiaries that could have a Material Adverse Effect; and

          (xxi) none of the Target and its Subsidiaries has committed to any of the foregoing.

     (l) Undisclosed Liabilities. None of the Target and its Subsidiaries has any Liability (and to the Knowledge of the Target) there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

     (m) Legal Compliance. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, to the Target's Knowledge, commenced against any of them alleging any failure so to comply the failure of which could have a Material Adverse Effect.

   (n) Tax Matters.

          (i) Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (iii) There is no dispute or claim concerning any Liability for any Tax of any of the Target and its Subsidiaries either (A) claimed or raised by any Governmental Entity in writing received by the Target or any of its Subsidiaries or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Target and its Subsidiaries has Knowledge based on personal contact with any agent of such Governmental Entity. Section 3(n) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after October 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since October 31, 1998.

          (iv) None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) None of the Target and its Subsidiaries has filed a consent under Code Section 34 1(f) concerning collapsible corporations. None of the Target and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Target and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Target and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxwithin the meaning of Code Section 6662. None of the Target and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (vi) Section 3(n) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary; and (B) the amount of any deferred gain or loss allocable to the Target or Subsidiary arising out of any Deferred Intercompany Transaction. Promptly following the execution of this Agreement, Target shall update Section 3(n) of the Disclosure Schedule to add (C) the basis of the Target or Subsidiary in its assets; and (D) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account).

          (vii) The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

     (o) Real Property.

          (i) Neither the Target nor any of its Subsidiaries owns any real property.

          (ii) Section 3(o)(ii) of the Disclosure Schedule lists and describes hriefly all real property leased or subleased to any of the Target and its Subsidiaries. The Target has delivered to the Parent correct and complete copies of the leases and subleases listed in Section 3(o)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(o)(ii) of the Disclosure
        Schedule:

       (1) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

       (2) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

       (3) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

       (4) no party to the lease or sublease has repudiated any provision thereof;

       (5) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

       (6) with respect to each sublease, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

       (7) none of the Target and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

       (8) all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including Licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all Laws;

       (9) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

       (10) to the Knowledge of the Target, there are no restrictions that impair the current use or occupancy of the property that is subject to the lease.

   (p) Intellectual Property.

          (i) Set forth in Section 3(p) of the Disclosure Schedule is a complete and correct list of all Intellectual Property owned or used by the Target or its Subsidiaries. Except as set forth in 3(p) of the Disclosure Schedule, (A) the Target and/or its subsidiaries own or have the right to use all of such Intellectual Property free and clear of any Security Interest, license or other restriction; (B) no proceedings have been instituted, are pending or, to the Knowledge of the Target are threatened, which challenge the rights of the Target and/or its Subsidiaries in respect of such Intellectual Property or the validity thereof and, to the Knowledge of the Target, there is no Basis for any such proceedings; (C) none of such Intellectual Property violates any Laws, or has at any time infringed on or violated any rights of others, or is being infringed by others; and (D) none of such Intellectual Property is subject to any outstanding Governmental Order.

          (ii) The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual
        Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation or the Target's Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. None of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any item included in such Intellectual Property.

     (q) Tangible Assets. The Target and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     (r) Inventory. Neither the Target nor its Subsidiaries holds any supplies, manufactured or purchased parts, goods in process or finished goods for sale in the Ordinary Course of Business.

     (s) Contracts. Section 3(s) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for annual lease payments in excess of $50,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Target and its Subsidiaries, or involve annual consideration in excess of $250,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with any of the Stockholders and their Affiliates (other than the Target and its Subsidiaries);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

          (viii) any collective bargaining agreement;

          (ix)  any  agreement  for  the  employment  of  any  individual  on  a
        full-time,   part-time,  consulting  or  other  basis  providing  annual compensation in excess of $70,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

          (xii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000.

The Target has delivered to the Parent a correct and complete copy of each written agreement listed in Section 3(s) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(s) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration under the agreement; and (D) no party has repudiated any material provision of the agreement.

     (t) Notes and Accounts Receivable. All notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables and subject to no setoffs or counterclaims, are current and collectible (except as described in Section 3(t) of the Disclosure Schedule), subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries. Listed in Section 3(t) of the Disclosure Schedule are notes or accounts receivable of the Company or any of its Subsidiaries in excess of $50,000.

     (u) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

     (v) Insurance. Section 3(v) of the Disclosure Schedule sets forth the following information with respect to each current insurance policy (including policies providing property,casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries are a party, a named insured, or otherwise the beneficiary of coverage:

          (i) the name, address and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Target, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (D) no party to the policy has repudiated any provision thereof Each of the Target and its Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Neither Target nor any of its Subsidiaries has maintained any self-insurance arrangements during the past 5 years.

     (w) Litigation. Section 3(w) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding Governmental Order or (ii) is a party or to the Knowledge of the Target is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before, any Governmental Entity or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or mediator. Except as set forth in Section 3(w) of the Disclosure Schedule, none of such actions, suits, proceedings, hearings and investigations could result in any Material Adverse Effect.

     (x) Employees. To the Knowledge of the Target, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries and there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice.

   (y) Employee Benefits.

          (i) Section 3(y) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains, to which any of the Target and its Subsidiaries contributes or has any obligation to contribute, and describes any Liability or potential Liability that may be incurred by or imposed on the Target or any of its Subsidiaries with respect thereto.

       (1) To the Knowledge of the Target, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

       (2) To the Knowledge of the Target, all material required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To the Knowledge of the Target, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

       (3) All material contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all material contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date, that are due on or before the Closing Date, have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

       (4) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to the Knowledge of the Target nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

       (5) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
    Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder as determined by the independent actuary for the Employee Pension Benefit Plan in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the Closing Date.

       (6) The Target has delivered to the Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determinationletter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, and describes any Liability or potential Liability that may be incurred by or imposed on the Target or any of its Subsidiaries with respect thereto:

       (1) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or to the Knowledge of the Target been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

       (2) To the Knowledge of the Target, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of the Target is threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

       (3) None of the Target and its Subsidiaries has incurred any material Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the

   Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iii) None of the Target, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section
        4201) under or with respect to any Multiemployer Plan.

          (iv) Section 3(y)(iv) of the Disclosure Schedule lists each Employee Welfare Benefit Plan that any of the Target and its Subsidiaries maintains, to which any of the Target and its Subsidiaries contributes or has any obligation to contribute, and describes any Liability or potential Liability that may be incurred by or imposed on the Target or any of its Subsidiaries with respect to medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

     (z) Guaranties. None of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

   (aa) Environmental, Health and Safety Matters.

          (i) The properties and facilities currently occupied by the Target and its Subsidiaries are not being used by Target or its Subsidiaries to make, store, handle, treat, dispose, generate, or transport hazardous substances in violation of any Environmental, Health, and Safety Requirement.

          (ii) To the Knowledge of Target, hazardous substances have never been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities occupied by the Target and its Subsidiaries during the term of such occupancy, except in accordance with Law.

          (iii) The properties, facilities and operations of the Target and its Subsidiaries and their respective predecessors and Affiliates have complied and are in compliance in all material respects with all applicable Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 3(aa)(iii) of the Disclosure Schedule.

          (iv) To the Knowledge of Target, none of the properties, facilities or operations of the Target and its Subsidiaries is subject to any judicial or administrative proceedings alleging the violation of any applicable Environmental, Health, and Safety Requirements.

          (v) To the Knowledge of Target, none of the properties, facilities or operations of the Target and its Subsidiaries is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product, or any other hazardous, illegal or unlawful substance into the environment.

          (vi) Neither the Target nor its Subsidiaries has filed any notice under any Law indicating past or present treatment or disposal of a hazardous waste, hazardous substance or any petroleum or petroleum product, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, any petroleum or petroleum product, or any other substance into the environment.

          (vii) None of the Target and its Subsidiaries have within the past year received written notice nor are they aware of any contingent liability in connection with any release of any hazardous or toxic waste, substance orconstituent, any petroleum or petroleum product, or any other substance into the environment.

     (bb) Certain Business Relationships with the Target and its Subsidiaries. Except as described in Section 3(bb) of the Disclosure Schedule, none of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past 12 months, and none of the Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

     (cc) Accounts; Lockboxes; Safe Deposit Boxes. Section 3(cc) of the Disclosure Schedule contains a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which any of the Target and its Subsidiaries has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto and (ii) the location of all lockboxes and safe deposit boxes of the Target or its Subsidiaries and the names of all persons authorized to draw thereon or have access thereto. At the Effective Time, neither Target nor any of its Subsidiaries shall have any such account, lockbox or safe deposit box other than those listed in Section 3(cc) of the Disclosure Schedule, nor shall any additional person have been authorized, from the date of this Agreement, to draw thereon or have access thereto. The Stockholders and their Affiliates have not commingled monies or accounts of Target or its Subsidiaries with other monies or accounts of the Stockholders and their Affiliates or relating to their other businesses nor have the Stockholders or their Affiliates transferred monies or accounts of Target or its Subsidiaries other than to an account of Target or its Subsidiaries. At the Effective Time, all monies and accounts of Target and its Subsidiaries shall be held by, and be accessible only to, Target or its Subsidiaries.

     (dd) Securities. To the Knowledge of the Target, the outstanding shares of Target were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws or pursuant to valid exemptions therefrom.

     (ee) Accounting Matters. Listed in Section 3(ee) of the Disclosure Schedule are all predecessor companies of the Target, the names of any Persons from which, since January 1, 1994, the Target previously acquired material properties or assets, and the changes in the Target's capital structure and capital stock ownership since October 1, 1998.

     (ff) Disclosure. All written information contained in any schedule, report, certificate or any other document furnished to Parent by Target or any other Person (on behalf of Target) in connection with this Agreement is true, accurate and complete, and no such Person (including Target) has stated therein (or included in any such document) any untrue material fact or omitted to state any material fact necessary to make such information not misleading. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4. Representations and Warranties of Parent and the Parent Subsidiary. The Parent represents and warrants to the Target that the statements contained in this Section 4 are correctand complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

     (a) Organization. Each of the Parent and the Parent Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Capitalization. The entire authorized capital stock of the Parent consists of 305,000,000 Parent Shares, of which 300,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock. Of the authorized common stock, 66,972,960 shares are issued and outstanding and 1,183,808 shares are held in treasury. The entire authorized capital stock of the Parent Subsidiary consists of 1,000 shares, $.01 par value per share, all of one class designated as common, of which 100 shares are issued and outstanding. Other than options that are outstanding as of March 17, 2000 for 7,205,595 shares of Parent's common stock and convertible debentures that are convertible into 3,437,756 shares of Parent's common stock, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments as of such date that could require the Parent to issue, sell or otherwise cause to become outstanding any of its capital stock.

     (c) Authorization of Transaction. Each of the Parent and the Parent Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Parent and the Parent Subsidiary, enforceable in accordance with its terms and conditions.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law or Governmental Order to which either the Parent or the Parent Subsidiary is subject or any provision of the charter or bylaws of either the Parent or the Parent Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Parent or the Parent Subsidiary is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the New Jersey Business Corporation Act, the Securities Exchange Act, the Securities Act, the Trust Indenture Act, the state securities laws and the FCC's and the state public utility commissions' or similar state regulatory bodies' rules, regulations and policies, neither the Parent nor the Parent Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

     (e) Brokers' Fees. Neither the Parent nor the Parent Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated; provided, however, that the parties acknowledge that theParent has retained Bear Stearns & Co. Inc. in connection with the Merger for which the Parent shall be obligated to pay any fees or commissions.

     (f) Continuity of Business. It is the present intention of the Parent to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

     (g) Securities Exchange Act Reports. Parent has filed all reports, proxy statements, forms and other documents required to be filed with the SEC prior to the date of this Agreement. The Parent has delivered to the Target and the Stockholders complete and accurate copies of a (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1999, as filed under the Securities Exchange Act with the SEC, (ii) all of Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, as filed under the Securities Exchange Act with the SEC and (iii) all of Parent's proxy statements and annual reports to shareholders used in connection with meetings of Parent Stockholders held since December 31, 1998 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents (x) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with applicable laws and rules and regulations of the SEC.

     (h) Disclosure. All written information contained in any schedule, report, certificate or any other document furnished to Target by Parent or any other Person (on behalf of Parent) in connection with this Agreement is true, accurate and complete, and no such Person (including Parent) has stated therein (or included in any such document) any untrue material fact or omitted to state any material fact necessary to make such information not misleading. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     (i) Authorization for Parent Shares. Parent will take all necessary action prior to the Closing Date to permit it to issue the number of Parent Shares and options and/or warrants to purchase Parent Shares required to be issued in the Merger pursuant to this Agreement. All of the Parent Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable, and no Person will have any preemptive right of subscription or purchase in respect thereof All Parent Shares issued pursuant to this Agreement will, when issued, be registered or exempt from registration. under the Securities Act and the Securities Exchange Act and registered or exempt from registration under any applicable state securities laws.

     (j) NASDAQ Compliance. Parent is in compliance with all applicable maintenance criteria and other requirements necessary to permit continued listing of the Parent Shares on the NASDAQ, and Parent has not received evidence to the contrary from the NASD.

     (k) Litigation. Exhibit E sets forth each instance in which any of the Parent and its Subsidiaries (i) is subject to any outstanding Governmental Order or (ii) is a party or to theKnowledge of the Parent and the Parent Subsidiary is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before, any Governmental Entity or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or mediator.

     (l) No Material Adverse Changes. Since the date of filing of the most recent Parent SEC Document, there has been no Material Adverse Effect involving the Parent or its Subsidiaries.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) Notices and Consents. The Target will give (and will cause each of its Subsidiaries to give) any notices to third parties, and the Target will use commercially reasonable efforts (and will cause each of its Subsidiaries to use its best efforts) to obtain any third party consents, that the Parent may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to in Sections 3(c) and 4(d) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Target will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain (and the Target will cause each of its Subsidiaries to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Target will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     (c) Regulatory Matters and Approvals. Each of the Parties, promptly after the date hereof, will (and the Target, promptly after the date hereof, will cause each of its Subsidiaries to) give any notices to, make any filings with and use all commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to in Section 3(c) and 4(d) above. Without limiting the generality of the foregoing:

          (i) New Jersey Business Corporation Act. The Target will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws, to convene a special meeting of its Stockholders (the "Target Special Meeting"), as soon as reasonably practicable in order that the Stockholders may consider and vote on the adoption of this Agreement and theapproval of the Merger in accordance with the New Jersey Business Corporation Act of the State of New Jersey.

          (ii) Delaware General Corporation Law. The Parent will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws, to convene a special meeting of the Parent Stockholders (the "Parent Special Meeting"), as soon as reasonably practicable in order that the Parent Stockholders may consider and vote on the adoption of this Agreement and the approval of the Merger in accordance with Delaware General Corporation Law.

          (iii) Hart-Scott-Rodino Act. Each of the Parties shall file (and the Target will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain (and the Target will cause each of its Subsidiaries to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Target will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper or advisable.

          (iv) Telecommunications Laws. Parent shall be responsible for preparing and filing the appropriate applications, notifications and other documentation necessary or appropriate to request from Governmental Entities with jurisdiction over the telecommunications industry all necessary authorizations, consents and approvals to the Merger and the transactions contemplated hereby. The Target, at its sole cost and expense, will cooperate with Parent in this regard, providing such assistance as Parent shall reasonably request.

          (v) Securities Act. With respect to the Parent Shares to be issued in connection with the Merger and any Parent Shares into which any warrants that are part of the Stock Rights to be issued by Parent in connection with the Merger, Parent shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and will use its best efforts to cause such Registration Statement to become effective at the earliest possible time, and with respect to the Parent Shares into which any warrants that are part of the Stock Rights to be issued by Parent in connection with the Merger to maintain the effectiveness of such Registration Statement for a period of one year, which Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no and shall not make any representation, warranty or covenant with respect to any information furnished to it by the Target, the Stockholders or any of their accountants, counsel or authorized representatives specifically for inclusion in the Registration Statement. The Target represents and covenants that it can deliver and it shall cause to be delivered to Parent at the earliest possible time any financial statements that may be required to be filed with the Registration Statement together with a letter from Target's independent certified public accountant that such financial statements comply with the requirements of Regulation S-X (17 CFR Part 210). The Target hereby indemnifies and holds harmless the Parent (and its directors, officers, employees, financial advisors, stockholders, agents and representatives) against any losses, claims, damages or liabilities to which any of such Persons may become subject based on any untrue statement of any material fact contained in the Registration Statement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement in reliance on and in conformity with information furnished to the

       Parent by the Target, the Stockholders or any of their accountants, counsel or authorized representatives specifically for use therein. The Parent and the Parent Subsidiary hereby indemnify and hold harmless the Target (and its directors, officers, employees, financial advisors, stockholders, agents and representatives) against any losses, claims, damages or liabilities to which any of such Persons may become subject based on any untrue statement of any material fact contained in the Registration Statement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement in reliance on and in conformity with information furnished to the Parent by the Target, the Stockholders or any of their accountants, counsel or authorized representatives specifically for use therein.

     (d) Operation of the Business. The Target shall not (and shall not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction other than in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Target shall not (and shall not cause or permit any of its Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(k) above.

     (e) Preservation of Business. The Target shall keep (and will cause each of its Subsidiaries to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

     (f) Full Access. Each Party shall permit (and shall cause each of its Subsidiaries to permit) representatives of the other Parties to have full access to all premises,properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each Party and their respective Subsidiaries.

     (g) Notice of Developments. Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3, and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

   (h) Exclusivity.

          (i) The Target shall, and shall cause its Subsidiaries and any of their respective Affiliates to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Target, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, financial advisors, stockholders, agents or representatives (each a "Representative") with respect to any proposed, potential or contemplated Acquisition Proposal.

          (ii) From and after the date hereof, without the prior written consent of Parent, the Target will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (B) engage in negotiations or discussions with any Third Party concerning, or provide any nonpublic information to any person or entity relating to, an Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 5(h)(ii) shall prevent the Target or the Target Board, from furnishing non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such Third Party, if and only to the extent that (1) such Third Party has made a written proposal to the Target Board to consummate an Acquisition Proposal, (2) the Target Board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Target Shares than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Target Board, based on a written opinion of Target's outside legal counsel, be a violation of its fiduciary duties to the Stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Target Board receives from such Person an executed confidentiality agreement with material terms no less favorable to the Target than those contained in the Confidentiality Agreements and provides prior notice to the Parent of its decisionto take such action. The Target shall not release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Target Board, based on a written opinion of Target's outside legal counsel, be a violation of its fiduciary duties to the Stockholders under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Target or any of its Subsidiaries shall be deemed to be a breach of this Section 5(h) by the Target.

          (iii) The Target shall notify Parent promptly after receipt by the Target or the Target's Knowledge of the receipt by any of its
        Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Target by any Person that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Target shall keep Parent informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

          (iv) The Target Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Target Board of this Agreement or the Merger unless, following the receipt of a Superior Proposal, in the reasonable good faith judgment of the Target Board, based on the written opinion of Target's outside legal counsel, the failure to do so would be a violation of the Target Board's fiduciary duties to the Stockholders under applicable law; provided, however, that, the Target Board shall submit this Agreement and the Merger to the Stockholders for adoption and approval, whether or not the Target Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the Stockholders reject it or otherwise modifies or withdraws its recommendation. Unless the Target Board has withdrawn its recommendation of this Agreement in compliance herewith, the Target shall use commercially reasonable efforts to solicit from the Stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and to secure the vote or consent of the Stockholders required by the New Jersey Business Corporation Act and its certificate of incorporation and by-laws to adopt and approve this Agreement and the Merger.

          (i) Continuity of Business. Parent, Surviving Corporation or any other member of the qualified group (as defined in Treas. Reg. Section 1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of the Target or use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

     (j) Employment Agreements. Contemporaneously with the execution of this Agreement, each of Kenneth G. Baritz and Kevin Griffo (the "Principal Executives") shall enter into an employment agreement with Parent in the form attached as Exhibit F (the "Employment Agreement").

     (k) Listing. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     (l) Services Agreement. Contemporaneously with the execution of this Agreement, Parent (or a Subsidiary of Parent) and Target shall enter into the Services Agreement in the form attached as Exhibit G (the "Services Agreement") pursuant to which for a five (5) year term Target shall furnish to Parent (or to a Subsidiary of Parent) the services it delivers in the ordinary course of business to its end user customers or is capable of delivering to its end user customers, at Target's cost, for resale by Parent (or by a Subsidiary of Parent) to the end user customers of Parent and its Subsidiaries.

     (m) Voting Agreement. Contemporaneously with the execution of this Agreement, Parent and the other signatories identified in the Voting Agreement in the form attached as Exhibit H (the "Voting Agreement") shall enter into the Voting Agreement pursuant to which such signatories shall grant to Parent their proxy to vote their Target Shares in favor of the Merger.

     (n) MCG Finance Agreement. Within 30 days of the execution of this Agreement, Target shall secure and furnish a copy thereof to Parent the written agreement of MCG Finance Corporation ("MCG"), in form and substance acceptable to Parent in its reasonable discretion, to accept at the Closing a warrant exercisable for Parent Shares in full satisfaction of MCG's rights under the Warrant Agreement by and between MCG and Target dated June 30, 1999, such warrant for Parent Shares to be consistent with the provisions set forth in
Section 2(d)(vi) above (the "MCG Agreement").

     (o) Lockup Agreement. The Parties agree that for the period ending on the earlier of October 31, 2000 or 90 days following the Effective Time, the holders of Target securities that receive Merger Consideration as part of the Merger shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any part of the Merger Consideration consisting of Parent Shares, any options or warrants convertible or exercisable into Parent Shares, or any other securities convertible into, exchangeable for or that represent the right to receive the Parent Shares (except pursuant to the Escrow Agreement and the Indemnification Agreement). The foregoing restriction is expressly agreed to preclude the such holders of Target securities from engaging in any hedging or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities received as part of the Merger Consideration even if such Merger Consideration would be disposed of by someone other than such holder of a.Target security. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Merger Consideration or with respect to any security that includes, relates to, or derives any part of its value from such Merger Consideration.

     6. Conditions to Obligation to Close.

     (a) Conditions to Obligation of Parent and the Parent Subsidiary. The obligation of each of Parent and the Parent Subsidiary to consummate the Merger is subject to satisfaction or waiver by Parent or Parent Subsidiary of the following conditions at or prior to the Closing Date:

          (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (ii) the Target and its Subsidiaries shall have procured all of the third party consents specified in Section 3(c) above;

          (iii) the  representations  and  warranties set forth in Section 3 and
        Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (iv) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (v) neither any Law or Governmental Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Governmental Entity (A) that prohibits the consummation of the transactions contemplated by this Agreement; (B) that prohibits Parent's or the Parent Subsidiary's ownership or operation of all or any portion of their or the Target's business or assets, or which compels Parent or the Parent Subsidiary to dispose of or hold separate all or any portion of Parent's or the Parent Subsidiary's or the Target's business or assets as a result of the transactions contemplated by this Agreement; (C) that makes the purchase of, or payment for, some or all of the Target Shares illegal; (D) that imposes limitations on the ability of Parent or the Parent Subsidiary to acquire or hold or to exercise effectively all rights of ownership of Target Shares, including, without limitation, the right to vote any Target Shares purchased by Parent on all matters properly presented to the Stockholders; or (E) that imposes any limitations on the ability of Parent or the Parent Subsidiary, or any of their respective Subsidiaries, effectively to control in any respect the business or operations of the Target or any of its Subsidiaries;

          (vi) the Target shall have delivered to Parent and the Parent Subsidiary a certificate to the effect that each of the conditions specified above in Section 6(a)(i) -- 6(a)(v) is satisfied in all respects;

          (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (viii) the Parent and the Parent Subsidiary shall have received from counsel to the Target an opinion in form and substance as set forth in
        Exhibit Iattached hereto, addressed to the Parent and the Parent Subsidiary, and dated as of the Closing Date;

          (ix) the Parent and the Parent Subsidiary shall have received from counsel to the Target that is reasonably acceptable to Parent and its counsel an opinion concerning regulatory matters in form and substance reasonably acceptable to Parent and its counsel, addressed to the Parent and the Parent Subsidiary, and dated as of the Closing Date;

          (x) the Parent and the Parent Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Parent shall have specified in writing at least five business days prior to the Closing;

          (xi) Target and Kenneth G. Baritz shall have delivered to Parent and the Parent Subsidiary an executed counterpart of the Escrow Agreement;

          (xii) each of the Employment Agreements shall be in full force and effect;

          (xiii) the Parent shall have received the Parent Fairness Opinion;

          (xiv) the Parent shall have procured all of the third party consents specified in Section 5(c) above;

          (xv) the MCG Agreement shall be in full force and effect;

          (xvi) the Indemnification Agreement shall be in full force and effect; and

          (xvii) all actions to be taken by the Target in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated herein will be reasonably satisfactory in form and substance to the Parent and the Parent Subsidiary.

     Subject to the provisions of applicable law, Parent and the Parent Subsidiary may waive, in whole or in part, any condition specified in this
Section 6(a) if they execute a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Target and Stockholders. The obligation of the Target and the Stockholders to consummate the Merger is subject to satisfaction or waiver by the Target of the following conditions at or prior to the Closing Date:

          (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (ii) the Parent shall have procured all of the third party consents specified in Section 5(c) above;

          (iii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (iv) each of Parent and the Parent Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (v) neither any Law or Governmental Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Governmental Entity (A) that prohibits the consummation of the transactions contemplated by this Agreement; (B) that prohibits Parent's or the Parent Subsidiary's ownership or operation of all or any portion of their or the Target's business or assets, or which compels Parent or the Parent Subsidiary to dispose of or hold separate all or any portion of Parent's or the Parent Subsidiary's or the Target's business or assets as a result of the transactions contemplated by this Agreement; (C) that makes the purchase of, or payment for, some or all of the Target Shares illegal;

          (vi) the Parent shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i) - 6(b)(v) is satisfied in all respects;

          (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (viii) Parent shall have delivered to Target an executed counterpart of the Escrow Agreement;

          (ix) each of the Employment Agreements shall be in full force and effect;

          (x) Parent shall have satisfied and paid in full the liabilities listed on Section 6(b)(x) of the Disclosure Schedule (representing those liabilities and obligations that are required by contractual terms to be satisfied as a result of the transactions contemplated herein), which payment in no circumstances shall eceed $17 million;

          (xi) The Registration Statement shall be declared effective by the SEC and no stop order shall be issued in connection therewith;

          (xii) The Parent Shares to be issued in connection with the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance; (xiii) Kenneth G. Baritz shall be elected to the Parent Board;

          (xiii) Kenneth G. Baritz shall be elected to the Parent Board;

          (xiv) the Target shall have received from general counsel of the Parent an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to the Target, and dated as of the Closing Date;

          (xv) the Target shall have received an opinion from counsel of its choice that the Merger qualifies as a "reorganization" within the meaning of Code Section 368(a); and

          (xvi) all actions to be taken by the Parent and the Parent Subsidiary in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated herein will be reasonably satisfactory in form and substance to the Target.

     Subject to the provisions of applicable law, the Target may waive, in whole or in part, any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7. Remedies for Breaches of this Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for one year thereafter (subject to any applicable statutes of limitations).

     (b) Indemnification Agreement. Contemporaneously with the execution of this Agreement, Parent and Target shall execute and deliver an indemnification agreement substantially in the form of the attached Exhibit K (the "Indemnification Agreement")

     (c) Other Indemnification Provisions. No Stockholder shall make any claim for indemnification against any of the Surviving Corporation, the Target and its Subsidiaries by reason of the fact that he or it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Parent, Parent Subsidiary or Surviving Corporation against such Stockholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). Nothing contained in this Agreement shall void, abrogate or otherwise eliminate the rights of a former director or officer of Target or any of its Subsidiaries under any directors and officers insurance policy previously maintained by Target or its Subsidiaries (including any "tail" coverage purchased in connection therewith).

     (d) Directors' and Officers' Indemnity. Notwithstanding anything to the contrary contained in this Agreement, following the Effective Time, Parent will take no action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of Target as they existed immediately prior to the Effective Time to any person who, on or prior to the Effective Time, was a director or officer of Target to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgements, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions that are specifically described in the Disclosure Schedule, and Parent will honor such obligations in accordance with their terms with respect to events, acts or omissions that are specifically described in the Disclosure Schedule.

     8. Termination.

     (a) Termination of Agreement. The Parties may terminate this Agreement with the prior authorization of their respective board of directors as provided below:

          (i) the Parties may terminate this Agreement, and the Merger may be abandoned, by mutual written consent at any time prior to the Effective Time before or after the approval by the Stockholders, or the Parent Subsidiary stockholder;

          (ii) the Parent may terminate this Agreement by giving written notice to the Target at any time prior to the Closing in the event the Target has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Parent has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

          (iii) the Target may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing in the event the Parent or Parent Subsidiary has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Target has notified the Parent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

          (iv) the Parent may terminate this Agreement by giving written notice to the Target at any time prior to the Closing (A) if the Target Board in the exercise of its fiduciary duty (x) enters into an agreement or agreement in principle with respect to an Acquisition Proposal, (y) withdraws it recommendation to the Stockholders of this Agreement or the Merger or (z) after the receipt of an Acquisition Proposal, fails to confirm publicly, within ten days after the request of Parent, its recommendation to the Stockholders that the Stockholders adopt and approve this Agreement and the Merger or (B) if the Target or any of its Representatives takes any of the actions that would be proscribed by
        Section 5(h) above, notwithstanding the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 5(h)(ii) above; or

          (v) either the Target or the Parent may terminate this Agreement by giving written notice to the other Parties if the Closing shall not have occurred on or before March 23, 2001, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the terminating Party's breach of any representation, warranty or covenant contained in this Agreement or under any other agreement contemplated hereunder).

   (b) Effect of Termination.

          (i) Except as provided in clauses (ii) or (iii) of this Section 8(b), if any Party terminates this Agreement pursuant to Sections 8(a)(i) -- 8(a)(v) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; except that the provisions of the Confidentiality Agreements shall survive any such termination.

          (ii) If this Agreement is terminated by the Parent pursuant to Section 8(a)(ii) or Section 8(a)(iv), then within five (5) days after such termination, the Target shall pay the Parent the sum of $6,000,000 plus all expenses incurred by Parent to third parties in connection with the transactions contemplated hereunder in immediately available funds and the Services Agreement shall remain in full force and effect.

          (iii) If this  Agreement  is  terminated  by the  Target  pursuant  to
        Section 8(a)(iii), then within five (5) days after such termination, the Parent shall pay the Target the sum of $6,000,000 plus all expenses incurred by Target to third parties in connection with the transactions contemplated hereunder in immediately available funds and the Services Agreement shall terminate in accordance with its terms.

     9. Miscellaneous.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; except that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Parties prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the Confidentiality Agreements and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other Parties. Any purported assignment or delegation without such approval shall be void and of no effect.

     (e) Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

   If to the Target:              Access One Communications Corp.
                                  3427 NW 55th Street
                                  Fort Lauderdale, FL 33309
                                  Attention: Kenneth G. Baritz
                                  Facsimile: (954) 739-2476

   with a Copy to:                Blank Rome Tenzer Greenblatt LLP
                                  405 Lexington Avenue
                                  New York, NY 10174
                                  Attention: Michael S. Muliman, Esq.
                                  Facsimile: (212) 885-5001

   If to Parent:                  Talk.com, Inc.
                                  6805 Route 202
                                  New Hope, PA 18938
                                  Attention: Aloysius T. Lawn, IV, Esq.
                                  Executive Vice President -
                                  General Counsel and Secretary
                                  Facsimile: (215) 862-1960

   with a Copy to:                Kelley Drye & Warren LLP
                                  1200 19th Street, N.W., Suite 500
                                  Washington, DC 20036
                                  Attention: Joseph B. Hoffman, Esq.
                                  Facsimile: (202) 955-9792

   If to the Parent Subsidiary:   Aladdin Acquisition Corp.
                                  6805 Route 202
                                  New Hope, PA 18938
                                  Attention: Aloysius T. Lawn, IV, Esq.
                                  Executive Vice President -
                                  General Counsel and Secretary
                                  Facsimile: (215) 862-1960

   with a Copy to:   Kelley Drye & Warren LLP
                     1200 19th Street, N.W., Suite 500
                     Washington, DC 20036
                     Attention: Joseph B. Hoffman, Esq.
                     Facsimile: (202) 955-9792


Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9(g), provided that no such change of address shall be effective until it actually is received by the intended recipient.

     (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED [N ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; except that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the Delaware General Corporation Law, to the extent applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Except as expressly set forth elsewhere in this Agreement, each of Target and Parent shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (l) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The phrase "business day" shall mean any day other than a day on which banks in the State of New York are required or authorized to be closed. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party appoints C-T Corporation (the "Process Agent") as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (A) to the Party to beserved at the address and in the manner provided for the giving of notices in Section 9(g) above or (B) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 9(g) above. Nothing in this
Section 9(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     (q) WAIVER OF JURY TRIAL. EACH OF PARENT, THE PARENT SUBSIDIARY AND TARGET, AND EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the date first above written.

                                        ACCESS ONE COMMUNICATIONS CORP.


                                        By:  /s/ Ken Baritz
                                          -------------------------------------

                                        Name: Ken Baritz
                                        Title: CEO


                                        ALADDIN ACQUISITION CORP.


                                        By:  /s/ Aloysius T. Lawn IV
                                          -------------------------------------

                                        Name: Aloysius T. Lawn IV
                                        Title: EVP    -    General   Counsel   &
                                        Secretary


                                        TALK.COM, INC.


                                        By:  /s/ Aloysius T. Lawn IV
                                          -------------------------------------

                                        Name: Aloysius T. Lawn IV
                                        Title: EVP    -    General   Counsel   &
                                        Secretary

                                                                 EXECUTION COPY


                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is dated as of June 29, 2000, by and among TALK.COM, INC., a Delaware corporation ("Parent"), ALADDIN ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (the "Parent Subsidiary"), and ACCESS ONE COMMUNICATIONS CORP., a New Jersey corporation (the "Target"). Parent, the Parent Subsidiary and the Target are referred to collectively herein as the "Parties.

                                   WITNESSETH:

     WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger dated effective March 24, 2000 (the "Agreement"), pursuant to which Parent will acquire all of the outstanding capital stock of the Target through a merger of the Parent Subsidiary with and into the Target; and

     WHEREAS, the Parties desire to amend the Agreement as provided herein.

     NOW, THEREFORE, the Parties hereby agree as follows:

     1. Amendment to Agreement. Section 6(b)(x) of the Agreement is hereby amended by striking "$17 million" and inserting in lieu thereof "$18 million".

     2. Continuity. (a) Subject to Section 1 hereof, the terms and conditions of the Agreement shall remain in full force and effect.

       (b) Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as amended hereby.

     3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     4. Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same Amendment.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties have executed this Amendment effective the date first above written.

                                        ACCESS ONE COMMUNICATIONS CORP.



                                        By: /s/ Elizabeth Stallings
                                           ------------------------------------

                                        Name: Elizabeth Stallings
                                        Title: President


                                        ALADDIN ACQUISITION CORP.



                                        By: /s/ Aloysius T. Lawn IV
                                           ------------------------------------

                                        Name: Aloysius T. Lawn IV
                                        Title:   EVP   -   General   Counsel   &
                                        Secretary


                                        TALK.COM, INC.



                                        By: /s/ Aloysius T. Lawn IV
                                           ------------------------------------

                                        Name: Aloysius T. Lawn IV
                                        Title:   EVP   -   General   Counsel   &
                                        Secretary

                                                                         ANNEX B



                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement") is dated as of March 24, 2000 by and among TALK.COM, INC., a Delaware corporation ("Parent"), ALADDIN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), ACCESS ONE COMMUNICATIONS CORP., a New Jersey corporation ("Company") and all of the other signatories identified on the signature pages hereto (collectively, the "Stockholder").

                             W I T N E S S E T H:

     WHEREAS, Parent, Company and Parent Subsidiary are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding shares of voting common stock, $0.00 1 par value per share and all derivative securities issued by the Company convertible or exercisable into such Company voting common stock (collectively, the "Common Stock"), of the Company pursuant to a merger of Parent Subsidiary with and into Company (the "Merger");

     WHEREAS, Stockholder collectively owns, as of the date hereof, 15,885,786 shares of Common Stock (the "Existing Shares," and together with any shares of Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, the "Shares") as reflected on Exhibit A attached hereto;

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and in reliance on Stockholder's representations, warranties, covenants and agreements hereunder, Parent and Parent Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

     WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

     1. Agreement to Vote. Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, however taken, Stockholder shall cause the Shares to be present for quorum purposes and to vote at such meeting and shall cause the Shares to be voted in any such consent, and in either case, shall: (a) vote the Shares in favor of the adoption of the Merger Agreement; (b) vote the Shares against any action or agreement that would, or could reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company or its stockholders under the Merger Agreement or that would result in a failure to satisfy any condition on the part of the Company or its stockholders to be satisfied under the Merger Agreement; (c) vote the Shares against any action or agreement that would, or could reasonably be expected to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including but not limited to (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation, involving the Company (a "Business Combination Transaction"),
(ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries, (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent, (iv) any material change in the present capitalization of the Company or (v) any other material change in the corporate structure or business of the Company; and (d) without limiting the foregoing, consult with Parent prior to any such meeting or consent and, in either case, vote the Shares in such manner as is determined by Parent to be in compliance with the provisions of this Section 1. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. In furtherance of this Section 1, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in this Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance on Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Except as otherwise provided for herein, Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 14A:5-19 of the New Jersey Business Corporation Act. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the termination of this Agreement pursuant to Section 4.

     2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Parent Subsidiary with respect to that part of the Existing Shares owned by it as follows:

       2.1 Ownership of Shares. On the date hereof, Stockholder is the sole record and beneficial owner of the Existing Shares, except as set forth on
   Schedule 2.1 attached hereto. For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance with Rule 1 3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date hereof and at the Closing Date, neither Stockholder nor any Affiliate of Stockholder (other than Company) owns or will own, of record or beneficially, solely or jointly with others, (i) any shares of Common Stock other than the Existing Shares and shares of Common Stock acquired on the exercise of employee stock options granted by the Company or warrants issued by the Company (as listed on Schedule 2.1 attached hereto) or (ii) any securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to acquire any shares of Common Stock other than employee stock options granted by Company or warrants issued by the Company (as listed on Schedule 2.1 attached hereto). Except as set forth on Schedule
   2.1 attached hereto, Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

       2.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws and consents or waivers listed on Schedule 2.2 attached hereto, all of which have been obtained, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder or its property is bound.

       2.3 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated herein exclusive of any commission or finder's fees referred to in the Merger Agreement.

     3. Representations and Warranties of Parent and Parent Subsidiary. Each of Parent and Parent Subsidiary represents and warrants to Stockholder as follows:



       3.1 Authority. Each of Parent and Parent Subsidiary has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Parent Subsidiary will not violate or conflict with any other agreement to which it is a party. This Agreement has been duly executed and delivered by each of Parent and Parent Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby by each of Parent and Parent Subsidiary will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws, or (b) constitute a violation of, conflict with or default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Parent Subsidiary is a party or by which either of them or their property is bound.

       3.2 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fee from Parent or Parent Subsidiary in connection with this Agreement or the transactions contemplated herein exclusive of any commission or finder's fees referred to in the Merger Agreement.

     4. Termination. The term of this Agreement commences on the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms. This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement) or
(b) the date 90 days after the termination of the Merger Agreement in accordance with its terms and, in addition, (i) the provisions of Sections 5 and 7 through 17 shall survive any termination of this Agreement, and (ii) the provisions of Sections 2 and 3 shall survive for a period of one year after any termination of this Agreement.

     5. Expenses. Each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

     6. Covenants

       6.1 Except in accordance with the provisions of this Agreement, Stockholder (and the Company, pursuant to Section 6.3 hereof) agrees, prior to the termination of this Agreement as provided in Section 4 above, not to, directly or indirectly:

          (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;
       except that Stockholder may transfer Shares, with the prior written consent of Parent which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s) or other transferee(s) thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding on such trust and the trustee(s) or other transferee(s) thereof, as if such trust and trustee(s) or other transferee(s) were Stockholder. Any action taken in violation of this
       Section 6.1(a) shall be void and of no effect;

          (b) grant any proxies with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

          (c) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) or engage in negotiations or discussions with any person or entity (or group of persons and/or entities) other than Parent or its Affiliates concerning, or provide any non-public information to any person or entity relating, to an Acquisition Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent and Parent
       Subsidiary) to make or implement an Acquisition Proposal. Stockholder will immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation on its part with any parties conducted heretofore with respect to any proposed, potential or contemplated Acquisition Proposal, and will notify Parent promptly if it becomes aware of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company (or its officers, directors, representatives, agents, Affiliates or associates) that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

       6.2 Stockholder agrees, during the term of this Agreement, to notify Parent promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

       6.3 The Company recognizes and agrees to use its best efforts to enforce the transfer restrictions placed on the Shares under this Agreement.

     7. Survival of Representations and Warranties. Except as expressly provided otherwise, all representations, warranties, covenants and agreements made by Stockholder, Parent or Parent Subsidiary in this Agreement shall survive the termination of this Agreement as set forth in Section 4 and any investigation at any time made by or on behalf of any party.

     8. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

                If to Parent or Parent Subsidiary:

                Talk.com, Inc.
                6805 Route 202
                New Hope, Pennsylvania 18938
                Aloysius T. Lawn, IV, Esq.
                Executive Vice President --General Counsel and Secretary Facsimile:(215) 862-1960

                With a copy to:

                Kelley Drye & Warren LLP 1200 19th Street, N.W.
                Suite 500
                Washington, D.C. 20036
                Attention:Joseph B. Hoffman, Esq.
                Facsimile:(202) 955-9792

                If to Stockholder:

                To the address and facsimile number set forth on the signature page opposite such Stockholder's name

                If to Company:

                Access One Communications Corp.
                3427 NW 55th Street
                Fort Lauderdale, FL 33309
                Attention:Kenneth G. Baritz
                Facsimile: (954) 739-2476

                With a copy to:

                Blank Rome Tenzer Greenblatt LLP
                405 Lexington Avenue
                New York, NY 10174
                Attn: Michael S. Mullman, Esq.
                Facsimile: (212) 885-5001

     9. Entire Agreement; Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent, Parent Subsidiary, Company and Stockholder.

     10. Legend. In addition to any other legend that may be required by applicable law, each share certificate representing Shares that are subject to this Agreement shall have endorsed, to the extent appropriate, on its face the following words:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A VOTING AGREEMENT DATED AS OF MARCH __, 2000 (THE "VOTING AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH VOTING AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS AS SET FORTH IN THE VOTING AGREEMENT.

     11. Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     12. Governing Law. Except as expressly set forth below, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

Each party hereto appoints C-T Corporation (the "Process Agent") as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party hereto may make service on any other party by sending or delivering a copy of the process (A) to the party to be served at the address and in the manner provided for the giving of notices in Section 8 above or (B) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 8 above. Nothing in this
Section 12, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF PARENT, PARENT SUBSIDIARY, COMPANY AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     13. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     14. Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     16. Further Assurances. Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     17. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

     IN WITNESS WHEREOF, Parent, Parent Subsidiary, Stockholder and Company have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date and year first above written.

                                        ACCESS ONE COMMUNICATIONS CORP.


                                        By: /s/ Kenneth G. Baritz
                                          -------------------------------------

                                        Name: Kenneth G. Baritz
                                        Title: CEO


                                        ALADDIN ACQUISITION CORP.


                                        By: /s/ Aloysius T. Lawn IV
                                          -------------------------------------

                                        Name: Aloysius T. Lawn IV
                                        Title:


                                        TALK.COM, INC.


                                        By: /s/ Aloysius T. Lawn IV
                                          -------------------------------------

                                        Name:
                                        Title:



                                                   /s/ Kenneth G. Baritz
           6558 Landings Ct.             ----------------------------------------
            Boca Raton, FL 33496                     Kenneth G. Baritz
                                                      /s/ Kevin Griffo
           3837 Norbury Ct.              ----------------------------------------
           Orlando, FL 32835                            Kevin Griffo
                                                   /s/ William M. Rogers
-----------------------------------      ----------------------------------------

                                                    /s/ Frank G. Rogers
-----------------------------------      ----------------------------------------

                                                    /s/ Robert J. Rogers
-----------------------------------      ----------------------------------------



                                                   /s/ Michael E. Burman
-----------------------------------      ----------------------------------------

                                                     /s/ Leonard Baritz
-----------------------------------      ----------------------------------------

                                                      /s/ Lynn Minella
-----------------------------------      ----------------------------------------

                                                       /s/ W. Minella
-----------------------------------      ----------------------------------------
                                                   Pursuit Holding Corp.
                                                   by Wesly Minella, CEO
                                                      /s/ Paul H. Riss
-----------------------------------      ----------------------------------------
                                                 eLEC Communications Corp.
                                                    by Paul H. Riss, CEO
          MCG Finance Corporation
           1100 Wilson Blvd.
             Arlington, VA 72209                    /s/ Steven F. Tunney
-----------------------------------      ----------------------------------------
                                                          COO/CFO


                                    EXHIBIT A

STOCKHOLDER                                             NUMBER OF SHARES
------------------------------------                    -----------------
eLEC Communications, Inc. ............................     3,930,000
Kenneth G. Baritz ....................................     2,815,000
Wesly Minella ........................................     1,117,500
Lynn Minella .........................................       680,000
Joel Dupre ...........................................       306,000
Kevin Griffo .........................................       300,000
Michael Burman .......................................       300,000
Len Baritz ...........................................       200,000
Bill Rogers ..........................................     1,992,503
Frank Rogers .........................................       971,953
Bob Rogers ...........................................       728,965
Christian Rogers .....................................       242,988
William Rogers II ....................................       242,988
MCG Credit Corporation ...............................    2,057,889 *

* Warrants

                                  SCHEDULE 2.1
                                      NONE.

                                  SCHEDULE 2.2
                                      NONE.

                                                                         ANNEX C


                            INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made effective March 24, 2000 by and among Talk.com, Inc., a Delaware corporation, ("Purchaser") and Access One Communications Corp., a New Jersey corporation (the "Company" or the "Surviving Corporation").

     WHEREAS, Purchaser, Aladdin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Subsidiary"), and the Company entered into an Agreement and Plan of Merger dated March 24, 2000 (the "Merger Agreement"), providing for the merger of Merger Subsidiary with and into the Company (the "Merger").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and as an inducement to consummate the Merger, the parties hereto hereby agree as follows:

     1. Defined Terms. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     2. Indemnification by the Company and the Stockholders.

     (a) Subject to the limitations of Section 2(b), the Company, prior to the Effective Time agrees, and all of the holders of the Company's securities (including but not limited to holders of capital stock, warrants and/or options) (the "Stockholders"), jointly and severally, after the Effective Time agree, to indemnify in full Purchaser, Merger Subsidiary and the Company and their respective officers, directors, employees, agents and shareholders (collectively, the "Purchaser Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), actually incurred or paid (collectively, "Losses"), which Purchaser Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of the Company contained in the Merger Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Company pursuant to the terms of the Merger Agreement or otherwise referenced or incorporated in the Merger Agreement (collectively, the "Company Documents") or
(ii) any breach of, or failure to perform, any agreement or covenant of the Company or the Stockholders contained in the Merger Agreement, the Voting Agreement, this Agreement or any of the Company Documents (collectively, "Purchaser Losses").

     (b) The Company and the Stockholders will be liable to the Purchaser Indemnified Parties for any Purchaser Losses (i) only if Purchaser Indemnified Parties deliver to the Company and the Stockholders written notice, setting forth in reasonable detail the identity, nature and amount of Purchaser Losses related to such claim or claims prior to the first anniversary of the Effective Time and (ii) only if the aggregate amount of all Purchaser Losses exceeds One Million Dollars ($1,000,000) (the "Basket Amount"), in which case the Company and the Stockholders shall be obligated to indemnify the Purchaser Indemnified Parties for the excess of the aggregate amount of all such Purchaser Losses over the Basket Amount. A Purchaser Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Purchaser Indemnified Party or any basis for the Company or the Stockholders to assert that a Purchaser Indemnified Party did not comply with the terms of this Section 2 sufficient to cause the Purchaser
Indemnified Party to have waived its rights under this Section 2. Notwithstanding the foregoing, the Company and the Stockholders shall not be liable for Purchaser Losses that cannot be satisfied from the proceeds of Parent Shares held pursuant to the Escrow Agreement.

     3. Indemnification by Purchaser.

     (c) Subject to the limitations of Section 3(b), Purchaser agrees to indemnify in full the Stockholders (collectively, the "Stockholder Indemnified Parties") and hold them harmless against any Losses which any of the Stockholder Indemnified Parties may suffer, sustain or become subject to prior to the first anniversary of the Effective Time: (i) as a result of any misrepresentation in any of the representations and warranties of Purchaser and Merger Subsidiary contained in the Merger Agreement and (ii) as a result of any breach of, or failure to perform, any agreement of Purchaser or Merger Subsidiary contained in the Merger Agreement (collectively, "Stockholder Losses").

     (d) Purchaser will be liable to the Stockholder Indemnified Parties for any Stockholder Losses only if Stockholder Indemnified Parties deliver to Purchaser written notice, setting forth in reasonable detail the identity, nature and amount of Stockholder Losses related to such claim or claims prior to the first anniversary of the Effective Time. A Stockholder Indemnified Party's failure to provide the detail required by the preceding sentence shall not constitute either a breach of this Agreement by the Company or the Stockholders or any basis for Purchaser to assert that the Company or the Stockholders did not comply with the terms of this Section 3 sufficient to cause either the Company or the Stockholders to have waived their rights under this Section 3.

     4. Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Stockholder Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

     (e) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for liabilities (or the related costs or expenses of which) are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claims provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that answer to such Claims is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall have the right to contest and defend (but not settle) such Claim.

     (f) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claims, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party (or the principal individuals involved in the case of the Stockholders) will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers or principal individuals within sixty (60) days after the delivery of the Notifying Party's notice of such claims, such dispute shall be resolved fully and finally by an arbitrator selected pursuant to, and an arbitration governed by the Commercial Arbitration Rules of the American Arbitration
Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment on the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

     (g) After the Closing, the rights set forth in this Agreement and the Escrow Agreement shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in the Merger Agreement or this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with the Merger Agreement or this Agreement and the Related
Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     5. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement for any reason is held to be unenforceable although applicable in accordance with its terms, the Stockholders, jointly and severally, agree to contribute the Escrow Amount to satisfy the Purchaser Losses.

     6.   Counterparts.   This   Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7. No Third-Party Beneficiaries. Notwithstanding any term or provision of this Agreement, this Agreement does not create any right of subrogation or enforcement on the part of (and shall not inure to the benefit of) any person other than the parties hereto or their respective successors and permitted assigns.

     8. Governing Law; Forum; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each of the parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party appoints C-T Corporation (the "Process Agent") as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (A) to the party to be served at the address and in the manner provided for the giving of notices in
Section 10 below or (B) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10 below. Nothing in this Section 8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)
ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     9. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that in the event of the death of any Stockholder, such Stockholder's estate, personal representatives, executors, heirs and legatees shall be bound hereby as if a party hereto.

     10. Notices. Any notices required to be given hereunder shall be delivered in accordance with Section 9(g) of the Merger Agreement, with notices to the Stockholders being sent to the respective addresses specified on the signature pages hereof.

     11. Entire Agreement. This Agreement (together with the Merger Agreement and the Related Documents) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     12. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date first set forth above.

                                        TALK.COM, INC.


                                        By: /s/ Aloysius T. Lawn IV
                                           ------------------------------------

                                        Its: EVP - General Counsel & Secretary


                                        ACCESS ONE COMMUNICATIONS CORP.


                                        By: /s/ K. Baritz
                                           ------------------------------------

                                        Its: CEO

                                                                         ANNEX D



                                     FORM OF
                                ESCROW AGREEMENT

     This  ESCROW AGREEMENT (the "Agreement") is dated effective       , 2000 by
and   among   TALK.COM,   INC.,   a  Delaware  corporation  ("Parent"),  ALADDIN
ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), ACCESS ONE COMMUNICATIONS CORP., a New Jersey corporation (the "Target"), KENNETH G. BARITZ (the "Representative"), and , (the "Escrow Agent").

                              W I T N E S S E T H

     WHEREAS, Parent, Parent Subsidiary and Target entered into an Agreement and Plan of Merger dated March 24, 2000 (the "Merger Agreement"), pursuant to which Parent agreed to acquire all of the outstanding shares of voting common stock, $0.00 1 par value per share (the "Common Stock"), of the Target pursuant to a merger of Parent Subsidiary with and into Target (the "Merger");

     WHEREAS, at and as of the effective time of the Merger each holder of Common Stock, including holders of warrants convertible into Common Stock, will be converted into the right to receive a certain number of Parent's common stock, par value $0.01 per share (the "Parent Shares");

     WHEREAS, certain indemnification obligations exist under the Merger Agreement and the Indemnification Agreement (as defined in the Merger Agreement) and these indemnification obligations are secured by the pledge of the amount of Parent Shares as provided in the Merger Agreement (constituting 10% of the Merger Consideration) and identified on Exhibit A attached hereto and incorporated herein (the "Pledged Stock") by the holders thereof ("Pledgees"); and

     WHEREAS, to provide for the appropriate administration of the Pledged Stock, Target, Parent and Parent Subsidiary desire to establish an escrow account with the Escrow Agent subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Parent Subsidiary, Target and the Escrow Agent (collectively, the "Parties" and sometimes, individually, a "Party"), intending to be legally bound, hereby agree as follows:

     1. Appointment. Parent, Parent Subsidiary and Target hereby appoint the Escrow Agent as escrow agent, and the Escrow Agent hereby accepts such appointment, on the terms and conditions set forth herein. Target hereby appoints the Representative to act as the agent of the holders of the Pledged Stock hereunder, which Representative shall have full authority to act on behalf of the Pledgees with respect to the Pledged Stock for purposes of this Agreement and the Indemnification Agreement.

     2. Establishment of Escrow.

     (a) Concurrently herewith, Target is depositing stock certificates and warrant certificates representing the Pledged Stock with the Escrow Agent, together with stock powers executed in blank related thereto.

     (b) The Escrow Agent shall hold and disburse the Pledged Stock deposited with the Escrow Agent under this Agreement (the "Escrow Stock") pursuant to and in accordance with this Agreement.

     (c) The Escrow Agent shall disburse Escrow Stock only when and to the extent required by Section 3 hereof.

     3. Release from Escrow. Escrow Period.

     (a) Parent and Parent Subsidiary may at any time, and from time to time, prior to the termination of this Agreement deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Stock to any person (including Parent and Parent Subsidiary) in the amounts specified therein for the purpose (but only for the purpose) of satisfying any obligation based on, arising from or in connection with all claims for indemnification asserted in writing by the Parent, Parent Subsidiary or Surviving Corporation pursuant to the Indemnification Agreement. Promptly after receipt of these instructions and in any event within 3 business days thereafter, the Escrow Agent shall send a copy of these instructions to Representative and shall notify Parent and Parent Subsidiary in writing of the date on which this copy was sent. On the fifteenth business day after delivery of these instructions to Representative, and provided that the Representative has not objected to such notice in writing delivered to both the Parent and Escrow Agent and the dispute has not been resolved as provided in the
Indemnification Agreement, Escrow Agent shall release to Parent and Parent Subsidiary all or part of the Escrow Stock in accordance with these instructions. All such disputes shall be resolved as provided in the Indemnification Agreement.

     (b) On or promptly after , 2001, or, if earlier, on the date on which the Representative, Parent and Parent Subsidiary deliver to the Escrow Agent a written statement that no further liability exists pursuant to the Merger Agreement, the Escrow Agent shall disburse to the Pledgees all Escrow Stock then held by it (i) less any amounts which it shall have then previously been instructed to disburse pursuant to Section 3(a) hereof but shall not have disbursed for any reason.

     (c) Upon receipt by the Escrow Agent from time to time and at any time during the term of this Agreement of joint written instructions executed by the Representative, Parent and Parent Subsidiary or a court order or arbitration award directing disbursement of Escrow Stock, the Escrow Agent shall promptly disburse Escrow Stock then held by it to the persons and in the amounts specified therein.

     (d) Notwithstanding anything contained herein to the contrary, the Escrow Agent shall not be required at any time to disburse more than the aggregate amount of Escrow Stock then held by it.

     (e) Nothing contained herein shall obligate or be construed to obligate the Representative, Parent and Parent Subsidiary to submit any dispute or claim to arbitration.

     (f) This Agreement, except Sections 4, 5 and 6, shall terminate on disbursement of all Escrow Stock.

     4. Responsibilities and Duties of Escrow Agent.

     (a) The Escrow Agent shall not incur any liability for following the instructions herein contained or provided for in any written instructions given jointly by the Representative, Parent and Parent Subsidiary. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, shall fail to receive written instructions or shall receive instructions, claims or demands from any other Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other Parties or by a final order or judgment of a court of competent jurisdiction.

     (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting on any written notice, instruction or request furnished to it hereunder. The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other material presented to or deposited with it nor any liability for any action taken, suffered or omitted in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper party or parties.

     (c) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred on it by this Agreement. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the opinion of such counsel.

     (d) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings that may be instituted against it by third parties with respect to the subject matter of this Agreement. If the Escrow Agent does elect to act it will do so only to the extent that it is indemnified to its satisfaction against the cost and expense of such defense or initiation.

     (e) The duties and responsibilities of the Escrow Agent are those herein specifically provided and no other. The Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of the Merger Agreement or of any other agreement or instrument, other than this Agreement. Its duties are ministerial in nature and the Escrow Agent shall not incur any liability whatsoever other than for its own willful misconduct or gross negligence.

     5. Indemnification. Parent, Parent Subsidiary and the Representative on behalf of the Pledgees hereby, jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its duties, obligations or performance as escrow agent under this Agreement, except as caused by its gross negligence or willful misconduct, including the legal costs and expenses of defending itself against or initiating any claim or liability in connection with its performance hereunder. The terms of this paragraph shall survive the termination of (i) this Agreement and, (ii) with respect to claims arising in connection with the Escrow Agent's duties while acting as such, the resignation or removal of the Escrow Agent.

     6. Expenses of Escrow Agent. The Representative on behalf of the Pledgees, Parent and Parent Subsidiary, jointly and severally, agree to pay or reimburse the Escrow Agent on request for all expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder.

     7. Discharge and Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving the Representative, Parent and Parent Subsidiary at least 30 days prior notice in writing of such resignation, but such resignation shall not be effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Representative, Parent and Parent Subsidiary the Escrow Stock on presentation of the document appointing the successor escrow agent and its acceptance thereof whereupon all of the Escrow Agent's duties and obligations hereunder shall cease and terminate. If no successor escrow agent is so appointed within the 30 day period following such notice of resignation, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent.

     8. Notice. All notices required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by registered or certified mail, postage prepaid, and shall be addressed as follows:

       When Escrow Agent is the intended recipient:

            [NAME AND ADDRESS]
            Attention:

       If to Parent or Parent Subsidiary:
            Talk.com, Inc.
            6805 Route 202
            New Hope, PA 18938
            Attention: Aloysius T. Lawn, IV, Esq.
            Executive Vice President -- General Counsel and Secretary
            Facsimile: (215) 862-1960

       With a copy to

            Kelley Drye & Warren LLP 200 19th Street, N.W.
            Suite 500
            Washington, D.C. 20036
            Attention: Joseph B. Hoffman, Esq.
            Facsimile:  (202) 955-9792

       When the Pledgees or the Representative are the intended recipients:

            Kenneth G. Baritz
            3427 NW 55th Street
            Fort Lauderdale, FL
            Facsimile: (954) 739-2476

     A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Section 8 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been delivered to the addressee as indicated by the return receipt.

     9. Entire Agreement; Binding Effect; Assignment. The terms and provisions of this Agreement together with the Indemnification Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Parties. In the case of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of this Agreement shall govern.

     10. Amendments. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other Parties and, if its rights, duties, immunities or indemnities as Escrow Agent are affected thereby, unless it shall have given its prior written consent thereto.

     11. Governing Law; Jurisdiction. Except as expressly set forth below, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party appoints C-T Corporation (the "Process Agent") as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (A) to the Party to be served at the address and in the manner provided for the giving of notices in Section 8 above or (B) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 8 above. Nothing in this
Section 11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF PARENT, PARENT SUBSIDIARY, TARGET,

REPRESENTATIVE (ON BEHALF OF PLEDGEES) AND ESCROW AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR
OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     12. Headings; Counterparts. The headings in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts.

     13. No Modification of Merger Agreement. Except as expressly provided herein, the rights and obligations of Parent, Parent Subsidiary and Target in this Agreement shall in no way affect their respective rights and obligations under the Merger Agreement.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective the date first above written.

                                        ACCESS ONE COMMUNICATIONS CORP.


                                       By:
                                          -------------------------------------

                                        Name:
                                        Title:



                                        ALADDIN ACQUISITION CORP.


                                       By:
                                          -------------------------------------

                                        Name:
                                        Title:



                                        TALK.COM, INC.


                                       By:
                                          -------------------------------------

                                        Name:
                                        Title:


                                      ----------------------------------------
                                        Kenneth G. Baritz (as Representative)

                                        [ESCROW AGENT]


                                       By:
                                          -------------------------------------

                                        Name:
                                        Title:

                                    EXHIBIT A


PLEDGEE       NUMBER OF SHARES OF PLEDGED STOCK
----------   ----------------------------------
             *
*Warrants

                                                                         ANNEX E


BEAR STEARNS                                           BEAR,  STEARNS & CO. INC.


                                                                245 PARK AVENUE
                                                       NEW YORK, NEW YORK 10167
                                                             TEL: (212) 272-2000


                                                               ATLANTA o BOSTON
                                                 CHICAGO o DALLAS o LOS ANGELES
                                                        NEW YORK o SAN FRANCISCO


                                            SAO PAULO o LONDON o PARIS o GENEVA
                                         BEIJING o HONG KONG o SHANGHAI o TOKYO


March 24, 2000


The Board of Directors
Talk.com, Inc.
6805 Route 202
New Hope, PA 18938

Members of the Board:

     We understand that Talk.com, Inc. ("Talk.com") and Access One Communications Corp. ("Access One") propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which a newly-formed subsidiary of Talk.com will be merged with and into Access One (the "Merger"), and Access One will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of Talk.com. We further understand that, pursuant to the Agreement, each outstanding share of common stock, par value $0.001 per share, of Access One ("Access One Common Stock") shall be converted into and become exchangeable for 0.571428 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Talk.com ("Talk.com Common Stock"). In addition, all Stock Rights to purchase shares of Access One Common Stock shall be converted into an equivalent Stock Right to purchase shares of Talk.com Common Stock, subject to adjustment based on the Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Agreement, a copy of which has been provided to us. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.

     You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Talk.com Common Stock.

     In the course of performing our review and analyses for rendering this opinion, we have:

   o reviewed the Agreement in substantially final form;

   o reviewed Talk.com's (i) Annual Reports on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 and a draft of Form 10-K for the year ending December 31, 1999, and (ii) Current Reports on Form 8-K filed during the three calendar years ended December 31, 1999 and through March 23, 2000;

   o reviewed Access One's (i) audited financial statements for the fiscal years ended October 31, 1997, October 31, 1998 and October 31, 1999 and (ii) interim unaudited financial statements through January 31, 2000;

Talk.com, Inc.
March 24, 2000
Page 2

   o reviewed certain operating and financial information related to Talk.com's business and prospects on a standalone basis, including certain projections for the ten year period through December 31, 2009, prepared and provided to us by Talk.com's management;

   o reviewed certain operating and financial information related to Access One's business and prospects on a standalone basis, prepared and provided to us by Access One's management, and certain projections for the ten year period through December 31, 2009 relating to Access One, prepared and provided to us by Talk.com's management;

   o reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Talk.com's management;

   o met with certain members of Talk.com's and Access One's senior management to discuss each company's respective business, operations, historical and projected financial results and future prospects as well as certain estimates of revenue enhancements, cost savings and other combination benefits for the combined company expected to result from the Merger;

   o reviewed the historical prices, trading multiples and trading volumes of the shares of Talk.com Common Stock;

   o reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Talk.com and Access One;

   o reviewed the terms of recent precedent mergers and acquisitions involving companies which we deemed generally comparable to Access One;

   o performed discounted cash flow analyses relating to each of Talk.com and Access One on a standalone basis and also on a pro forma combined basis, both including and excluding the estimated combination benefits;

   o reviewed  the  pro  forma  financial  results,   financial   condition  and
     capitalization of Talk.com on a pro forma basis giving effect to the Merger; and

     o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation certain projections and estimates of combination benefits, provided to us by Talk.com and Access One. With respect to such projections and estimated combination benefits that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Talk.com and Access One as to the expected future performance of each of Talk.com and Access One on a standalone basis as well as Talk.com on a pro forma basis giving effect to the Merger. We have not independently verified any such information or the projections and estimates of combination benefits provided to us, and we have further relied upon the assurances of the senior managements of Talk.com and Access One that they are unaware of any facts that would make the information, projections and estimated combination benefits provided to us incomplete or misleading.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Talk.com or Access One, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 3 68(a) of the Internal Revenue Code. We also have assumed that the Merger will be consummated in a timely manner and in accordance with the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Talk.com or Access One or Talk.com on a pro forma basis giving effect to the Merger. You have informed us that the Merger will be treated for accounting purposes as a purchase transaction.

     We do not express any opinion as to the price or range of prices at which the shares of Talk.com Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of Talk.com Common Stock may trade subsequent to the consummation of the Merger.

Talk.com, Inc.
March 24, 2000
Page 3

     We have acted as a financial advisor to Talk.com in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Bear Stearns has been previously engaged by TaIk.com to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Talk.com for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Talk.com and does not constitute a recommendation to the Board of Directors of Talk.com or any holders of shares of Talk.com Common Stock as to how to vote in connection with the Merger. This opinion does not address Talk.com's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement I prospectus to be distributed to the holders of shares of Talk.com Common Stock in connection with the Merger and in filings to be made by Talk.com with the Securities and Exchange Commission. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Talk.com Common Stock.


Very truly yours,


BEAR, STEARNS & CO. INC.



By: /s/ James A. Ferency
     ----------------------------------------
     Senior Managing Director

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such
Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made with respect thereto unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify present or former directors and officers who are successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Article VI of the Bylaws of Talk.com provides for indemnification of its directors and executive officers to the maximum extent permitted by the DGCL. Additionally, Talk.com has entered into indemnification agreements with certain of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of Talk.com's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other employee against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. Talk.com has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

     Talk.com has agreed in the merger agreement to honor provisions for indemnification of the directors and officers of Access One contained in the Certificate of Incorporation and Bylaws of Access One, with respect to actual or threatened actions, suits, claims or proceedings arising out of any events, acts or omissions that are specifically identified in the schedules to the merger agreement.

     Under the indemnification agreement, Access One and the holders of its common stock and of warrants and options for its common stock have agreed to jointly and severally indemnify Talk.com, Aladdin Acquisition Corp., Access One and their respective officers, directors, employees, agents and shareholders against liabilities and losses resulting from (i) any misrepresentations in any of the representations, and warranties of Access One contained in the merger agreement or in other documents delivered in connection with the merger agreement or (ii) any breach of, or failure to perform, any agreement or covenant of Access One or its stockholders contained in the merger agreement or other documents executed in connection with the merger agreement. The indemnification is limited to liabilities and losses of such indemnified parties exceeding $1,000,000 in the aggregate, and which occur and are claimed by such parties within one year after the merger with a maximum of up to the value of the shares in escrow. In addition, Talk.com has agreed in the indemnification agreement to indemnify the holders of Access One's common stock or warrants or options for its common stock against liabilities and losses occurring within one year after the merger resulting from (i) any misrepresentations in any of the representations and warranties of Talk.com and Aladdin Acquisition Corp. contained in the merger agreement or (ii) any breach of, or failure to perform, any agreement or covenant of Talk.com or Aladdin Acquisition Corp. contained in the merger agreement. The indemnification is limited to liabilities and losses of such holders which occur and are claimed by them within one year after the merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) List of Exhibits

     EXHIBIT
     NUMBER                           DESCRIPTION
--------------   ---------------------------------------------------------------
     2.1           Agreement and Plan of Merger,  dated as of March 24, 2000, by and among Talk.com Inc., Aladdin Acquisition Corp. and Access
                   One Communications Corp., and Amendment thereto,  dated as of
                   June  __,  2000  (included  as  Annex  A to the  Joint  Proxy
                   Statement/Prospectus    contained   in   this    Registration
                   Statement).

    3.1(i)         Composite  form  of  Amended  and  Restated   Certificate  of
                   Incorporation  of Talk.com Inc., as amended through April 26,
                   1999  (incorporated  by  reference to Exhibit 3.1 to Talk.com
                   Inc.'s  Quarterly  Report on Form 10-Q for the quarter  ended
                   March 31, 1999).

    3.1(ii)        Bylaws of Talk.com Inc. (incorporated by reference to Exhibit
                   3.2 to Talk.com  Inc.'s  Registration  Statement  on Form S-1
                   (File No. 33-94940)).

    3.2(i)         Certificate  of  Incorporation  of Access One  Communications
                   Corp. (filed herewith).

    3.2(ii)        Bylaws of Access One Communications Corp. (filed herewith).

     3.3           Certificate of  Designation of Series A Junior  Participating
                   Preferred  Stock of  Talk.com  Inc.  dated  August  27,  1999
                   (incorporated  by  reference  to  Exhibit  A to  Exhibit 1 to
                   Talk.com Inc.'s Registration  Statement on Form 8-A (File No.
                   000-26728)).

     4.1 Specimen of Talk.com Inc. common stock certificate (filed herewith).

     5.1 Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered (filed herewith).

     8.1           Opinion  of  Blank  Rome  Tenzer   Greenblatt  LLP  regarding
                   material  federal  income tax  consequences  relating  to the merger (filed herewith).

    10.1           Voting  Agreement,  dated as of March 24, 2000,  by and among
                   Talk.com  Inc.,  Aladdin  Acquisition  Corp.  and  Access One
                   Communications  Corp. (included as Annex B to the Joint Proxy
                   Statement/Prospectus    contained   in   this    Registration
                   Statement).

  EXHIBIT
  NUMBER                               DESCRIPTION
----------   -------------------------------------------------------------------
 10.2         Indemnification  Agreement,  effective  as of  March  24,  2000 by
              Talk.com  Inc. and Access One  Communications  Corp.  (included as
              Annex C to the Joint Proxy Statement/ Prospectus contained in this
              Registration Statement).

 10.3         Form of Escrow Agreement  effective  _________,  2000 by and among
              Talk.com   Inc.,   Aladdin   Acquisition   Corp.  and  Access  One
              Communications  Corp.  (included  as  Annex D to the  Joint  Proxy
              Statement/Prospectus contained in this Registration Statement).

 10.4         Services  Agreement dated as of March 24, 2000, between Access One
              Communications Corp. and Talk.com Holding Corp., Inc. (filed herewith).

 10.5         Employment  Agreement  between Talk.com Inc. and Kenneth G. Baritz
              (filed herewith).

 10.6         Confidentiality  Agreement  dated  as of March  8,  2000,  between
              Talk.com  Inc.  and  Access  One   Communications   Corp.   (filed
              herewith).

 10.7         Employment  Agreement dated as of March 24, 2000, between Talk.com
              Inc. and Kevin Griffo (filed herewith).

10.8          Employment  Agreement  between Talk.com Inc. and Aloysius T. Lawn,
              IV dated  October 13, 1998  (incorporated  by reference to Exhibit
              10.3 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.9         Employment   Agreement   between   Talk.com  Inc.  and  Edward  B.
              Meyercord,  III  (incorporated  by  reference  to Exhibit  10.6 to
              Talk.com  Inc.'s  Annual  Report on Form  10-K for the year  ended
              December 31, 1996).

 10.10        Indemnification  Agreement  between  Talk.com Inc. and Aloysius T.
              Lawn, IV  (incorporated  by reference to Exhibit 10.12 to Talk.com
              Inc.'s  Annual  Report  on Form  10-K for the  fiscal  year  ended
              December 31, 1995)

 10.11        Indemnification  Agreement  between  Talk.com  Inc.  and Edward B.
              Meyercord,  III  (incorporated  by reference  to Exhibit  10.12 to
              Talk.com Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

 10.12        Tel-Save   Holdings,   Inc.  1995   Employee   Stock  Option  Plan
              (incorporated  by  reference to Exhibit  10.15 to Talk.com  Inc.'s
              Registration Statement on Form S-1 (File No. 33-94940)).

 10.13        Telecommunications Marketing Agreement by and among Talk.com Inc.,
              Tel-Save,  Inc. and America  Online,  Inc, dated February 22, 1997
              (incorporated  by  reference to Exhibit  10.32 to Talk.com  Inc.'s
              Annual Report on Form 10-K for the year ended December 31, 1996).+

 10.14        Amendment   No.  1,  dated  as  of  January  25,   1998,   to  the
              Telecommunications  Marketing  Agreement  dated as of February 22,
              1987 by and  among  Talk.com  Inc.,  Tel-Save,  Inc.  and  America
              Online,  Inc.  (incorporated  by  reference  to  Exhibit  10.31 to
              Talk.com  Inc.'s  Annual  Report on Form  10-K for the year  ended
              December 31, 1997).+

 10.15        Amendment  No.  2,  dated  May  14,  1998,  among  Talk.com  Inc.,
              Tel-Save, Inc. and America Online, Inc., which amends that certain
              Telecommunications  Marketing Agreement,  dated as of February 22,
              19997,  as corrected and amended by letter,  dated April 23, 1997, and  amended  by an  Amendment  No.  1,  dated  January  25,  1998
              (incorporated  by  reference  to Exhibit  10.1 to Talk.com  Inc.'s
              Quarterly Report on Form 10-Q dated August 14, 1998).+

 10.16        Amendment No. 3,  effective as of October 1, 1998,  among Talk.com
              Inc.,  Tel-Save,  Inc. and America Online, Inc., which amends that
              certain  Telecommunications   Marketing  Agreement,  dated  as  of
              February 22, 1997, as corrected and amended by Letter, dated April
              23,  1997,  and amended by an Amendment  No. 1, dated  January 25,
              1998, and an Amendment No. 2 dated May 14, 1998  (incorporated  by reference to Exhibit  10.22 to Talk.com  Inc.'s  Annual  Report on
              Form 10-K for the year ended December 31, 1998).+

  EXHIBIT
   NUMBER                                 DESCRIPTION
----------    ------------------------------------------------------------------
 10.17        Letter dated August 25, 1999 from America Online, Inc. to Talk.com
              Inc. (incorporated by reference to Exhibit 99.2 to Talk.com Inc.'s
              Current Report on Form 8-K dated August 27, 1999).

 10.18        Indenture dated as of September 9, 1997 between  Talk.com Inc. and
              First  Trust of New  York,  N.A.  (incorporated  by  reference  to
              Exhibit 4.3 to Talk.com Inc.'s registration  statement on Form S-3
              (SEC File No. 333-30787)).

 10.19        Indenture dated as of December 10, 1997 between  Talk.com Inc. and
              First  Trust of New  York,  N.A.  (incorporated  by  reference  to
              Exhibit 10.34 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).

 10.20        Employment  Agreement,  dated as of  November  13,  1998,  between
              Talk.com Inc. and Gabriel  Battista  (incorporated by reference to
              Exhibit 10.1 to Talk.com  Inc.'s  Current Report on Form 8-K dated
              January 20, 1999).

 10.21        Indemnification  Agreement, dated as of December 28, 1998, between
              Talk.com Inc. and Gabriel  Battista  (incorporated by reference to
              Exhibit 10.2 to Talk.com  Inc.'s  Current Report on Form 8-K dated
              January 20, 1999).

 10.22        Stock Option  Agreement,  dated as of November  13, 1998,  between
              Talk.com Inc. and Gabriel  Battista  (incorporated by reference to
              Exhibit 10.3 to Talk.com  Inc.'s  Current Report on Form 8-K dated
              January 20, 1999).

 10.23        Stock Option  Agreement,  dated as of November  13, 1998,  between
              Talk.com Inc. and Gabriel  Battista  (incorporated by reference to
              Exhibit 10.4 to Talk.com  Inc.'s  Current Report on Form 8-K dated
              January 20, 1999).

 10.24        Severance  Agreement,  dated  as of  December  31,  1998,  between
              Talk.com Inc. and Daniel  Borislow  (incorporated  by reference to
              Exhibit 10.5 to Talk.com  Inc.'s  Current Report on Form 8-K dated
              January 20, 1999).

 10.25        Exchange Agreement,  dated as of December 31, 1998, among Talk.com
              Inc.,  Tel-Save,  Inc., and Mark Ravel, as Trustee of that certain
              D&K   Grantor   Retained   Annuity   Trust  dated  June  15,  1998
              (incorporated  by  reference  to  Exhibit  10.7  to the  Company's
              Current Report on Form 8-k dated January 20, 1999).

 10.26 Modification of the Exchange Agreement, dated ___, 1999, by and among Talk.com Inc., Tel-Save, Inc. and Mark Pavol (incorporated by reference to Exhibit 10.34 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1998).

 10.27 Registration Rights Agreement, dated as of December 31, 1998, among Talk.com Inc., Daniel Borislow, mark Pavol, as Trustee of that certain D&K Grantor Retained Annuity Trust, dated June 15,
              1998 and the Trustee of that certain D&K Grantor  Retained Annuity
              Trust II  (incorporated  by  reference to Exhibit 10.8 to Talk.com
              Inc. Current Report on Form 8-K dated January 20, 1999).

 10.28        Amendment of Registration  Rights  Agreement dated as of March 18,
              1999, by and among  Talk.com Inc.,  Daniel M.  Borislow,  and Seth
              Tobias  (incorporated  by reference  to Exhibit  10.36 to Talk.com
              Inc.'s annual Report on Form 10-K for the year ended  December 31,
              1998).

 10.29        Amendment of Registration  Rights  Agreement dated as of March 18,
              1999, by and among Talk.com Inc. and Mark Pavol (incorporated by reference to Exhibit 10.37 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1998).

 10.30 1998 Long-Term Incentive Plan of Talk.com Inc. (incorporated by reference to Exhibit 10.14 to Talk.com Inc.'s Current Report on
              Form 8-K dated January 20, 1999).

 10.31        2000 Long-Term Incentive Plan of Talk.com Inc. (filed herewith)

  EXHIBIT
   NUMBER                              DESCRIPTION
-----------   ------------------------------------------------------------------
 10.32        Investment Agreement, dated as of December 31, 1998, as amended on
              February 22, 1999, among Talk.com Inc., America Online, Inc., and, solely for  purposes of  Sections  4.5,  4.6 and 7.3 (g)  thereof,
              Daniel Borislow,  and solely for purposes of Section 4.12 thereof,
              Tel-Save,  Inc., and the D&K Retained Annuity Trust dated June 15,
              1998 by Mark Pavol. Trustee  (incorporated by reference to Exhibit
              10.41 to Talk.com  Inc.'s  Annual Report on Form 10-K for the year ended December 31, 1998).

 10.33 Registration Rights Agreement, dated as of January 5, 1999, between Talk.com Inc. and America Online, Inc. (incorporated by reference to Exhibit 10.42 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1998).

 10.34        Sublease Agreement, dated January ___, 1997, by and between Gemini
              Air Cargo, LLC and RMS International, Inc. (incorporated by reference to Exhibit 10.43 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1998).

 10.35 Sublease Agreement, dated as of January 20, 1999, by and between RMS International and Tel-Save, Inc. (incorporated by reference to
              Exhibit 10.44 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.36        Lease by and  between  Aetna Life  Insurance  Company  and Potomac
              Financial  Group,  L.L.C.  (incorporated  by  reference to Exhibit
              10.45 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.37 Agreement, effective as of February 28, 1999, by and among Talk.com Inc., Communication Telesystems International, d.b.a.
              WorldxChange Communications,  Tel-Save, Inc., Mark Pavol, Roger B.
              Abbott and Rosalind Abbot, and Edward Soren (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form
              10-K for the year ended December 31, 1998).

 10.38 Form of Indemnification Agreement, dated as of January 5, 1999, for each of George Vinall, Michael Ferzacca and Norris M. Hall,
              III (incorporated by reference to Exhibit 10.50 to Talk.com Inc.'s
              Annual Report on Form 10-K for the year ended December 31, 1998).

 10.39        Form of Non-Qualified Stock Option Agreement, dated as of December
              16, 1998, for each of George Vinall,  Michael  Ferzacca and Norris
              M. Hall,  III  (incorporated  by  reference  to  Exhibit  10.51 to
              Talk.com  Inc.'s  Annual  Report on Form  10-K for the year  ended
              December 31, 1998).

 10.40        Employment  Agreement,  dated as of  December  16,  1998,  between
              Talk.com Inc. and Michael  Ferzacca  (incorporated by reference to
              Exhibit 10.60 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.41        Employment  Agreement,  dated as of  December  16,  1998,  between
              Talk.com Inc. and Norris M. Hall, III (incorporated by reference to Exhibit 10.61 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.42        Employment  Agreement,  dated as of  December  16,  1998,  between
              Talk.com  Inc.  and George  Vinall  (incorporated  by reference to
              Exhibit 10.62 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

 10.43 Rights Agreement dated as of August 19, 1999 by and between Talk.com Inc. and First City Transfer Company, as Rights Agent
              (incorporated by reference to Exhibit 1 to Talk.com Inc.'s registration statement on Form 8-A (File No. 0-26728)).

 10.44        Employment  Agreement  by  and  between  Janet  C.  Kirschner  and
              Talk.com Inc. dated as of October 14, 1999 (incorporated by reference to Exhibit 10.39 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1999).


  EXHIBIT
   NUMBER                               DESCRIPTION
-----------   ------------------------------------------------------------------
 10.45        Indemnification  Agreement by and between  Janet C.  Kirschner and
              Talk.com  Inc.  dated as of  October  14,  1999  (incorporated  by reference to Exhibit  10.40 to Talk.com  Inc.'s  Annual  Report on
              Form 10-K for the year ended December 31, 1999).

 10.46        Non-Qualified  Stock  Option  Agreement  by and  between  Janet C.
              Kirschner and Talk.com dated as of October 14, 1999 (incorporated by reference to Exhibit 10.41 to Talk.com Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 1999).

 10.47        Interconnect  Agreement  between  BellSouth  and The  Other  Phone
              Company (filed herewith).

 10.48        Agreement and Plan of Merger dated October 15, 1999,  among Access
              Communications  Corp.,  OmniCall  Acquisition  Corp. and OmniCall,
              Inc. (filed herewith).

 10.49        Promissory Note dated November 30, 1999 between OmniCall, Inc. and
              William M. Rogers (filed herewith).

 10.50        Credit Facility Agreement, dated as of June 30, 1999, among Access
              One  Communications  Corp.  and its  Subsidiaries  and MCG Finance
              Corporation (filed herewith).

 10.51        Option  and  Warrant  Agreement  dated as of June 30,  1999 by and
              between   Access  One   Communications   Corp.   and  MCG  Finance
              Corporation (filed herewith)

 10.52 Warrant Agreement dated as of November 30, 1999 by and between Access One Communications Corp. and MCG Finance Corporation (filed herewith)

 10.53        Amendment  Number  One to Access  One  Communications  Corp.  Loan
              Documents,  dated  as of  November  30,  1999,  among  Access  One
              Communications Corp. and its Subsidiaries, MCG Finance Corporation and certain other parties. (filed herewith)

 10.54        Agreement Regarding MCG Warrants and Options,  dated as of July 5,
              2000 among MCG Finance  Corporation,  Talk.com Inc. and Access One
              Communications Corp. (filed herewith)

 10.55        Consulting  Agreement  dated as of July 5, 2000 between MCG Credit
              Corporation and Access One Communications Corp. (filed herewith)

 21.1         Subsidiaries of Talk.com Inc. (filed herewith).

 21.2         Subsidiaries of Access One Communications Corp. (filed herewith).

23.1          Consent of BDO Seidman LLP (filed herewith).


 23.2         Consent of Nussbaum Yates & Walpow, P.C. (filed herewith)

 23.3         Consent of KPMG LLP (filed herewith).

 23.4 Consent of Kelley Drye & Warren LLP (to be included in the opinion filed as Exhibit 5.1 to this Registration Statement).

 23.5 Consent of Blank Rome Tenzer Greenblatt LLP (to be included in the opinion filed as Exhibit 8.1 to this Registration Statement).

 23.6 Consent of Bear, Stearns & Co. Inc. (contained in its opinion included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

   24         Power of Attorney (included in signature page).

 99.1         Form of Proxy Card for Talk.com Inc.  Annual Meeting  (included as
              Exhibit 99.1 to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

 99.2         Form of Proxy  Card for Access One  Communications  Corp.  Special
              Meeting   (included   as   Exhibit   99.2  to  the   Joint   Proxy
              Statement/Prospectus contained in this Registration Statement).

----------
+ Confidential treatment previously has been granted for a portion of this exhibit.

     (b) Supplemental Financial Statement Schedules:

     None.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (7) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 6th day of July, 2000.

                                        TALK.COM INC.


                                        BY: /s/ GABRIEL BATTISTA
                                            -----------------------------------
                                            Gabriel Battista
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and Director


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gabriel Battista and Aloysius T. Lawn, IV, and each of them as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any exhibits to any such pre-effective or post-effective amendments, (iii) any and all applications and other documents in connection with any such pre-effective or post-effective amendments, and (iv) generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 6, 2000.

           SIGNATURE                            TITLE                       DATE
------------------------------   -----------------------------------   -------------
       /s/ GABRIEL BATTISTA      Chairman of the Board, Chief          July 6, 2000
 ---------------------------    Executive Officer and Director
         Gabriel Battista        (Principal Executive Officer)

  /s/ EDWARD B. MEYERCORD, III    Executive Vice President -- Chief     July 6, 2000
 ---------------------------      Financial Officer and Treasurer
        Gabriel Battista           (Principal Financial Officer)

     /s/ JANET C. KIRSCHNER      Controller (Principal Accounting      July 6, 2000
 ---------------------------     Officer)
       Janet C. Kirschner

        /s/ MARK S. FOWLER       Director                              July 6, 2000
 ---------------------------
         Mark S. Fowler

       /s/ ARTHUR J. MARKS       Director                              July 6, 2000
 ---------------------------
        Arthur J. Marks

       /s/ RONALD R. THOMA       Director                              July 6, 2000
 ---------------------------
        Ronald R. Thoma

                                  EXHIBIT INDEX

    EXHIBIT
     NUMBER                        DESCRIPTION
---------------   --------------------------------------------------------------
    2.1           Agreement  and Plan of Merger,  dated as of March 24, 2000, by and among Talk.com Inc., Aladdin  Acquisition Corp. and Access
                  One Communications  Corp., and Amendment thereto,  dated as of
                  June  __,  2000  (included  as  Annex  A to  the  Joint  Proxy
                  Statement/Prospectus    contained    in   this    Registration
                  Statement).

   3.1(i)         Composite   form  of  Amended  and  Restated   Certificate  of
                  Incorporation  of Talk.com Inc., as amended  through April 26,
                  1999  (incorporated  by  reference  to Exhibit 3.1 to Talk.com
                  Inc.'s  Quarterly  Report on Form 10-Q for the  quarter  ended
                  March 31, 1999).

   3.1(ii)        Bylaws of Talk.com Inc.  (incorporated by reference to Exhibit
                  3.2 to  Talk.com  Inc.'s  Registration  Statement  on Form S-1
                  (File No. 33-94940)).

   3.2(i)         Certificate  of  Incorporation  of Access  One  Communications
                  Corp. (filed herewith).

   3.2(ii)        Bylaws of Access One Communications Corp. (filed herewith).

    3.3           Certificate of  Designation  of Series A Junior  Participating
                  Preferred  Stock  of  Talk.com  Inc.  dated  August  27,  1999
                  (incorporated  by  reference  to  Exhibit  A to  Exhibit  1 to
                  Talk.com Inc.'s  Registration  Statement on Form 8-A (File No.
                  000-26728)).

    4.1 Specimen of Talk.com Inc. common stock certificate (filed herewith).

    5.1 Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered (filed herewith).

    8.1 Opinion of Blank Rome Tenzer Greenblatt LLP regarding material federal income tax consequences relating to the merger (filed herewith).

   10.1           Voting  Agreement,  dated as of March 24,  2000,  by and among
                  Talk.com  Inc.,  Aladdin  Acquisition  Corp.  and  Access  One
                  Communications  Corp.  (included as Annex B to the Joint Proxy
                  Statement/Prospectus    contained    in   this    Registration
                  Statement).

   10.2           Indemnification  Agreement,  effective as of March 24, 2000 by
                  Talk.com Inc. and Access One Communications Corp. (included as
                  Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

   10.3           Form of  Escrow  Agreement  effective  _________,  2000 by and among Talk.com Inc., Aladdin  Acquisition Corp. and Access One
                  Communications  Corp.  (included as Annex D to the Joint Proxy
                  Statement/Prospectus    contained    in   this    Registration
                  Statement).

   10.4           Services  Agreement dated as of March 24, 2000, between Access
                  One  Communications  Corp. and Talk.com  Holding  Corp.,  Inc.
                  (filed herewith).

   10.5           Employment  Agreement  between  Talk.com  Inc.  and Kenneth G.
                  Baritz (filed herewith).

   10.6           Confidentiality  Agreement dated as of March 8, 2000,  between
                  Talk.com Inc. and Access One Communications Corp. (filed herewith).

   10.7           Employment  Agreement  dated as of  March  24,  2000,  between
                  Talk.com Inc. and Kevin Griffo (filed herewith).

   10.8           Employment  Agreement  between  Talk.com  Inc. and Aloysius T.
                  Lawn, IV dated October 13, 1998  (incorporated by reference to
                  Exhibit 10.3 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).


 EXHIBIT
 NUMBER                            DESCRIPTION
--------   ---------------------------------------------------------------------
10.9       Employment  Agreement  between Talk.com Inc. and Edward B. Meyercord,
           III  (incorporated  by reference  to Exhibit 10.6 to Talk.com  Inc.'s
           Annual Report on Form 10-K for the year ended December 31, 1996).

10.10      Indemnification Agreement between Talk.com Inc. and Aloysius T. Lawn,
           IV  (incorporated  by reference to Exhibit  10.12 to Talk.com  Inc.'s
           Annual  Report on Form 10-K for the fiscal  year ended  December  31,
           1995)

10.11      Indemnification   Agreement  between  Talk.com  Inc.  and  Edward  B.
           Meyercord,  III  (incorporated  by  reference  to  Exhibit  10.12  to
           Talk.com  Inc.'s Annual Report on Form 10-K for the fiscal year ended
           December 31, 1996).

10.12 Tel-Save Holdings, Inc. 1995 Employee Stock Option Plan (incorporated by reference to Exhibit 10.15 to Talk.com Inc.'s Registration
           Statement on Form S-1 (File No. 33-94940)).

10.13      Telecommunications  Marketing  Agreement by and among  Talk.com Inc.,
           Tel-Save,  Inc.  and America  Online,  Inc,  dated  February 22, 1997
           (incorporated by reference to Exhibit 10.32 to Talk.com Inc.'s Annual
           Report on Form 10-K for the year ended December 31, 1996).+

10.14      Amendment   No.  1,   dated  as  of   January   25,   1998,   to  the
           Telecommunications  Marketing Agreement dated as of February 22, 1987 by and among Talk.com Inc.,  Tel-Save,  Inc. and America Online, Inc.
           (incorporated by reference to Exhibit 10.31 to Talk.com Inc.'s Annual
           Report on Form 10-K for the year ended December 31, 1997).+

10.15      Amendment No. 2, dated May 14, 1998,  among Talk.com Inc.,  Tel-Save,
           Inc.   and  America   Online,   Inc.,   which   amends  that  certain
           Telecommunications  Marketing  Agreement,  dated as of  February  22,
           19997, as corrected and amended by letter,  dated April 23, 1997, and amended by an Amendment No. 1, dated  January 25, 1998  (incorporated by reference to Exhibit 10.1 to Talk.com Inc.'s  Quarterly  Report on
           Form 10-Q dated August 14, 1998).+

10.16      Amendment  No. 3,  effective  as of October 1, 1998,  among  Talk.com
           Inc., Tel-Save, Inc. and America Online, Inc., which amends that certain Telecommunications Marketing Agreement, dated as of February
           22, 1997, as corrected and amended by Letter, dated April 23, 1997, and amended by an Amendment No. 1, dated January 25, 1998, and an Amendment No. 2 dated May 14, 1998 (incorporated by reference to
           Exhibit 10.22 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).+

10.17      Letter dated August 25, 1999 from  America  Online,  Inc. to Talk.com
           Inc.  (incorporated  by reference to Exhibit 99.2 to Talk.com  Inc.'s
           Current Report on Form 8-K dated August 27, 1999).

10.18      Indenture  dated as of September 9, 1997  between  Talk.com  Inc. and
           First Trust of New York, N.A.  (incorporated  by reference to Exhibit
           4.3 to Talk.com Inc.'s  registration  statement on Form S-3 (SEC File
           No. 333-30787)).

10.19      Indenture  dated as of December  10, 1997 between  Talk.com  Inc. and
           First Trust of New York, N.A.  (incorporated  by reference to Exhibit
           10.34 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).

10.20      Employment Agreement, dated as of November 13, 1998, between Talk.com
           Inc. and Gabriel Battista (incorporated by reference to Exhibit 10.1 to Talk.com Inc.'s Current Report on Form 8-K dated January 20,
           1999).

10.21      Indemnification  Agreement,  dated as of December 28,  1998,  between
           Talk.com  Inc.  and Gabriel  Battista  (incorporated  by reference to
           Exhibit  10.2 to  Talk.com  Inc.'s  Current  Report on Form 8-K dated
           January 20, 1999).


  EXHIBIT
  NUMBER                             DESCRIPTION
----------   -------------------------------------------------------------------
10.22        Stock Option  Agreement,  dated as of November  13,  1998,  between
             Talk.com Inc. and Gabriel  Battista  (incorporated  by reference to
             Exhibit 10.3 to Talk.com  Inc.'s  Current  Report on Form 8-K dated
             January 20, 1999).

10.23        Stock Option  Agreement,  dated as of November  13,  1998,  between
             Talk.com Inc. and Gabriel  Battista  (incorporated  by reference to
             Exhibit 10.4 to Talk.com  Inc.'s  Current  Report on Form 8-K dated
             January 20, 1999).

10.24        Severance  Agreement,  dated  as  of  December  31,  1998,  between
             Talk.com  Inc. and Daniel  Borislow  (incorporated  by reference to
             Exhibit 10.5 to Talk.com  Inc.'s  Current  Report on Form 8-K dated
             January 20, 1999).

10.25        Exchange  Agreement,  dated as of December 31, 1998, among Talk.com
             Inc.,  Tel-Save,  Inc., and Mark Ravel,  as Trustee of that certain
             D&K   Grantor   Retained   Annuity   Trust   dated  June  15,  1998
             (incorporated by reference to Exhibit 10.7 to the Company's Current
             Report on Form 8-k dated January 20, 1999).

10.26 Modification of the Exchange Agreement, dated ___, 1999, by and among Talk.com Inc., Tel-Save, Inc. and Mark Pavol (incorporated by reference to Exhibit 10.34 to Talk.com Inc.'s Annual Report on Form
             10-K for the year ended December 31, 1998).

10.27        Registration Rights Agreement, dated as of December 31, 1998, among
             Talk.com Inc., Daniel Borislow, mark Pavol, as Trustee of that certain D&K Grantor Retained Annuity Trust, dated June 15, 1998 and the Trustee of that certain D&K Grantor Retained Annuity Trust II
             (incorporated by reference to Exhibit 10.8 to Talk.com Inc. Current
             Report on Form 8-K dated January 20, 1999).

10.28        Amendment of  Registration  Rights  Agreement dated as of March 18,
             1999, by and among  Talk.com  Inc.,  Daniel M.  Borislow,  and Seth
             Tobias  (incorporated  by  reference  to Exhibit  10.36 to Talk.com
             Inc.'s annual  Report on Form 10-K for the year ended  December 31,
             1998).

10.29        Amendment of  Registration  Rights  Agreement dated as of March 18,
             1999, by and among Talk.com Inc. and Mark Pavol (incorporated by reference to Exhibit 10.37 to Talk.com Inc.'s Annual Report on Form
             10-K for the year ended December 31, 1998).

10.30 1998 Long-Term Incentive Plan of Talk.com Inc. (incorporated by reference to Exhibit 10.14 to Talk.com Inc.'s Current Report on
             Form 8-K dated January 20, 1999).

10.31        2000 Long-Term Incentive Plan of Talk.com Inc. (filed herewith)

10.32 Investment Agreement, dated as of December 31, 1998, as amended on February 22, 1999, among Talk.com Inc., America Online, Inc., and, solely for purposes of Sections 4.5, 4.6 and 7.3 (g) thereof, Daniel Borislow, and solely for purposes of Section 4.12 thereof, Tel-Save, Inc., and the D&K Retained Annuity Trust dated June 15,
             1998 by Mark Pavol.  Trustee  (incorporated by reference to Exhibit
             10.41 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.33        Registration Rights Agreement, dated as of January 5, 1999, between
             Talk.com Inc. and America Online, Inc. (incorporated by reference to Exhibit 10.42 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.34        Sublease Agreement,  dated January ___, 1997, by and between Gemini
             Air Cargo, LLC and RMS International, Inc. (incorporated by reference to Exhibit 10.43 to Talk.com Inc.'s Annual Report on Form
             10-K for the year ended December 31, 1998).


  EXHIBIT
  NUMBER                             DESCRIPTION
----------   -------------------------------------------------------------------
10.35        Sublease  Agreement,  dated as of January 20, 1999,  by and between
             RMS International and Tel-Save,  Inc. (incorporated by reference to
             Exhibit 10.44 to Talk.com Inc.'s Annual Report on Form 10-K for the
             year ended December 31, 1998).

10.36        Lease by and  between  Aetna Life  Insurance  Company  and  Potomac
             Financial Group, L.L.C. (incorporated by reference to Exhibit 10.45 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1998).

10.37        Agreement, effective as of February 28, 1999, by and among Talk.com
             Inc., Communication Telesystems International,  d.b.a. WorldxChange
             Communications,  Tel-Save,  Inc.,  Mark Pavol,  Roger B. Abbott and
             Rosalind  Abbot,  and Edward  Soren  (incorporated  by reference to
             Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

10.38 Form of Indemnification Agreement, dated as of January 5, 1999, for each of George Vinall, Michael Ferzacca and Norris M. Hall, III
             (incorporated  by  reference  to Exhibit  10.50 to Talk.com  Inc.'s
             Annual Report on Form 10-K for the year ended December 31, 1998).

10.39        Form of Non-Qualified Stock Option Agreement,  dated as of December
             16, 1998, for each of George Vinall, Michael Ferzacca and Norris M.
             Hall, III  (incorporated  by reference to Exhibit 10.51 to Talk.com
             Inc.'s Annual  Report on Form 10-K for the year ended  December 31,
             1998).

10.40        Employment  Agreement,  dated  as of  December  16,  1998,  between
             Talk.com Inc. and Michael  Ferzacca  (incorporated  by reference to
             Exhibit 10.60 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.41        Employment  Agreement,  dated  as of  December  16,  1998,  between
             Talk.com Inc. and Norris M. Hall, III (incorporated by reference to
             Exhibit 10.61 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.42        Employment  Agreement,  dated  as of  December  16,  1998,  between
             Talk.com  Inc.  and George  Vinall  (incorporated  by  reference to
             Exhibit 10.62 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.43        Rights  Agreement  dated  as of  August  19,  1999  by and  between
             Talk.com  Inc.  and First City  Transfer  Company,  as Rights Agent
             (incorporated   by  reference  to  Exhibit  1  to  Talk.com  Inc.'s
             registration statement on Form 8-A (File No. 0-26728)).

10.44        Employment Agreement by and between Janet C. Kirschner and Talk.com
             Inc. dated as of October 14, 1999 (incorporated by reference to Exhibit 10.39 to Talk.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.45        Indemnification  Agreement by and between  Janet C.  Kirschner  and
             Talk.com Inc. dated as of October 14, 1999 (incorporated by reference to Exhibit 10.40 to Talk.com Inc.'s Annual Report on Form
             10-K for the year ended December 31, 1999).

10.46        Non-Qualified  Stock  Option  Agreement  by and  between  Janet  C.
             Kirschner and Talk.com dated as of October 14, 1999 (incorporated by reference to Exhibit 10.41 to Talk.com Inc.'s Annual Report on
             Form 10-K for the year ended December 31, 1999).

10.47        Interconnect  Agreement  between  BellSouth  and  The  Other  Phone
             Company (filed herewith).

10.48        Agreement and Plan of Merger dated  October 15, 1999,  among Access
             Communications Corp., OmniCall Acquisition Corp. and OmniCall, Inc.
             (filed herewith).


  EXHIBIT
  NUMBER                            DESCRIPTION
----------   -------------------------------------------------------------------
10.49        Promissory Note dated November 30, 1999 between OmniCall,  Inc. and
             William M. Rogers (filed herewith).

10.50        Credit Facility Agreement,  dated as of June 30, 1999, among Access
             One  Communications  Corp.  and its  Subsidiaries  and MCG  Finance
             Corporation (filed herewith).

10.51 Option and Warrant Agreement dated as of June 30, 1999 by and between Access One Communications Corp. and MCG Finance Corporation
             (filed herewith)

10.52 Warrant Agreement dated as of November 30, 1999 by and between Access One Communications Corp. and MCG Finance Corporation (filed herewith)

10.53        Amendment  Number  One to  Access  One  Communications  Corp.  Loan
             Documents,  dated  as  of  November  30,  1999,  among  Access  One
             Communications Corp. and its Subsidiaries, MCG Finance Corporation and certain other parties. (filed herewith)

10.54        Agreement  Regarding MCG Warrants and Options,  dated as of July 5,
             2000 among MCG Finance  Corporation,  Talk.com  Inc. and Access One
             Communications Corp. (filed herewith)

10.55        Consulting  Agreement  dated as of July 5, 2000  between MCG Credit
             Corporation and Access One Communications Corp. (filed herewith)

21.1         Subsidiaries of Talk.com Inc. (filed herewith).

21.2         Subsidiaries of Access One Communications Corp. (filed herewith).

23.1         Consent of BDO Seidman LLP (filed herewith).

23.2         Consent of Nussbaum Yates & Walpow, P.C. (filed herewith)

23.3         Consent of KPMG LLP (filed herewith).

23.4 Consent of Kelley Drye & Warren LLP (to be included in the opinion filed as Exhibit 5.1 to this Registration Statement). 23.5 Consent of Blank Rome Tenzer Greenblatt LLP (to be included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.6 Consent of Bear, Stearns & Co. Inc. (contained in its opinion included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

  24         Power of Attorney (included in signature page).

99.1         Form of Proxy Card for Talk.com Inc.  Annual  Meeting  (included as
             Exhibit 99.1 to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.2         Form of Proxy  Card for  Access One  Communications  Corp.  Special
             Meeting   (included   as   Exhibit   99.2   to  the   Joint   Proxy
             Statement/Prospectus contained in this Registration Statement).


---------------------
+ Confidential treatment previously has been granted for a portion of this exhibit.